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River Valley Bancorp Index to Consolidated Financial Statements

As filed with the Securities and Exchange Commission on November 23, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GERMAN AMERICAN BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Indiana (State or Other Jurisdiction of Incorporation or Organization)	6022 (Primary Standard Industrial Classification Code Number)	35-1547518 (IRS Employer Identification Number)

711 Main Street, Box 810
Jasper, Indiana 47547-0810
(812) 482-1314
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Mark A. Schroeder
Chairman and Chief Executive Officer
German American Bancorp, Inc.
711 Main Street, Box 810
Jasper, Indiana 47547-0810
(812) 482-1314
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With copies to:
Jeremy E. Hill, Esq. Bingham Greenebaum Doll LLP 2700 Market Tower 10 W. Market Street Indianapolis, Indiana 46204 (317) 635-8900	Claudia V. Swhier, Esq. Barnes & Thornburg LLP 11 South Meridian Street Indianapolis, Indiana 46204 (317) 236-1313

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is (check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐	Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Shares, no par value	Up to 1,965,627 shares	N/A	$63,750,442	$6,420

(1)
Represents the maximum number of common shares of German American Bancorp, Inc. (NASDAQ: GABC) ("German American") estimated to be issuable upon the completion of the merger of River Valley Bancorp (NASDAQ: RIVR) ("River Valley") with and into German American as of November 20, 2015, based on the product of multiplying (A) 2,552,762 shares of River Valley, representing the sum of the number of such shares then outstanding plus the number of unissued River Valley shares then reserved for issuance upon the exercise of outstanding stock options, by (B) 0.770 shares, representing the fixed exchange ratio specified by the merger agreement. Pursuant to Rule 416 under the Securities Act, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)
Pursuant to Rule 457(c) and 457(f) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, based upon $34.94 per share, the average of the high and low prices of a share of River Valley common stock as reported on the NASDAQ Capital Market on November 18, 2015 (which date is within five business days prior to the date of the filing of this registration statement), multiplied by 2,552,762 shares of River Valley common stock that may be received by German American and/or cancelled upon consummation of the merger, less $25,443,062, which is the estimated aggregate amount of cash expected to be paid by German American in exchange for shares of River Valley common stock.

(3)
Calculated in accordance with Section 6(b) of the Securities Act and SEC Fee Advisory #1 for Fiscal Year 2016 (at a rate equal to 0.0001007 multiplied by the proposed maximum aggregate offering price).

           The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this registration statement is to become effective in accordance with Section 8(a) of the Securities Act or until the registration statement becomes effective on the date the Commission, acting under Section 8(a), determines.

Information contained herein is subject to completion or amendment. A registration statement relating to the common shares of German American Bancorp, Inc. to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
DATED NOVEMBER 23, 2015, SUBJECT TO COMPLETION

PROSPECTUS OF GERMAN AMERICAN BANCORP, INC. FOR UP TO
1,965,627 SHARES OF COMMON STOCK AND
PROXY STATEMENT OF RIVER VALLEY BANCORP

        River Valley Bancorp (which we refer to as "River Valley") proposes to merge with and into German American Bancorp, Inc. (which we refer to as "German American"). At the effective time of the proposed merger, each outstanding share of River Valley's common stock would be converted into the right to receive:

  •
  0.770 shares of German American common stock (or cash in lieu of fractional share interests), plus

  •
  a cash payment of $9.90 (subject to reduction to the extent that River Valley's consolidated common shareholders' equity is not at least equal to a certain level at the time of closing. See "THE MERGER AGREEMENT—Calculation of Possible Reduction in Cash Payment" on page [    •    ])

        Because the exchange ratio is fixed (except for customary anti-dilution adjustments), if you receive German American common stock as consideration for all or a portion of your shares of River Valley common stock, the implied value of the stock consideration that you will receive will depend on the market price of German American common stock when you receive your shares of German American common stock. The value of the stock consideration per share of River Valley common stock, based upon German American closing stock price on [    •    ], 2015, the most recent practicable trading day before this proxy statement/prospectus was finalized, was $[    •    ] per share. You should obtain current market prices for shares of German American common stock which is listed on the NASDAQ Global Select Market under the symbol "GABC."

        River Valley will hold a special meeting of its shareholders to vote on the merger agreement proposal at it principal office located at 430 Clifty Drive, Madison, Indiana, on January [    •    ], 2016, at 11:00 a.m., local time. Your vote is important, because your failure to vote will have the same effect as your voting against the merger agreement proposal. Regardless of whether you plan to attend the special meeting, please take the time to vote your shares in accordance with the instructions contained in the attached proxy statement/prospectus.

        River Valley's board of directors unanimously recommends that you vote "FOR" the merger.

        This proxy statement/prospectus describes the special meeting, the merger agreement proposal, the German American shares to be issued in the merger, the manner of calculation of the number of German American shares to be issued and the amount of cash to be paid for each River Valley common share in the merger, and other related matters. Please carefully read this entire document, including "Risk Factors" beginning on page [    •    ], for a discussion of the risks relating to the merger agreement proposal and the German American common shares. Information about German American is included in this document and in documents that German American has filed with the Securities and Exchange Commission. See "WHERE YOU CAN FIND MORE INFORMATION," on page [    •    ].

        Neither the Securities and Exchange Commission nor any state securities commission or regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The securities are not savings accounts, deposits or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        The common shares of German American are traded on the NASDAQ Global Select Market under the symbol "GABC," and the common shares of River Valley are traded on the NASDAQ Capital Market under the symbol "RIVR."

        All information in this proxy statement/prospectus concerning German American and its subsidiaries has been provided by German American, and all information in this proxy statement/prospectus concerning River Valley has been provided by River Valley.

        You should rely only on the information contained in this proxy statement/prospectus to vote on the proposals to River Valley's shareholders in connection with the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus.

        You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of German American shares as contemplated by the merger agreement shall create any implication to the contrary.

This proxy statement/prospectus is dated [    •    ], 2015, and it is first being mailed to River Valley Bancorp shareholders on or about [    •    ], 2015.

AVAILABLE INFORMATION

        As permitted by the rules of the Securities and Exchange Commission (the "SEC"), this document incorporates certain important information about German American from other documents that are not included or delivered with this document. You may request, either orally or in writing, a copy of the documents incorporated by reference by German American in this proxy statement/prospectus without charge by requesting them in writing or by telephone from German American at the following addresses and telephone number:

  German American Bancorp, Inc.
  711 Main Street, Box 810
  Jasper, Indiana 47547-0810
  Attention: Terri Eckerle
  Telephone: (812) 482-1314

        If you would like to request documents, please do so by [    •    ], 20[    •    ], in order to receive them before River Valley's special meeting.

        You also can obtain documents incorporated by reference in this document through the SEC's website at www.sec.gov. See "WHERE YOU CAN FIND MORE INFORMATION," on page [    •    ].

RIVER VALLEY BANCORP

Notice of Special Meeting of Shareholders to be held January [    •    ], 2016

        A special meeting of shareholders of River Valley Bancorp, an Indiana corporation ("River Valley"), will be held at 11:00 a.m., local time, on January [    •    ], 2016 at River Valley's principal office located at 430 Clifty Drive, Madison, Indiana. Any adjournments or postponements of the special meeting will be held at the same location unless otherwise announced at the conclusion of the adjourned or postponed meeting session.

        At the special meeting, you will be asked:

          1.     to consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of October 26, 2015 (which we refer to as "the merger agreement"), which has been entered into by and among River Valley, German American Bancorp, Inc., River Valley Financial Bank, and German American Bancorp (including the related plan of merger in the form that is attached to the merger agreement), and thereby to approve the transactions contemplated by the merger agreement, including the merger of River Valley into German American Bancorp, Inc.;

          2.     to consider and vote upon a proposal to amend the Articles of Incorporation of River Valley to repeal Article 11 which prohibits the acquisition of beneficial ownership of more than 10% of any class of common stock of River Valley (the "Articles Amendment");

          3.     to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to certain executive officers of River Valley in connection with the merger;

          4.     to approve one or more adjournments of the special meeting (upon the motion of any shareholder of record entitled to vote thereon duly made and seconded) if necessary to permit further solicitation of proxies in favor of the merger agreement and the related plan of merger or the Articles Amendment; and

          5.     to transact such other business as may be properly presented at the special meeting and any adjournments or postponements of the special meeting.

        The accompanying proxy statement/prospectus describes the merger agreement and the proposed merger in detail, and includes a copy of the merger agreement (which includes the plan of merger) as an exhibit. We urge you to read these materials carefully. The proxy statement/prospectus (and such exhibit) forms a part of this notice.

        The board of directors of River Valley unanimously recommends that River Valley shareholders vote "FOR" (1) the proposal to approve the merger agreement, (2) the proposal to approve the Articles Amendment, (3) the proposal to approve the merger-related compensation, and (4) the proposal to approve adjournments.

        The board of directors of River Valley has fixed the close of business on December [    •    ], 2015 as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. Approval of the merger agreement proposal requires the affirmative vote of at least a majority of the outstanding shares of River Valley common stock. Approval of the Articles Amendment, the merger-related compensation and the adjournment proposal each requires the holders of more shares of River Valley common stock voting in favor of the proposals than voting against them.

        To ensure your representation at the special meeting, please follow the voting procedures described in the accompanying proxy statement/prospectus. This will not prevent you from voting in person. Your proxy may be revoked at any time before it is voted.

        If you have any questions or need assistance voting your shares, please contact our proxy solicitor, Laurel Hill Advisory Group, LLC, at (516) 396-7901.

By Order of the Board of Directors
Matthew P. Forrester, President and Chief Executive Officer Madison, Indiana December [•], 2015

QUESTIONS AND ANSWERS

        The following questions and answers are intended to address some commonly-asked questions regarding the proposed merger and the special meeting. These questions and answers may not address all the questions that may be important to you as one of River Valley's shareholders. Please refer to the more detailed information contained elsewhere in this proxy statement/prospectus and the annexes to this proxy statement/prospectus.

Q:
What am I being asked to vote on? What is the proposed transaction?

A:
You are being asked to vote in favor of approving a merger agreement (including the related plan of merger) between River Valley Bancorp (which we refer to as "River Valley") and German American Bancorp, Inc. (which we refer to as "German American"), and approving the transactions contemplated by the merger agreement, including the merger of River Valley with and into German American. We refer to this proposal as the "merger agreement proposal." As a result of the merger contemplated by the merger agreement proposal, River Valley will cease to exist and River Valley's bank subsidiary, River Valley Financial Bank (which we refer to as "River Valley Financial"), will merge into German American's bank subsidiary (which is named "German American Bancorp").

  You are also being asked to vote:

  •
  to approve an amendment to the Articles of Incorporation of River Valley to repeal Article 11 which prohibits the acquisition of beneficial ownership of more than 10% of any class of common stock of River Valley (the "Articles Amendment");

  •
  to approve, on an advisory (non-binding) basis, certain compensation that certain executive officers of River Valley will or may receive that is based on or otherwise relates to the merger, which we refer to as the "merger-related compensation proposal;"

  •
  to approve one or more adjournments of the special meeting that will be convened to consider approving the merger agreement proposal or the Articles Amendment (upon the motion of any shareholder of record entitled to vote thereon duly made and seconded) if necessary to permit further solicitation of proxies in favor of the merger agreement proposal or the Articles Amendment, which we refer to as the "adjournment proposal;" and

  •
  on such other matters that may be properly presented at the special meeting or any adjournment or postponement of the special meeting. River Valley's Board is not aware of any such other matters.

Q:
What will I be entitled to receive in the merger?

A:
If the merger is completed, and you continue through the effective time of the merger to hold your River Valley shares, you will be entitled to receive for (or in respect of) each of your River Valley shares both:

•
0.770 shares of German American common stock (and cash in lieu of any fractional share interests), plus

•
a cash payment of $9.90 (subject to reduction to the extent that River Valley's consolidated common shareholder's equity is not at least equal to a certain level at the time of closing. See "THE MERGER AGREEMENT—Calculation of Possible Reduction in Cash Payment" on page [    •    ]).

Q:
Am I entitled to "dissenters' rights" (sometimes also called "appraisal rights")?

A:
No. The shareholders of River Valley are not entitled to dissenters' rights under Indiana Code Section 23-1-44, as amended, because the shares of River Valley common stock are traded on the NASDAQ Capital Market.

Q:
Why do River Valley and German American want to merge?

A:
River Valley believes that the proposed merger will provide River Valley shareholders with substantial benefits, and German American believes that expanding its operations in the complementary geographic market areas where River Valley operates offers financial and strategic benefits to German American and River Valley as a combined company. In considering the merger with German American, River Valley's board of directors collected and evaluated a variety of economic, financial and market information regarding German American and its bank subsidiary, their respective businesses and German American's reputation and future prospects. In the opinion of River Valley's board of directors, favorable factors included German American's greater market capitalization, greater trading liquidity in German American's common stock, German American's strong earnings and consistent dividends, its management, the compatibility of its markets to those of River Valley, the likelihood of regulatory approvals of the merger, and the attractiveness of German American's offer from a financial perspective. To review the reasons for the merger in more detail, see "THE MERGER—German American's Reasons for the Merger" on page [    •    ] and "THE MERGER—River Valley's Reasons for the Merger and Recommendation of the Board of Directors" on page [    •    ].

Q:
What vote is required to adopt the proposals at the special meeting?

A:
Holders of a majority of the issued and outstanding shares of River Valley common stock (determined based on the record of our shareholders as of December [    •    ], 2015, the record date for the meeting) must vote in favor of the proposal to approve the merger agreement. Abstentions and broker non-votes will have the same effect as shares voted "AGAINST" the merger agreement proposal.

  Approval of the Articles Amendment, the merger-related compensation proposal (on an advisory basis), and the adjournment proposal each requires the holders of more shares of River Valley common stock voting in favor of the proposal than voting against the proposal. Abstentions and broker non-votes will not be treated as "no" votes and, therefore, will have no effect on these proposals.

Q:
How many shares do River Valley's directors and executive officers control?

A:
As of the record date for the special meeting, River Valley's directors and executive officers (in the aggregate) have the sole or shared right to vote approximately 310,612 of the outstanding River Valley shares, or approximately 12.4% of River Valley's shares then outstanding. See "THE SPECIAL MEETING—Beneficial Ownership of River Valley Common Stock by Certain Shareholders" on page [    •    ].

Q:
When and where is the River Valley special meeting?

A:
The special meeting of River Valley shareholders is scheduled to take place at River Valley's principal office, located at 430 Clifty Drive, Madison, Indiana, at 11:00 a.m., local time, on January [    •    ], 2016.

Q:
Who is entitled to vote at the River Valley special meeting?

A:
Holders of shares of River Valley common stock at the close of business on December [    •    ], 2015, which is the record date, are entitled to vote on the proposal to approve the merger agreement and the additional proposals at the River Valley special meeting. As of the record date, [    •    ] shares of River Valley common stock were outstanding and entitled to vote.

Q:
If I plan to attend the River Valley special meeting in person, should I still grant my proxy?

A:
Yes. Whether or not you plan to attend the River Valley special meeting, you should grant your proxy as described in this proxy statement/prospectus. The failure of a River Valley shareholder to vote in person or by proxy will have the same effect as a vote "AGAINST" approval of the merger agreement and related plan of merger.

Q:
What is the recommendation of the River Valley board of directors?

A:
The River Valley board of directors has determined that the merger agreement (including the plan of merger attached as Appendix A to that agreement) and the merger contemplated by the merger agreement are advisable, fair to, and in the best interests of, River Valley and its shareholders. The River Valley board of directors unanimously recommends that you vote "FOR" (1) approval of the merger agreement proposal; (2) approval of the Articles Amendment; (3) approval of the merger-related compensation proposal; and (4) approval of the adjournment proposal.

Q:
What do I need to do now to vote my shares of River Valley?

A:
After you have carefully read and considered the information contained in this proxy statement/prospectus, please vote by completing, signing, dating and returning the proxy card or voting form that accompanies this proxy statement/prospectus in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting.

Q:
If my shares are held in "street name" by my broker, will they automatically vote my shares for me?

A:
No. Your broker will not be able to vote your shares of River Valley common stock on the proposal to adopt the merger agreement, the proposal to approve the Articles Amendment, the proposal for an advisory vote on merger-related compensation, or the proposal for adjournment of the special meeting unless you provide instructions on how to vote. Please instruct your broker how to vote your shares, following the directions that your broker provides. If you do not provide instructions to your broker on the proposal to adopt the merger agreement, the proposal to approve the Articles Amendment, the merger-related compensation proposal (on an advisory basis), or the proposal to adjourn the special meeting, your shares will not be voted, and this will have the effect of voting "AGAINST" the adoption of the merger agreement, and will not be counted for purposes of the approval of the Articles Amendment, the advisory vote on merger-related compensation, or the adjournment proposal. Please check the voting form used by your broker to see if it offers telephone or Internet voting.

Q:
Why am I being asked to approve an Amendment to the Articles of Incorporation of River Valley in connection with the transaction?

A:
The approval of the Articles Amendment is a condition to the closing of the transactions contemplated in the merger agreement. The Articles Amendment amends the Articles of Incorporation of River Valley by deleting Article 11 of the Articles of Incorporation of River Valley in its entirety. Article 11 of the Articles of Incorporation of River Valley provides that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than

  10% of any class of common stock of River Valley. Because it could be interpreted that German American is indirectly acquiring all of River Valley's outstanding shares in connection with the merger, River Valley and German American believe it is prudent that Article 11 be repealed as part of the transaction. See "PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION OF RIVER VALLEY" on page [    •    ].

Q:
Why am I being asked to cast an advisory (non-binding) vote to approve the compensation payable to certain River Valley officers in connection with the merger?

A:
The Securities and Exchange Commission (the "SEC"), in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), has adopted rules that require River Valley to seek an advisory (non-binding) vote with respect to certain payments that are payable to River Valley's named executive officers in connection with the merger.

Q:
What will happen if River Valley's shareholders do not approve such compensation at the special meeting?

A:
River Valley shareholder approval of the compensation payable to certain of River Valley's executive officers in connection with the merger is not a condition to completion of the merger. The vote with respect to such compensation is an advisory vote and will not be binding on River Valley (or German American after the merger) regardless of whether the merger agreement is approved. Accordingly, because the compensation to be paid to certain River Valley executive officers in connection with the merger is contractual, such compensation will be payable if the merger is completed regardless of the outcome of the advisory vote.

Q:
How do I vote shares held in River Valley's Employee Stock Ownership Plan?

A:
River Valley maintains an Employee Stock Ownership Plan (the "ESOP") which owns approximately 6.8% of River Valley's common stock. Employees of River Valley and its subsidiaries participate in the ESOP. Each ESOP participant instructs the trustee of the ESOP how to vote the shares of River Valley common stock allocated to his or her account under the ESOP. If a participant properly executes the voting instruction card distributed by the trustee, the trustee will vote such participant's shares in accordance with the shareholder's instructions. If an instruction card is returned with no specific instructions as to how to vote at the special meeting, the trustee will vote the shares in favor of each of the proposals submitted to a vote at the meeting set forth in this proxy statement/prospectus. The trustee will vote the shares of River Valley common stock held in the ESOP but not allocated to any participant's account and allocated shares as to which no voting instructions are received in the same proportion as the allocated shares in the ESOP are voted with respect to each of the proposals submitted to a vote of shareholders at the special meeting, so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act.

Q:
May I change or revoke my vote after submitting a proxy?

A:
Yes. If you have not voted through your broker, you can change your vote by:

•
providing written notice of revocation to the Corporate Secretary of River Valley, which must be filed with the Corporate Secretary by the time the special meeting begins;

•
submitting a new proxy card (any earlier proxies will be revoked automatically); or

•
attending the special meeting and voting in person. Any earlier proxy will be revoked.

  However, simply attending the special meeting without voting will not revoke your proxy.

  If you have instructed a broker to vote your shares, you must follow your broker's directions to change your vote.

Q:
What are the material U.S. federal income tax consequences of the merger to me?

A:
German American and River Valley expect the merger to qualify as a "reorganization" (within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code")) for U.S. federal income tax purposes. If the merger qualifies as a reorganization, then, in general, for U.S. federal income tax purposes:

•
River Valley shareholders generally will recognize gain (but not loss) in an amount not to exceed the cash received as part of the merger consideration and will recognize gain or loss with respect to any cash received in lieu of fractional shares of German American common stock; and

•
River Valley shareholders will not recognize gain (or loss) as a result of receiving shares of German American common stock in the merger.

  To review the tax consequences of the merger to River Valley shareholders in greater detail, please see the section "MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES" beginning on page [    •    ]. Your individual tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q:
When is the merger expected to be completed?

A:
We will try to complete the merger as soon as possible. Before that happens, the merger agreement (including the plan of merger) must be approved by River Valley's shareholders and we must obtain the necessary regulatory approvals. Assuming shareholders vote at least a majority of the issued and outstanding shares of River Valley in favor of the merger agreement at the scheduled shareholders meeting (without the need for any adjournment) and we obtain the other necessary approvals in a timely fashion, we hope to close the merger effective February 1, 2016. Prior to that date, German American would file the necessary documents with the appropriate offices of the State of Indiana to cause the mergers to become effective. Those documents would specify an "effective time" of the merger of 12:01 a.m. Madison (Indiana) time on February 1, 2016.

Q:
Is completion of the merger subject to any conditions besides shareholder approval?

A:
Yes. The transaction must receive the required regulatory approvals, River Valley's consolidated shareholders' equity at closing must be at or above a certain level, and there are other customary closing conditions that must be satisfied (or waived, if applicable). To review the conditions of the merger in more detail, see "THE MERGER AGREEMENT—Conditions to Completion of the Merger" on page [    •    ].

Q:
Should I send in my stock certificates now?

A:
No. You SHOULD NOT send in any stock certificates now. If the merger is approved and completed, transmittal materials, with instructions for their completion, will be provided to all shareholders of River Valley under separate cover and only then should the stock certificates be sent.

Q:
Who can answer my other questions?

A:
If you have more questions about the merger, or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy form, you should contact River Valley's proxy solicitor, at the following address or phone number:

Laurel Hill Advisory Group, LLC
2 Robbins Lane, Suite 201
Jericho, New York 11753
(516) 396-7901

SUMMARY

        The following summary, together with the section of the proxy statement/prospectus entitled "Questions and Answers," highlight selected information contained in this proxy statement/prospectus. It may not contain all of the information that might be important in your consideration of the merger agreement and the proposed merger. We encourage you to read carefully this proxy statement/prospectus (including the documents that are annexed to this document and listed in the Table of Contents) in their entirety before voting. See "WHERE YOU CAN FIND MORE INFORMATION" on page [    •    ].

        In this proxy statement/prospectus, the term "River Valley" refers to River Valley Bancorp, the term "German American" refers to German American Bancorp, Inc., the terms "we" or "us" or "our" refer to River Valley and German American, the term "merger agreement" refers to that certain Agreement and Plan of Reorganization, dated as of October 26, 2015, as it may be amended from time to time, among German American, River Valley, and their banking subsidiaries, a copy of which is attached as Annex A to this proxy statement/prospectus, the term "merger" refers to the merger of River Valley with and into German American pursuant to the merger agreement, and the term "shares" refers to the shares of common stock of German American or River Valley (as applicable in context). Where appropriate, we have set forth a section and page reference directing you to a more complete description of the topics described in this summary.

Information about the Companies

German American Bancorp, Inc. (page [    •    ])
711 Main Street, Box 810
Jasper, Indiana 47547-0810
(812) 482-1314

        German American, an Indiana corporation, is a financial services holding company based in Jasper, Indiana. German American (through its bank subsidiary) operates 37 banking offices in 13 Southern Indiana counties. German American indirectly owns a full line property and casualty insurance agency (German American Insurance, Inc.) with eight insurance agency offices throughout German American's market area. As of September 30, 2015, German American had total deposits of approximately $1.8 billion, total loans of approximately $1.5 billion, total assets of approximately $2.3 billion and total shareholders' equity of approximately $247 million.

River Valley Bancorp (page [    •    ])
430 Clifty Drive, P.O. Box 1590
Madison, Indiana 47250-0590
(812) 273-4949

        River Valley is a financial holding company that owns 100% of the capital stock of its subsidiary bank, River Valley Financial Bank, an Indiana commercial bank, and of River Valley Risk Management, Inc., its captive insurance company. River Valley's common stock is traded in the NASDAQ Capital Market under the symbol "RIVR." At September 30, 2015, River Valley reported total assets of approximately $514 million, total loans of approximately $330 million, and total deposits of approximately $401 million.

        River Valley Financial Bank is an Indiana commercial bank. It conducts business from its main office in Madison, Indiana and 13 other full-service offices located in Madison, Hanover, Charlestown, Sellersburg, Floyds Knobs, New Albany, Dupont, North Vernon, Seymour, Osgood and Jeffersonville, Indiana and in Carrollton, Kentucky. River Valley Financial offers a full range of retail deposit services and lending services to customers in southeastern Indiana and adjacent areas in Kentucky, including the Louisville metro area.

        River Valley Financial has four subsidiaries. RVFB Investments, Inc., RVFB Holdings, Inc., and RVB Portfolio, LLC were formed to manage River Valley Financial's investment portfolio. Madison 1st Service Corporation owns two parcels of real estate for branch expansion, but otherwise engages in no activities.

The Merger and the Merger Agreement (pages [    •    ] and [    •    ])

        River Valley's merger into German American is governed by the merger agreement, and the related plan of merger that is Appendix A to the merger agreement. The merger agreement provides that, if all of the conditions are satisfied or waived, River Valley will be merged with and into German American with German American surviving the merger and River Valley ceasing to exist. We encourage you to read the merger agreement, which is included as Annex A to this proxy statement/prospectus.

What River Valley Shareholders Will Receive as a Result of the Merger (page [    •    ])

        If the merger is completed, each share of River Valley common stock that you own of record immediately before the effective time of the merger will be converted (pursuant to the terms of the merger and effective as of its effective time) into the right to receive 0.770 shares of German American common stock (and cash in lieu of any fractional share interests), plus a cash payment of $9.90 (subject to reduction to the extent that River Valley's consolidated common shareholders' equity is not at least equal to a certain level at the time of closing. See "THE MERGER AGREEMENT—Calculation of Possible Reduction in Cash Payment" on page [    •    ]). Because the exchange ratio is fixed (except for customary anti-dilution adjustments), if you receive German American common stock as consideration for all or a portion of your shares of River Valley common stock, the implied value of the stock consideration that you will receive will depend on the market price of German American common stock when you receive your shares of German American common stock. The value of the stock consideration per share of River Valley common stock, based upon German American closing stock price on [    •    ], 2015, the most recent practicable trading day before this proxy statement/prospectus was finalized, was $[    •    ] per share.

Board of Directors of German American (and its Bank Subsidiary) Following Completion of the Merger (page [    •    ])

        After completion of the merger, German American will appoint one (1) person who is currently a member of the River Valley board of directors (chosen by German American after consultation with River Valley) to the German American board of directors. As of the date of this proxy statement/prospectus, it has not yet been determined which River Valley director will be appointed to the German American board of directors. The board of directors of German American and of its banking subsidiary will otherwise be the same as the boards of directors of such companies immediately prior to the effective time of the merger. Information about the current German American directors and executive officers can be found in German American's Annual Report on Form 10-K for its year ended December 31, 2014, which is incorporated by reference into, and forms part of, this proxy statement/prospectus.

Anticipated Accounting Treatment (page [    •    ])

        The merger will be accounted for under the acquisition method of accounting. Under the acquisition method, the purchase price will be allocated to identifiable assets and assumed liabilities based on their fair values. Any excess will be accounted for as goodwill. Intangible assets with definite lives will be amortized over their estimated useful lives. Goodwill and intangible assets determined to have indefinite lives will not be amortized, but will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that management of German American determines that the value of goodwill or intangible assets has become impaired, an impairment charge will be recorded in the fiscal quarter in which such determination is made. Also, costs related to the merger will be expensed during the period in which they are incurred.

Recommendation of River Valley Board of Directors (page [    •    ])

        The River Valley board of directors has approved and adopted the merger agreement and the proposed merger. The River Valley board believes that the merger agreement, including the merger and the other transactions contemplated by the merger agreement, is advisable and fair to, and in the best interests of, River Valley and its shareholders, and therefore unanimously recommends that River Valley shareholders vote "FOR" the: (1) approval of the proposal to adopt the merger agreement and the related plan of merger; (2) approval of the Articles Amendment; (3) approval of the merger-related compensation proposal (on an advisory basis); and (4) approval of the adjournment proposal. In reaching this decision, River Valley's board of directors considered many factors, which are described in the section captioned "THE MERGER—River Valley's Reasons for the Merger and Recommendation of the Board of Directors" beginning on page [    •    ]. Because of the wide variety of factors considered, River Valley's board of directors did not believe it practicable, nor did it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision.

Opinion of River Valley's Financial Advisor (page [    •    ])

        In connection with the merger, River Valley's financial advisor, Keefe, Bruyette & Woods, Inc. ("KBW"), delivered a written opinion, dated October 26, 2015, to the River Valley board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by the holders of River Valley common stock in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex B to this proxy statement/prospectus. The opinion was for the information of, and was directed to, the River Valley board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of River Valley to engage in the merger or enter into the merger agreement or constitute a recommendation to the River Valley board in connection with the merger, and it does not constitute a recommendation to any holder of River Valley common stock or any shareholders of any other entity as to how to vote in connection with the merger or any other matter.

Regulatory Approvals (page [    •    ])

        Under the terms of the merger agreement, the merger cannot be completed until German American and River Valley and their bank subsidiaries have received the necessary regulatory approvals for the merger of River Valley and German American and the merger of the bank subsidiaries. Filings have been made with all regulatory authorities that are believed by German American and River Valley to have authority to grant such approvals, and such filings are under consideration by such authorities but have not yet been approved as of the date of this proxy statement/prospectus.

Conditions to the Merger (page [    •    ])

        The completion of the merger is subject to the fulfillment of a number of conditions, including:

  •
  approval of the merger agreement at the special meeting by the holders of at least a majority of River Valley's issued and outstanding shares, and approval of the Articles Amendment by the holder of more shares of River Valley common stock voting in favor of the Articles Amendment than voting against them;

  •
  approval of the transaction by the appropriate regulatory authorities; and

  •
  the representations and warranties made by the parties in the merger agreement must be true in all material respects as of the closing date of the merger, except for such changes as have not had, and cannot reasonably be expected to have, a "material adverse effect" as defined in the merger agreement.

Termination (page [    •    ])

        The merger agreement may be terminated by mutual consent of German American and River Valley at any time prior to the filing of the articles of merger with the Indiana Secretary of State. Additionally, subject to conditions and circumstances described in the merger agreement, either German American or River Valley may terminate the merger agreement prior to the filing of the articles of merger if, among other things, any of the following occur:

  •
  the closing of the merger has not occurred by June 30, 2016;

  •
  River Valley's shareholders do not adopt the merger agreement and the Articles Amendment at the special meeting by the requisite vote;

  •
  there is a material breach by the other party of any representation or warranty contained in the merger agreement (other than those breaches that together with other breaches arising after the date of the merger agreement, do not have a "material adverse effect" on such other party as defined by the merger agreement, which breach cannot be cured, or has not been cured within 30 days after the giving of written notice to the other party of such breach);

  •
  there is a breach by the other party in any material respect of any of its covenants or agreements contained in the merger agreement, which breach cannot be cured, or has not been cured within 30 days after the giving of written notice to the other party of such breach; or

  •
  in the event of certain adverse regulatory determinations.

        In addition, German American may terminate the merger agreement in the event River Valley breaches its notice obligations related to an acquisition transaction, or does not terminate all discussions, negotiations and information exchanges related to such inquiry, proposal, indication of interest or offer related to an acquisition transaction within thirty (30) days after the first communication between River Valley or River Valley Financial and the third party and provide German American with written notice of such termination.

Termination Fee (page [    •    ])

        If (i) River Valley breaches its notice obligations related to an acquisition transaction, or does not terminate all discussions, negotiations and information exchanges related to such inquiry, proposal, indication of interest or offer related to an acquisition transaction within thirty (30) days after the first communication between River Valley or River Valley Financial and the third party and provide German American with written notice of such termination or (ii) River Valley's board of directors should fail to include its recommendation to shareholders of River Valley that they vote in favor of the merger and the Articles Amendment at the special meeting or withdraw such recommendation following River Valley's receipt of a proposal from another party to engage in a business combination, and, in either case, the merger agreement is terminated as a result, then River Valley would owe German American a termination fee of $3,236,000.

Interests of Officers and Directors in the Merger That are Different From Yours (page [    •    ])

        In considering the recommendation of the board of directors of River Valley to adopt the merger agreement, you should be aware that executive officers and directors of River Valley have (or had) employment and other compensation agreements or plans that give them (or gave them) interests in connection with the merger that may be different from, or in addition to, their interests as River Valley shareholders. These current or former interests and agreements include:

  •
  the accelerated vesting of all outstanding unvested stock options held by River Valley directors and executive officers and the agreement by German American to pay cash in connection with the completion of the merger in cancellation of such options (whether or not now vested) to such directors and executive officers, in amounts designed to give those executives the benefit of the indicated value of the merger transaction (in excess of the applicable exercise price) without their having to pay cash to exercise their options. The aggregate of such cancellation payments to River Valley directors and executive officers will be approximately $382,408;

  •
  the accelerated vesting of restricted stock held by River Valley directors and executive officers and exchange of such stock for the merger consideration;

  •
  certain pre-existing employment agreements that provide for payments to certain executives upon a change in control of River Valley, subject to certain limitations. Under these agreements, three (3) of such executive officers (Messrs. Forrester, Brandon and Muessel) would be entitled to receive an aggregate of approximately $1,245,643;

  •
  the closing of the merger is conditioned upon German American entering into employment agreements with three current officers of River Valley (Messrs. Forrester, Brandon, and Muessel), which agreements will become effective upon the effective time of the merger. Under these employment agreements, Mr. Forrester will be paid an annual salary of $175,000, Mr. Brandon will be paid an annual salary of $125,000 and Mr. Muessel will be paid an annual salary of $100,000, and each is guaranteed to receive a higher amount in W-2 reportable compensation for the years specified in their respective employment agreements;

  •
  pursuant to the merger agreement, German American will assume the River Valley Financial Bank Salary Continuation Agreement with Mr. Forrester, as amended October 27, 2015. This agreement provides for the payment of certain retirement benefits to Mr. Forrester upon his termination of employment;

  •
  the fact that one person who is currently a member of the River Valley board of directors will be appointed to the German American board of directors and that all independent directors who are currently members of the River Valley Financial board of directors, other than the director appointed to German American's board, will be appointed to a newly-created Regional Advisory Board of German American and each of such persons will be entitled to receive compensation from German American for their services on these boards. As of the date of this proxy statement/prospectus, it has not yet been determined which River Valley director will be appointed to the German American board of directors;

  •
  rights of River Valley officers and directors to indemnification and directors' and officers' liability insurance; and

  •
  the termination of River Valley Financial Bank's Amended and Restated Director Deferred Compensation Master Agreement and payment of the present value of benefits payable under that Agreement to the directors and a former director participating therein. The aggregate payments to be made under that Agreement are estimated at $1,816,080, approximately $707,091 over the amount that would have been accrued at January 31, 2016, had there been no merger.

Certain Differences in Shareholder Rights (page [    •    ])

        When the merger is completed, River Valley shareholders, whose rights are governed by Indiana law and River Valley's articles of incorporation and bylaws, will become German American shareholders and their rights will be governed by Indiana law, and by German American's articles of incorporation and bylaws. Certain differences in the rights of River Valley shareholders in respect of their shares will result.

Dissenters' Rights (page [    •    ])

        The shareholders of River Valley are not entitled to dissenters' rights under Indiana Code Section 23-1-44, as amended, because the shares of River Valley common stock are traded on the NASDAQ Capital Market.

Prohibition on River Valley's Solicitation of Other Offers and Having Discussions with Potential Acquirors (page [    •    ])

        The merger agreement prohibits River Valley from soliciting offers from any other party that might also be interested in acquiring River Valley, and from discussing a potential proposal with (including providing information to) any interested third party that might (despite the lack of any solicitation by River Valley) reach out to it with regard to such an alternative proposal to the merger with German American, except to the extent such discussions may be required under fiduciary duties applicable to the River Valley directors under Indiana law.

Dividends and Distributions (page [    •    ])

        Under the terms of the merger agreement, prior to the closing of the merger, River Valley is prohibited from declaring or paying any cash dividend or other distribution to River Valley shareholders, except River Valley's quarterly cash dividend in an amount not to exceed $0.23 per share; provided, however, River Valley and German American shall coordinate River Valley's dividend schedule for the quarter in which the merger closing occurs so that River Valley's shareholders do not receive dividends for shares of both German American common stock and River Valley common stock for the same calendar quarter.

Articles Amendment (page [    •    ])

        The approval of the Articles Amendment is a condition to the closing of the transactions contemplated in the merger agreement. The proposed amendment to the Articles of Incorporation of River Valley deletes Article 11 of the Articles of Incorporation of River Valley in its entirety. Article 11 of the Articles of Incorporation of River Valley provides that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of common stock of River Valley, and could create an impediment to the merger as it could be interpreted that German American is indirectly acquiring all of River Valley's shares of common stock in connection with the merger. See "PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION OF RIVER VALLEY."

Material U.S. Federal Income Tax Consequences of the Merger (page [    •    ])

        German American and River Valley expect the merger to qualify as a "reorganization" (within the meaning of Section 368(a) of the Code) for U.S. federal income tax purposes. If the merger qualifies as a reorganization, then, in general, for U.S. federal income tax purposes, as a result of the merger:

  •
  River Valley shareholders will recognize gain (but not loss) in an amount not to exceed the cash received as part of the merger consideration and will recognize gain or loss with respect to any cash received in lieu of fractional shares of German American common stock; and

  •
  River Valley shareholders will not recognize gain (or loss) as a result of their receiving shares of German American common stock in the merger.

See "MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES" on page [    •    ] for a summary of the material U.S. federal income tax consequences of the merger to U.S. holders of River Valley common stock.

        Because individual circumstances may differ, each shareholder should, at their own expense, consult such shareholder's tax advisor regarding the applicability of the rules discussed in this proxy statement/prospectus to the shareholder and the particular tax effects to the shareholder of the merger and the holding or disposing of German American shares in light of such shareholder's particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the transactions described in this proxy statement/prospectus relating to equity compensation and benefit plans.

Special Meeting

Date, Time and Place (page [    •    ])

        The special meeting of River Valley shareholders is scheduled to be held at River Valley's principal office located at 430 Clifty Drive, Madison, Indiana 47250, at 11:00 a.m., local time, on January [    •    ], 2016. At the River Valley special meeting, you will be asked:

          1.     to consider and vote upon a proposal to approve the merger agreement and related plan of merger and thereby approve the transactions contemplated by the merger agreement, including the merger of River Valley into German American;

          2.     to consider and vote upon a proposal to approve the Articles Amendment;

          3.     to vote on a proposal, on an advisory (non-binding) basis, of compensation that may become payable to certain executive officers of River Valley in connection with the merger;

          4.     to approve one or more adjournments of the special meeting (upon the motion of any shareholder of record entitled to vote thereon duly made and seconded) if necessary to permit further solicitation of proxies in favor of the merger agreement and the related plan of merger and the Articles Amendment; and

          5.     to vote upon such other business as may be properly presented at the special meeting and any adjournments or postponements of the special meeting.

Record Date (page [    •    ])

        Only River Valley shareholders of record as of the close of business on December [    •    ], 2015, are entitled to notice of, and to vote at, the River Valley special meeting and any adjournments or postponements of the River Valley special meeting. As of the close of business on the record date, there were [    •    ] shares of River Valley outstanding and entitled to vote at the meeting, held by [    •    ] holders of record.

Attending in Person (page [    •    ])

        All River Valley shareholders of record as of the record date for the special meeting may attend the special meeting. WHETHER OR NOT YOU INTEND TO ATTEND THE SPECIAL MEETING, IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED. Accordingly, please sign, date, and return the enclosed proxy card, which will indicate your vote upon the matters to be considered. If you do attend the special meeting and desire to vote in person, you may do so by withdrawing your proxy at that time.

How to Vote (page [    •    ])

        River Valley shareholders may vote their shares at the special meeting:

          In Person: by attending the special meeting and voting their shares in person; or

          By Mail: by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed post-prepaid envelope.

        River Valley's board of directors is asking for your proxy. Giving the River Valley board of directors your proxy means you authorize it to vote your shares at the special meeting in the manner you direct. You may vote for or against the merger agreement proposal and the other proposals to be voted upon at the special meeting, abstain from voting or withhold your vote with respect to the proposals. All shares represented by a valid proxy received prior to the special meeting will be voted, and where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted "FOR" the adoption of the merger agreement (and related plan of merger) and the approval of the merger, "FOR" the approval of the Articles Amendment, "FOR" the merger-related compensation proposal, "FOR" the adjournment proposal, and as the proxy holders may determine in their discretion with respect to any other matters that may properly come before the special meeting.

        The form of proxy accompanying this proxy statement/prospectus confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice of Special Meeting and with respect to any other matters that may properly come before the special meeting. As of the date of this proxy statement/prospectus, the River Valley board of directors knows of no such amendment or variation or of any matters expected to come before the special meeting that are not referred to in the accompanying Notice of Special Meeting.

        Shareholders who hold their shares in "street name," meaning the name of a broker, bank or trust company, or other nominee who is the record holder, must either direct the record holder of their shares to vote their shares or obtain a proxy or voting instruction from the record holder to vote their shares at the special meeting.

Changing or Revoking a Proxy (page [    •    ])

        Any proxy may be revoked by the person giving it at any time before it is voted. A proxy may be revoked by (i) filing with River Valley's Secretary, Lonnie D. Collins (430 Clifty Dr., Madison, Indiana 47250), a written notice of revocation bearing a date later than the date of such proxy, (ii) submitting a subsequent proxy relating to the same shares, or (iii) attending the special meeting and voting in person. Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in the name of a broker, bank or trust company, or other nominee who is the record holder, you must follow the instruction of your broker, bank or trust company, or other nominee to revoke a previously given proxy.

Quorum (page [    •    ])

        The presence, in person or by proxy, of shareholders holding at least a majority of the issued and outstanding shares of River Valley entitled to vote on the record date will constitute a quorum for the special meeting.

Required Votes (page [    •    ])

        Holders of a majority of the issued and outstanding shares of River Valley (determined on the record of its shareholders as of December [    •    ], 2015, the record date for the meeting) must vote in

favor of the proposal to approve the merger agreement. Approval of the Articles Amendment, the merger-related compensation proposal (on an advisory basis), and the adjournment proposal each requires the holders of more shares of River Valley common stock voting in favor of the proposal than voting against it.

        As of the record date, there were [    •    ] shares of River Valley outstanding. Approval of the merger agreement (and related plan of merger) requires the affirmative vote of holders of at least [    •    ] of these shares, representing a majority of the issued and outstanding shares of River Valley common stock as of the record date.

        As of the record date, the directors and executive officers of River Valley (and their affiliates), as a group, were entitled to vote (or to direct the vote, either solely or with others) of 310,612 shares of River Valley common stock, representing approximately 12.4% of the outstanding River Valley shares as of the record date. No approval of the merger or merger agreement by German American's shareholders is required.

Treatment and Effect of Abstentions and "Broker Non-Votes" (page [    •    ])

        A "broker non-vote" occurs when a broker or its nominee that holds shares for a customer who is the beneficial owner of the shares does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. If you are a beneficial owner of shares of River Valley held by a broker or its nominee, you must instruct your nominee how to vote. Your nominee cannot vote your shares on your behalf without your instructions.

        "Broker non-votes" and the shares of River Valley as to which a shareholder abstains will be treated as being present at the special meeting for purposes of determining whether a quorum of shares is present at the special meeting. Because approval of the merger and the adoption of the merger agreement and plan of merger requires the affirmative vote of a majority of the shares of River Valley issued and outstanding as of the record date, abstentions and broker non-votes will have the same effect as a vote "AGAINST" the adoption of the merger agreement and plan of merger and the approval of the merger. If you do not provide instructions to your broker on the proposal to approve the Articles Amendment, for the merger-related compensation proposal (on an advisory basis), or for the adjournment proposal, your shares will not be voted, and will not be counted for the approval of the Articles Amendment, the merger-related compensation proposal, or the adjournment proposal.

Voting Agreement (page [    •    ])

        Each member of the board of directors of River Valley and certain executive officers as of October 26, 2015, the date the merger agreement was executed, entered into a voting agreement with German American to cause all River Valley common stock owned by each of them of record or beneficially on such date to be voted in favor of the merger agreement proposal. See "THE MERGER AGREEMENT—Voting Agreement" on page [    •    ]. As of the record date, the members of the River Valley board of directors and their affiliates together with the other persons executing the Voting Agreement had power to vote, or caused to be voted, an aggregate of 291,117 shares of River Valley common stock outstanding, representing 11.6% of the outstanding shares on that date.

Cost of Solicitation of Proxies (page [    •    ])

        The cost of soliciting proxies related to the special meeting will be borne by River Valley. River Valley has made arrangements with Laurel Hill Advisory Group, LLC to assist it in soliciting proxies and has agreed to pay Laurel Hill Advisory Group, LLC approximately $6,000 plus reasonable expenses for these services. River Valley also may use several of its regular employees, who will not be specially compensated, to solicit proxies from River Valley shareholders, either personally or by telephone or electronic mail.

Risk Factors (page [    •    ])

        In evaluating the merger, the merger agreement and the shares of German American to be received in connection with the merger, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled "RISK FACTORS."

Historical and Equivalent Per Share Stock Market Data

        Shares of German American are listed on NASDAQ's Global Select Market under the symbol "GABC." Shares of River Valley common stock are listed and traded on the NASDAQ Capital Market under the symbol "RIVR." The following table presents quotation information for German American common stock and for River Valley common stock on October 26, 2015, which is the last day on which German American shares traded preceding the public announcement of the proposed merger, and on [    •    ], 2015, the most recent practicable date prior to the mailing of this proxy statement/prospectus.

	German American Common Stock			River Valley Common Stock
(Dollars Per Share)
	High	Low	Close	High	Low	Close
October 26, 2015	$31.99	$31.53	$31.90	$22.40	$21.92	$22.38
[•], 2015	[•]	[•]	[•]	[•]	[•]	[•]

        The market value of the aggregate consideration that River Valley shareholders will receive in the merger is approximately $86.6 million (or $34.46 per River Valley common share) based on 2,513,696 River Valley common shares outstanding and German American's closing stock price of $31.90 per share on October 26, 2015, the business day before the merger was publicly announced.

        The market value of the aggregate consideration that River Valley shareholders will receive in the merger is approximately $[    •    ] million (or $[    •    ] per River Valley common share) based on [    •    ] River Valley common shares outstanding and German American's closing stock price of $[    •    ] per share on [    •    ], 2015, the last practicable trading day prior to the date of this proxy statement/prospectus.

        The following table shows the closing price per German American share and the equivalent market value of the merger consideration (German American shares plus cash) per River Valley share, giving effect to the merger on October 26, 2015, which is the last day on which German American shares traded preceding the public announcement of the proposed merger, and on [    •    ], 2015, the most recent practicable date prior to the mailing of this proxy statement/prospectus.

        Also set forth below for the closing price of German American common stock on October 26, 2015, and on [    •    ], 2015, is the equivalent pro forma price of River Valley common stock, which we determined by (a) multiplying the price of German American shares as of the indicated date by the exchange ratio (0.770) and (b) adding to that result the $9.90 cash amount (assuming no reduction in accordance with the merger agreement) that is payable by German American in connection with the merger agreement proposal as merger consideration.

	Market Price of German American Shares	Market Price of River Valley Shares	Equivalent Per River Valley Share
October 26, 2015	$31.90	$22.38	$34.46
[•], 2015	[•]	[•]	[•]

        We suggest you obtain a current market quotation for German American common stock. We expect that the market price of German American common stock will fluctuate between the date of this document and the date on which the merger is completed and thereafter. Because the Exchange Ratio is fixed (except for customary anti-dilution adjustments) and the market price of German American common stock is subject to fluctuation, the value of the shares of German American common stock that River Valley shareholders will receive in the merger may increase or decrease prior to and after the merger.

Comparative Per Share Data

        The following table shows historical information about German American's and River Valley's earnings per share, dividends per share and book value per share, and similar information reflecting the merger, which we refer to as "pro forma" information. In presenting the comparative pro forma information, we have assumed that the two companies had been combined throughout the periods shown in the table. The pro forma information reflects the "acquisition" method of accounting. The financial information presented under "Pro Forma" was compiled assuming 1,935,545 shares of German American common shares are issued to River Valley shareholders which assumes 2,513,696 shares of River Valley common stock are outstanding at the time of closing (the number outstanding on October 26, 2015).

        German American and River Valley present this information to reflect the value of shares of German American common stock that River Valley shareholders will receive in the merger for each share of River Valley common stock exchanged.

        We expect that we will incur reorganization and restructuring expenses as a result of combining our two companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses (as compared to the sum of expenses from each company while operating separately) and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company, does not take into account these expected expenses or these anticipated financial benefits, and does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the merged company would have been had our companies been merged during the periods presented.

        The information in the following table is based on historical financial information of River Valley and German American. The information with respect to German American and River Valley is included in or derived from their respective annual and quarterly reports previously filed with the SEC. Certain historical financial information of German American has been incorporated into this document by reference. See "WHERE YOU CAN FIND MORE INFORMATION" on page [    •    ] for a description of documents that we incorporate by reference into this document and how to obtain copies of them. The historical financial information of River Valley is included in this document beginning on page F-1.

 GERMAN AMERICAN AND RIVER VALLEY
HISTORICAL AND UNAUDITED PRO FORMA PER SHARE AND CAPITAL RATIO DATA

	German American Historical	River Valley Historical	Pro forma(1)
Net income per share
Nine months ended September 30, 2015
Basic	$1.69	$1.71	$1.79
Diluted	$1.69	$1.70	$1.79
Twelve months ended December 31, 2014
Basic	$2.15	$2.21	$2.21
Diluted	$2.14	$2.20	$2.21
Cash dividends per share
Nine months ended September 30, 2015	$0.51	$0.69	$0.51
Twelve months ended December 31, 2014	$0.64	$0.90	$0.64
Book value per share
At September 30, 2015	$18.64	$22.14	$20.09
At December 31, 2014	$17.31	$20.98	$18.94
Tangible capital ratio
At September 30, 2015	9.84%	10.75%	8.90%
At December 31, 2014	9.31%	10.26%	8.36%

(1)
See "NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS" on page [    •    ] of this proxy statement/prospectus.

GERMAN AMERICAN
FIVE YEAR SUMMARY OF SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following tables set forth certain summary historical consolidated financial data for German American. The balance sheet and income statement data as of and for the five (5) years in the period ended December 31, 2014 are taken from German American's audited consolidated financial statements. German American's balance sheet data and income statement data as of and for the nine (9) months ended September 30, 2015 and 2014 are taken from its unaudited consolidated financial statements. Results for the nine (9) months ended September 30, 2015 do not necessarily indicate results expected or anticipated for the entire year. Ratios for the nine (9) months ended September 30, 2015 and 2014 are annualized.

        This selected financial data is only a summary and you should read it in conjunction with German American's consolidated financial statements and related notes incorporated into this document by reference. See "WHERE YOU CAN FIND MORE INFORMATION" on page [    •    ] for a description of documents that we incorporate by reference into this document and how to obtain copies of such documents.

 German American
Five Year Summary of Selected Historical Consolidated Financial Data
(Dollars in Thousands, Except Per Share Amounts)

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(unaudited)
Summary of Operations
Interest income	$60,597	$59,854	$80,386	$75,672	$77,160	$80,161	$64,193
Interest expense	4,483	4,546	6,047	7,155	10,912	16,180	15,522

Net interest income	56,114	55,308	74,339	68,517	66,248	63,981	48,671
Provision for loan losses	—	550	150	350	2,412	6,800	5,225

Net interest income after provision for loan losses	56,114	54,758	74,189	68,167	63,836	57,181	43,446
Non-interest income	21,020	18,220	23,937	23,615	21,811	21,576	16,943
Non-interest expense	46,114	43,311	57,713	54,905	50,923	50,782	41,361

Net income before income tax	31,020	29,667	40,413	36,877	34,724	27,975	19,028
Income tax expense	8,668	8,967	12,069	11,464	10,669	7,726	5,623

Net income	$22,352	$20,700	$28,344	$25,413	$24,055	$20,249	$13,405

Per Share Data
Net income
Basic	$1.69	$1.57	$2.15	$1.99	$1.91	$1.61	$1.21
Diluted	$1.69	$1.57	$2.14	$1.98	$1.90	$1.61	$1.21
Cash dividends	$0.51	$0.48	$0.64	$0.60	$0.56	$0.56	$0.56
Book value at end of period	$18.64	$16.67	$17.31	$15.19	$14.64	$13.31	$10.94
End of Period Balances
Total assets	$2,313,210	$2,205,921	$2,237,099	$2,163,827	$2,006,300	$1,873,767	$1,375,888
Total loans—net of unearned income	1,513,580	1,432,749	1,447,982	1,382,382	1,204,866	1,120,993	917,236
Total deposits	1,803,835	1,764,471	1,779,761	1,812,156	1,640,931	1,556,198	1,087,286
Total shareholders' equity	247,352	220,265	228,824	200,097	185,026	167,610	121,534
Selected Performance Ratios
Return on assets	1.33%	1.28%	1.31%	1.25%	1.24%	1.11%	1.01%
Return on equity	12.52%	13.08%	13.21%	13.40%	13.57%	12.67%	11.18%

 RIVER VALLEY
FIVE YEAR SUMMARY OF SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following tables set forth selected consolidated financial data for River Valley at and for each of the years in the five-year period ended December 31, 2014, and at and for the nine-month periods ended September 30, 2015 and 2014.

        The selected statement of income data for the years ended December 31, 2014 and 2013, and the selected statement of financial condition data as of December 31, 2014 and 2013, have been derived from River Valley's audited financial statements included in this proxy statement/prospectus. The selected statement of income data for the years ended December 31, 2012, 2011 and 2010 and the selected statement of financial condition data as of December 31, 2012, 2011 and 2010, have been derived from River Valley's audited financial statements that are not included in this proxy statement/prospectus.

        Portions of the selected financial data as of and for the nine months ended September 30, 2015 and 2014 have been derived from River Valley's unaudited interim financial statements included in this proxy statement/prospectus. River Valley's management believes that these financial statements reflect all necessary adjustments (consisting only of normal recurring adjustments) for a fair presentation of the data for those periods. Historical results are not necessarily indicative of future results, and the results for the nine months ended September 30, 2015 are not necessarily indicative of River Valley's expected results for the full year ending December 31, 2015, or any other period. Ratios for the nine months ended September 30, 2015 and 2014 are annualized, unless otherwise noted.

 River Valley
Five Year Summary of Selected Historical Consolidated Financial Data
(Dollars in Thousands, Except Per Share Amounts)

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(unaudited)
Summary of Operations
Interest income	$15,292	$14,508	$19,672	$19,621	$17,510	$17,712	$18,634
Interest expense	2,508	2,599	3,438	4,166	5,000	5,823	7,301

Net interest income	12,784	11,909	16,234	15,455	12,510	11,889	11,333
Provision for loan losses	297	347	446	932	1,382	2,771	2,645

Net interest income after provision	12,487	11,562	15,788	14,523	11,128	9,118	8,688
Non-interest income	3,425	3,014	4,223	4,431	5,769	3,008	3,902
Non-interest expense	10,699	10,325	13,779	13,056	12,026	10,251	9,718

Net income before income tax	5,213	4,251	6,232	5,898	4,871	1,875	2,872
Income tax expense	924	926	1,444	1,458	859	103	552

Net income	$4,289	$3,325	$4,788	$4,440	$4,012	$1,772	$2,320

Preferred stock dividends	—	272	362	362	362	362	363

Net income available to common shareholders	$4,289	$3,053	$4,426	$4,078	$3,650	$1,410	$1,957

Per Share Data
Net income
Basic	$1.71	$1.66	$2.21	$2.67	$2.40	$0.93	$1.30
Diluted	$1.70	$1.66	$2.20	$2.66	$2.40	$0.93	$1.29
Cash dividends	$0.69	$0.67	$0.90	$1.05	$0.84	$0.84	$0.84
Book value	$22.14	$20.40	$20.98	$19.23	$20.06	$18.46	$17.48
Balance End of Period
Assets	$513,702	$504,485	$509,475	$482,837	$472,855	$406,643	$386,609
Loans receivable—net	329,670	322,167	331,995	316,228	305,518	253,096	265,448
Cash and cash equivalents	15,177	9,301	13,264	10,244	19,152	18,714	16,788
Investment securities	134,978	137,355	128,885	119,887	113,770	104,689	75,231
Goodwill	200	200	200	200	79	79	79
Total deposits	400,658	397,102	397,083	395,015	384,255	305,226	286,337
Federal Home Loan Bank advances and other borrowings	50,967	46,881	54,872	49,717	49,717	65,217	65,217
Stockholders' equity	55,645	56,288	52,742	34,464	35,587	32,957	31,468
Selected Ratios
Return on average assets	1.11%	0.90%	0.96%	0.92%	0.96%	0.45%	0.59%
Return on average equity	10.50%	10.26%	10.30%	12.69%	11.72%	5.41%	7.23%

 GERMAN AMERICAN
SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

        The following table sets forth selected unaudited pro forma combined financial information for German American and River Valley reflecting the merger. The income statement information presented gives effect to the merger as if it occurred on the first day of each period presented. The balance sheet information presented gives effect to the merger as if it occurred on September 30, 2015. The pro forma information reflects the "acquisition" method of accounting, with River Valley's assets and liabilities recorded at their estimated fair values as of September 30, 2015, based on available information and upon assumptions that German American management believes are reasonable in order to reflect, on a pro forma basis, the impact of the transaction on the historical financial statements. The selected unaudited pro forma combined financial data has been derived from and should be read in conjunction with the unaudited pro forma combined condensed financial information, including the notes thereto, which is included on page [    •    ] of this proxy statement/prospectus under "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA."

        The selected pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had such companies actually been combined at the beginning of the periods presented. The actual fair value adjustments to the assets and the liabilities of River Valley will be made on the basis of appraisals and evaluations that will be made as of the date the merger is completed. Thus, the actual fair value adjustments may differ significantly from those reflected in the pro forma combined financial statements. We expect that we will incur reorganization and restructuring expenses as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses (as compared to the sum of expenses from each company while operating separately) and the opportunity to earn more revenue. The pro forma information does not take into account these expected expenses or anticipated financial benefits, and does not attempt to predict or suggest future results. Further, as explained in more detail in the notes accompanying the more detailed unaudited pro forma condensed combined financial information included under "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA" beginning on page [    •    ], the pro forma allocation of purchase price reflected in the selected unaudited pro forma combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Additionally, the adjustments made in the unaudited pro forma combined financial information, which are described in those notes, are preliminary and may be revised.

 German American
Selected Unaudited Pro Forma Financial Data
(Dollars in Thousands, Except Per Share Amounts)

	For the Nine Months Ended September 30, 2015	For the Year Ended December 31, 2014
Selected Combined Income Statement Data
Net interest income	$70,268	$92,350
Provision for loan losses	(297)	(596)
Non-interest income	24,445	28,160
Non-interest expense	(57,339)	(72,184)

Income before income tax	37,077	47,730
Income tax expense	(9,887)	(13,893)

Net income	27,190	33,837
Preferred stock dividends	—	(362)

Net income available to common shareholders	$27,190	$33,475

Per Share Data
Net income
Basic	$1.79	$2.21
Diluted	$1.79	$2.21

As of September 30, 2015
Selected Combined Balance Sheet Data
Total assets	$2,832,857
Total loans—net of unearned income	1,838,307
Total deposits	2,204,520
Total shareholders' equity	305,486

See "NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS" on page [    •    ] of this proxy statement/prospectus.

RISK FACTORS

        In addition to the other information contained in this proxy statement/prospectus or in the documents incorporated herein by reference, including the matters addressed under the caption "CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS" on page [    •    ], you should carefully consider the following risk factors in deciding whether to vote in favor of the merger agreement proposal. We have grouped these Risk Factors into two sections—Risks Related to the Merger (which are set forth only in this proxy statement/prospectus and are set forth in full text below), and Risks Related to German American (which are other risks related to German American and its shares that are not specifically related to the merger agreement proposal with River Valley and which are separately described by the Risk Factors item, Item 1A, of German American's Annual Report on Form 10-K for its fiscal year ended December 31, 2014, which is incorporated by reference into, and forms part of, this proxy statement/prospectus. We encourage you to review all these Risk Factors before determining how to vote on the merger agreement proposal.

Risks Related to the Merger

The Value of the Consideration to be Received by River Valley Shareholders in the Merger will Fluctuate.

        If the merger is completed, River Valley shareholders will receive a number of shares of German American common stock based on a fixed Exchange Ratio of 0.770 shares of German American common stock for each share of River Valley common stock. Because the market value of German American common stock may (and likely will) fluctuate, the value of the stock consideration you receive for your shares may also fluctuate. The market value of German American common stock could fluctuate for any number of reasons, including those specific to German American and those that influence trading prices of equity securities generally. As a result, you will not know the exact value of the shares of German American common stock you will receive at the time you must vote your shares. The value of German American common stock on the closing date of the merger may be greater or less than the market price of German American common stock on the record date, on the date of this proxy statement/prospectus or on the date of the special meeting.

        We encourage you to obtain a current market quotation for German American common stock because the value of any German American shares you receive may be more or less than the value of such shares as of the date of this document.

River Valley Shareholders Will Have a Reduced Ownership and Voting Interest in the Combined Company After the Merger and Will Exercise Less Influence Over Management.

        River Valley shareholders currently have the right to vote in the election of the board of directors of River Valley and on other matters affecting River Valley. Upon the completion of the merger, each River Valley shareholder will become a shareholder of German American with a percentage ownership of German American that is smaller than the shareholder's percentage ownership of River Valley. It is currently expected that the former shareholders of River Valley as a group will not receive shares in the merger that constitute significantly more than 12.7% of the outstanding shares of German American immediately after the merger. Because of this, River Valley shareholders may have less influence on the management and policies of German American than they now have on the management and policies of River Valley.

German American May Fail to Realize the Anticipated Benefits of the Merger.

        The success of the merger will depend on, among other things, German American's ability to realize anticipated cost savings and to combine the businesses of its bank subsidiary with that of River Valley Financial in a manner that permits growth opportunities and does not materially disrupt the existing customer relationships of River Valley Financial nor result in decreased revenues due to any loss of customers. If German American is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

        German American and River Valley have operated and, until the completion of the merger, will continue to operate, independently. Upon closing of the merger, German American will commence the process of integrating the operations of the two banks. It is possible that the integration process could result in the disruption of German American's or River Valley's ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect the ability of German American to maintain relationships with River Valley's customers and employees or to achieve the anticipated benefits of the merger.

The Combined Company Expects to Incur Substantial Expenses Related to the Merger.

        The combined company expects to incur substantial expenses in connection with consummation of the merger and combining the business, operations, networks, systems, technologies, policies and procedures of the two companies. Although German American and River Valley have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the consummation of the merger. As a result of these expenses, both German American and River Valley expect to take charges against their earnings before and after the completion of the merger. The charges taken in connection with the merger are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.

Regulatory Approvals May Not Be Received, May Take Longer than Expected or May Impose Conditions that Are Not Presently Anticipated or Cannot Be Met.

        Before the transactions contemplated in the merger agreement, including the merger, may be completed, various approvals must be obtained from the bank regulatory authorities. These authorities may impose conditions on the completion of the merger or require changes to the terms of the merger agreement. Although the parties do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the transactions contemplated in the merger agreement or imposing additional costs on or limiting German American's revenues, any of which might have a material adverse effect on German American following the merger. There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.

The Opinion of River Valley's Financial Advisor Delivered to the River Valley Board of Directors Will Not Reflect Changes in Circumstances Between the Signing of the Merger Agreement and the Completion of the Merger.

        The River Valley board of directors received a written opinion from River Valley's financial advisor on October 26, 2015. Subsequent changes in the operations and prospects of River Valley or German American, general market and economic conditions and other factors that may be beyond the control of River Valley or German American may significantly alter the value of River Valley or the prices of the shares of German American common stock or River Valley common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. See "THE MERGER AGREEMENT—Opinion of Financial Advisor to River Valley" beginning on page [    •    ].

The Merger Agreement May Be Terminated in Accordance with Its Terms and the Merger May Not Be Completed.

        The merger agreement is subject to a number of conditions that must be fulfilled (unless waived in certain cases by the party entitled to the benefit of such condition) in order to complete the merger. Those conditions include: approval of the merger agreement by River Valley shareholders, regulatory approvals, absence of orders prohibiting the completion of the merger, the continued accuracy of the representations and warranties by both parties, except for changes not having a "material adverse effect" as defined in the merger agreement, and the performance by both parties of their covenants and agreements, and the receipt by both parties of a tax opinion. There can be no assurance that the conditions to closing of the merger will be fulfilled or that the merger will be completed.

Termination of the Merger Agreement Could Negatively Impact River Valley.

        If the merger agreement is terminated, there may be various consequences, including:

  •
  River Valley's businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger; and

  •
  the market price of River Valley shares might decline to the extent that the current market price reflects a market assumption that the merger will be completed.

        If the merger agreement is terminated and River Valley's board of directors seeks another merger or business combination, River Valley shareholders cannot be certain that River Valley will be able to find a party willing to offer equivalent or more attractive consideration than the consideration German American has agreed to provide in the merger.

        If the merger agreement is terminated under certain circumstances, River Valley may be required to pay a termination fee of $3,236,000 to German American. See "THE MERGER AGREEMENT—Termination; Termination Fee" beginning on page [    •    ].

Risks Relating to German American

        You should also consider the other risk factors that may affect German American and its common shares that are not specifically related to the proposed merger with River Valley. These other risk factors are set forth by German American from time to time under the caption "Risk Factors" in German American's filings with the SEC, including German American's most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and its subsequent Quarterly Reports on Form 10-Q filed during 2015. For information about how you may obtain these reports or view them for free, and for additional information about German American, please see the sources described in "WHERE YOU CAN FIND MORE INFORMATION" on page [    •    ].

        The Risk Factors set forth relating to German American and its common shares that are disclosed under Item 1A of German American's Annual Report on Form 10-K for its fiscal year ended December 31, 2014 are specifically incorporated by reference in this proxy statement/prospectus.

        These risks are not the only risks that German American faces. Additional risks not presently known to German American, or that German American currently views as immaterial, may also impair German American's business. If any of the risks described in German American's SEC filings or any additional risks actually occur, German American's business, financial condition, results of operations and cash flows could be materially and adversely affected. In that case, the value of its securities could decline substantially and you could lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This document, including the documents attached to this document, may contain forward-looking statements, including forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can often, but not always, be identified by the use of words like "believe", "continue", "pattern", "estimate", "project", "intend", "anticipate", "expect" and similar expressions or future or conditional verbs such as "will", "would", "should", "could", "might", "can", "may", or similar expressions. These forward-looking statements include, but are not limited to, statements relating to the expected timing and benefits of the proposed merger between German American and River Valley, including future financial and operating results, cost savings, enhanced revenues, and accretion/dilution to reported earnings that may be realized from the merger, as well as other statements of expectations regarding the merger, and other statements of German American's goals, intentions and expectations; statements regarding German American's business plan and growth strategies; statements regarding the asset quality of German American's loan and investment portfolios; and estimates of German American's risks and future costs and benefits, whether with respect to the merger or otherwise.

        These forward-looking statements are subject to significant risks, assumptions and uncertainties that may cause results to differ materially from those set forth in forward-looking statements, including among other things:

  •
  changes in general economic conditions in the areas in which German American and River Valley operate and the risk that a renewed economic slowdown could adversely affect credit quality and loan originations;

  •
  German American's business may not be combined with River Valley's business as successfully as planned, or such combination may take longer to accomplish than expected;

  •
  the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

  •
  operating costs, customer losses and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected;

  •
  governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

  •
  adverse governmental or regulatory policies may be enacted;

  •
  the interest rate environment may change, causing margins to compress and adversely affecting net interest income; and

  •
  competition from other financial services companies in our markets.

        Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in German American's reports filed with the SEC, including German American's Annual Report on Form 10-K for its fiscal year ended December 31, 2014, which is incorporated by reference into, and forms part of, this proxy statement/prospectus.

        All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to either German American or River Valley or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Neither German American nor River Valley undertakes any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

 UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

        The following unaudited pro forma combined condensed financial statements present the pro forma financial position and results of operations of German American following the completion of the merger. The income statement information presented gives effect to the merger as if it occurred on the first day of each period presented. The balance sheet information presented gives effect to the merger as if it occurred on September 30, 2015. The financial information was compiled assuming 1,935,545 shares of German American common shares are issued to River Valley shareholders which assumes 2,513,696 shares of River Valley common stock are outstanding upon closing of the merger (the number outstanding on October 26, 2015).

        The pro forma information reflects the "acquisition" method of accounting, with River Valley's assets and liabilities recorded at their estimated fair values as of September 30, 2015, based on available information and upon assumptions that German American management believes are reasonable in order to reflect, on a pro forma basis, the impact of the transaction on the historical financial statements. The pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented.

        The final allocation of the purchase price will be determined after the completion of the merger. The purchase price allocation adjustments and related amortization reflected in the following unaudited pro forma combined financial statements are preliminary and have been made solely for the purpose of preparing these statements. The pro forma adjustments are based upon available information and certain assumptions that German American and River Valley believe are reasonable under the circumstances. The actual fair value adjustments to the assets and the liabilities of River Valley will be made on the basis of appraisals and evaluations that will be made as of the date the merger is completed. Thus, the actual fair value adjustments may differ significantly from those reflected in these pro forma financial statements.

        We expect that we will incur reorganization and restructuring expenses as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses (as compared to the sum of expenses from each company while operating separately) and the opportunity to earn more revenue. The pro forma information does not take into account these expected expenses or anticipated financial benefits, and does not attempt to predict or suggest future results.

        The unaudited pro forma condensed combined financial statements should be read in conjunction with accompanying "NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS" included on page [    •    ] and with German American's and River Valley's consolidated financial statements and related notes either incorporated into this document by reference or included herewith. See "WHERE YOU CAN FIND MORE INFORMATION" on page [    •    ] for a description of documents that we incorporate by reference into this document and how to obtain copies of such documents.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
AS OF SEPTEMBER 30, 2015
(Dollars in Thousands, Except Per Share Amounts)

	German American	River Valley	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and due from banks	$39,998	$3,862	$(25,443)	(1)	$18,417
Federal funds sold and other short-term investments	22,140	11,315	—		33,455

Cash and cash equivalents	62,138	15,177	(25,443)		51,872
Interest-bearing time deposits with bank	100	2,964	—		3,064
Securities available for sale (at fair value)	625,144	134,978	—		760,122
Securities held to maturity (at cost)	95	—	—		95
Loans held for sale	6,410	—	—		6,410
Loans	1,517,285	333,397	(8,153)	(2)	1,842,012
			(517)	(2)
Less: Unearned income	(3,705)	—	—		(3,705)
Allowance for loan losses	(14,770)	(3,727)	3,727	(2)	(14,770)

Net loans	1,498,810	329,670	(4,943)		1,823,537
Stock in FHLB and other restricted stock (at cost)	8,167	3,127	—		11,294
Premises, furniture and equipment, net	37,905	9,514	—		47,419
Other real estate	123	492	—		615
Goodwill	20,536	200	32,819	(3)	53,355
			(200)	(4)
Intangible assets	1,443	282	3,659	(5)	5,102
			(282)	(4)
Company owned life insurance	32,497	12,710	—		45,207
Accrued interest receivable and other assets	19,842	4,588	65	(6)	24,765
			270	(7)

Total Assets	$2,313,210	$513,702	$5,945		$2,832,857

Liabilities
Non-interest-bearing demand deposits	$418,947	$52,139	$—		$471,086
Interest-bearing demand, savings and money market accounts	1,039,520	240,980	—		1,280,500
Time deposits	345,368	107,539	27	(8)	452,934

Total deposits	1,803,835	400,658	27		2,204,520
FHLB advances and other borrowings	239,072	50,967	(1,336)	(9)	288,703
Accrued interest payable and other liabilities	22,951	6,432	1,155	(10)	34,148
			3,610	(11)

Total Liabilities	2,065,858	458,057	3,456		2,527,371
Shareholders' Equity
Common stock	13,273	—	1,936	(12)	15,209
Additional paid-in capital	109,839	26,064	(26,064)	(13)	169,647
			59,808	(12)
Retained earnings	119,656	28,611	(27,456)	(13)	116,046
			(1,155)	(10)
			(3,610)	(11)
Accumulated other comprehensive income	4,584	970	(970)	(13)	4,584

Total Shareholders' Equity	247,352	55,645	2,489		305,486

Total Liabilities and Shareholders' Equity	$2,313,210	$513,702	$5,945		$2,832,857

See "NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
FINANCIAL STATEMENTS" on page [    •    ] of this proxy statement/prospectus.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015
(Dollars in Thousands, Except Per Share Amounts)

	German American	River Valley	Pro Forma Adjustments		Pro Forma Combined
Interest Income
Interest and fees on loans	$49,538	$12,756	$946	(14)	$63,240
Interest on federal funds sold and other short-term investments	10	157	—		167
Interest and dividend on securities:
Taxable	6,830	1,232	—		8,062
Non-taxable	4,219	1,147	—		5,366

Total Interest Income	60,597	15,292	946		76,835
Interest Expense
Interest on deposits	3,002	1,341	(19)	(15)	4,324
Interest on FHLB advances and other borrowings	1,481	1,167	(405)	(16)	2,243

Total Interest Expense	4,483	2,508	(424)		6,567

Net Interest Income	56,114	12,784	1,370		70,268
Provision for loan losses	—	297	—		297

Net Interest Income after Provision for Loan Losses	56,114	12,487	1,370		69,971
Non-Interest Income
Trust and investment product fees	2,974	382	—		3,356
Service charges on deposit accounts	3,594	1,828	—		5,422
Insurance revenues	5,812	—	—		5,812
Company owned life insurance	617	233	—		850
Interchange fee income	1,593	490	—		2,083
Other operating income	3,341	(5)	—		3,336
Net gains on sales of loans	2,364	374	—		2,738
Net gain (loss) on securities	725	123	—		848

Total Non-Interest Income	21,020	3,425	—		24,445
Non-Interest Expense
Salaries and employee benefits	26,082	5,763	—		31,845
Occupancy expense	3,732	1,040	—		4,772
Furniture and equipment expense	1,417	468	—		1,885
FDIC premiums	850	263	—		1,113
Data processing fees	2,608	469	—		3,077
Professional fees	2,073	462	—		2,535
Advertising and promotion	3,125	376	—		3,501
Intangible amortization	630	52	526	(17)	1,208
Other operating expenses	5,597	1,806	—		7,403

Total Non-Interest Expense	46,114	10,699	526		57,339

Income before Income Tax	31,020	5,213	844		37,077
Income tax expense	8,668	924	295	(18)	9,887

Net Income Available to Common Shareholders	$22,352	$4,289	$549		$27,190

Per Share Data
Basic earnings per common share	$1.69	$1.71			$1.79
Diluted earnings per common share	$1.69	$1.70			$1.79
Average common shares—basic	13,247,954	2,491,392	1,935,545	(12)	15,183,499
Average common shares—diluted	13,255,510	2,494,535	1,935,545	(12)	15,191,055

See "NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS" on page [    •    ] of this proxy statement/prospectus.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2014
(Dollars in Thousands, Except Per Share Amounts)

	German American	River Valley	Pro Forma Adjustments		Pro Forma Combined
Interest Income
Interest and fees on loans	$65,597	$16,345	$1,212	(14)	$83,154
Interest on federal funds sold and other short-term investments	12	234	—		246
Interest and dividend on securities:
Taxable	10,409	2,061	—		12,470
Non-taxable	4,368	1,032	—		5,400

Total Interest Income	80,386	19,672	1,212		101,270
Interest Expense
Interest on deposits	4,128	1,967	(25)	(15)	6,070
Interest on FHLB advances and other borrowings	1,919	1,471	(540)	(16)	2,850

Total Interest Expense	6,047	3,438	(565)		8,920

Net Interest Income	74,339	16,234	1,777		92,350
Provision for loan losses	150	446	—		596

Net Interest Income after Provision for Loan Losses	74,189	15,788	1,777		91,754
Non-Interest Income
Trust and investment product fees	3,675	378	—		4,053
Service charges on deposit accounts	4,829	2,428	—		7,257
Insurance revenues	7,255	—	—		7,255
Company owned life insurance	826	249	—		1,075
Interchange fee income	1,961	623	—		2,584
Other operating income	2,018	(263)	—		1,755
Net gains on sales of loans	1,892	357	—		2,249
Net gain (loss) on securities	1,481	451	—		1,932

Total Non-Interest Income	23,937	4,223	—		28,160
Non-Interest Expense
Salaries and employee benefits	32,710	7,447	—		40,157
Occupancy expense	5,094	1,332	—		6,426
Furniture and equipment expense	1,953	625	—		2,578
FDIC premiums	1,113	440	—		1,553
Data processing fees	3,675	570	—		4,245
Professional fees	2,294	489	—		2,783
Advertising and promotion	1,977	513	—		2,490
Intangible amortization	1,254	94	692	(17)	2,040
Other operating expenses	7,643	2,269	—		9,912

Total Non-Interest Expense	57,713	13,779	692		72,184

Income before Income Tax	40,413	6,232	1,085		47,730
Income tax expense	12,069	1,444	380	(18)	13,893

Net Income	28,344	4,788	705		33,837
Preferred stock dividends	—	362	—		362

Net Income Available to Common Shareholders	$28,344	$4,426	$705		$33,475

Per Share Data
Basic earnings per common share	$2.15	$2.21			$2.21
Diluted earnings per common share	$2.14	$2.20			$2.21
Average common shares—basic	13,202,822	1,997,715	1,935,545	(12)	15,138,367
Average common shares—diluted	13,223,178	2,001,285	1,935,545	(12)	15,158,723

See "NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS" on page [    •    ] of this proxy statement/prospectus.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

Note 1—Basis of Presentation

        German American has agreed to acquire each of the outstanding shares of River Valley common stock for (a) 0.770 shares of German American common stock (or cash in lieu of fractional share interests), plus (b) a cash payment of $9.90 (subject to reduction to the extent that River Valley's consolidated common shareholders' equity is not at least equal to a certain level at the time of closing; see "THE MERGER AGREEMENT—Calculation of Possible Reduction in Cash Payment" on page [    •    ]). The acquisition will be accounted for under the acquisition method of accounting and, accordingly, the assets and liabilities of River Valley have been marked to estimated fair value upon conditions as of September 30, 2015 and as if the transaction had been effective at the beginning of each income statement period presented. Since these are pro forma statements, we cannot assure that the amounts reflected in these financial statements would have been representative of the actual amounts earned had the companies been combined at that time. In many cases the determination of fair values for purposes of these pro forma statements required management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. The actual fair value adjustments to the assets and the liabilities of River Valley will be made on the basis of appraisals and evaluations that will be made as of the date the merger is completed. Thus, the actual fair value adjustments may differ significantly from those reflected in these pro forma financial statements.

Note 2—Pro Forma Adjustments Footnotes (Dollars in Thousands, Except Per Share Amounts)

(1)
To record cash portion of merger consideration, including payment for cancellation of employee stock options. Final consideration amounts will be based on the stock price for German American at the time of closing.

Cash merger consideration
River Valley shares outstanding	2,513,696
Cash consideration per share	$9.90

Cash merger consideration	$24,886

Cash paid for employee stock options
Outstanding employee stock options	39,066
Cash amount per share based upon (a) assumed German American stock price ($31.90) multiplied by merger exchange ratio (0.770), plus (b) cash merger consideration ($9.90), less (c) average exercise price ($20.19)	$14.27

Cash paid for employee stock options	$557

Total cash consideration	$25,443

(2)
Fair value adjustment for River Valley's loan portfolio, including elimination of unamortized deferred costs ($517) and elimination of existing allowance for loan loss ($3,727). The fair value adjustment for purposes of the pro forma statements is based on preliminary evaluation of market rate differentials and credit loss estimates from management's due diligence procedures. Such estimates are subject to change as further analysis is completed and will be based on final loan balances at the time of closing. Loans will be initially recorded at their estimated fair value at the time of closing and, therefore, there is no carryover of River Valley's allowance for loan losses. Fair value adjustments will be accreted into interest income on a level-yield basis over the life of the respective loans.

(3)
Projected goodwill to be recognized as a result of preliminary purchase accounting estimates. The purchase price allocation, based on the closing stock price prior to the date of the merger agreement, for the transaction is as set forth below. The final purchase price will be based on the stock price for German American at the time of closing.

Purchase price
River Valley shares outstanding	2,513,696
Exchange ratio	0.770

German American stock issued	1,935,545
German American stock price at 10/26/2015	$31.90

Common stock consideration	$61,744

Cash consideration	$25,443

Total purchase price	$87,187

Total purchase price	$87,187
Allocated to:
River Valley equity at September 30, 2015	55,645
River Valley estimated transaction costs, net of tax	(1,155)

River Valley adjusted equity	$54,490

Adjustments to record assets and liabilities at fair value:
Loan portfolio adjustments	$(4,943)
Time deposit adjustments	(27)
FHLB borrowings	(1,204)
Trust preferred borrowings	2,540
Mortgage servicing rights	270
Core deposit intangibles	3,659
Eliminate River Valley's goodwill	(200)
Eliminate River Valley's core deposit intangibles	(282)

Net fair value adjustments	$(187)
Tax effect of net fair value adjustments	65

After-tax net fair value adjustments	$(122)
Total allocation of purchase price	$54,368

Goodwill	$32,819

(4)
To eliminate goodwill and core deposit intangible of River Valley.

(5)
To record core deposit intangible to be amortized over an estimated ten year period utilizing an accelerated method.

(6)
To record a net deferred tax asset related to purchase accounting adjustments utilizing an estimated tax rate of 35%.

(7)
Fair value adjustment for mortgage servicing rights.

(8)
To record a time deposit premium to be amortized over the remaining life of the time deposits utilizing level yield method.

(9)
To record an estimated $2,540 discount on trust preferred borrowings. Amortization of the trust preferred discount is anticipated over the remaining life of the borrowings, which approximates 17 years utilizing the straight line method. Also, to record an estimated $1,204 premium on FHLB borrowings. Amortization of the FHLB borrowings premium is anticipated over the remaining life of the borrowings of approximately two years utilizing the level yield method.

(10)
To record an accrual by River Valley for estimated transaction costs on a net of tax basis, which is primarily professional fees.

(11)
To record an accrual by German American for estimated transaction costs on a net of tax basis, which includes professional fees, settlement of employment agreements and contract cancellation payments.

(12)
To record the issuance of 1,935,545 (2,513,696 shares of River Valley common stock outstanding at September 30, 2015 times the fixed exchange ratio of 0.770) shares of German American common stock as a part of the merger consideration.

(13)
To eliminate the equity accounts of River Valley of $55,645, less estimated transaction costs of $1,155.

(14)
To record estimated accretion of loan fair value adjustments of $2,498 over 3.5 year period in a manner that approximates the level yield method.

(15)
To record accretion of time deposit fair value adjustment of $27 over remaining weighted average term of deposits utilizing the level yield method.

(16)
To record accretion of FHLB advances fair value adjustment of $1,204 over remaining term of borrowings of approximately two years utilizing the level yield method. To record amortization of trust preferred borrowings fair value adjustment of $2,540 over a remaining term of approximately 17 years on a straight line basis.

(17)
To record amortization of core deposit intangible of $3,659 over a ten year period utilizing an accelerated method.

(18)
To record tax impact of acquisition accounting adjustments at an effective rate of 35%.

THE SPECIAL MEETING

        This proxy statement/prospectus is being provided to the shareholders of River Valley in connection with the solicitation of proxies by the River Valley board of directors for use at the special meeting and at any adjournment or postponement thereof. This proxy statement/prospectus provides the shareholders of River Valley with the information they need to know to be able to vote or instruct their vote to be cast at the River Valley special meeting.

Date, Time and Place

        The special meeting of the holders of River Valley shares will be held at 11:00 a.m., local time, on January [    •    ], 2016, at River Valley's principal office located at 430 Clifty Drive, Madison, Indiana.

Purpose of the Special Meeting

        At the special meeting, River Valley shareholders will be asked to consider and vote on the following proposals:

  •
  to approve the merger agreement and related plan of merger and approve the merger and the other transactions contemplated thereby;

  •
  to approve the Articles Amendment;

  •
  to approve, on an advisory (non-binding) basis, compensation that may be paid or become payable to certain executive officers of River Valley in connection with the merger;

  •
  to adjourn the special meeting of shareholders (upon the motion of any shareholder of record entitled to vote thereon duly made and seconded) if necessary to permit further solicitation of proxies for approval of the merger agreement proposal or the Articles Amendment; and

  •
  to conduct other business that properly comes before the River Valley special meeting or any adjournment thereof.

        The River Valley board of directors unanimously recommends that River Valley shareholders vote "FOR" (1) the proposal to approve the merger agreement, (2) the proposal to approve the Articles Amendment, (3) the proposal to approve merger-related compensation, and (4) the proposal to approve adjournments.

Record Date

        Only holders of record of River Valley shares at the close of business on December [    •    ], 2015, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any postponement or adjournments thereof. As of the River Valley record date, [    •    ] shares of River Valley common stock were outstanding and entitled to vote at the meeting, held by [    •    ] holders of record.

        Each share of River Valley is entitled to one vote on each matter presented to the River Valley shareholders. A complete list of River Valley shareholders of record entitled to vote at the special meeting will be available for examination by any River Valley shareholder at River Valley's principal executive offices, for any purpose germane to the special meeting, during normal business hours for a period of five (5) days before the special meeting. The list will also be available at the place of meeting for the duration thereof.

Quorum

        In order to carry on the business of the meeting, River Valley must have a quorum. A quorum of River Valley shareholders requires the presence, in person or represented by proxy, of at least a majority of the issued and outstanding shares entitled to vote at the meeting. Proxies properly executed and marked with a positive vote, a negative vote or an abstention, as well as broker non-votes, will be considered to be present at the special meeting for purposes of determining whether a quorum is present for the transaction of all business at the special meeting. A broker non-vote occurs when a nominee for a broker holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Required Vote to Approve the Proposals

        Holders of a majority of the issued and outstanding shares of River Valley (based on the record of its shareholders as of December [    •    ], 2015, the record date for the meeting) must vote in favor of the proposal to approve the merger agreement. Approval of the Articles Amendment, the merger-related compensation proposal and the adjournment proposal each requires the holders of more shares of River Valley common stock voting in favor of the proposal than voting against it.

        As of the record date, there were [    •    ] shares of River Valley outstanding. Approval of the merger agreement (and related plan of merger) requires the affirmative vote of holders of at least [    •    ] of these shares, representing a majority of the issued and outstanding shares of River Valley common stock as of the record date.

Beneficial Ownership of River Valley Common Stock by Certain Shareholders

        The following table provides information, as of December [    •    ], 2015, about each person known by River Valley to own beneficially 5% or more of the Common Stock.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(1)		Percent of Class
River Valley Financial Bank, as Trustee of the ESOP 430 Clifty Drive Madison, IN 47250	170,797	(2)	6.8%
Thomas M. and Mary E. Davee 430 Fairmount Dr. Madison, IN 47250	158,374	(3)	6.3%
Banc Fund VII L.P.	137,500	(4)	5.5%
Banc Fund VIII L.P.
Banc Fund IX L.P. 20 North Wacker Drive, Suite 3300 Chicago, IL 60606

(1)
Unless other information is given, the named beneficial owner has sole voting and dispositive power with respect to the shares. The information in this chart with respect to the Davee and Banc Fund shareholders listed in the chart is based on Schedule 13D and 13G Report(s) they filed with the Securities and Exchange Commission (the "SEC") containing information concerning shares held by them. It does not reflect any changes in shareholdings that may have occurred since the date of those filings.

(2)
These shares, as to which voting and dispositive power is shared, are held by the Trustee of the River Valley Bancorp Employee Stock Ownership Plan and Trust (the "ESOP"). The employees participating in the ESOP are entitled to instruct the Trustee on how to vote shares held in their accounts under the ESOP. The ESOP requires the Trustee to vote any unallocated shares held in a suspense account under the ESOP or allocated shares as to which voting instructions are not received in the same proportion as allocated shares are voted.

(3)
Thomas M. Davee and Mary E. Davee are married and jointly own these shares. They share voting and dispositive power as to such shares.

(4)
Banc Fund VII L.P., Banc Fund VIII L.P. and Banc Fund IX L.P. are each an Illinois limited partnership. Charles J. Moore, who is the manager of these funds, has voting and dispositive power over these shares and controls these entities through The Banc Funds Company, L.L.C., an Illinois limited liability company, of which he is principal shareholder and which serves as general partner of MidBanc VII L.P., MidBanc VIII L.P. and MidBanc IX L.P., the general partners, respectively, of Banc Fund VII L.P., Banc Fund VIII L.P., and Banc Fund IX L.P.

        The following table sets forth certain information on each director of River Valley, including the number and percent of shares of River Valley common stock beneficially owned as of December [    •    ], 2015. The table also includes information on the number of shares of River Valley common stock beneficially owned by all directors and executive officers of River Valley as a group and by River Valley's named executive officers who are not also directors.

Name	Common Stock Beneficially Owned as of December [•], 2015(1)		Percentage of Common Stock
Directors
Lonnie D. Collins	62,584	(2)	2.5%
Matthew P. Forrester	59,043	(3)	2.3%
Michael J. Hensley	29,332	(4)	1.2%
Fred W. Koehler	87,753	(5)	3.5%
Lillian Sue Livers, M.S., R.D.	8,105	(6)	*
Charles J. McKay, CPA	13,500	(7)	*
Named Executive Officers
Anthony Brandon, Executive Vice President	16,976	(8)	*
John Muessel, Vice President-Trust Services	14,472	(9)	*
Vickie L. Grimes, Treasurer	6,352	(10)	*
All directors and executive officers as a group (12 persons)	322,612	(11)	12.8%

*
Under 1% of outstanding shares. Outstanding shares used for calculations are 2,513,696.

(1)
Unless otherwise indicated, each nominee or director has sole investment and/or voting power with respect to the shares shown as beneficially owned by him. Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic power with respect to the shares. Includes shares beneficially owned by members of the immediate families of the directors residing in their homes.

(2)
Of these shares, 41,000 are held jointly by Mr. Collins and his spouse, and 3,000 restricted shares were granted under the 2014 Stock Option and Incentive Plan (the "2014 Plan").

(3)
Of these shares, 9,852 are held jointly by Mr. Forrester and his spouse, 31,635 are held by Mr. Forrester directly, 1,535 are held in an IRA for his spouse, 192 are held by him as custodian for his children, 3,000 restricted shares were granted under the 2014 Plan, 2,000 are subject to stock options granted under the 2014 Plan, and 10,829 were held under the ESOP as of December 31, 2014. Does not include options for 8,000 shares which are not exercisable within 60 days of the record date for the shareholder meeting.

(4)
Of these shares, 11,000 are held jointly by Mr. Hensley and his spouse, 6,000 shares are held by a trust as to which Mr. Hensley serves as trustee, 9,332 are held by Mr. Hensley directly, and 3,000 restricted shares were granted under the 2014 Plan. 16,000 of these shares are pledged to secure a bank loan from another financial institution to Mr. Hensley and his spouse.

(5)
Of these shares, 29,637 are held in the Koehler Family Gift Trust, of which Mr. Koehler's spouse is trustee, 54,516 are held in the Frederick W. Koehler Gift Trust, of which Mr. Koehler is trustee, 600 shares are held by Mr. Koehler's spouse in an individual retirement account, and 3,000 are restricted shares granted under the 2014 Plan.

(6)
5,105 of these shares are held jointly by Ms. Livers and her spouse, and 3,000 restricted shares were granted under the 2014 Plan.

(7)
10,500 of these shares are held jointly by Mr. McKay and his spouse, and 3,000 restricted shares were granted under the 2014 Plan.

(8)
Of these shares, 5,700 are held jointly by Mr. Brandon and his spouse, 4,000 are subject to stock options granted under the River Valley Bancorp Option Plan (the "Option Plan") and the 2014 Plan, 300 shares were granted under the River Valley Recognition and Retention Plan ("Recognition and Retention Plan"), all of which are voted by the Trustees of the Recognition and Retention Plan, and 6,976 are held under the ESOP as of December 31, 2014. Does not include options for 4,500 shares which are not exercisable within 60 days of the record date for the shareholder meeting.

(9)
Includes 5,272 shares held under the ESOP as of December 31, 2014, 500 shares are held by Mr. Muessel directly, and 8,950 shares held jointly with Mr. Muessel's spouse.

(10)
Includes 1,000 shares subject to stock options granted under the Option Plan and 5,152 shares held under the ESOP as of December 31, 2014. Does not include options for 1,500 shares which are not exercisable within 60 days of the record date for the shareholder meeting.

(11)
Of these shares, 18,500 restricted shares are held under the Recognition and Retention Plan or the 2014 Plan, 12,000 are subject to stock options granted under the Option Plan or the 2014 Plan, and 42,852 were allocated to such persons under the ESOP as of December 31, 2014. Does not include options for 15,500 shares which are not exercisable within 60 days of the record date for the shareholder meeting.

Voting Agreement

        Each member of the board of directors of River Valley and certain executive officers of River Valley as of October 26, 2015, the date the merger agreement was executed, entered into a voting agreement with German American to cause all River Valley common stock owned by each of them of record or beneficially on such date to be voted in favor of the merger agreement proposal. As of the record date, the members of the River Valley board of directors and their affiliates together with the other persons executing the Voting Agreement had power to vote, or cause to be voted, an aggregate of 291,117 shares of River Valley common stock outstanding, representing 11.6% of the outstanding shares on that date.

Treatment of Abstentions and Broker Non-Votes

        Abstentions with respect to shares will be counted as shares that are present and entitled to vote for purposes of determining the number of shares that are present and entitled to vote with respect to any particular proposal, but will not be counted as votes in favor of such proposal. Because approval of the merger and the adoption of the merger agreement requires the affirmative vote of a majority of the shares of River Valley issued and outstanding, if a shareholder responds to the merger agreement proposal with an abstention, the abstention will have the same effect as a vote "AGAINST" the adoption of the merger agreement and the approval of the merger. Since approval of the Articles Amendment, the merger-related compensation proposal (on an advisory basis), and the adjournment proposal only require more shares to vote in favor of the proposals than against them at the special meeting, abstentions will not affect the approvals of these proposals.

        Similarly, broker non-votes will be counted as shares that are present but NOT entitled to vote with respect to any proposal. Since the shares represented by the broker non-votes cannot vote "FOR" the merger agreement proposal, they will have the same effect as a vote "AGAINST" the merger agreement proposal. If you are a beneficial owner of River Valley common stock held by a broker or other nominee, you must instruct your nominee how to vote. Your nominee cannot vote your shares on your behalf without your instructions. If you do not provide instructions to your broker on the proposal to approve the Articles Amendment, the merger-related compensation proposal, or the adjournment proposal, then your shares will not be voted and will not be counted for purposes of the approval of these proposals.

How to Vote; Voting of Proxies

        A shareholder may vote by proxy or in person at the meeting. River Valley shareholders may vote their shares at the special meeting:

  •
  In Person: by attending the special meeting and voting their shares in person; or

  •
  By Mail: by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed post-prepaid envelope.

        Every River Valley shareholder's vote is important. Accordingly, each River Valley shareholder who holds shares of record directly in that shareholder's name should sign, date and return the accompanying proxy card whether or not the shareholder plans to attend the special meeting in person.

        Giving a proxy means that a shareholder authorizes the persons named in the enclosed proxy card to vote the shareholder's shares at the special meeting in the manner the shareholder directs. River Valley requests that shareholders intending to submit a proxy by mail complete and sign the accompanying proxy and return it to River Valley as soon as possible in the enclosed postage-paid envelope. If the accompanying proxy is returned properly executed, the shares of common stock represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card.

        If a shareholder's shares are held in "street name" by a bank or trust company, broker or other nominee that has provided a voting form, the shareholder should follow the instructions provided on such voting form.

        It is not expected that any matter not referred to herein will be presented for action at the special meeting. If any other matters are properly brought before the special meeting, the persons named in the proxies submitted to River Valley will have discretion to vote on such matters in accordance with their best judgment.

        A River Valley shareholder may receive more than one proxy statement/prospectus or proxy card. This duplication will occur if such shareholder's shares of common stock are registered in different names or are in more than one type of account maintained by Computershare, Inc., River Valley's transfer agent. In order to have all its common stock voted, a River Valley shareholder should sign and return all the proxy cards the shareholder receives.

        Do not send any stock certificates with your proxy cards. If the merger is approved and adopted by River Valley shareholders at the special meeting, and the merger is closed, the exchange agent will mail transmittal forms with instructions for the surrender of share certificates for River Valley common stock as soon as practicable after completion of the merger.

Revocability of Proxies

        A River Valley shareholder has the power to change the shareholder's vote at any time before the shareholder's shares are voted at the special meeting by (i) filing with River Valley's Secretary, Lonnie D. Collins (430 Clifty Drive, P.O. Box 1590, Madison, Indiana 47250), a written notice of revocation bearing a date later than the date of such proxy, (ii) submitting a subsequent proxy relating to the same shares, or (iii) attending the special meeting and voting in person. Attendance at the special meeting without voting will not itself revoke a proxy.

        However, if a shareholder holds the shareholder's shares through a bank, broker or other nominee, the shareholder may revoke the shareholder's instructions only by informing the nominee in accordance with any procedures established by such nominee.

Solicitation of Proxies

        River Valley's board of directors is soliciting proxies to be voted at the special meeting of River Valley's shareholders. River Valley will pay the costs and expenses of soliciting and obtaining proxies. Following the original mailing of this proxy statement/prospectus and other soliciting materials, River Valley will request brokers, custodians, nominees and other record holders of River Valley common stock to forward copies of this proxy statement/prospectus and other soliciting materials to persons for whom they hold shares of River Valley common stock and to request authority for the exercise of proxies. In these cases, River Valley will, upon the request of the record holders, reimburse these holders for their reasonable expenses. River Valley has also made arrangements with Laurel Hill Advisory Group, LLC to assist it in soliciting proxies and has agreed to pay Laurel Hill Advisory Group, LLC approximately $6,000 plus reasonable expenses for these services. River Valley also may use several of its regular employees, who will not be specially compensated, to solicit proxies from River Valley shareholders, either personally or by telephone or electronic mail.

PROPOSAL 1—THE MERGER

Background of the Merger

        As part of its ongoing consideration and evaluation of River Valley's long-term prospects and strategies, the board of directors of River Valley has periodically discussed and reviewed strategic opportunities to maximize value for its shareholders. These opportunities have included, among other alternatives, continuing as an independent institution, growing internally and through branch acquisitions, or affiliating or merging with another institution. On at least an annual basis, River Valley's board of directors has invited to its meetings representatives of various investment banks to provide the board with market updates, which have generally included banking industry overviews and mergers and acquisitions outlooks. This type of meeting was most recently held with Keefe, Bruyette & Woods, Inc. ("KBW") on April 15, 2015 and June 16, 2015.

        Due substantially to the prolonged regional and national economic downturn beginning in 2008, the operating environment for River Valley during the years 2008-2012 had become increasingly difficult, leading to larger than normal loan loss provisions, decreased loan originations, diminished growth opportunities, shrinking net interest margins, increased operating costs and stagnant financial performance. River Valley's operating results improved in 2013 and in July 2014, River Valley raised gross proceeds of $19.4 million in a secondary public offering at which shares were priced at $20.50 per share. River Valley had intended to use that capital, among other things, to grow River Valley Financial's operations. Informal efforts to locate acquisition opportunities proved unsuccessful. In the summer of 2015, the board of directors began to reconsider whether River Valley's shareholders, customers, and employees were best served by River Valley remaining as an independent financial institution, or whether River Valley should consider an affiliation with another banking partner.

        River Valley, like other financial institutions, has faced the challenges of generating enhanced earnings through organic growth in a difficult economic environment and trying to achieve acceptable returns on equity with, in its case, increased capital resulting from its public offering. In addition, River Valley encountered only limited growth opportunities for River Valley Financial, and found some difficulty staying ahead of technological advances in its business. Therefore, management and the board of directors of River Valley throughout the summer of 2015 continued to focus on strategic options, including a possible merger of River Valley with another financial institution. They concluded that scale might be needed to absorb additional operating and regulatory costs in a stagnant, slow growth economy. Moreover, a merger with another financial institution with greater growth opportunities might be an effective way to provide a meaningful return to all of its shareholders. At a board meeting held July 9, 2015, the River Valley directors focused on ways to address the board's fiduciary obligations to River Valley's shareholders. KBW and River Valley's legal counsel attended that meeting. The directors discussed opportunities as an independent bank and challenges River Valley Financial faced from regulators, competitors, and the economy, including low interest rates. The board concluded that River Valley should engage KBW in connection with a possible sale of River Valley. The timeline and legal process involved in a possible bank merger transaction were discussed in detail. Legal counsel discussed the importance of keeping such a process confidential and not trading in shares of River Valley common stock. River Valley also identified at the meeting a limited number of officers and employees who would be informed of the engagement of KBW.

        In selecting KBW, River Valley's board of directors considered the long term relationship and the prior work performed by KBW for River Valley. The board also considered that KBW had provided prior and ongoing services to several of the financial institutions that were potential merger partners, and concluded that such services would not adversely affect KBW's ability to act as River Valley's financial advisor. Prior to the approval and execution of the merger agreement, KBW provided to River Valley's board of directors information about the contacts and meetings that KBW had before its engagement as River Valley's financial advisor with German American's management and board of directors about the market for bank mergers, including the possibility of affiliating with River Valley. The President and Chief Executive Officer of River Valley also reported on the results of an informal meeting with the Chairman and Chief Executive Officer of German American on June 10, 2015 to generally discuss whether or not a combination of their two financial institutions could be successful. The board considered KBW's ongoing and long relationship with River Valley, extensive experience and capabilities relating to combinations involving financial institutions in the United States and its reputation as a leading investment banker in the financial services area, when making its decision to engage KBW. KBW, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, as well as private placements of listed and unlisted securities. KBW is familiar with the market for common stocks of publicly and privately traded banks, thrifts, and bank and thrift holding companies.

        During the rest of July 2015, River Valley, with the assistance of KBW, worked on populating River Valley's virtual data room and creating River Valley's Confidential Information Memorandum. At the end of July, KBW contacted six potential merger partners at the direction of River Valley and received five signed confidentiality agreements.

        The Confidential Information Memorandum for River Valley was completed on August 3, 2015 and the virtual data room was made available for use by interested parties on that date. The five potential merger partners that had signed confidentiality agreements conducted initial due diligence. German American, which signed its confidentiality agreement on July 20, 2015, was one of those five potential partners.

        By August 17, 2015, which had been set as the deadline for indications of interest from potential buyers, River Valley received one written indication of interest from German American. The purchase price offered in that letter was $32.00 per share, consisting of 70% stock and 30% cash, with the value of the German American common stock to be determined based on a 20-day volume weighted average price of German American common stock immediately prior to signing the definitive merger agreement. Stock options were to be cashed out at $32.00 per share. The other four potential merger partners decided not to submit an indication of interest for various reasons.

        River Valley's board of directors met on August 18, 2015, to consider German American's indication of interest. The board discussed the terms of German American's letter of intent with River Valley's advisors. KBW reviewed with the board publicly available financial information regarding German American and pro forma financial information based on German American's indication of interest. KBW informed the board of the reasons given by several potential merger partners contacted as to why they had decided not to participate or had subsequently withdrawn from the process. Two additional potential merger partners that had not been previously contacted were considered, but the board and KBW discussed publicly available financial information indicating that these two additional potential merger partners would likely not have the potential financial ability to meet the $32.00 per share price being offered by German American. After this discussion, the board decided not to expand the group of bidders.

        Following an extensive discussion regarding German American's indication of interest, it was the consensus of the board that the German American offer of $32.00 per share was too low. The board asked KBW to seek an increase in the price to $35.00 per share and to advise German American that River Valley would accept more stock consideration in the merger if that would help German American increase its offer. The board was again reminded of its fiduciary duty to shareholders and its right to consider the interests of employees, customers and the community, in addition to the paramount interest of shareholders, in considering the offer by German American.

        At a loan committee meeting of River Valley Financial held on August 20, 2015, KBW informed the board of directors of River Valley Financial that German American had indicated that it wished to complete its due diligence before offering or negotiating a higher price per share. KBW was instructed to advise German American again that the $32.00 per share offer was too low.

        At the end of August and in September, 2015, German American performed extensive additional due diligence, including an on-site review of River Valley Financial's loans on September 10, 2015 through September 12, 2015. On August 28, 2015 and September 10, 2015, representatives of German American met with management of River Valley to conduct due diligence.

        On September 25, 2015, German American submitted to River a revised letter of intent. The board discussed the bid with River Valley's financial and legal advisors. German American continued to propose a 70% stock/30% cash consideration mix but increased the proposed consideration to $33.00 per share, consisting of a fraction of a share of German American common stock to be valued at $23.10 (based on a 20-day weighted average calculation to be made shortly before the merger agreement was signed), and $9.90 cash for each share of River Valley common stock. This exchange ratio was to remain fixed. At the conclusion of this meeting, River Valley's board, by unanimous vote, authorized management and counsel to work expeditiously toward a definitive agreement based on the increased consideration proposed by German American. River Valley executed the revised letter of intent on September 26, 2015.

        German American's legal counsel submitted a draft merger agreement to the parties on October 6, 2015. From October 6, 2015, and through October 23, 2015, the parties exchanged comments and negotiated changes to the draft agreement. River Valley also performed reverse due diligence on German American on October 13, 2015. On October 13, 2015, German American sent draft employment contracts to Matthew P. Forrester, Anthony D. Brandon and John Muessel, and German American's counsel subsequently worked with independent counsel for those employees to finalize those contracts.

        On October 20, 2015, the board of directors of River Valley held a regular board meeting attended by legal counsel. Counsel led a detailed discussion regarding the provisions of the latest merger agreement draft and responded to questions from directors. The board was advised that a minimum net equity number for River Valley at the closing was to be required by German American but the minimum number had not yet been determined. At that meeting, the board also considered the potential interest of another possible bidder outside of River Valley's market area, but the board and KBW discussed publicly available financial information indicating that this possible bidder would likely not have the potential financial ability to match or exceed German American's proposal. Negotiations continued on the merger agreement.

        At a special meeting on October 26, 2015, the board of directors of River Valley was advised of final changes to the merger agreement, including a minimum net equity of River Valley at the end of the month prior to closing of $53,250,000 if the closing occurred prior to March 1, 2016, and a minimum net equity of $53,883,000 if the closing occurred on or after March 1, 2016. Moreover, stock options for River Valley common stock were to be cashed out at their market value at closing. Also at this meeting, KBW reviewed the financial aspects of the proposed merger with the board and rendered to the board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of River Valley common stock.

        After careful consideration of the revised draft of the merger agreement and the other strategic options available to River Valley at the time, including the likely inability or unwillingness of other potential acquirors to make a superior offer, River Valley's management believed that the proposal set forth in the revised merger agreement was the highest and best offer German American would make and the highest and best offer River Valley was likely to receive from a potential acquiror, and that it was in the best interests of River Valley's shareholders to execute the merger agreement. River Valley's board of directors approved the merger agreement and authorized the execution of the merger agreement and all related documents.

        Also on October 26, 2015, the board of directors of German American met with German American's management, German American's financial advisors and German American's legal counsel who presented the terms of the merger agreement that had been distributed to the board prior to the meeting and the strategic rationale for the transaction. This meeting was following two earlier board meetings where the concept and general terms of the combination and financial projections related thereto had been discussed. Following this presentation, the board of directors of German American reviewed and discussed the draft of the merger agreement and the consideration to be paid by German American to River Valley. German American's management and advisors responded to questions from the board regarding the merger and the merger consideration. Following a lengthy discussion, the board voted to approve management's finalization and execution of the merger agreement and all related documents.

        River Valley and German American executed the definitive merger agreement after the close of business on October 26, 2015. German American and River Valley issued a joint press release publicly announcing the transaction after the closing of the financial markets on October 26, 2015. Meetings with key employees and branch managers regarding the merger were held the evening of October 26, 2015, and throughout the day on both October 27, 2015 and October 28, 2015.

German American's Reasons for the Merger

        In deciding to approve the merger with River Valley, German American's board of directors considered a number of factors, including:

  •
  the expected benefit to German American's existing and future banking customers resulting from the expansion of its banking operations in River Valley's banking footprint, as well as the opportunity for future operating efficiencies as a result of the combination of River Valley and German American;

  •
  the strength of River Valley Financial's community banking orientation and the quality of its management, employees and board leadership;

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  the results of management's review of the business, operations, earnings, and financial condition, including capital levels and asset quality of River Valley;

  •
  the fairness of the terms of the proposed merger to German American from a financial point of view; and

  •
  management's belief, based on historical information with respect to River Valley Financial's business, earnings, operations, financial condition, prospects, capital levels and asset quality, that the combined banking company has the ability to thrive and grow in the attractive market of southeastern Indiana and the greater Louisville market.

        The foregoing discussion of the information and factors considered by the German American board of directors is not intended to be exhaustive, but includes the material factors considered by the German American board of directors. In reaching its decision to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, the German American board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The German American board of directors considered all these factors as a whole, including discussions with, and questioning of, German American's management and German American's financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

        For the reasons set forth above, the German American board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of German American and its shareholders, and unanimously approved and adopted the merger agreement.

River Valley's Reasons for the Merger and Recommendation of the Board of Directors

        River Valley's board of directors has determined that the merger agreement and the merger are in the best interests of River Valley and its shareholders and recommends that River Valley's shareholders vote "FOR" the approval of the merger agreement and the transactions contemplated by the merger agreement.

        In its deliberations and in making its determination, River Valley's board of directors considered many factors including, without limitation, the following:

  •
  the business, earnings, operations, financial condition, management, prospects, capital levels, and asset quality of both German American and River Valley;

  •
  the current and prospective business and economic environments in which River Valley operates, including challenging national, regional, and local economic conditions, the competitive environment for Indiana financial institutions characterized by intensifying competition from other financial institutions, increasing consolidation of the financial services industry, the increased regulatory burdens on financial institutions, and the uncertainties in the regulatory climate going forward;

  •
  River Valley's belief that River Valley needs to grow to be in a position to deliver a competitive return to its shareholders;

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  the likelihood that acquisition opportunities for River Valley as a buyer are limited for the foreseeable future given River Valley's common stock is less liquid and the valuation of its common stock which would be part of any consideration offered to potential targets and lack of attractive smaller banks within and surrounding its footprint;

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  German American's ability and resources to negotiate, execute, and close, and conduct due diligence in connection with, a definitive merger agreement on an expedited basis;

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  River Valley's need to keep up with technological advances expected by its customers;

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  River Valley's board's belief that, after consideration of potential alternatives, including the likely inability of other potential strategic partners to consummate a transaction on terms superior to those offered in the merger agreement, the merger is expected to provide greater benefits to River Valley's shareholders than the range of possible alternatives, including continuing to operate River Valley on a stand-alone basis or pursuing a transaction with another bidder;

  •
  River Valley's belief that an auction process was conducted with the assistance of KBW in an effort to maximize the price River Valley shareholders will receive;

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  the knowledge that investors remain focused on the trading liquidity of a bank's shares and generally value companies with greater market capitalizations with higher valuations;

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  the effect of the merger on River Valley Financial's employees, including the prospects for continued employment of many of those employees and the severance benefits agreed to be provided by German American to River Valley Financial's employees who are not to be retained;

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  German American's superior access to capital and managerial resources relative to that of River Valley;

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  the benefits of being part of a larger and more diversified combined financial institution and the risks of continuing to be an independent company, given the limited liquidity of River Valley's common stock and the lack of acquisition opportunities for River Valley;

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  the perceived compatibility of the business philosophies and cultures of River Valley and German American, which River Valley's board believed would facilitate the integration of the operations of the two companies;

  •
  German American's commitment to Indiana, reputation for community volunteerism, and agreement to continue to make charitable contributions in River Valley Financial's markets at the same levels being made by River Valley Financial;

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  the board's desire to provide River Valley's shareholders with the prospects for greater future appreciation on their investments in River Valley common stock than the amount the board of directors believes River Valley could achieve independently;

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  the board's desire to provide River Valley's shareholders with a consistent cash dividend (although lower than River Valley's) and future prospects for increases in cash dividends;

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  the expectation that the historical liquidity of German American's stock will offer River Valley shareholders the opportunity to participate in the growth and opportunities of German American by retaining their German American stock following the merger, or to exit their investment, should they prefer to do so;

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  the financial and other terms and conditions of the merger agreement, including (1) the fact that the Exchange Ratio (assuming no adjustments) represents approximately 162% of River Valley's tangible book value as of the date of the merger agreement and is fixed, with no caps, and (2) provisions providing for the payment of a $3,236,000 termination fee if the merger agreement is terminated under certain circumstances, which River Valley's board deemed reasonable;

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  the small size of River Valley's board and the fact that River Valley will lose one of its directors as a result of age limitations in 2016;

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  the potential upside in German American's common stock based on expected earnings accretion;

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  the fact that the value of the merger consideration prior to the public announcement of the merger represented a significant premium over recent trading prices for River Valley common stock;

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  the overall greater scale that will be achieved by the merger that will better position the combined company for future growth;

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  the complementary geographic locations of River Valley and German American branch networks in Indiana with no risk of any kind of antitrust challenge to slow down the merger process;

  •
  the historical and current market prices of German American;

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  the opinion, dated October 26, 2015, of KBW to the board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of River Valley common stock of the merger consideration in the merger, as more fully described below under "THE MERGER—Opinion of Financial Advisor to River Valley";

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  the interests of River Valley's directors and executive officers in the merger, in addition to their interests generally as shareholders, as described under "THE MERGER—Interests of River Valley's Directors and Executive Officers in the Merger";

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  the likelihood that the regulatory approvals necessary to complete the transaction would be obtained;

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  the effect of the merger on River Valley Financial's customers and the communities in which they conduct business; and

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  the existence of a dissident shareholder of River who periodically challenged River Valley's business decisions and strategic direction.

        The foregoing discussion of the factors considered by River Valley's board of directors is not intended to be exhaustive, but rather includes the material factors considered by River Valley's board of directors. In reaching its decision to approve the merger agreement, the merger, and the other transactions contemplated by the merger agreement, River Valley's board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. River Valley's board of directors considered all these factors as a whole, and overall considered the factors to be favorable to, and to support, its determination. River Valley's board of directors evaluated the proposed merger in consultation with River Valley's management and River Valley's financial and legal advisors.

        For the reasons set forth above, the River Valley board of directors unanimously determined that the merger, the merger agreement, and the transactions contemplated by the merger agreement are advisable and in the best interests of River Valley and its shareholders, and unanimously approved and adopted the merger agreement. The River Valley board of directors unanimously recommends that River Valley shareholders vote "FOR" (1) the proposal to approve the merger agreement, (2) the proposal to approve the Articles Amendment, (3) the proposal to approve merger-related compensation, and (4) the proposal to approve adjournments.

Opinion of Financial Advisor to River Valley

        River Valley engaged Keefe, Bruyette & Woods, Inc. ("KBW") to render financial advisory and investment banking services to River Valley, including an opinion to the River Valley board of directors as to the fairness, from a financial point of view, to the holders of River Valley common stock of the merger consideration in the proposed merger of River Valley with and into German American. River Valley selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

        As part of its engagement, representatives of KBW attended the meeting of the River Valley board held on October 26 2015, at which the River Valley board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the River Valley board to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the merger consideration to be received by the holders of River Valley common stock in the proposed merger was fair, from a financial point of view, to such holders. The River Valley board approved the merger agreement at this meeting.

        The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

        KBW's opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the River Valley board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the merger consideration in the merger to the holders of River Valley common stock. It did not address the underlying business decision of River Valley to engage in the merger or enter into the merger agreement or constitute a recommendation to the River Valley board in connection with the merger, and it does not constitute a recommendation to any holder of River Valley common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting or other agreement with respect to the merger.

        KBW's opinion was reviewed and approved by KBW's Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

        In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the merger and bearing upon the financial and operating condition of River Valley and German American, including among other things:

  •
  a draft of the merger agreement, dated October 23, 2015 (the most recent draft then made available to KBW);

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  the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2014 of River Valley;

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  the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015 and June 30, 2015 of River Valley;

  •
  certain unaudited monthly financial results for River Valley as of September 30, 2015, provided to KBW by representatives of River Valley;

  •
  the audited financial statements and Annual Reports of Form 10-K for the three fiscal years ended December 31, 2014 of German American;

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  the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015 and June 30, 2015 of German American;

  •
  certain regulatory filings of River Valley, River Valley Financial, German American and German American Bancorp, including (as applicable) the quarterly Call Reports and reports on Form FR Y-9SP and FR Y9-C filed with respect to each quarter during the three year period ended December 31, 2014 and the quarters ended March 31, 2015 and June 30, 2015;

  •
  certain other interim reports and other communications of River Valley and German American to their respective shareholders and investors; and

  •
  other financial information concerning the businesses and operations of River Valley and German American furnished to KBW by River Valley and German American or which KBW was otherwise directed to use for purposes of KBW's analyses.

        KBW's consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

  •
  the historical and current financial position and results of operations of River Valley and German American;

  •
  the assets and liabilities of River Valley and German American;

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  the nature and terms of certain other merger transactions and business combinations in the banking industry;

  •
  a comparison of certain financial and stock market information for River Valley and German American with similar information for certain other companies the securities of which were publicly traded;

  •
  financial and operating forecasts and projections of River Valley that were prepared by, and provided to KBW and discussed with KBW by, River Valley management and that were used and relied upon by KBW at the direction of such management with the consent of the River Valley board; and

  •
  earnings per share estimates for German American (taken or derived from publicly available consensus "street estimates") and estimates regarding certain pro forma financial effects of the merger on German American (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), that were prepared by, and provided to KBW and discussed with KBW by, German American management and that were used and relied upon by KBW based on such discussions and at the direction of River Valley management with the consent of the River Valley board.

        KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also held discussions with senior management of River Valley and German American regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by River Valley, with KBW's assistance, to solicit indications of interest from third parties regarding a potential transaction with River Valley.

        In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of River Valley as to the reasonableness and achievability of the financial and operating forecasts and projections of River Valley referred to above (and the assumptions and bases therefor) and KBW assumed, with the consent of River Valley, that such forecasts and projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied upon German American management as to the reasonableness and achievability of earnings per share estimates for German American referred to above, as well as the estimates regarding certain pro forma financial effects of the merger on German American (and the assumptions and bases therefor, including without limitation, the cost savings and related expenses expected to result or be derived from the merger) referred to above, and KBW assumed, with the consent of River Valley, that all such estimates were reasonably prepared on a basis reflecting the best currently available estimates and judgments of German American management and that such estimates would be realized in the amounts and in the time periods estimated by such management.

        It is understood that the forecasts, projections and estimates of River Valley provided to KBW were not prepared with the expectation of public disclosure, that all such forecasts, projections and estimates, together with earnings per share estimates for German American referred to above, were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of River Valley and German American and with the consent of River Valley, that such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

        KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either River Valley or German American since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with River Valley's consent, that the aggregate allowances for loan and lease losses for River Valley and German American were adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of River Valley or German American, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of River Valley or German American under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

        KBW assumed that, in all respects material to its analyses:

  •
  the merger and any related transaction (including the subsidiary bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW's analyses from the latest draft of the merger agreement that had been reviewed by KBW) with no adjustments to the merger consideration and with no other payments in respect of the River Valley common stock;

  •
  the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

  •
  each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

  •
  there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transaction and that all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the merger agreement; and

  •
  in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of River Valley, German American, the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result or be derived from the merger.

        KBW assumed, in all respects material to KBW's analyses, that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of River Valley that River Valley relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to River Valley, German American, the merger and any related transaction (including the subsidiary bank merger), and the merger agreement. KBW did not provide advice with respect to any such matters.

        KBW's opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, to the holders of River Valley common stock of the merger consideration to be received by such holders in the merger. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the subsidiary bank merger), including without limitation, the form or structure of the merger (including the form of merger consideration or the allocation thereof between stock and cash) or any related transaction, any consequences of the merger or any related transaction to River Valley, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW's opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW's opinion may have affected, and may affect, the conclusion reached in KBW's opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW's opinion did not address, and KBW expressed no view or opinion with respect to:

  •
  the underlying business decision of River Valley to engage in the merger or enter into the merger agreement;

  •
  the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by River Valley or the River Valley board;

  •
  the fairness of the amount or nature of any compensation to any of River Valley's officers, directors or employees, or any class of such persons, relative to any compensation to the holders of River Valley common stock;

  •
  the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of River Valley (other than the holders of River Valley common stock, solely with respect to the merger consideration as described in KBW's opinion) or holders of any class of securities of German American or any other party to any transaction contemplated by the merger agreement;

  •
  whether German American has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate cash consideration to the holders of River Valley common stock at the closing of the merger;

  •
  the actual value of German American common stock to be issued in the merger;

  •
  any adjustment (as provided in the Agreement) to the amount of the merger consideration assumed to be paid in the merger for purposes of KBW's opinion;

  •
  the prices, trading range or volume at which River Valley common stock or German American common stock would trade following the public announcement of the merger or the prices, trading range or volume at which German American common stock would trade following the consummation of the merger;

  •
  any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

  •
  any legal, regulatory, accounting, tax or similar matters relating to River Valley, German American, their respective shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the subsidiary bank merger), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

        In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, River Valley and German American. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the River Valley board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the River Valley board with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between River Valley and German American and the decision to enter into the merger agreement was solely that of the River Valley board.

        The following is a summary of the material financial analyses performed by KBW in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion, but summarizes the material analyses performed in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

        For purposes of the financial analyses described below, KBW utilized an implied value of the merger consideration of $34.48 per share of River Valley common stock, consisting of (i) $9.90 in cash and (ii) the implied value of 0.770 of a share of German American common stock to be issued in the merger for each share of River Valley common stock, based on the closing price of German American common stock on October 23, 2015.

        Selected Companies Analysis of River Valley.    Using publicly available information, KBW compared the financial performance, financial condition and market performance of River Valley to 25 selected banks and thrifts located in the Midwest region with publicly traded stock, assets between $350 million and $700 million, last-twelve-months ("LTM") return on assets greater than 0.75% and nonperforming assets to assets ratios less than 2.5%. Mutual holding companies and merger targets were excluded from the selected companies.

        The selected companies included in River Valley's "peer" group were:

Heartland BancCorp	Guaranty Federal Bancshares, Inc.
United Bancshares, Inc.	CSB Bancorp, Inc.
First Clover Leaf Financial Corp.	F.S. Bancorp
Citizens National Corporation	Southern Michigan Bancorp, Inc.
ChoiceOne Financial Services, Inc.	La Porte Bancorp, Inc.
Farmers Bancorp	Killbuck Bancshares, Inc.
Pontiac Bancorp, Inc.	First Capital, Inc.
Crystal Valley Financial Corporation	Iowa First Bancshares Corp.
Liberty Bancorp, Inc.	Boyle Bancorp, Inc.
Poage Bankshares, Inc.	Citizens First Corporation
Fentura Financial, Inc.	FCN Banc Corp.
Minster Financial Corp.	Wolverine Bancorp, Inc.
Andover Bancorp, Inc.

        To perform this analysis, KBW used profitability data and other financial information as of, or for the period ended, June 30, 2015 and market price information as of October 23, 2015. Where consolidated holding company level financial data for the selected companies as of, or for the period ended, June 30, 2015 was unreported, subsidiary bank level data as of, or for the period ended, June 30, 2015 was utilized to calculate ratios. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in River Valley's historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

        KBW's analysis showed the following concerning the financial performance of River Valley and the selected companies in its "peer" group:

	RIVR	Peer Group 25th Percentile	Peer Group Median	Peer Group Average	Peer Group 75th Percentile
LTM Return of Average Assets	1.10%	0.90%	0.98%	1.00%	1.13%
LTM Return of Average Equity	10.68%	8.09%	9.33%	9.20%	10.25%
LTM Net Interest Margin	3.54%	3.31%	3.52%	3.62%	3.93%
LTM Noninterest Income / Average Assets	0.84%	0.49%	0.71%	0.83%	1.07%
LTM Noninterest Expense / Average Assets	2.76%	3.13%	2.76%	2.81%	2.48%
LTM Efficiency Ratio	65.30%	70.41%	65.23%	65.59%	62.19%

        KBW's analysis also showed the following concerning the financial condition of River Valley and the selected companies in its "peer" group:

	RIVR	Peer Group 25th Percentile	Peer Group Median	Peer Group Average	Peer Group 75th Percentile
Tangible Common Equity / Tangible Assets	10.27%	9.25%	10.13%	10.68%	11.22%
Total Risk-Based Capital Ratio	15.01%	13.60%	15.87%	16.54%	17.92%
Loans / Deposits	83.13%	73.07%	83.38%	83.45%	91.20%
Loan Loss Reserve / Gross Loans	1.09%	1.12%	1.26%	1.34%	1.48%
Texas Ratio(1)	19.19%	14.04%	10.78%	11.38%	8.75%
Nonperforming Assets / Assets	2.11%	1.56%	1.20%	1.28%	0.93%
LTM Net Charge-Off / Average Loans	0.16%	0.17%	0.12%	0.13%	–0.05%

(1)
Texas Ratio is defined as NPAs / tangible common equity + LLR. NPAs defined as nonperforming assets + loans 90+ days past due.

        In addition, KBW's analysis showed the following concerning the market performance of River Valley and the selected companies in in its peer group (excluding the impact of the LTM core earnings per share ("EPS") multiple for one of the selected companies, which multiple was not considered to be meaningful):

	RIVR	Peer Group 25th Percentile	Peer Group Median	Peer Group Average	Peer Group 75th Percentile
One-Year Stock Price Change	6.67%	7.58%	12.15%	13.08%	17.59%
YTD Stock Price Change	5.86%	5.09%	9.79%	11.59%	17.19%
Stock Price / Book Value per Share	1.04x	0.90x	0.98x	1.03x	1.15x
Stock Price / Tangible Book Value per Share	1.05x	0.99x	1.03x	1.11x	1.24x
Stock Price / LTM Core EPS(1)	10.6x	10.4x	11.3x	12.2x	13.2x
Dividend Yield(2)	4.11%	1.38%	2.45%	2.38%	3.28%
LTM Dividend Payout(3)	43.68%	18.46%	33.53%	30.06%	41.29%

(1)
Core income excludes extraordinary items, non-recurring items and gains/losses on sale of securities.

(2)
Dividend yield calculated using most recent completed reported dividend annualized

(3)
Dividend payout calculated using most recent completed reported dividend annualized as a percentage of LTM Core EPS

        No company used as a comparison in the above selected companies analysis is identical to River Valley. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

        Selected Companies Analysis of German American.    Using publicly available information, KBW compared the financial performance, financial condition and market performance of German American to 20 selected banks and thrifts located in the Midwest region and listed on NASDAQ with total assets between $1 billion and $4.5 billion, LTM return on assets greater than 0.75% and nonperforming assets to assets ratios less than 2.25%. Mutual holding companies and merger targets were excluded from the selected companies.

        The selected companies included in German American's "peer" group were:

Great Southern Bancorp, Inc.	Republic Bancorp, Inc.
First Busey Corporation	Lakeland Financial Corporation
Enterprise Financial Services Corp	MainSource Financial Group, Inc.
First Financial Corporation	MidWestOne Financial Group, Inc.
Mercantile Bank Corporation	Stock Yards Bancorp, Inc.
Horizon Bancorp	First Defiance Financial Corp.
First Business Financial Services, Inc.	West Bancorporation, Inc.
First Mid-Illinois Bancshares, Inc.	MutualFirst Financial, Inc.
Ames National Corporation	Civista Bancshares, Inc.
Southern Missouri Bancorp, Inc.	LCNB Corp.

        To perform this analysis, KBW used profitability data and other financial information as of, or for the period ended, June 30, 2015 and market price information as of October 23, 2015. Where consolidated holding company level financial data for the selected companies as of, or for the period ended, June 30, 2015 was unreported, subsidiary bank level data as of, or for the period ended, June 30, 2015 was utilized to calculate ratios. KBW also used 2016 and 2017 EPS estimates taken from consensus "street estimates" for German American and the selected companies. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in German American's historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

        KBW's analysis showed the following concerning the financial performance of German American and the selected companies in its "peer" group:

	GABC	Peer Group 25th Percentile	Peer Group Median	Peer Group Average	Peer Group 75th Percentile
LTM Return of Average Assets	1.35%	0.92%	1.01%	1.05%	1.10%
LTM Return of Average Equity	13.12%	8.86%	9.57%	9.96%	10.82%
LTM Net Interest Margin	3.74%	3.48%	3.75%	3.71%	3.87%
LTM Noninterest Income / Average Assets	1.07%	0.66%	0.99%	0.98%	1.31%
LTM Noninterest Expense / Average Assets	2.60%	3.01%	2.73%	2.74%	2.57%
LTM Efficiency Ratio	55.63%	64.46%	60.68%	60.21%	57.02%

        KBW's analysis also showed the following concerning the financial condition of German American and the selected companies in its "peer" group:

	GABC	Peer Group 25th Percentile	Peer Group Median	Peer Group Average	Peer Group 75th Percentile
Tangible Common Equity / Tangible Assets	9.60%	8.33%	8.93%	9.23%	10.07%
Total Risk-Based Capital Ratio	14.15%	13.51%	14.03%	14.71%	15.93%
Loans / Deposits	84.14%	82.78%	92.84%	91.74%	97.36%
Loan Loss Reserve / Gross Loans	1.03%	1.10%	1.20%	1.20%	1.44%
Texas Ratio(1)	3.63%	12.97%	10.01%	10.10%	5.22%
Nonperforming Assets / Assets	0.37%	1.18%	0.92%	0.97%	0.57%
LTM Net Charge-Off / Average Loans	0.03%	0.14%	0.07%	0.10%	–0.03%

(1)
Texas Ratio is defined as NPAs / tangible common equity + LLR. NPAs defined as nonperforming assets + loans 90+ days past due.

        In addition, KBW's analysis showed the following concerning the market performance of German American and, to the extent publicly available, the selected companies in its peer group:

	GABC	Peer Group 25th Percentile	Peer Group Median	Peer Group Average	Peer Group 75th Percentile
One-Year Stock Price Change	18.18%	9.57%	15.18%	19.76%	27.20%
YTD Stock Price Change	4.59%	3.69%	6.53%	10.36%	15.11%
Stock Price / Book Value per Share	1.79x	1.13x	1.33x	1.43x	1.65x
Stock Price / Tangible Book Value per Share	1.97x	1.36x	1.62x	1.62x	1.79x
Stock Price / LTM Core EPS(1)	14.3x	13.0x	14.0x	14.2x	15.8x
Stock Price / 2016E EPS	14.3x	12.7x	14.0x	13.6x	15.0x
Stock Price / 2017E EPS	13.5x	11.7x	13.5x	13.0x	14.2x
Dividend Yield(2)	2.13%	1.94%	2.35%	2.42%	2.85%
LTM Dividend Payout(3)	30.56%	25.23%	32.02%	34.43%	41.69%

(1)
Core income excludes extraordinary items, non-recurring items and gains/losses on sale of securities.

(2)
Dividend yield calculated using most recent completed reported dividend annualized

(3)
Dividend payout calculated using most recent completed reported dividend annualized as a percentage of LTM Core EPS

        No company used as a comparison in the above selected companies analysis is identical to German American. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

        Select Transactions Analysis.    KBW reviewed publicly available information related to 17 selected whole bank and thrift transactions in the Midwest region announced since January 1, 2013 with announced transaction values, total assets between $150 million and $1.2 billion, LTM return on assets greater than 0.75%, nonperforming assets to assets ratios less than 3.0% and tangible common equity to tangible assets ratios greater than 6.0%. Mergers of equals were excluded from the selected transactions.

        The selected transactions included in the group were:

Acquiror:	Acquired Company:
Alerus Financial Corporation	Beacon Bank
First Cecilian Bancorp, Inc.	Farmers Bancshares, Inc.
LINCO Bancshares, Inc.	Community First Bank
Farmers National Banc Corp.	National Bancshares Corporation
MidWestOne Financial Group, Inc.	Central Bancshares, Inc.
Old National Bancorp	Founders Financial Corporation
Simmons First National Corporation	Liberty Bancshares, Inc.
First Business Financial Services, Inc.	Aslin Group, Inc.
MainSource Financial Group, Inc.	MBT Bancorp
Old National Bancorp	United Bancorp, Inc.
First Financial Bancorp.	Insight Bank
First Financial Bancorp.	First Bexley Bank
Horizon Bancorp	SCB Bancorp, Inc.
Old National Bancorp	Tower Financial Corporation
Croghan Bancshares, Inc.	Indebancorp
Heartland Financial USA, Inc.	Morrill Bancshares, Inc.
CNB Financial Corporation	FC Banc Corp.
        For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company's then latest publicly available financial statements prior to the announcement of the acquisition:

  •
  Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM net income);

  •
  Price per common share to book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total book value);

  •
  Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity); and

  •
  Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium.

        KBW also reviewed the price per common share paid for the acquired company for each of the four selected transactions in which the acquired company had publicly traded stock as a premium to the closing stock price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one-day market premium). The resulting transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied value of the merger consideration of $34.48 per share of River Valley common stock and using historical financial information for River Valley as of June 30, 2015 and the closing price of River Valley common stock on October 23, 2015.

        The results of the analysis are set forth in the following table:

	GABC / RIVR Merger	Selected Transactions 25th Percentile	Selected Transactions Median	Selected Transactions Average	Selected Transactions 75th Percentile
Transaction Price / LTM EPS	15.9x	12.1x	16.3x	16.4x	19.0x
Transaction Price / Book Value	160.8%	130.0%	147.7%	157.6%	185.4%
Transaction Price / Tangible Book Value	162.4%	133.9%	157.0%	161.3%	185.4%
Core Deposit Premium	9.6%	5.2%	8.2%	9.0%	12.7%
1-Day Market Premium	53.9%	32.0%	40.1%	46.1%	54.2%

        No company or transaction used as a comparison in the above selected transaction analysis is identical to River Valley or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

        Relative Contribution Analysis.    KBW analyzed the relative standalone contribution of German American and River Valley to various pro forma balance sheet and income statement items and the pro forma market capitalization of the combined entity. This analysis excluded purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet and LTM earnings data for German American and River Valley as of, or for the period ended, June 30, 2015, (ii) EPS estimates for German American taken from publicly available consensus "street estimates" and earnings estimates for River Valley provided by River Valley management, and (iii) market price data as of October 23, 2015. The results of KBW's analysis are set forth in the following table, which also compares the results of KBW's analysis with the pro forma ownership percentages of German American and River Valley shareholders in the combined company based on both the 0.770x actual exchange ratio of the stock consideration in the proposed merger and also an illustrative exchange ratio assuming hypothetical 100% stock consideration in the proposed merger calculated using the implied value of the merger consideration of $34.48 per share of River Valley common stock and the closing price of German American common stock on October 23, 2015:

	German American as a % of Total	River Valley as a % of Total
Ownership
Ownership at 0.770x Exchange Ratio	87.3%	12.7%
Ownership Assuming Hypothetical 100% Stock Consideration	82.9%	17.1%
Balance Sheet
Assets	81.3%	18.7%
Gross Loans	81.5%	18.5%
Deposits	81.3%	18.7%
Common Equity	81.5%	18.5%
Tangible Common Equity	80.1%	19.9%
Income Statement
LTM Earnings	84.8%	15.2%
2015 Earnings	84.4%	15.6%
2016 Earnings	84.3%	15.7%
2017 Earnings	84.4%	15.6%
Market Capitalization
Market Capitalization	88.3%	11.7%

        Pro Forma Financial Impact Analysis.    KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of German American and River Valley. Using closing balance sheet estimates as of March 31, 2016 for German American and River Valley per their respective managements, EPS estimates for German American taken or derived from publicly available consensus "street estimates" per German American management and financial forecasts and projections relating to the earnings of River Valley provided by River Valley management, and pro forma assumptions (including purchase accounting adjustments, cost savings and related expenses) provided by German American management, KBW analyzed the potential financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be accretive to German American's 2016, 2017 and 2018 estimated EPS (assuming the impact of one-time, merger-related charges at closing and no additional impact to earnings of one-time, merger-related charges), accretive to German American's estimated closing book value per share as of March 31, 2016 and dilutive to German American's estimated closing tangible book value per share as of March 31, 2016. Furthermore, the analysis indicated that, pro forma for the proposed merger, each of German American's tangible common equity to tangible assets ratio, Tier 1 leverage ratio, Tier 1 Risk-Based Capital Ratio and Total Risk-Based Capital Ratio as of March 31, 2016 could be lower. For all of the above analyses, the actual results achieved by German American following the merger will vary from the projected results, and the variations may be material.

        Discounted Cash Flow Analysis.    KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of River Valley. In this analysis, KBW used financial forecasts and projections relating to the earnings and assets of River Valley prepared by and provided to KBW by River Valley management, and assumed discount rates ranging from 15.0% to 19.0%. The range of values were derived by adding (i) the present value of the estimated free cash flows that River Valley could generate over the period from 2015 to 2020 as a standalone company, and (ii) the present value of River Valley's implied terminal value at the end of such period. KBW assumed that River Valley would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of River Valley, KBW applied a range of 10.0x to 14.0x estimated 2020 earnings. This discounted cash flow analysis resulted in a range of implied value per River Valley common share of $22.36 to $30.60.

        The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of River Valley.

        Miscellaneous.    KBW acted as financial advisor to River Valley in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of their broker-dealer activities and further to certain existing sales and trading relationships, KBW and its affiliates may from time to time purchase securities from, and sell securities to, River Valley and German American. As a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of River Valley and German American for their own accounts and for the accounts of their customers.

        Pursuant to the KBW engagement agreement, River Valley agreed to pay KBW a total cash fee equal to 1.25% of the aggregate merger consideration, $25,000 of which became payable after execution of KBW's engagement agreement and $150,000 of which became payable to KBW upon the rendering of its opinion and the balance of which is contingent upon the consummation of the merger. River Valley also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW's engagement or KBW's role in connection therewith. In addition to this present engagement, during the two years preceding the date of its opinion, KBW has provided investment banking and financial advisory services to River Valley and received compensation for such services. KBW acted as an underwriter in connection with the registered follow-on offering of River Valley in July 2014. During the two years preceding the date of its opinion, KBW has not provided investment banking and financial advisory services to German American for which KBW received compensation. KBW may in the future provide investment banking and financial advisory services to River Valley or German American and receive compensation for such services.

Interests of River Valley's Directors and Executive Officers in the Merger

        When you consider the recommendation of the River Valley board of directors to approve the merger agreement and the merger, you should be aware that certain of River Valley's directors and executive officers may have (or have had) interests in connection with the merger that are (or were) different from, or in addition to, your interests as shareholders generally and that may present actual or apparent conflicts of interests.

        Cash Payment for Outstanding Options.    The merger agreement obligates German American to pay cancellation payments to the holders of outstanding options in connection with the closing of the merger. The cancellation payment for each stock option for a share of River Valley common stock shall be an amount payable in cash equal to (i) $9.90 plus the 0.770 multiplied by the Average GABC Closing Price, adjusted for any Shortfall Adjustment (as defined in the merger agreement) under Section 1.03(c), less (ii) the option exercise price per share, and less (iii) any applicable withholding taxes. German American estimates that (assuming that the market value of German American's shares does not vary materially from its market value at about the time of this proxy statement/prospectus) the aggregate of such cancellation payments will be approximately $557,472 of which $382,408 will be payable to persons who are executive officers or directors of River Valley or of River Valley Financial.

Further, all outstanding awards of options that River Valley has issued to employees or directors of River Valley or River Valley Financial, if and to the extent that they are not yet vested at the effective time of the merger, will become vested as of the date of River Valley shareholder approval of the merger, including options for 15,500 shares granted to directors and executive officers.

        Treatment of Restricted Stock.    Subject to any consent required of any holder of restricted stock, shares of restricted stock subject to transfer restrictions immediately prior to the effective time of the merger shall have those restrictions lapse at closing and such shares shall be converted into the merger consideration. The executive officers and directors of River Valley hold 18,500 shares of River Valley restricted stock.

        Change of Control Payments.    River Valley has entered into employment agreements with each of Matthew P. Forrester, President and Chief Executive Officer, Anthony D. Brandon, Executive Vice President and John Muessel, Vice President—Trust Services. The execution of the merger agreement and/or the consummation of the transactions contemplated by the merger results in an obligation to pay to those employees change in control benefits estimated at $633,037, $389,153 and $223,453, respectively. Those amounts will be paid to such employees at the closing of the merger.

        Section 280G of the Code provides that payments related to a change in control that equal or exceed three times an individual's "base amount" (defined as average annual taxable compensation over the five preceding calendar years) constitute "excess parachute payments." If the change in control payments exceed three times the individual's base amount, the Code imposes a 20% excise tax on the amount that exceeds the individual's base amount and Section 280G of the Code limits the employer's deduction to the base amount. The lump sum payments made to the executives in connection with the change in control will be limited so that the payments will not constitute excess parachute payments.

        Employment Agreements.    The closing of the merger is conditioned upon German American entering into employment agreements with three current officers of River Valley (Messrs. Forrester, Brandon, and Muessel), which agreements will become effective upon the effective time of the merger. Under these employment agreements, Mr. Forrester will be paid an annual salary of $175,000, with guaranteed annual W-2 reported compensation of $275,000 (less applicable deductions and withholdings) for 2016, 2017 and 2018. Mr. Brandon will be paid an annual salary of $125,000, with guaranteed annual W-2 reportable compensation of $175,000 (less applicable deductions and withholdings) for 2016. Mr. Muessel will be paid an annual salary of $100,000, with guaranteed annual W-2 reportable compensation of $110,000 (less applicable deductions and withholdings) for 2016, 2017 and 2018.

        Salary Continuation Agreement.    Pursuant to the merger agreement, German American will assume the River Valley Financial Bank Salary Continuation Agreement with Mr. Forrester, as amended October 27, 2015. Under that Agreement, if Mr. Forrester's employment is terminated after October 27, 2016, and before age sixty-two, he will receive his accrued balance under the Salary Continuation Agreement, payable in a lump sum. If Mr. Forrester's employment is terminated after age sixty-two, but before age sixty-five, he will receive his accrued balance payable over 15 years. If Mr. Forrester's employment is terminated after age sixty-five, he will receive $50,000 per year over a 15-year period. As required under Section 409A of the Code, the payment of each of these benefits under the Salary Continuation Agreement, as amended, will be delayed five years after they would otherwise have been made under the Agreement.

        Board Appointments.    The merger agreement obligates German American to appoint one person who is currently a member of the River Valley board of directors (chosen by German American after consultation with River Valley) to the German American board of directors and to appoint all independent directors who are currently members of the River Valley Financial board of directors, other than the director appointed to German American's board, to be appointed to a newly-created

Regional Advisory Board of German American. Each of such persons will be entitled to receive compensation from German American for their services on these boards. As of the date of this proxy statement/prospectus, it has not yet been determined which River Valley director will be appointed to the German American board of directors.

        Indemnification and Continued Director and Officer Liability Coverage.    From and after the effective time of the merger, German American has agreed to indemnify and hold harmless each present and former director, manager and officer of River Valley and each of its subsidiaries (each, an "Indemnified Party") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, to the same extent (and subject to the making of the same findings as to eligibility for such indemnification and/or advancement of expenses) that such Indemnified Party would have been indemnified (or entitled to advancement of expenses) as a director, manager or officer of River Valley or any of its subsidiaries, under applicable Indiana law or any organizational documents of River Valley and any of its subsidiaries as in effect as of the date of the merger agreement. In addition, German American has agreed to provide directors' and officers' liability insurance coverage for a period of three (3) years following the effective time of the merger to the persons serving as officers, managers and directors of River Valley and any of its subsidiaries immediately prior to the effective time of the merger under the directors' and officers' liability insurance policy currently maintained by River Valley or under a policy with comparable or better coverage; provided that German American is not obligated to pay more than 150% of the annual premium paid by River Valley for such insurance. If the cost of insurance exceeds such limit, German American will use its reasonable efforts to obtain as much comparable coverage as possible.

        River Valley Financial's Incentive Plans.    On or prior to the effective time of the merger, River Valley Financial will terminate the 2014 River Valley Financial Bank Incentive Plan and the 2015 River Valley Financial Bank Incentive Plan, and any amounts accrued thereunder will be paid to participants in these plans on or prior to the effective date of the closing.

        Director Deferred Compensation Master Agreement.    River Valley Financial, prior to the closing of the merger, will terminate its Director Deferred Compensation Master Agreement and, pursuant to its terms, pay participants in that plan the present value of benefits that would otherwise be payable under that plan. The aggregate payments to be made to present directors and a former director are estimated at $1,816,080, which payments are $707,091 over the amount that would have been accrued at January 31, 2016, had there been no merger.

        The board of directors of River Valley was aware of these differing interests and potential conflicts and considered them, among other matters, in evaluating and negotiating the merger agreement with German American and in recommending that River Valley's shareholders approve and adopt the proposals to be voted upon at the special meeting.

Regulatory Approvals

        On [    •    ], 2015, German American submitted a request to the Federal Reserve Bank of St. Louis, acting as the delegate of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act, for a determination by the Reserve Bank that German American need not submit an application for approval of the merger under that Act.

        In addition, the banking subsidiary of German American submitted an application to the Federal Deposit Insurance Corporation on November 23, 2015, seeking approval by the FDIC of the merger of River Valley Financial into German American's banking subsidiary.

        Further, the banking subsidiary of German American submitted an application to the Indiana Department of Financial Institutions on November 23, 2015, seeking approval by the Indiana Department of Financial Institutions of the merger of River Valley Financial into German American's banking subsidiary.

        German American cannot be certain when or if such waivers or approvals will be received.

Exchange Agent

        German American has appointed Computershare, Inc. ("Computershare") as its exchange agent for purposes of exchanging River Valley shares held by its shareholders for the merger consideration.

Dividends and Distributions

        Under the terms of the merger agreement, prior to the closing of the merger, River Valley is prohibited from declaring or paying any cash dividend or other distribution to River Valley shareholders, except River Valley's quarterly cash dividend in an amount not to exceed $0.23 per share; provided, however, River Valley and German American shall coordinate River Valley's dividend schedule for the quarter in which the merger closing occurs so that River Valley's shareholders do not receive dividends for shares of both German American common stock and River Valley common stock for the same calendar quarter.

Material U.S. Federal Income Tax Consequences

        German American and River Valley expect the merger to qualify as a "reorganization" (within the meaning of Section 368(a) of the Code) for U.S. federal income tax purposes. If the merger qualifies as a reorganization, then, in general, for U.S. federal income tax purposes, as a result of the merger:

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  River Valley shareholders will recognize gain (but not loss) in an amount not to exceed the cash received as part of the merger consideration and will recognize gain or loss with respect to any cash received in lieu of fractional shares of German American common stock; and

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  River Valley shareholders will not recognize gain (or loss) as a result of receiving shares of German American common stock in the merger.

        See "MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES" beginning on page [    •    ] for a summary of the material U.S. federal income tax consequences of the merger to U.S. holders of River Valley common stock.

        Because individual circumstances may differ, each shareholder should, at their own expense, consult such shareholder's tax advisor regarding the applicability of the rules discussed in this proxy statement/prospectus to the shareholder and the particular tax effects to the shareholder of the merger and the holding or disposing of German American shares in light of such shareholder's particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of (a) the transactions described in this proxy statement/prospectus relating to equity compensation and benefit plans, and (b) the receipt of any pre-merger cash dividends from River Valley.

Anticipated Accounting Treatment

        The merger will be accounted for under the acquisition method of accounting. Under the acquisition method, the purchase price will be allocated to identifiable assets and assumed liabilities based on their fair values. Any excess will be accounted for as goodwill. Intangible assets with definite lives will be amortized over their estimated useful lives. Goodwill and intangible assets determined to have indefinite lives will not be amortized, but will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that management of German American determines that the value of goodwill or intangible assets has become impaired, an impairment charge will be recorded in the fiscal quarter in which such determination is made. Also, costs related to the merger will be expensed during the period in which they are incurred.

Sources of Funds

        The cash portion of the aggregate merger consideration, including cash amounts required to settle fractional interests and to fund the cash payments to River Valley shareholders and holders of options to purchase River Valley common shares, is expected to be funded from cash on hand at German American at the time of closing.

THE MERGER AGREEMENT

        The following summary describes material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

        The merger agreement summary below is included in this proxy statement/prospectus only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information regarding German American, River Valley or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this document. See also "WHERE YOU CAN FIND MORE INFORMATION" on page [    •    ].

        The representations, warranties and covenants contained in the merger agreement and described in this proxy statement/prospectus

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  were made only for purposes of the merger agreement and as of specific dates and may be subject to more recent developments,

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  were made solely for the benefit of the parties to the merger agreement,

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  may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures,

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  were made for the purposes of allocating risk between parties to the merger agreement instead of establishing these matters as facts, and

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  may apply standards of materiality in a way that is different from what may be viewed as material by you or by other investors.

        Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time. The representations and warranties contained in the merger agreement do not survive the effective time of the merger. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of German American, River Valley or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by German American and River Valley.

General

        The merger agreement provides for the merger of River Valley with and into German American, with German American surviving the merger and continuing under the name "German American Bancorp, Inc." Immediately following the merger of River Valley with German American, River Valley Financial will merge with and into German American Bancorp (the bank subsidiary of German American), with German American Bancorp surviving the merger and continuing under the name "German American Bancorp."

Time of Completion

        Unless the parties agree otherwise and unless the merger agreement has otherwise been terminated, the closing of the merger will take place on the first day of the month following (i) the shareholders of River Valley having approved and adopted the merger agreement and the Articles Amendment, (ii) the expiration of all waiting periods in connection with either the bank regulatory applications filed for approval of the merger or stock market requirements and (iii) the satisfaction of all other conditions to closing of the transaction described in the merger agreement (the "Closing Date") See "THE MERGER AGREEMENT—Conditions to Completion of the Merger" on page [    •    ].

        We are working diligently to complete the merger quickly. We currently expect that the merger will be closed on February 1, 2016. However, because completion of the merger is subject to regulatory approvals and other conditions that have not yet been obtained and are beyond our control, we cannot guarantee the actual timing.

Consideration to be Received in the Merger

        If the merger is completed, the shares of River Valley common stock that you own immediately before the completion of the merger will be converted into a right to receive shares of German American common stock and cash. At the effective time of the merger, each issued and outstanding share of River Valley common stock will be converted into the right to receive (i) 0.770 shares of German American common stock (and cash in lieu of any fractional share interests), plus (ii) a cash payment of $9.90 (subject to reduction as described below). Fractional shares of German American common stock will be paid for in cash equal to the product of the fractional share and the volume weighted average of the trading prices of German American common stock, rounded to the nearest cent, during the twenty trading days ended on the trading day that is the second business day preceding the closing date for the merger, as reported by Bloomberg L.P. (the "Average GABC Closing Price").

Calculation of Possible Reduction in Cash Payment

        The merger agreement provides that the cash payment payable by German American to River Valley's shareholders is subject to reduction in the event that River Valley's "Effective Time Book Value" is less than (i) $53.250 million if the Closing Date is earlier than March 1, 2016, or (ii) $53.883 million assuming the Closing Date is not earlier than March 1, 2016. The dollar amount by which such target, as applicable, is not satisfied is referred to in the merger agreement as the "Shortfall," which will be determined (if it exists) by the parties at the merger closing in accordance with the merger agreement as follows:

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  For purposes of determining whether there exists (and, if so, the dollar amount of) any Shortfall, the merger agreement defines a term "Effective Time Book Value," which will be calculated using the estimated shareholders' equity of River Valley as of the end of the month prior to the effective time of the merger determined in accordance with United States generally accepted accounting principles ("GAAP") to the reasonable satisfaction of German American no earlier than three business days prior to the Closing Date, and which shall reflect an allowance for loan and lease losses (the "Allowance") calculated in a manner consistent with River Valley Financial's historical practices;

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  The merger agreement specifies that the Effective Time Book Value shall reflect all after-tax accruals for all of River Valley's and any of its subsidiaries' fees, expenses and costs relating to the mergers (regardless of whether GAAP would require that such obligations be accrued as liabilities as of the merger's effective time), including but not limited to those incurred by River Valley or any of its subsidiaries in negotiating the terms of the mergers, preparing, executing and delivering the merger agreement, change of control or severance payments payable to officers or directors as a result of the mergers, additional accruals required pursuant to any director deferred compensation or employee salary continuation agreements, obtaining shareholder and regulatory approvals, and closing the mergers, and including fees, expenses and costs that might not be deemed earned or become payable until after the effective time of the merger, such as but not limited to investment banking fees and similar payments for services performed prior to the effective time that may not be deemed earned unless and until the mergers have become effective.

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  In computing the Effective Time Book Value, the merger agreement expressly provides that (1) no termination or withdrawal fees for River Valley's Pentegra Defined Benefit Plan for Financial Institutions (the "Pentegra Plan") shall be accrued, (2) any changes to the value of River Valley Financial's investment portfolio attributed to ASC 320, whether upward or downward, from June 30, 2015 until the measurement date will not be considered, (3) any fees payable upon the termination of contracts (including the Jack Henry data processing contracts) other than those identified for termination in the merger agreement will not be considered in calculating the Effective Time Book Value, and (4) gains on sales of securities by River Valley or any of its subsidiaries incurred after June 30, 2015, will not be considered in calculating the Effective Time Book Value.

In the event of such a Shortfall, then the cash payment amount shall be reduced by a per share amount (rounded to the nearest whole cent) equal to the quotient obtained by dividing the dollar amount of the Shortfall by 2,552,762. Assuming the closing occurs on February 1, 2016, River Valley estimates that a Shortfall will not exist and no adjustment to the cash consideration would be necessary.

Exchange of Certificates

        Computershare (German American's transfer agent and registrar) will act as the exchange agent and handle the exchange of River Valley stock certificates for certificates representing German American's shares and any cash consideration that may be payable to River Valley shareholders. Promptly following the effective time of the merger, the exchange agent will send a letter of transmittal to each former River Valley shareholder who holds one or more stock certificates. The letter of transmittal will contain instructions explaining the procedure for surrendering River Valley stock certificates. You should NOT return stock certificates with the enclosed proxy card.

        River Valley shareholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive certificates for the shares of German American's common stock into which their shares of River Valley common stock were converted pursuant to the merger and a check for the amount of cash consideration (if any) to which such shareholder is entitled.

        After the merger, each certificate that previously represented shares of River Valley common stock will only represent the right to receive:

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  certificates representing the shares of German American's common stock into which those shares of River Valley common stock have been converted;

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  cash in the amount of the cash merger consideration, if any; and

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  cash in lieu of any fractional share of German American common stock.

        After the completion of the merger, River Valley will not register any transfers of shares of River Valley common stock.

River Valley Restrictions

        Under the merger agreement, River Valley has agreed to certain restrictions on its activities until the merger is completed or terminated. In general, River Valley and its subsidiaries are required to conduct their respective businesses and to discharge or incur obligations and liabilities only in the ordinary course of business, as conducted prior to the execution of the merger agreement.

        The following is a summary of the more significant items which River Valley and its subsidiaries cannot take without German American's prior consent, subject to the exceptions set forth in the merger agreement:

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  declaring or paying any dividends on shares of River Valley common stock or making any other distribution to shareholders, except River Valley's quarterly cash dividend in an amount not to exceed $0.23 per share; provided, however, River Valley and German American shall coordinate River Valley's dividend schedule for the quarter in which the merger closing occurs so that River Valley's shareholders do not receive dividends for shares of both German American common stock and River Valley common stock for the same calendar quarter;

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  issuing or agreeing to issue any stock (except for the issuance of shares upon the exercise of stock options) or any options, warrants or other rights to subscribe for or purchase common or any other capital stock or securities convertible into or exchangeable for any capital stock;

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  redeeming, purchasing or otherwise acquiring any of the common or any other capital stock or trust preferred securities of River Valley or any of its subsidiaries;

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  effecting a stock split, reverse split, reclassification or other similar change in any common or other capital stock or otherwise reorganizing or recapitalizing;

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  changing the organizational documents of River Valley or any of its subsidiaries;

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  except as separately set forth in the merger agreement or agreed to by German American, paying or agreeing to pay any bonus, additional compensation (other than ordinary and normal bonuses and salary increases consistent with past practices) or severance benefit or otherwise making any changes out of the ordinary course of business with respect to the fees or compensation payable or to become payable to consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees;

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  except as separately set forth in the merger agreement or agreed to by German American or required by law, adopting or making any change in any employee benefit plan or other arrangement or payment made to, for or with any of such consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees;

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  borrowing or agreeing to borrow any material amount of funds except in the ordinary course of business, or directly or indirectly guaranteeing or agreeing to guarantee any material obligations of others except in the ordinary course of business or pursuant to outstanding letters of credit;

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  making or committing to make loans or loan commitments or renewals of loans, or purchasing loan participations, in amounts exceeding certain specified amounts;

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  purchasing or otherwise acquiring any investment security for the accounts of River Valley or its subsidiaries, or selling any investment security owned by any of them which is designated as held-to-maturity, or engaging in any activity that would require the establishment of a trading account for investment securities;

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  increasing or decreasing the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices;

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  entering into or amending any material agreement, contract or commitment out of the ordinary course of business;

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  except in the ordinary course of business, placing on any of their assets or properties any mortgage, pledge, lien, charge, or other encumbrance;

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  except in the ordinary course of business, canceling, releasing, compromising or accelerating any material indebtedness owing to River Valley or any of its subsidiaries, or any claims which any of them may possess, or voluntarily waiving any material rights with respect thereto;

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  selling or otherwise disposing of any real property or any material amount of any personal property other than properties acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness;

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  foreclosing upon or otherwise taking title to or possession or control of any real property (other than certain single-family, non-agricultural residential property) without first obtaining a phase one environmental report thereon, prepared by a reliable and qualified person or firm reasonably acceptable to German American, which does not indicate the presence of material or reportable quantities of pollutants, contaminants or hazardous or toxic waste materials on the property;

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  committing any act, or failing to do any act, that causes a material breach of any material lease, agreement, contract or commitment;

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  violating any law, statute, rule, governmental regulation or order, which violation might have a "material adverse effect" as defined in the merger agreement;

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  purchasing any real or personal property or making any other capital expenditure where the amount paid or committed therefor is in excess of certain individual and aggregate threshold dollar amounts, other than purchases of property made in the ordinary course of business in connection with loan collection activities or foreclosure sales in connection with any of River Valley Financial's loans;

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  issuing certificate(s) for shares of River Valley common stock to any River Valley shareholder in replacement of certificate(s) claimed to have been lost or destroyed without first obtaining from such shareholder(s), at the expense of such shareholder(s), a surety bond from a recognized insurance company in an amount that would indemnify River Valley (and its successors) against loss on account of such lost or destroyed certificate(s) (in an amount not less than 150% of the amount that German American's transfer agent would require in the case of lost or destroyed stock certificates of equal value of German American common stock), and obtaining a usual and customary affidavit of loss and indemnity agreement from such shareholder(s);

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  holding a special, regular or annual meeting (or take action by consent in lieu thereof) of the board of directors, managers or shareholders, as applicable, of River Valley or any of its subsidiaries for the purpose of appointing or electing any new member to the board of directors or as a manager of River Valley or any of its subsidiaries (whether to fill a vacancy or otherwise) unless such new member of the board of directors or manager is approved in advance in writing by German American;

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  making or changing any election, changing an annual accounting period, adopting or changing any accounting method, filing any amended tax returns, entering into any closing agreement, settling any tax claim or assessment relating to River Valley or any of its subsidiaries, surrendering rights to claim a refund of taxes, consenting to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to River Valley or any of its subsidiaries, or taking any other similar action relating to the filing of any tax return or the payment of any tax, except as required by law;

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  merging, combining, or consolidating with or, other than in the ordinary course of business consistent with past practice, selling the assets or the securities of River Valley or any of its subsidiaries to any other person, corporation, or entity, effecting a share exchange or entering into any other transaction not in the ordinary course;

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  failing to make additions to River Valley Financial's reserves for loan losses, or any other reserve account, in the ordinary course of business and in accordance with sound banking practices; or

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  agreeing in writing to take any of the foregoing actions.

        In addition, River Valley agreed to notify German American in writing of the occurrence of any matter or event known to River Valley that is, or is likely to have a "material adverse effect" on the business, operations, properties, assets or financial condition of River Valley or any of its subsidiaries, as that term is defined in the merger agreement.

River Valley Non-Solicitation and Non-Discussion Covenants

        River Valley has agreed that, until the effective time of the merger or until the termination of the merger agreement, except with the written approval of German American or to the extent required under the fiduciary duties applicable to the River Valley directors under Indiana law, River Valley will neither permit nor authorize its directors, officers, employees, agents or representatives (or those of its subsidiaries) to, directly or indirectly, initiate, solicit or encourage, or provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or similar transaction relating to River Valley or any of its subsidiaries or to which River Valley or any of its subsidiaries or their respective shareholders or members may become a party (all such transactions are referred to in this proxy statement/prospectus as "acquisition transactions"). River Valley also agreed to promptly communicate to German American the terms of any inquiry, proposal, indication of interest, or offer which River Valley or any of its subsidiaries receives with respect to an acquisition transaction.

River Valley Board Recommendation Requirements

        The merger agreement contains provisions that require River Valley's board of directors to submit the merger agreement and Articles Amendment to consideration by River Valley's shareholders at the special meeting. Unless precluded by applicable fiduciary duties, the board of directors, acting unanimously, must recommend that River Valley's shareholders approve the Articles Amendment and the merger agreement and the plan of merger.

German American Covenants

        German American has agreed to use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under the merger agreement and to effect the merger in accordance with the terms and conditions set forth in the merger agreement. German American has also agreed to file or cooperate with River Valley in filing all regulatory applications required in order to consummate the merger, and the merger of River Valley Financial into German American Bancorp, including all necessary applications for the prior approvals (if not waived) of the Federal Reserve Board under the Bank Holding Company Act and of the Indiana Department of Financial Institutions and the Federal Deposit Insurance Corporation. German American has agreed to keep River Valley reasonably informed as to the status of such applications and promptly send or deliver copies of such applications, and of any supplementally filed materials, to counsel for River Valley.

        The merger agreement also contains certain covenants relating to employee benefits, employee benefit plans, and other matters pertaining to officers and directors (see "THE MERGER AGREEMENT—Employee Benefit Matters" and "THE MERGER—Interests of River Valley's Directors and Executive Officers in the Merger").

Representations and Warranties

        River Valley and German American.    The merger agreement contains representations and warranties made by River Valley and German American. These include, among other things, representations relating to:

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  due corporate organization and existence;

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  capitalization;

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  corporate power and authority to enter into the merger and the merger agreement;

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  subsidiaries;

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  financial information;

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  agreements with banking authorities;

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  litigation;

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  environmental matters;

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  compliance with laws; and

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  broker's, finder's or other fees.

        German American.    German American represents and warrants to River Valley in the merger agreement regarding, among other things:

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  compliance with and accuracy of SEC filing requirements, including internal control requirements;

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  filing of necessary reports with regulatory authorities;

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  accuracy of statements made and materials provided to River Valley; and

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  absence of material adverse changes in financial condition since December 31, 2014.

        River Valley.    River Valley makes additional representations and warranties to German American in the merger agreement relating to, among other things:

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  absence of defaults;

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  tax and regulatory matters;

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  filing of reports;

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  loans and investments;

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  employee benefit plans and employment matters;

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  title to assets;

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  insurance;

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  material contracts;

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  compliance with Americans with Disabilities Act;

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  absence of undisclosed liabilities;

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  securities law compliance; and

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  absence of any events, since June 30, 2015, having a "material adverse effect" on the financial position, results of operations or business of River Valley and its subsidiaries taken as a whole, as that term is defined in the merger agreement, except as set forth in the merger agreement.

Conditions to Completion of the Merger

        Closing Conditions for the Benefit of German American.    German American's obligations are subject to fulfillment of the following conditions (unless such conditions may by law be waived and German American elects to waive them):

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  truth of representations and warranties of River Valley and River Valley Financial in all material respects as of the closing date (except for such changes since the date of the merger agreement as have not had, and cannot reasonably be expected to have, when considered together with all such other changes, any effect that constitutes a "material adverse effect" as defined by the merger agreement). For purposes of the merger agreement, "material adverse effect" means any effect that (i) is material and adverse to the financial position, results of operations, or business of River Valley and its subsidiaries taken as a whole or German American and German American Bancorp taken as a whole, as applicable, or (ii) would materially impair the ability of River Valley or German American, as applicable, to perform its obligations under the merger agreement; provided, however, that material adverse effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) GAAP or regulatory accounting requirements applicable to banks or their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the mergers or restructuring charges taken in connection with the merger, in accordance with GAAP, (d) effects of any action taken with the prior written consent of the other party, (e) changes in the general level of interest rates, or circumstances that affect the United States economy, financial or securities markets or the banking industry, generally, (f) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with the merger or transactions contemplated by the merger agreement, (g) the impact of the announcement of the merger agreement and the transactions contemplated thereby, and compliance with the merger agreement on the business, financial condition or results of operations of River Valley and its subsidiaries, or German American and German American Bancorp, as applicable, and (h) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that no change in the trading price of German American common stock shall by itself be considered a material adverse effect.

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  performance by River Valley and River Valley Financial in all material respects of their agreements under the merger agreement;

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  approval of the merger and Articles Amendment by River Valley shareholders;

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  absence of any restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction, or any proceeding by any bank regulatory authority, governmental agency or other person seeking any of the above;

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  receipt of all necessary regulatory approvals (without burdensome conditions);

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  receipt from River Valley at closing of certain items set forth in the merger agreement;

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  receipt of an opinion of Bingham Greenebaum Doll LLP that, for U.S. federal income tax purposes, the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code;

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  a commitment from a national title company selected by German American to issue at the closing of the merger any title policies required by German American; and

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  receipt of a letter of tax advice to the effect that any amounts that are paid by River Valley Financial or River Valley before the effective time of the merger, or required under applicable employment agreements, or the merger agreement (or other plans or agreements entered into in connection with the merger agreement) to be paid at or after the effective time, to persons who are disqualified individuals in respect of River Valley, its subsidiaries or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code.

        Closing Conditions for the Benefit of River Valley.    River Valley's obligations are subject to fulfillment of the following conditions (unless such conditions may by law be waived and River Valley elects to waive them):

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  truth of representations and warranties of German American (and its subsidiary bank) in all material respects as of the closing date (except for such changes since the date of the merger agreement as have not had, and cannot reasonably be expected to have, when considered together with all such other changes, any effect that constitutes a "material adverse effect" as defined by the merger agreement);

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  performance by German American (and its subsidiary bank) in all material respects of their agreements under the merger agreement;

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  approval of the merger and Articles Amendment by River Valley shareholders;

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  absence of any restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction, or any proceeding by any bank regulatory authority, governmental agency or other person seeking any of the above;

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  receipt of all necessary regulatory approvals;

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  receipt from German American at closing of certain items set forth in the merger agreement;

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  receipt of an opinion of Bingham Greenebaum Doll LLP that, for U.S. federal income tax purposes, the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code and that no gain or loss will be recognized by shareholders of River Valley to the extent they receive shares of German American common stock in the holding company merger in exchange for their shares of River Valley common stock, except that gain will be recognized with respect to any cash received and that gain or loss will be recognized with respect to any cash received in lieu of fractional shares; and

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  receipt of a letter of tax advice to the effect that any amounts that are paid by River Valley Financial or River Valley before the effective time of the merger, or required under applicable employment agreements, or the merger agreement (or other plans or agreements entered into in connection with the merger agreement) to be paid at or after the effective time, to persons who are disqualified individuals in respect of River Valley, its subsidiaries or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code.

Termination

        The merger agreement may be terminated by mutual consent of German American and River Valley at any time prior to the filing of articles of merger with respect to the merger with the Indiana Secretary of State. Additionally, subject to conditions and circumstances described in the merger agreement, either German American or River Valley may terminate the merger agreement if any of the following occur:

  •
  the other party has breached any representation or warranty contained in the merger agreement (other than those breaches that do not have and would not reasonably be expected to have, individually or in the aggregate, a "material adverse effect" on the other party as defined by the merger agreement) which breach cannot be cured, or has not been cured within 30 days after the giving of written notice to the other party of such breach;

  •
  the other party has breached in any material respect any of the covenants or agreements contained in the merger agreement, which breach cannot be cured, or has not been cured within 30 days after the giving of written notice to the other party of such breach;

  •
  any of the conditions to the obligations of such party are not satisfied or waived on or prior to the closing date, and are not capable of being satisfied by June 30, 2016 immediately upon delivery of written notice thereof to the other party on the closing date;

  •
  River Valley shareholders do not adopt the merger agreement or the Articles Amendment at the River Valley special meeting;

  •
  in the event of certain adverse regulatory determinations;

  •
  the merger has not been closed by June 30, 2016; or

  •
  the other party has become a party or subject to any cease and desist order imposed by any federal or state banking agency.

        German American may also terminate the merger agreement if any of the following occur:

  •
  in the event there are certain adverse environmental reports or title defects with regard to real estate owned or leased by River Valley; or

  •
  in the event River Valley breaches its notice obligations related to an acquisition transaction, or does not terminate all discussions, negotiations and information exchanges related to such inquiry, proposal, indication of interest or offer related to an acquisition transaction within 30 days after the first communication between River Valley or River Valley Financial and the third party and provide German American with written notice of such termination.

Termination Fee

        German American may demand a $3,236,000 termination fee from River Valley, if the merger agreement is terminated by German American:

  •
  due to River Valley breaching its notice obligations related to an acquisition transaction, or not terminating all discussions, negotiations and information exchanges related to such inquiry, proposal, indication of interest or offer related to an acquisition transaction within 30 days after the first communication between River Valley or River Valley Financial and the third party and providing German American with written notice of such termination,

  •
  due to the failure of the River Valley board of directors to unanimously recommend the approval of the Articles Amendment and the merger agreement and related plan of merger to the River Valley shareholders, or

  •
  due to the withdrawal by the River Valley board of directors of such recommendation after River Valley's receipt of a proposal for a business combination with any third party.

Amendment and Waiver

        Amendment.    The merger agreement may only be amended or modified by a written agreement between the parties.

        Waiver.    At any time prior to the effective time of the merger, certain conditions of the merger may be waived by German American or River Valley. Any agreement on the part of a party to the merger agreement to any extension or waiver will be valid only if set forth in a written instrument signed on behalf of that party. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.

Management and Operations After the Mergers

        After the merger and the follow-up merger of River Valley Financial with and into German American Bancorp, German American will appoint one person who is currently a member of the River Valley board of directors (chosen by German American after consultation with River Valley) to the German American board of directors at the monthly meeting following the Closing Date, and no later than 30 days after the Closing Date. The person appointed will then be nominated for election to serve for a term of three years at the first annual meeting of the shareholders of German American for which nominations remain open following the person's appointment. As of the date of this proxy statement/prospectus, it has not yet been determined which River Valley director will be appointed to the German American board of directors. The board of directors of German American and of its banking subsidiary will otherwise be the same as the boards of directors of such companies immediately prior to the effective time of the merger. Information about the current German American directors and executive officers can be found in German American's Annual Report on Form 10-K for its year ended December 31, 2014, which is incorporated by reference into, and forms part of, this proxy statement/prospectus.

Employee Benefit Matters

        Employees of River Valley and River Valley Financial, respectively, immediately prior to the merger who continue employment with German American and German American Bancorp, respectively, immediately following the merger will receive credit for prior service with River Valley or River Valley Financial (as applicable) for purposes of eligibility and vesting (but not benefit accruals) under any employee benefit plans maintained by German American at the time of the merger and made available to such employees of River Valley and River Valley Financial. Such employees will generally receive credit for accrued but unused vacation and sick time earned prior to the effective time of the merger up to 200 hours per employee.

        All fully insured River Valley welfare benefit plans currently sponsored by River Valley shall continue as separate plans after the effective time of the merger, until such time as German American determines, in its sole discretion, that it will terminate any or all of such plans.

        German American or one of its subsidiaries, as directed by German American, will assume the sponsorship of the River Valley Bancorp 401(k) Plan ("401(k) Plan"), effective as of the effective time of the merger. River Valley will amend the 401(k) Plan to permit employees hired before September 1, 2005, to receive matching contributions under the 401(k) Plan starting January 1, 2016. Such employees had previously been prohibited from receiving such contributions because of their participation in the Pentegra Plan.

        River Valley, by resolution of its directors, will terminate the River Valley Bancorp Employee Stock Ownership Plan and Trust Agreement (Amended and Restated Effective January 1, 2012) ("ESOP") as of the day before the effective time of the merger. As soon as practicable following the approval of the merger by River Valley's shareholders, River Valley shall prepare a request for a determination letter from the IRS. Upon receipt of a favorable determination letter, German American shall promptly process distributions to participants and beneficiaries with respect to the ESOP.

        German American will assume and honor the terms of the River Valley Financial Bank Split Dollar Insurance Plan.

        River Valley shall cause River Valley's portion of the Pentegra Plan to be amended so as to cease the future accrual of benefits effective December 31, 2015. Such cessation of accruals will affect only those employees who were hired prior to September 1, 2005, since employees hired on or after such date are not allowed to commence participation in the Pentegra Plan. German American intends to have German American or one its subsidiaries, as directed by German American, assume the sponsorship of the River Valley portion of the Pentegra Plan. Accordingly, upon receipt of direction from German American prior to the effective date of the merger that German American or one its subsidiaries will assume the sponsorship of the River Valley portion of the Pentegra Plan, River Valley Financial, by resolution of its directors, shall transfer sponsorship of its participation in the Pentegra Plan to German American or one of German American's subsidiaries, as directed by German American. In lieu of assuming sponsorship of the River Valley portion of the Pentegra Plan, German American retains the option and sole discretion, prior to the effective time of the merger: (A) to direct River Valley to withdraw from the Pentegra Plan and to direct River Valley to pay to the Pentegra Plan the amount associated with such withdrawal; (B) if German American decides to establish a successor plan, to direct River Valley to notify the administrator of the Pentegra Plan that a successor plan will be established and to direct River Valley to pay to the Pentegra Plan the amount associated with the establishment of a successor plan that will maintain the River Valley portion of the Pentegra Plan; or (C) to direct River Valley to undertake one or more other actions that are or become available with respect to the future of the River Valley portion of the Pentegra Plan. River Valley agrees to follow such directions from German American and to complete and make effective all actions directed by German American not later than the effective time of the merger.

Expenses

        All expenses incurred in connection with the merger agreement, except for the costs of certain environmental investigations, will be paid by the party incurring the expenses, except that River Valley may be required to pay a termination fee of $3,236,000 to German American in the event the merger is terminated prior to the closing date under certain circumstances described under "THE MERGER AGREEMENT—Termination Fee" above.

Voting Agreement

        Each member of the board of directors of River Valley and certain executive officers of River Valley as of October 26, 2015, the date the merger agreement was executed, entered into a voting agreement with German American to cause all River Valley common stock owned by each of them of record or beneficially on such date to be voted in favor of the merger agreement proposal. As of the record date, the members of the River Valley board of directors and their affiliates together with the other persons executing the Voting Agreement had power to vote, or cause to be voted, an aggregate of 291,117 shares of River Valley common stock outstanding, representing 11.6% of the outstanding shares on that date.

PROPOSAL 2—PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION OF RIVER VALLEY

        Article 11 of the Articles of Incorporation of River Valley provides, in part, that "[n]o person shall directly or indirectly offer to acquire or acquire beneficial ownership of more than ten percent (10%) of any class of common stock of the Corporation." In the event that someone acquires shares in violation of Article 11, such party shall not be entitled to vote any shares in excess of the 10% limit in connection with any matters submitted to the shareholders of River Valley for a vote. Because it could be interpreted that German American is indirectly acquiring all of River Valley's outstanding shares in connection with the merger, River Valley and German American believe it is prudent that Article 11 be repealed as part of the transaction.

        Article 11 provides that the affirmative vote of the holders of at least 80% of the outstanding shares of River Valley common is required to amend or repeal Article 11 at any time, unless at least two-thirds of the current directors of River Valley who were directors on May 24, 1996, or directors recommended for appointment or election by a majority of such directors, have approved the proposed action prior to the submission of the proposed action to the shareholders for their vote. All of the directors of River Valley have approved the proposed Articles Amendment, and those directors satisfy the requirements in Article 11. Accordingly, only the favorable vote of the holders of more of the shares of River Valley common stock than the number of shares cast against the Articles Amendment is required to adopt the Articles Amendment.

        The board of directors of River Valley believes the Articles Amendment is in the best interests of the shareholders of River Valley and, therefore, recommends that the shareholders vote FOR approval of the Articles Amendment.

 PROPOSAL 3—NON-BINDING ADVISORY VOTE ON EXECUTIVE OFFICER
MERGER-RELATED COMPENSATION ARRANGEMENTS

        As required by Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14a-21(c) promulgated thereunder, which were enacted pursuant to the Dodd-Frank Act, River Valley is required to submit a proposal to its shareholders for a non-binding advisory vote to approve the payment of certain compensation to the named executive officers of River Valley that is based on or otherwise relates to the merger. This proposal, commonly known as "say-on-golden parachute," gives River Valley shareholders the opportunity to express their views on the compensation that certain of River Valley's named executive officers may be entitled to receive that is based on or otherwise relates to the merger.

        The named executive officers of River Valley named below are entitled to receive certain compensation that is based on or that otherwise relates to the merger. This compensation, collectively referred to as "golden parachute" compensation, is described in narrative form in the section entitled "THE MERGER—Interests of River Valley's Directors and Executive Officers in the Merger" beginning on page [    •    ]. The descriptions and quantifications of the payments in the table below are intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation and benefits that each of River Valley's named executive officers will or may receive in connection with the merger. River Valley's only named executive officers are Matthew P. Forrester, Anthony D. Brandon, Vickie L. Grimes, and John Muessel.

        Therefore, River Valley is requesting the approval of River Valley's shareholders, on a non-binding advisory basis, of the compensation of the named executive officers of River Valley based on or related to the merger and the agreements and understandings concerning such compensation. As required by Rule 14a-21(c) of the Exchange Act, River Valley is asking its shareholders to adopt the following resolution:

  "RESOLVED, that the compensation to be paid or become payable to the named executive officers of River Valley Bancorp that is based on or otherwise relates to the merger of River Valley Bancorp with and into German American Bancorp, Inc., and the agreements and understandings concerning such compensation, as disclosed in the table below entitled "Golden Parachute Compensation" pursuant to Item 402(t) of Regulation S-K and the associated narrative discussion, are hereby APPROVED."

        Because the proposal is advisory in nature only, a vote for or against approval will not be binding on either River Valley or German American regardless of whether the merger is approved. Accordingly, as the compensation to be paid to the named executive officers of River Valley based on or related to the merger is contractual with the executives, regardless of the outcome of this vote, such compensation will be payable, subject only to the conditions applicable thereto, if the merger is completed. This proposal includes compensation that would be paid or provided by River Valley if paid or provided prior to or upon the closing of the merger, and which would be paid or provided by German American if paid or provided following closing of the merger. If the merger is not completed, River Valley's board of directors will consider the results of the vote in making future executive compensation decisions.

        The following table sets forth the aggregate dollar value of the various elements of compensation that each named executive officer of River Valley would receive that is based on or otherwise relates to the merger, assuming the following:

  •
  the merger closes on February 1, 2016;

  •
  shares of German American common stock are valued at $31.38 per share, the average closing market price of shares of German American common stock over the first five business days following the public announcement of the merger; and

  •
  shares of River Valley common stock are valued at $33.17 per share, the average closing market price of River Valley's shares of common stock over the first five business days following the public announcement of the merger.

        Any changes in these assumptions would affect the amounts shown in the following table. The amounts set forth below do not include amounts payable by German American to Matthew P. Forrester, Anthony D. Brandon and John Muessel pursuant to terms of employment contracts with German American effective at the effective time of the merger which supersede their employment agreements.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
Matthew P. Forrester President and CEO	635,013	223,914	—	—	—	—	858,927
Anthony D. Brandon Executive Vice President	390,344	121,016	—	—	—	—	511,360
Vickie L. Grimes Treasurer	415	30,432	—	—	—	—	30,847
John Muessel Vice President-Trust Services	223,748	—					223,748

(1)
For Messrs. Forrester, Brandon and Muessel, represents 2.99 times the base amount of their compensation, as determined under Section 280G of the Code, reduced to the maximum amount that may be paid under Section 280G of the Code without triggering excise taxes. Such amounts, which are estimated at $633,037, $389,153 and $223,453, respectively, at this time based on a February 1, 2016 closing, will be paid in a lump sum to Messrs. Forrester, Brandon and Muessel at the closing. Payment of the foregoing amounts, which will occur at closing of the merger, is conditioned on the executives' execution of a general release. These amounts are payable at closing. In addition, the employees in the chart above expect to receive at closing payments of the amounts accrued under the 2015 River Valley Financial Bank Incentive Plan, estimated at $68,204, $41,100, $14,325 and $10,184, respectively. The amount included in this column for each of the employees includes the present value of the early receipt of 25% of the bonus expected to be paid at closing under the Plan, all of which will be accrued on December 31, 2015, because this amount would otherwise have been paid in January, 2017. These present value amounts are $1,976, $1,191, $415 and $295, respectively.

(2)
The amount in this column includes the dollar value of stock option awards of River Valley common stock, which will be cashed out at closing of the merger, valuing such options at the difference between the value of the merger consideration per share less the exercise price of the option. In making these calculations, it was assumed that the value of German American common stock was $31.38, as noted above, and each stock option would receive the value of 0.770 German American shares plus $9.90 (for an aggregate value of $34.0626) less the option exercise price for each stock option. This column also includes the value of stock awards for which vesting will be accelerated at closing, again using $31.38 as the value of German American common stock, and assuming the payment of an amount equal to 0.770 German American shares plus $9.90 for each share of restricted stock. These amounts are payable at closing.

(3)
Mr. Forrester will receive a lump sum payment estimated at $830,892 under the Amended and Restated Director Deferred Compensation Master Agreement at the closing of the merger. This amount is not included in the chart above because it does not represent an enhanced benefit, consisting only of the present value of benefits payable under that agreement to Mr. Forrester pursuant to its terms. Such payment is being made to Mr. Forrester as a result of the termination of the plan in connection with the merger. This amount represents $411,401 over the amount which would have been accrued at January 31, 2016, had there been no merger.

        For the non-binding advisory resolution relating to the merger-related compensation arrangements to be approved, more votes must be cast by River Valley's shareholders in favor of the proposal than are cast against it. Abstentions and broker non-votes will not be included in the vote count and will have no effect on the outcome of the proposal.

        River Valley's board of directors unanimously recommends that shareholders vote "FOR" the approval of the non-binding advisory resolution approving the merger-related compensation of River Valley's named executive officers, and the agreements or understandings concerning such compensation.

 PROPOSAL 4—ADJOURNMENT OF THE SPECIAL MEETING

        In addition to the proposal to approve the merger agreement and the Articles Amendment, and the proposal on merger-related compensation, the shareholders of River Valley are also being asked to approve a proposal to adjourn or postpone the special meeting to permit further solicitation of proxies in the event that an insufficient number of shares is present in person or by proxy to approve the merger agreement or the Articles Amendment.

        It is rare for a company to achieve 100% (or even 90%) shareholder participation at an annual or special meeting of shareholders, and only a majority of the holders of the outstanding shares of River Valley common stock is required to be represented at the special meeting, in person or by proxy, for a quorum to be present. In the event that shareholder participation at the special meeting is lower than expected, River Valley would like the flexibility to postpone or adjourn the meeting in order to attempt to secure broader shareholder participation. If River Valley desires to adjourn the special meeting, River Valley will request a motion that the special meeting be adjourned, and delay the vote on the merger agreement proposal and the Articles Amendment proposal described herein until the special meeting is reconvened. If River Valley adjourns the special meeting for 30 days or less, River Valley will not set a new record date and will announce prior to adjournment the date, time, and location at which the special meeting will be reconvened. No other notice will be provided. Unless revoked prior to its use, any proxy solicited for the special meeting will continue to be valid for any adjourned or postponed special meeting, and will be voted in accordance with the shareholder's instructions and, if no contrary instructions are given, for the merger agreement proposal and the Articles Amendment.

        Any adjournment will permit River Valley to solicit additional proxies and will permit a greater expression of the views of River Valley's shareholders with respect to the merger and the Articles Amendment. Such an adjournment would be disadvantageous to shareholders who are against the proposal to approve the merger agreement or the Articles Amendment because an adjournment will give River Valley additional time to solicit favorable votes and increase the chances of approving those proposals. River Valley has no reason to believe that an adjournment of the special meeting will be necessary at this time.

        River Valley's board of directors recommends that shareholders vote "FOR" the proposal to adjourn or postpone the special meeting, if necessary.

 DESCRIPTION OF GERMAN AMERICAN

        The following information should be read with the financial statements incorporated by reference into this proxy statement/prospectus.

Business

        German American is a financial services holding company based in Jasper, Indiana. German American was incorporated under Indiana law in 1982. It is registered as a bank holding company with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended.

        German American's primary activity consists of owning and supervising German American Bancorp, which is a commercial bank organized under Indiana law, and that bank's subsidiaries. German American's bank subsidiary was chartered in 2006 as a result of a consolidation of six affiliated Indiana state banks that were then separately incorporated and owned by German American. The bank subsidiary traces its roots to The German American Bank, which was (until the 2006 consolidation transaction) a state-chartered bank that was incorporated in 1910 and headquartered in Jasper, Indiana.

        German American (through its bank subsidiary) operates 37 banking offices in 13 Southern Indiana counties. German American indirectly owns a full line property and casualty insurance agency (German American Insurance, Inc.) with eight insurance agency offices throughout German American's market area.

        Throughout this proxy statement/prospectus, when we use the term "German American," we will usually be referring to the business and affairs (financial and otherwise) of German American Bancorp, Inc., and its consolidated subsidiaries as a whole. Occasionally, we will use the terms "parent company" or "holding company" in reference to German American when we mean to refer only to German American Bancorp, Inc., or to the term "bank subsidiary" when we mean to refer only to German American's bank subsidiary.

        German American's lines of business include retail and commercial banking, mortgage banking, comprehensive financial planning, full service brokerage and trust administration, and a full range of personal and corporate insurance products. Financial and other information by segment is included in Note 15—Segment Information of the Notes to the Consolidated Financial Statements included in Item 8 of German American's Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into, and forms part of, this proxy statement/prospectus. As of September 30, 2015, German American had total deposits of approximately $1.8 billion, total loans of approximately $1.5 billion, total assets of approximately $2.3 billion and total shareholders' equity of approximately $247 million.

        German American's principal executive offices are located at 711 Main Street, Jasper, Indiana 47546-0810, and its telephone number at that address is (812) 482-1314. German American maintains an Internet website at www.germanamerican.com. The foregoing website address is intended to be an inactive textual reference only. The information on this website is not a part of this proxy statement/prospectus.

Incorporation of Certain Information Regarding German American by Reference

        The foregoing information concerning German American does not purport to be complete. Certain additional information relating to German American's business, management, executive officer and director compensation, voting securities and certain relationships is incorporated by reference in this document from other documents filed by German American with the SEC and listed under "WHERE YOU CAN FIND MORE INFORMATION" on page [    •    ]. If you desire copies of any of these documents, you may contact German American at its address or telephone number indicated under "WHERE YOU CAN FIND MORE INFORMATION" on page [    •    ].

DESCRIPTION OF RIVER VALLEY

        The following information should be read with the financial statements included within this proxy statement/prospectus.

Business

        River Valley was formed in 1996 for the primary purpose of purchasing all of the issued and outstanding common stock of River Valley Financial in its conversion from mutual to stock form. The conversion offering was completed on December 20, 1996. On December 23, 1996, River Valley utilized approximately $3.0 million of the net conversion proceeds to purchase 95.6% of the outstanding common shares of Citizens National Bank of Madison ("Citizens"), and on November 20, 1997, Citizens merged out of existence into River Valley Financial.

        The activities of River Valley have been limited primarily to owning the stock of River Valley Financial, which was organized in 1875 under the laws of the United States of America and which continues today under charter from the State of Indiana. River Valley Financial conducts operations from its 14 full-service office locations in southeastern Indiana and northern Kentucky.

        River Valley Financial historically has concentrated its lending activities on the origination of loans secured by first mortgage liens for the purchase, construction, or refinancing of one-to-four family residential real property. One-to-four family residential mortgage loans continue to be a major focus of River Valley Financial's loan origination activities, representing 39.9% of River Valley Financial's total loan portfolio at December 31, 2014 and 38.8% at September 30, 2015. River Valley Financial is also focused on growing its commercial lending portfolio, and offers multi-family mortgage loans, nonresidential real estate loans, land loans, construction loans and consumer loans.

        River Valley Financial's primary market areas have traditionally been Jefferson, Floyd and Clark Counties in southeastern Indiana and adjacent Carroll and Trimble Counties in Kentucky. In November 2012, River Valley completed its acquisition of Dupont State Bank which expanded River Valley Financial's branch network to North Vernon, Seymour and Dupont, Indiana, adding a presence in Jackson and Jennings Counties, Indiana. River Valley Financial opened another full service branch in Osgood, Indiana, in Ripley County in November, 2013. In 2014, River Valley Financial opened an additional full-service branch in Jeffersonville, Indiana, its third branch in Clark County, Indiana.

Subsidiaries

        River Valley Financial's wholly-owned subsidiary, Madison 1st Service Corporation, which was incorporated under the laws of the State of Indiana on July 3, 1973, currently holds land for future bank expansion, but does not otherwise engage in significant business activities. River Valley Financial established three subsidiaries in Nevada, named RVFB Investments, Inc., RVFB Holdings, Inc. and RVFB Portfolio, LLC, to hold and manage a significant portion of River Valley Financial's investment portfolio. In December 2014, River Valley established River Valley Risk Management, Inc., a wholly owned Nevada subsidiary, as a captive insurance company to provide insurance to River Valley and its affiliates and to manage River Valley's insurance coverage.

        In 2003, River Valley formed the "RIVR Statutory Trust I," a statutory trust formed under Connecticut law, and filed a Certificate of Trust with the Secretary of the State of Connecticut. The sole purpose of the Trust was to issue and sell certain trust preferred securities representing undivided beneficial interests in the assets of the Trust and to invest the proceeds thereof in certain debentures of River Valley.

Employees

        As of December 31, 2014, River Valley Financial employed 121 persons on a full-time basis and 6 persons on a part-time basis. None of the employees is represented by a collective bargaining group. Management considers its employee relations to be good.

Competition

        River Valley Financial originates most of its loans to and accepts most of its deposits from residents of Jefferson, Jackson, Jennings, Ripley, Floyd and Clark Counties, Indiana and Trimble and Carroll Counties, Kentucky. River Valley Financial is subject to competition from various financial institutions, including state and national banks, state and federal savings associations, credit unions and certain non-banking consumer lenders that provide similar services in these counties. Some of these institutions have significantly larger resources available to them than does River Valley Financial. In total, there are 34 banks and 6 credit unions located in the 8-county market area, including River Valley Financial. River Valley Financial also competes with money market funds and brokerage accounts with respect to deposit accounts and with insurance companies with respect to individual retirement accounts.

        The primary factors influencing competition for deposits are interest rates, service and convenience of office locations. River Valley Financial competes for loan originations primarily through the efficiency and quality of services it provides borrowers and through interest rates and loan fees charged. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels and other factors that are not readily predictable.

Regulation and Supervision

        General.    River Valley Financial is subject to examination, supervision and regulation by the Indiana Department of Financial Institutions ("DFI"), and the Federal Deposit Insurance Corporation (the "FDIC"). River Valley is a financial holding company, subject to oversight by the Board of Governors of the Federal Reserve System ("Federal Reserve"). River Valley Financial is also a member of the Federal Home Loan Bank ("FHLB") system, and in particular the Federal Home Loan Bank of Indianapolis, which is one of eleven regional banks comprising the system.

        Both federal and Indiana law extensively regulate various aspects of the banking business such as reserve requirements, truth-in-lending and truth-in-savings disclosures, equal credit opportunity, fair credit reporting, trading in securities and other aspects of banking operations.

        Bank Holding Company Act.    As a registered financial holding company for River Valley Financial, River Valley is subject to the regulation and supervision of the Federal Reserve under the Bank Holding Company Act of 1956, as amended ("BHCA"). Financial holding companies are required to file periodic reports with and are subject to periodic examination by the Federal Reserve.

        Under the BHCA, without the prior approval of the Federal Reserve, River Valley may not acquire direct or indirect control of more than 5% of the voting stock or substantially all of the assets of any company, including a bank, and may not merge or consolidate with another bank holding company. Under the Dodd-Frank Act, a bank holding company is expected to serve as a source of financial and managerial strength to its subsidiary banks. Pursuant to this requirement, a financial holding company should stand ready to use its resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity. Additionally, under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a financial holding company is required to provide limited guarantee of the compliance by any insured depository institution subsidiary that may become "undercapitalized" (as defined in the statute) with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency.

        Gramm-Leach-Bliley Act.    Under the Gramm-Leach-Bliley Act ("Gramm-Leach"), bank holding companies are permitted to offer their customers virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. In order to engage in these new financial activities, a bank holding company must qualify and register with the Federal Reserve as a "financial holding company" by demonstrating that each of its bank subsidiaries is well capitalized, well managed and has at least a satisfactory rating under the Community Reinvestment Act. River Valley filed an election to become a financial holding company under Gramm-Leach in connection with establishing its insurance company subsidiary.

        Under Gramm-Leach, federal banking regulators adopted rules limiting the ability of banks and other financial institutions to disclose nonpublic information about consumers to nonaffiliated third parties. The rules require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to nonaffiliated third parties. The privacy provisions of Gramm-Leach affect how consumer information is transmitted through diversified financial services companies and conveyed to outside vendors. River Valley does not disclose any nonpublic information about any current or former customers to anyone except as permitted by law and subject to contractual confidentiality provisions which restrict the release and use of such information.

        Insurance Deposits.    Deposits in River Valley Financial are insured by the Deposit Insurance Fund of the FDIC up to a maximum amount, which is generally $250,000 per depositor, subject to aggregation rules. Deposits held in noninterest bearing transaction accounts are aggregated with interest bearing deposits the owner may hold in the same ownership category, and the combined total is insured up to $250,000.

        River Valley Financial is subject to deposit insurance assessments by the FDIC pursuant to its regulations establishing a risk-related deposit insurance assessment system, based upon the institution's capital levels and risk profile. Under the FDIC's risk-based assessment system, insured institutions are assigned to one of four risk-weighted categories based on supervisory evaluations, regulatory capital levels, and certain other factors, with less risky institutions paying lower assessments. An institution's initial assessment rate depends upon the category to which it is assigned. There are also adjustments to a bank's initial assessment rates based on levels of long-term unsecured debt, secured liabilities in excess of 25% of domestic deposits and, for certain institutions, brokered deposit levels. Pursuant to FDIC rules adopted under the Dodd-Frank Act, effective April 1, 2011, initial assessments ranged from 5 to 35 basis points of the institution's total assets minus tangible equity. River Valley Financial's assessment rate reflected in its invoices for the 2015 quarters (annualized) was 7.57 basis points for each $100 of average consolidated assets less average tangible equity. No institution may pay a dividend if it is in default of the federal deposit insurance assessment.

        River Valley Financial is also subject to assessment by the Financing Corporation (FICO) to service the interest on its bond obligations. The amount assessed on individual institutions, including River Valley Financial, by FICO is in addition to the amount paid for deposit insurance according to the risk-related assessment rate schedule. These assessments will continue until the FICO bonds are repaid between 2017 and 2019. During 2014, the FICO assessment rate was 0.62 basis points for each $100 of the same assessment bases applicable to the FDIC assessment. For 2015, the FICO assessment rate is 0.60 basis points. Future increases in deposit insurance premiums or changes in risk classification would increase River Valley Financial's deposit related costs.

        The FDIC has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of River Valley Financial. Management cannot predict what insurance assessment rates will be in the future.

        The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe and unsound condition to continue operations or has violated any applicable law, regulation, order or any condition imposed in writing by, or written agreement with, the FDIC. The FDIC may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital.

        Capital Requirements.    On July 2, 2013, the Board of Governors of the Federal Reserve System ("Federal Reserve") approved final rules that substantially amended the regulatory risk-based capital rules applicable to River Valley and River Valley Financial. The Federal Deposit Insurance Corporation ("FDIC") and the Office of the Comptroller of the Currency subsequently approved these final rules. The final rules implement the "Basel III" regulatory capital reforms and changes required by the Dodd-Frank Act. "Basel III" refers to two consultative documents released by the Basel Committee on Banking Supervision in December 2009, the rules text released in December 2010, and loss absorbency rules issued in January 2011, which include significant changes to bank capital, leverage and liquidity requirements.

        The final rules include new risk-based capital and leverage ratios, which will be phased in from 2015 to 2019, and will refine the definition of what constitutes "capital" for purposes of calculating those ratios. In general, bank holding companies and savings and loan holding companies with less than $1 billion in total consolidated assets will not be subject to the new regulatory capital requirements described above (but these requirements will apply to their depository institution subsidiaries), due to action taken by the U.S. Congress in December 2014 and action taken by the Federal Reserve in 2015 to implement the Congressional action.

        The new minimum capital level requirements applicable to River Valley Financial under the final rules are: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4% for all institutions. The final rules also establish a "capital conservation buffer" above the new regulatory minimum capital requirements, which must consist entirely of common equity Tier 1 capital. The capital conservation buffer will be phased-in over four years beginning on January 1, 2016, as follows: the maximum buffer will be 0.625% of risk-weighted assets for 2016, 1.25% for 2017, 1.875% for 2018, and 2.5% for 2019 and thereafter. This will result in the following minimum ratios beginning in 2019: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. Under the final rules, institutions are subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations establish a maximum percentage of eligible retained income that could be utilized for such actions.

        Basel III provided discretion for regulators to impose an additional buffer, the "countercyclical buffer," of up to 2.5% of common equity Tier 1 capital to take into account the macro-financial environment and periods of excessive credit growth. However, the final rules permit the countercyclical buffer to be applied only to "advanced approach banks" (i.e., banks with $250 billion or more in total assets or $10 billion or more in total foreign exposures), which currently excludes River Valley Financial. The final rules also implement revisions and clarifications consistent with Basel III regarding the various components of Tier 1 capital, including common equity, unrealized gains and losses, as well as certain instruments that will no longer qualify as Tier 1 capital, some of which would be phased out over time. However, the final rules provide that small depository institution holding companies with less than $15 billion in total assets as of December 31, 2009 (which includes River Valley) will be able to permanently include non-qualifying instruments that were issued and included in Tier 1 or Tier 2 capital prior to May 19, 2010 in additional Tier 1 or Tier 2 capital until they redeem such instruments or until the instruments mature.

        The final rules also contain revisions to the prompt corrective action framework, which is designed to place restrictions on insured depository institutions, including River Valley Financial, if their capital levels begin to show signs of weakness. These revisions took effect January 1, 2015. Under the prompt corrective action requirements, which are designed to complement the capital conservation buffer, insured depository institutions will be required to meet the following increased capital level requirements in order to qualify as "well capitalized": (i) a new common equity Tier 1 capital ratio of 6.5%; (ii) a Tier 1 capital ratio of 8% (increased from 6%); (iii) a total capital ratio of 10% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 5% (increased from 4%).

        The final rules set forth certain changes for the calculation of risk-weighted assets, which we are required to utilize beginning January 1, 2015. The standardized approach final rule utilizes an increased number of credit risk exposure categories and risk weights, and also addresses: (i) an alternative standard of creditworthiness consistent with Section 939A of the Dodd-Frank Act; (ii) revisions to recognition of credit risk mitigation; (iii) rules for risk weighting of equity exposures and past due loans; (iv) revised capital treatment for derivatives and repo-style transactions; and (v) disclosure requirements for top-tier banking organizations with $50 billion or more in total assets that are not subject to the "advanced approach rules" that apply to banks with greater than $250 billion in consolidated assets.

        As of September 30, 2015, River Valley Financial met all requirements as a "well capitalized" depository institution.

        Loans to One Borrower.    Under Indiana law, River Valley Financial may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. Additional amounts may be lent, not in excess of 10% of unimpaired capital and surplus, if such loans or extensions of credit are fully secured by readily marketable collateral, including certain debt and equity securities but not including real estate. At December 31, 2014 and September 30, 2015, River Valley Financial did not have any loans or extensions of credit to a single or related group of borrowers in excess of its lending limits.

        Mortgage Reform and Anti-Predatory Lending.    Title XIV of the Dodd-Frank Act, the Mortgage Reform and Anti-Predatory Lending Act, includes a series of amendments to the Truth In Lending Act with respect to mortgage loan origination standards affecting, among other things, originator compensation, minimum repayment standards and prepayments. With respect to mortgage loan originator compensation, except in limited circumstances, an originator is prohibited from receiving compensation that varies based on the terms of the loan (other than the principal amount). The amendments to the Truth In Lending Act also prohibit a creditor from making a residential mortgage loan unless it determines, based on verified and documented information of the consumer's financial resources, that the consumer has a reasonable ability to repay the loan. The amendments also prohibit certain prepayment penalties and require creditors offering a consumer a mortgage loan with prepayment penalty to offer the consumer the option of a mortgage loan without such a penalty. In addition, the Dodd-Frank Act expands the definition of a "high-cost mortgage" under the Truth In Lending Act, and imposes new requirements on high-cost mortgages and new disclosure, reporting and notice requirements for residential mortgage loans, as well as new requirements with respect to escrows and appraisal practices.

        Financial System Reform—The Dodd-Frank Act and the CFPB.    The Dodd-Frank Act, which became law in 2010, significantly changed the regulation of financial institutions and the financial services industry. The Dodd-Frank Act included provisions affecting large and small financial institutions alike, including several provisions that have profoundly affected how community banks, thrifts, and small bank and thrift holding companies, such as River Valley, are regulated. Among other things, these provisions abolished the Office of Thrift Supervision (the "OTS") and transferred its functions to the other federal banking agencies, relaxed rules regarding interstate branching, allowed financial institutions to pay interest on business checking accounts, changed the scope of federal deposit insurance coverage, imposed new capital requirements on bank and thrift holding companies, and imposed limits on debit card interchange fees charged by large banks (commonly known as the Durbin Amendment).

        The Dodd-Frank Act created a new, independent federal agency called the Consumer Financial Protection Bureau ("CFPB"), which was granted broad rulemaking, supervisory and enforcement powers under various federal consumer financial protection laws, including the Equal Credit Opportunity Act, Truth in Lending Act, Real Estate Settlement Procedures Act, Fair Credit Reporting Act, Fair Debt Collection Act, the Consumer Financial Privacy provisions of the Gramm-Leach-Bliley Act, and certain other statutes. In July 2011, many of the consumer financial protection functions formerly assigned to the federal banking and other designated agencies transferred to the CFBP. The CFBP has a large budget and staff, and has the authority to implement regulations under federal consumer protection laws and enforce those laws against financial institutions. The CFPB has examination and primary enforcement authority over depository institutions with $10 billion or more in assets. Smaller institutions are subject to rules promulgated by the CFPB but continue to be examined and supervised by the federal banking regulators for consumer compliance purposes. The CFPB also has authority to prevent unfair, deceptive or abusive practices in connection with offering consumer financial products. Additionally, this bureau is authorized to collect fines and provide consumer restitution in the event of violations, engage in consumer financial education, track consumer complaints, request data, and promote the availability of financial services to underserved consumers and communities. Moreover, the Dodd-Frank Act authorized the CFPB to establish certain minimum standards for the origination of residential mortgages, including a determination of the borrower's ability to repay, and allows borrowers to raise certain defenses to foreclosure if they receive any loan other than a "qualified mortgage" as defined by the CFPB.

        The CFPB has indicated that mortgage lending is an area of supervisory focus and that it will concentrate its examination and rulemaking efforts on the variety of mortgage-related topics required under the Dodd-Frank Act, including minimum standards for the origination of residential mortgages. The CFPB has published several final regulations impacting the mortgage industry, including rules related to ability-to-repay, mortgage servicing, escrow accounts, and mortgage loan originator compensation. The ability-to-repay rule makes lenders liable if they fail to assess ability to repay under a prescribed test, but also creates a safe harbor for so called "qualified mortgages." Failure to comply with the ability-to-repay rule may result in possible CFPB enforcement action and special statutory damages plus actual, class action, and attorneys' fees damages, all of which a borrower may claim in defense of a foreclosure action at any time. River Valley's management is assessing the impact of these requirements on its mortgage lending business.

        The Dodd-Frank Act contains numerous other provisions affecting financial institutions of all types, many of which may have an impact on the operating environment of River Valley in substantial and unpredictable ways. Consequently, the Dodd-Frank Act is expected to increase River Valley's cost of doing business, it may limit or expand its permissible activities, and it may affect the competitive balance within its industry and market areas. The nature and extent of future legislative and regulatory changes affecting financial institutions, including as a result of the Dodd-Frank Act and the CFPB, is unpredictable at this time. River Valley's management continues to actively monitor the implementation of the Dodd-Frank Act and the regulations promulgated thereunder and assess its probable impact on the business, financial condition, and results of operations of River Valley. However, the ultimate effect of the Dodd-Frank Act and the CFPB on the financial services industry in general, and River Valley in particular, remains uncertain.

        Transactions with Affiliates.    River Valley Financial is subject to Sections 22(h), 23A and 23B of the Federal Reserve Act, which restrict financial transactions between banks and affiliated companies, such as River Valley. The statute limits credit transactions between a bank and its executive officers and its affiliates, prescribes terms and conditions for bank affiliate transactions deemed to be consistent with safe and sound banking practices, and restricts the types of collateral security permitted in connection with a bank's extension of credit to an affiliate.

        Community Reinvestment Act Matters.    Federal law requires that ratings of depository institutions under the Community Reinvestment Act of 1977 ("CRA") be disclosed. The disclosure includes both a four-unit descriptive rating (specifically, outstanding, satisfactory, needs to improve, and substantial noncompliance) and a written evaluation of an institution's performance. Each FHLB is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances from the FHLB. The standards take into account a member's performance under the CRA and its record of lending to first-time home buyers. As of the date of its most recent regulatory examination, River Valley Financial was rated "satisfactory" with respect to its CRA compliance.

        USA Patriot Act of 2001.    In 2001, the USA PATRIOT Act of 2001 (the "PATRIOT Act") became law. The PATRIOT Act, among other things, strengthens the ability of U.S. law enforcement to combat terrorism on a variety of fronts. The PATRIOT Act contains sweeping anti-money laundering and financial transparency laws and requires financial institutions to implement additional policies and procedures to address the following matters, among others: money laundering, suspicious activities and currency transaction reporting, and currency crimes. These provisions have not materially affected River Valley's operations.

Properties

        The following table provides certain information with respect to River Valley Financial's offices as of December 31, 2014.

Description and Address	Owned or Leased	Year Opened	Total Deposits (in thousands)	Net Book Value of Property, Furniture & Fixtures (in thousands)	Approximate Square Footage
Locations in Madison, Indiana
Downtown Office:
233 East Main Street	Owned	1952	$66,742	$278	9,110
Drive-Through Branch:
401 East Main Street	Owned	1984	—	203	420
Hilltop Location:
430 Clifty Drive	Owned	1983	159,811	2,233	18,696
Wal-Mart Banking Center:
567 Ivy Tech Drive	Leased	1995	7,437	56	517
Location in Charlestown, Indiana
1025 Highway 62	Leased/Land	2002	7,521	448	1,500
Location in Dupont, Indiana
10525 N West Front Street	Owned	1910	8,316	133	2,332
Location in Floyds Knobs, Indiana
3660 Paoli Pike	Leased	2008	12,127	266	3,000
Location in Hanover, Indiana
10 Medical Plaza Drive	Owned	1995	14,132	316	1,344
Location in Jeffersonville, Indiana
1475 Veterans Parkway, Suite 105	Leased	2014	111	516	2,603
Location in New Albany, Indiana
2675 Charlestown Road	Owned	2010	26,197	496	6,000
Location in North Vernon, Indiana
Branch:
220 N State Street	Leased	2003	42,003	49	3,168
Operations Building:
216 N State Street	Leased	2007	—	4	7,560
Location in Osgood, Indiana
820 S Buckeye Street	Owned	1993	5,685	446	1,344
Location in Sellersburg, Indiana
Highway 311	Owned	2005	22,350	2,258	13,000
Location in Seymour, Indiana
1725 E Tipton Street	Owned	2009	20,679	1,412	9,244
Location in Carrollton, Kentucky
1501 Highland Avenue	Leased	2003	3,972	166	1,656

        In addition to the assets owned by River Valley Financial, Madison 1st Service Corporation, a subsidiary of River Valley Financial, owns two pieces of land, one in Madison, Indiana and the second in Charlestown, Indiana, both held for future expansion of River Valley Financial's banking offices. Total book value of this land at December 31, 2014 was $427,000.

        River Valley Financial owns computer and data processing equipment which is used for transaction processing, loan origination, and accounting. The net book value of electronic data processing equipment owned by River Valley Financial was approximately $612,000 at December 31, 2014.

        River Valley Financial operates 16 automated teller machines ("ATMs"), one at each office location, except for Dupont and 233 East Main St. (the main office has two), one at Hanover College, in Hanover, Indiana, and one in the Big Lots parking lot in Madison. River Valley Financial's ATMs participate in the Passport® network. River Valley Financial also operates an interactive teller machine ("ITM") at its location in Jeffersonville, Indiana.

        River Valley Financial performs its own data processing and reporting services.

Legal Proceedings

        River Valley and River Valley Financial are involved from time to time as plaintiff or defendant in various legal actions arising in the normal course of business. While the ultimate outcome of these proceedings cannot be predicted with certainty, it is the opinion of River Valley's management that the resolution of these proceedings should not have a material effect on River Valley's consolidated financial position or results of operations.

Market Information and Dividends

        There were [    •    ] common shares of River Valley outstanding at [    •    ], 2015, held of record by approximately [    •    ] shareholders. Since December 1996, River Valley's common shares have been listed on The NASDAQ Capital Market ("NASDAQ"), under the symbol "RIVR."

        Presented below are the high and low sale prices for River Valley's common shares, as well as cash distributions paid thereon, since January 2013. Such sales prices do not include retail financial markups, markdowns or commissions. Information relating to sales prices has been obtained from NASDAQ.

	High		Low		Dividend
For the periods ended:
2015
Fourth Quarter (through [•])	$	[•]	$	[•]	$	[•]
Third Quarter		23.25		22.04		0.23
Second Quarter		24.59		21.42		0.23
First Quarter		22.00		19.70		0.23
2014
Fourth Quarter		$21.91		$20.80		$0.23
Third Quarter		22.49		20.97		0.23
Second Quarter		27.00		20.07		0.23
First Quarter		28.48		25.27		0.21
2013
Fourth Quarter		$29.98		$23.90		$0.42
Third Quarter		24.60		21.01		0.21
Second Quarter		24.06		21.00		0.21
First Quarter		24.49		17.15		0.21

        Indiana law prohibits River Valley from paying a dividend, if, after giving effect to the payment of that dividend, River Valley would not be able to pay its debts as they become due in the usual course of business or River Valley's total assets would be less than the sum of its total liabilities plus preferential rights of holders of preferred stock, if any. Generally, there is no Federal Reserve regulatory restriction on the payment of dividends by River Valley unless there is a determination by the Federal Reserve that there is reasonable cause to believe that the payment of dividends constitutes a serious risk to the financial safety, soundness or stability of River Valley or River Valley Financial. Since River Valley has no independent operation or other subsidiaries to generate income, its ability to accumulate earnings for the payment of cash dividends to its shareholders directly depends upon the ability of River Valley Financial to pay dividends to River Valley and upon the earnings on its investment securities.

        Under Indiana law, River Valley Financial may pay dividends of so much of its undivided profits (generally, earnings less losses, bad debts, taxes and other operating expenses) as is considered expedient by River Valley Financial's Board of Directors. However, River Valley Financial must obtain the approval of the DFI for the payment of a dividend if the total of all dividends declared by River Valley Financial during the current year, including the proposed dividend, would exceed the sum of retained net income for the year to date plus its retained net income for the previous two years. For this purpose, "retained net income" means net income as calculated for call report purposes, less all dividends declared for the applicable period. In addition, River Valley Financial may not pay a dividend if it would reduce its regulatory capital below the amount required for the liquidation account (which was established for the purpose of granting a limited priority claim on the assets of River Valley Financial, in the event of a complete liquidation, to those members of River Valley Financial before its conversion from mutual to stock form who continue to maintain a savings account at River Valley Financial). The FDIC has the authority to prohibit River Valley Financial from paying dividends if, in its opinion, the payment of dividends would constitute an unsafe or unsound practice in light of the financial condition of River Valley Financial.

Equity Compensation Plan Information

        The following table sets forth certain information pertaining to River Valley's equity compensation plans as of December 31, 2014:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders(1)	39,066	$20.19	127,150

(1)
The River Valley Bancorp Stock Option Plan and the River Valley Bancorp 2014 Stock Option and Incentive Plan were approved by River's shareholders. Under the Option Plan, as of March 18, 2015, 9,066 shares remained subject to stock options with an average exercise price per share of $14.56 and 26,820 shares remained available for future awards of non-qualified stock options. Under the 2014 Plan, 150,000 shares were available for issuance at the time of the plan's adoptions. On July 15, 2014, 30,000 options and 30,000 restricted shares were awarded under the 2014 Plan. Of these, 5,000 options and 6,000 restricted shares vested immediately. The remainder will vest over a period of four to nine years. No options granted under the 2014 plan were exercised during 2014. River Valley also maintains the River Valley Bancorp Recognition and Retention Plan and Trust (the "RRP"), which was approved by River Valley's shareholders. As of

  December 31, 2014, 1,200 RRP shares had been granted to management but were not yet vested. River Valley is authorized to make awards of up to a total of 10,330 additional shares under that plan.

(2)
The total in Column (b) includes only the weighted-average price of stock options, as the restricted shares awarded under the RRP plan and the 2014 Stock Incentive Plan have no exercise price.

Management's Discussion and Analysis of Financial Condition and Results of Operation

General

        As discussed previously, River Valley was incorporated for the primary purpose of owning all of the outstanding shares of River Valley Financial. As a result, the discussion that follows focuses on River Valley Financial's financial condition and results of operations for the periods presented. The following discussion and analysis of the financial condition as of December 31, 2014 and September 30, 2015, and results of operations for periods prior to that date, should be read in conjunction with the Consolidated Financial Statements and the Notes thereto, and the Consolidated Condensed Financial Statements and the Notes thereto, included elsewhere in this proxy statement/prospectus.

        In addition to the historical information contained herein, the following discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this proxy statement/prospectus and include statements regarding the intent, belief, outlook, estimate or expectations of River Valley, its directors or its officers, primarily with respect to future events and the future financial performance of River Valley. Readers are cautioned that any such forward-looking statements are not guarantees of future events or performance and involve risks and uncertainties. River Valley's operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences are discussed herein but also include, but are not limited to, changes in the economy and interest rates in the nation and River Valley Financial's general market area; loss of deposits and loan demand to other financial institutions; substantial changes in financial markets; changes in real estate values and the real estate market; regulatory changes; or turmoil and government intervention in the financial services industry. The forward looking statements contained herein include those with respect to the effect future changes in interest rates may have on financial condition and results of operations, and management's opinion as to the effect on River Valley's consolidated financial position and results of operations of recent accounting pronouncements not yet in effect.

Effect of Current Events

        The Current Economic Environment.    River Valley continues to operate in a challenging and uncertain economic environment, including generally uncertain national conditions and local conditions in its markets. Overall economic growth continues to be slow and national and regional unemployment rates remain at elevated levels. The risks associated with River Valley's business become more acute in periods of slow economic growth and high unemployment. Many financial institutions continue to be affected by an uncertain real estate market. While River Valley takes steps to decrease and limit its exposure to problem loans, River Valley nonetheless retains direct exposure to the residential and commercial real estate markets, and is affected by these events.

        River Valley's loan portfolio includes commercial real estate loans, residential mortgage loans, and construction and land development loans. Declines in real estate values and home sales volumes and increased levels of financial stress on borrowers as a result of the uncertain economic environment, including job losses, could have an adverse effect on River Valley's borrowers or their customers, which could adversely affect River Valley's financial condition and results of operations. In addition, the current level of low economic growth on a national scale, the occurrence of another national recession, or a deterioration in local economic conditions in River Valley's markets could drive losses beyond that which is provided for in the allowance for loan losses and result in the following other consequences: increases in loan delinquencies, problem assets and foreclosures; demand for River Valley's products and services may decline; deposits may decrease, which would adversely impact River Valley's liquidity position; and collateral for its loans, especially real estate, may decline in value, in turn reducing customers' borrowing power, and reducing the value of assets and collateral associated with River Valley's existing loans.

        Impact of Recent and Future Legislation.    During the last six years, the U.S. Congress and the Treasury Department have adopted legislation and taken actions to address the disruptions in the financial system, declines in the housing market and the overall regulation of financial institutions and the financial system. The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and the Consumer Financial Protection Bureau ("CFPB"), created as an independent federal agency under the Dodd-Frank Act, are expected to increase River Valley's cost of doing business, they may limit or expand its permissible activities, and they may affect the competitive balance within River Valley's industry and market areas. River Valley's management continues to actively monitor the implementation of the Dodd-Frank Act and the regulations of the CFPB promulgated thereunder to assess the probable impact on the business, financial condition, and results of operations of River Valley. However, the ultimate effect of the Dodd-Frank Act and the CFPB on the financial services industry in general, and River Valley in particular, continues to be uncertain.

        Capital Rules.    On July 2, 2013, the Federal Reserve approved final rules that substantially amended the regulatory risk-based capital rules applicable to River Valley and River Valley Financial. The FDIC and the OCC subsequently approved these final rules. The final rules implement the "Basel III" regulatory capital reforms and changes required by the Dodd-Frank Act. "Basel III" refers to two consultative documents released by the Basel Committee on Banking Supervision in December 2009, the rules text released in December 2010, and loss absorbency rules issued in January 2011, which include significant changes to bank capital, leverage and liquidity requirements.

        The final rules include new risk-based capital and leverage ratios, which will be phased in from 2015 to 2019, and will refine the definition of what constitutes "capital" for purposes of calculating those ratios. In general, bank holding companies and savings and loan holding companies with less than $1 billion in total consolidated assets will not be subject to the new regulatory capital requirements described above (but these requirements will apply to their depository institution subsidiaries), due to action taken by the U.S. Congress in December 2014 and action taken by the Federal Reserve in 2015 to implement the Congressional action.

        The new minimum capital level requirements applicable to River Valley Financial under the final rules are: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4% for all institutions. The final rules also establish a "capital conservation buffer" above the new regulatory minimum capital requirements, which must consist entirely of common equity Tier 1 capital. The capital conservation buffer will be phased-in over four years beginning on January 1, 2016, as follows: the maximum buffer will be 0.625% of risk-weighted assets for 2016, 1.25% for 2017, 1.875% for 2018, and 2.5% for 2019 and thereafter. This will result in the following minimum ratios beginning in 2019: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. Under the final rules, institutions are subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations establish a maximum percentage of eligible retained income that could be utilized for such actions.

        Basel III provided discretion for regulators to impose an additional buffer, the "countercyclical buffer," of up to 2.5% of common equity Tier 1 capital to take into account the macro-financial environment and periods of excessive credit growth. However, the final rules permit the countercyclical buffer to be applied only to "advanced approach banks" (i.e., banks with $250 billion or more in total assets or $10 billion or more in total foreign exposures), which currently excludes River Valley and River Valley Financial. The final rules also implement revisions and clarifications consistent with Basel III regarding the various components of Tier 1 capital, including common equity, unrealized gains and losses, as well as certain instruments that will no longer qualify as Tier 1 capital, some of which would be phased out over time. However, the final rules provide that small depository institution holding companies with less than $15 billion in total assets as of December 31, 2009 (which includes River Valley) will be able to permanently include non-qualifying instruments that were issued and included in Tier 1 or Tier 2 capital prior to May 19, 2010 in additional Tier 1 or Tier 2 capital until they redeem such instruments or until the instruments mature.

        The final rules also contain revisions to the prompt corrective action framework, which is designed to place restrictions on insured depository institutions, including River Valley Financial, if their capital levels begin to show signs of weakness. These revisions took effect January 1, 2015. Under the prompt corrective action requirements, which are designed to complement the capital conservation buffer, insured depository institutions will be required to meet the following increased capital level requirements in order to qualify as "well capitalized": (i) a new common equity Tier 1 capital ratio of 6.5%; (ii) a Tier 1 capital ratio of 8% (increased from 6%); (iii) a total capital ratio of 10% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 5% (increased from 4%).

        The final rules set forth certain changes for the calculation of risk-weighted assets, which River Valley will be required to utilize beginning January 1, 2015. The standardized approach final rule utilizes an increased number of credit risk exposure categories and risk weights, and also addresses: (i) an alternative standard of creditworthiness consistent with Section 939A of the Dodd-Frank Act; (ii) revisions to recognition of credit risk mitigation; (iii) rules for risk weighting of equity exposures and past due loans; (iv) revised capital treatment for derivatives and repo-style transactions; and (v) disclosure requirements for top-tier banking organizations with $50 billion or more in total assets that are not subject to the "advanced approach rules" that apply to banks with greater than $250 billion in consolidated assets.

        Based on River Valley's current capital composition and levels, River Valley believes that it would be in compliance with the requirements as set forth in the final rules to the extent portions are not presently in effect.

        Changes in Insurance Premiums.    The FDIC insures River Valley Financial's deposits up to certain limits. The FDIC takes control of failed banks and ensures payment of deposits up to insured limits using the resources of the Deposit Insurance Fund. The FDIC charges us premiums to maintain the Deposit Insurance Fund. The FDIC has set the Deposit Insurance Fund long-term target reserve ratio at 2% of insured deposits. Due to recent bank failures as a result of the economic turmoil of the past six years, the FDIC insurance fund reserve ratio has fallen below the statutory minimum. The FDIC has implemented a restoration plan beginning January 1, 2009, that is intended to return the reserve ratio to an acceptable level. Further increases in premium assessments are also possible and would increase River Valley's expenses. Effective with the June 2011 reporting period, the FDIC changed the assessment from a deposit-based assessment to an asset-based assessment, and reevaluated the base rate assessed to financial institutions. As a result of these changes, River Valley experienced a decrease in premiums. However, increased assessment rates and special assessments could have a material impact on River Valley's results of operations.

        The Soundness of Other Financial Institutions Could Adversely Affect Us.    Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. River Valley has exposure to many different industries and counterparties, and River Valley routinely executes transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, mutual and hedge funds, and other institutional clients. Many of these transactions expose River Valley to credit risk in the event of default by its counterparty or client. In addition, River Valley's credit risk may be exacerbated when the collateral held by it cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to River Valley. There is no assurance that any such losses would not materially and adversely affect River Valley's results of operations or earnings.

        Difficult Market Conditions Have Adversely Affected River Valley's Industry.    River Valley is particularly exposed to downturns in the U.S. housing market. Dramatic declines in the housing market over the past six years, with falling home prices and increasing foreclosures, unemployment and under-employment, have negatively impacted the credit performance of mortgage loans and securities and resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities, major commercial and investment banks, and regional financial institutions. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have continued to observe tight lending standards, including with respect to other financial institutions, although there have been signs that lending is increasing. These market conditions have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence and increased market volatility. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on River Valley and others in the financial institutions industry. In particular, River Valley may face the following risks in connection with these events:

  •
  River Valley is experiencing, and expects to continue experiencing, increased regulation of its industry, particularly as a result of the Dodd-Frank Act and the CFPB. Compliance with such regulation is expected to increase River Valley's costs and may limit its ability to pursue business opportunities.

  •
  River Valley's ability to assess the creditworthiness of its customers may be impaired if the models and approach used to select, manage and underwrite its customers become less predictive of future behaviors.

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  The process River Valley uses to estimate losses inherent in its credit exposure requires difficult, subjective and complex judgments, including forecasts of economic conditions and how these economic predictions might impair the ability of River Valley's borrowers to repay their loans, which may no longer be capable of accurate estimation which may, in turn, impact the reliability of the process.

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  Competition in River Valley's industry could intensify as a result of the increasing consolidation of financial services companies in connection with current market conditions.

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  River Valley may be required to pay significantly higher deposit insurance premiums because market developments have significantly depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits.

        In addition, the Federal Reserve has been injecting vast amounts of liquidity into the banking system to compensate for weaknesses in short-term borrowing markets and other capital markets. A reduction in the Federal Reserve's activities or capacity could reduce liquidity in the markets, thereby increasing funding costs to River Valley or reducing the availability of funds to River Valley to finance its existing operations.

        Concentrations of Real Estate Loans Could Subject River Valley to Increased Risks in the Event of a Real Estate Recession or Natural Disaster.    A significant portion of River Valley's loan portfolio is secured by real estate. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. A weakening of the real estate market in River Valley's primary market area could result in an increase in the number of borrowers who default on their loans and a reduction in the value of the collateral securing their loans, which in turn could have an adverse effect on River Valley's profitability and asset quality. If River Valley is required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, its earnings and capital could be adversely affected. Historically, Indiana and Kentucky have experienced, on occasion, significant natural disasters, including tornadoes and floods. The availability of insurance for losses for such catastrophes is limited. River Valley's operations could also be interrupted by such natural disasters. Acts of nature, including tornadoes and floods, which may cause uninsured damage and other loss of value to real estate that secures River Valley's loans or interruption in its business operations, may also negatively impact River Valley's operating results or financial condition.

        River Valley is Subject to Cybersecurity Risks and May Incur Increasing Costs in an Effort to Minimize Those Risks.    River Valley's business employs systems and a Web site that allow for the secure storage and transmission of customers' proprietary information. Security breaches could expose River Valley to a risk of loss or misuse of this information, litigation and potential liability. River Valley may not have the resources or technical sophistication to anticipate or prevent rapidly evolving types of cyber attacks. Any compromise of River Valley's security could result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to its reputation, and a loss of confidence in its security measures, which could harm River Valley's business.

Critical Accounting Policies

        Note 1 to the Consolidated Financial Statements contains a summary of River Valley's significant accounting policies for the year ended December 31, 2014. Certain of these policies are important to the portrayal of River Valley's financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Management believes that its critical accounting policies include determining the allowance for loan losses, analysis of other-than-temporary impairment on available-for-sale investments, and the valuation of mortgage servicing rights. Following the 2012 acquisition of Dupont State Bank, the treatment of acquired impaired loans is also important.

  Allowance For Loan Losses

        The allowance for loan losses is a significant estimate that can and does change based on management's assumptions about specific borrowers and current economic and business conditions, among other factors. Management reviews the adequacy of the allowance for loan losses on at least a quarterly basis. The evaluation by management includes consideration of past loss experience, changes in the composition of the loan portfolio, the current economic condition, the amount of loans outstanding, identified problem loans, and the probability of collecting all amounts due.

        The allowance for loan losses represents management's estimate of probable losses inherent in River Valley's loan portfolios. In determining the appropriate amount of the allowance for loan losses, management makes numerous assumptions, estimates and assessments.

        River Valley's strategy for credit risk management includes conservative, centralized credit policies, and uniform underwriting criteria for all loans as well as an overall credit limit for each customer significantly below legal lending limits. The strategy also emphasizes diversification on a geographic, industry and customer level, regular credit quality reviews and quarterly management reviews of large credit exposures and loans experiencing deterioration of credit quality.

        River Valley's allowance consists of three components: probable losses estimated from individual reviews of specific loans, probable losses estimated from historical loss rates, and probable losses resulting from economic or other deterioration above and beyond what is reflected in the first two components of the allowance.

        Larger commercial loans that exhibit probable or observed credit weaknesses are subject to individual review. Where appropriate, reserves are allocated to individual loans based on management's estimate of the borrower's ability to repay the loan given the availability of collateral, other sources of cash flow and legal options available to River Valley. Included in the review of individual loans are those that are considered impaired. A loan is considered impaired when, based on current information and events, it is probable that River Valley will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed.

        Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent. Any allowances for impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or fair value of the underlying collateral. River Valley evaluates the collectability of both principal and interest when assessing the need for a loss accrual. Historical loss rates are applied to other commercial loans not subject to specific reserve allocations.

        Homogenous loans, such as consumer installment and residential mortgage loans, are not individually risk graded. Rather, standard credit scoring systems are used to assess credit risks. Loss rates are based on the average net charge-off history by loan category.

        Historical loss rates for loans may be adjusted for significant factors that, in management's judgment, reflect the impact of any current conditions on loss recognition. Factors which management considers in the analysis include the effects of the national and local economies, trends in the nature and volume of loans (delinquencies, charge-offs and nonaccrual loans), changes in mix, asset quality trends, risk management and loan administration, changes in the internal lending policies and credit standards, collection practices and examination results from bank regulatory agencies and River Valley's internal loan review. The portion of the allowance that is related to certain qualitative factors not specifically related to any one loan type is considered the unallocated portion of the reserve.

        Allowances on individual loans and historical loss rates are reviewed quarterly and adjusted as necessary based on changing borrower and/or collateral conditions and actual collection and charge-off experience.

        River Valley's primary market area for lending has been comprised of Clark, Floyd and Jefferson Counties in southeastern Indiana and portions of northeastern Kentucky adjacent to that market. With the 2012 acquisition of Dupont State Bank, and the 2013 acquisition of the Osgood, Indiana branch, River Valley's market area now includes Jackson, Jennings and Ripley Counties in Indiana. When evaluating the adequacy of the allowance, consideration is given to this regional geographic concentration and the closely associated effect changing economic conditions have on River Valley's customers.

  Other-Than-Temporary Impairment

        River Valley evaluates all securities on a quarterly basis, and more frequently when economic conditions warrant additional evaluations, for determining if an other-than-temporary impairment ("OTTI") exists pursuant to guidelines established by the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC"), in ASC 320. In evaluating the possible impairment of securities, consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial conditions and near-term prospects of the issuer, and the ability and intent of River Valley to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer's financial condition, River Valley may consider whether the securities are issued by the federal government or its agencies or government-sponsored agencies, whether downgrades by bond rating agencies have occurred, and the results of review of the issuer's financial condition.

        If management determines that an investment experienced an OTTI, management must then determine the amount of the OTTI to be recognized in earnings. River Valley's consolidated statement of income would reflect the full impairment (that is, the difference between the security's amortized cost basis and fair value) on debt securities that River Valley intends to sell or would more likely than not be required to sell before the expected recovery of the amortized cost basis. For securities that management has no intent to sell, and it is not more likely than not that River Valley will be required to sell prior to recovery, only the credit loss component of the impairment would be recognized in earnings, while the noncredit loss would be recognized in accumulated other comprehensive income. The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected based on cash flow projections. River Valley did not record any other-than-temporary impairment during the year ended December 31, 2014 or the three-month period ended September 30, 2015.

  Valuation of Mortgage Servicing Rights

        River Valley recognizes the rights to service mortgage loans as separate assets in the consolidated balance sheet. Under the servicing assets and liabilities accounting guidance, ASC 860-50, servicing rights resulting from the sale or securitization of loans originated by River Valley are initially measured at fair value at the date of transfer. Mortgage servicing rights are subsequently carried at the lower of the initial carrying value, adjusted for amortization, or fair value. Mortgage servicing rights are evaluated for impairment based on the fair value of those rights. Factors included in the calculation of fair value of the mortgage servicing rights include estimating the present value of future net cash flows, market loan prepayment speeds for similar loans, discount rates, servicing costs, and other economic factors. Servicing rights are amortized over the estimated period of net servicing revenue. It is likely that these economic factors will change over the life of the mortgage servicing rights, resulting in different valuations of the mortgage servicing rights. The differing valuations will affect the carrying value of the mortgage servicing rights on the consolidated balance sheet as well as the income recorded from loan servicing in the consolidated income statement. As of December 31, 2014, mortgage servicing rights had a carrying value of $587,000, and as of September 30, 2015, mortgage servicing rights had a carrying value of $551,000.

  Acquired Impaired Loans

        Loans acquired with evidence of credit deterioration since inception and for which it is probable that all contractual payments will not be received are accounted for under ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality ("ASC 310-30"). These loans are recorded at fair value at the time of acquisition, with no carryover of the related allowance for loan losses. Fair value of acquired loans is determined using a discounted cash flow methodology based on assumptions about the amount and timing of principal and interest payments, principal prepayments and principal defaults and losses, and current market rates. In recording the acquisition date fair values of acquired impaired loans, management calculates a non-accretable difference (the credit component of the purchased loans) and an accretable difference (the yield component of the purchased loans).

        Over the life of the acquired loans, River Valley continues to estimate cash flows expected to be collected on pools of loans sharing common risk characteristics, which are treated in the aggregate when applying various valuation techniques. River Valley evaluates at each balance sheet date whether the present value of its pools of loans determined using the effective interest rates has decreased significantly and, if so, recognizes a provision for loan loss in its consolidated statement of income. For any significant increases in cash flows expected to be collected, River Valley adjusts the amount of accretable yield recognized on a prospective basis over the pool's remaining life.

        These cash flow evaluations are inherently subjective as they require management to make estimates about expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. Changes in these factors, as well as changing economic conditions, will likely impact the carrying value of these acquired loans.

Discussion of Changes in Financial Condition from December 31, 2013 to December 31, 2014

        General.    At December 31, 2014, River Valley's consolidated assets totaled $509.5 million, an increase of $26.7 million, or 5.5%, from the December 31, 2013 total. River Valley's consolidated liabilities increased by a lesser amount, $8.3 million, from $448.4 million at December 31, 2013 to $456.7 million at December 31, 2014. The increase in total assets was primarily the result of strong loan growth during the period and the placement of the cash proceeds from the 2014 stock offering, primarily into available-for-sale investments. Stockholders' equity of River Valley grew from $34.5 million as of December 31, 2013 to $52.7 million at the same point in 2014, a net gain of $18.2 million, or 52.8%, a result of the same stock offering, strong net income, and positive changes in the unrealized market gain on available-for-sale investments.

        On July 7, 2014, River Valley issued 825,000 shares of its common stock in an underwritten public offering at an offering price of $20.50 per share. On July 15, 2014, as a result of the underwriter's exercise of an over-allotment option, River Valley issued an additional 121,390 shares of its common stock at the public offering price of $20.50 per share, bringing the total number of shares of common stock sold by River Valley in the public offering to 946,390 shares. Gross proceeds to River Valley from the public offering, including proceeds from the exercise of the over-allotment option, were approximately $19.4 million, and net proceeds after offering expenses were approximately $17.8 million.

        On December 15, 2014, River Valley used a portion of the net proceeds from the offering to redeem all 5,000 of its issued and outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A. The remaining proceeds of the July offering were placed in available-for-sale investments, and will ultimately be used to support future growth, which may include organic growth in existing markets and opportunistic acquisitions of all or part of other financial institutions.

        Liquidity.    Liquidity for River Valley increased slightly, with the balances in cash and cash equivalents at $13.3 million as of December 31, 2014, as compared to balances of $10.2 million as of December 31, 2013. During the twelve-month period, River Valley utilized available-for-sale investments, primarily federal agency investments, to augment liquidity and placed excess funds as discussed above. Agency investments are held at River Valley Financial level, primarily for liquidity purposes. As of December 31, 2014, River Valley held $31.6 million in such investments.

        Investment Portfolio.    Aided by a swing in market value, River Valley's available-for-sale securities portfolio increased $9.0 million, or 7.5%, from $119.9 million at December 31, 2013 to $128.9 million as of December 31, 2014. The unrealized loss on River Valley's investment portfolio of $2.9 million at December 31, 2013 rebounded to a $1.1 million unrealized gain at the same point in 2014, a change of $4.0 million, period to period. Government-sponsored enterprise (GSE) residential mortgage-backed and other asset-backed agency securities increased over the period by $9.9 million, or 23.7%, from $41.8 million at December 31, 2013 to $51.7 million at the same point a year later. State and municipal investments increased by $5.1 million, representing a percentage increase period to period of 13.7%, from $37.1 million at December 31 2013 to $42.2 million at December 31, 2014, and rounding out the overall increase in investment levels, period to period. Corporate investments decreased slightly, by

$429,000, during the twelve-month period, while agency investments, as mentioned above, decreased a total of $5.6 million, from $37.2 million at December 31, 2013 to $31.6 million at December 31, 2014. Investments reported in the financial statements of River Valley are held both at River Valley Financial level and at River Valley Financial's Nevada subsidiaries, and all are available for sale. Investments held at the Nevada level are for investment purposes and tend to be longer term, higher yielding investments.

        River Valley evaluates all investments for other-than-temporary impairment quarterly. The twelve-month period ended December 31, 2014 brought the usual scrutiny of River Valley's investments and in particular of asset quality and changes in the fair values of the individual investments. The change in the national investments market had a marked effect on the market value of River Valley's investment portfolio, with the net unrealized loss at December 31, 2013 of $2.9 million replaced by a net unrealized gain of $1.1 million at December 31, 2014, an overall swing of approximately $4.0 million, year to year. River Valley's securities are valued at fair value by a pricing service whose prices can be corroborated by recent security trading activities. Credit quality of all investments is reviewed at purchase and periodically thereafter, with municipal investments, in particular, reviewed on an annual rolling basis. River Valley's portfolio is comprised of the following types of investments.

        Agency investments, which includes AAA-rated Federal Home Loan Mortgage Corp. (FHLMC), Federal National Mortgage Association (FNMA) and Federal Home Loan Bank (FHLB) investments, at an average tax equivalent yield of 1.70%, were at a net unrealized loss position of $272,000 at December 31, 2014. Agency investments of $8.8 million were at an unrealized loss position for 12 consecutive months or more. Because River Valley expects full repayment of these investments, does not intend to sell the investments prior to maturity, and because it is not "more likely than not" that River Valley will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, River Valley does not consider these investments to be other-than-temporarily impaired at December 31, 2014. The total carrying value of $31.6 million represents 24.5% of the total investment portfolio. Agency investments are primarily held at River Valley Financial level, for liquidity purposes.

        Collateralized mortgage obligations, which includes governmentally guaranteed FNMA, FHLMC, and Government National Mortgage Association (GNMA) REMICs, at an average tax equivalent yield of 2.27%, were at a net unrealized loss position of $138,000 at December 31, 2014. Collateralized mortgage obligation investments of $10.7 million were at an unrealized loss position for 12 consecutive months or more. Because River Valley expects full repayment of these investments, does not intend to sell the investments prior to maturity, and because it is not "more likely than not" that River Valley will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, River Valley does not consider these investments to be other-than-temporarily impaired at December 31, 2014. The total carrying value of $31.5 million represents 24.4% of the total investment portfolio. Collateralized mortgage obligations are primarily held for investment purposes at River Valley's Nevada investment subsidiary.

        Government-sponsored enterprise (GSE) residential mortgage-backed securities, which includes governmentally guaranteed FNMA, GNMA, and FHLMC Gold pools, at an average tax equivalent yield of 2.65%, were at a net unrealized gain position of $346,000 at December 31, 2014. No mortgage-backed investments were at an unrealized loss position for 12 consecutive months or more. The total carrying value of $20.2 million represents 15.7% of the total investment portfolio. GSE mortgage-backed securities held by River Valley are primarily held for investment purposes at River Valley's Nevada investment subsidiary.

        Municipal securities from a variety of sources, with an average tax equivalent yield of 5.07%, were at a net unrealized gain position of $1.5 million at December 31, 2014. The portfolio is comprised of both general obligation (GO) bonds and revenue bonds. Municipal investments totaling $2.7 million were at an unrealized loss position for 12 consecutive months or more. Because River Valley expects full repayment of these investments, does not intend to sell the investments prior to maturity, and because it is not "more likely than not" that River Valley will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, River Valley does not consider these investments to be other-than-temporarily impaired at December 31, 2014. The total carrying value of $42.2 million represents 32.7% of the total investment portfolio. River Valley reviews the credit quality of its municipal investments on an ongoing basis. Municipal investments held by River Valley are primarily held for investment purposes, also at River Valley's Nevada investment subsidiary.

        Corporate investments, comprised of three "Baa1" or higher rated corporate bonds (Moody's rated), and two inactively traded trust preferred issues, were at a combined net unrealized loss position of $314,000 at December 31, 2014. Of the three remaining corporate stocks, two were at a slight gain position and the third at a slight loss position at December 31, 2014. Because River Valley expects full repayment of these investments, does not intend to sell the investments prior to maturity, and because it is not "more likely than not" that River Valley will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, River Valley does not consider these investments to be other-than-temporarily impaired at December 31, 2014. Both issues of trust preferred securities represent some potential risk to River Valley simply by virtue of their attributes.

        One of the trust preferred investments, the ALESCO 9A A2A, has been at a continuous loss for 12 consecutive months or more and closed out the twelve-month period at a loss of $313,000 and a market value of $598,000. The second trust preferred investment, PRETSL XXVII Ltd, was at a gain position for most of 2014, closing at a slight loss of $1,000 at December 31, 2014. These are discussed individually below.

        The ALESCO 9A class A2A (ALESCO 9A) investment and the Preferred Term Security XXVII, LTD class A-1 (PRETSL XXVII) investment are both thinly traded. Both issues are backed by financial institutions and insurance companies, and the current pricing reflects inactivity in the markets for trust preferred issues. As the national economy languished, some of the underlying financial institutions defaulted on, or deferred, interest payments. Some curing of these defaults has occurred as conditions improved. While these defaults/deferrals may negatively affect the lower tranches of the issues, River Valley Financial holds the top tranche of PRETSL XXVII and the second highest tranche of ALESCO 9A. Management believes that the collateralization levels on these issues are still more than adequate for River Valley Financial to be protected. Both cash flow and other analysis, performed by independent third party analysts and reviewed by management, indicate that it is more than likely that these investments will continue to maturity, and are thus only temporarily impaired. Cash flow analysis indicates that full payment of the tranches held by River Valley Financial is expected by maturity, if not before.

        In November 2007, River Valley purchased $1.0 million face value of ALESCO 9A trust preferred stock at a price of $88.81 ($888,100). At December 31, 2014, this investment was priced by a third party pricing service and was carried on River Valley's books at a market value of $597,000 and at an amortized cost on that date of $910,000. The net unrealized loss on this investment at December 31, 2014 was $313,000. These figures as of December 31, 2013 were: market value of $520,000, amortized cost of $907,000, and net unrealized loss of $387,000, indicating improvement period to period. The 2014 levels were all improvements over 2013, indicating a trend of improvement in the investment. River Valley has reviewed the pricing analytics reports for this investment and has determined that the decline in the market price of this investment is temporary and indicates thin trading activity, rather than a true decline in the value of the investment. Factors considered in reaching this determination included the class or "tranche" held by River Valley, A2A, the projected cash flows as of December 31,

2014, which indicate that River Valley will receive all contractual payments on or before maturity, and the current collateral position of the tranche, 138.8%, which while below the trigger collateralization of 146.20%, still reflects sufficient coverage for the tranche. The interest coverage ratio is 561.6%, on a trigger amount of 125.00%, indicating strong coverage for interest payments to the "A" tranche. Because River Valley does not intend to sell this investment and because it is not "more likely than not" that River Valley will be required to sell this investment before recovery of its amortized cost basis, which may be maturity, River Valley does not consider this investment to be other-than-temporarily impaired at December 31, 2014.

        In February 2008, River Valley purchased $1.0 million face value of PRETSL XXVII trust preferred stock at a price of $90.00 ($900,000). At December 31, 2014, this investment was priced by a third party pricing service and was carried on River Valley's books at a market value of $724,000 and at an amortized cost on that date of $725,000. The net unrealized loss on this investment at December 31, 2014 was $1,000. These figures as of December 31, 2013 were: market value of $749,000, amortized cost of $755,000, and net unrealized loss of $6,000, indicating improvement period to period. For three quarters during 2014 this investment was at a gain position and only decreased to a slight loss position during the fourth quarter. The investment has received quarterly pay down of principal for the entire period River Valley has held the investment. River Valley has reviewed the pricing analytics reports for this investment and has determined that the decline in the market price of this investment is temporary and indicates thin trading activity, rather than a true decline in the value of the investment. Factors considered in reaching this determination included the class or "tranche" held by River Valley, A-1, the current collateral position of the tranche, 174.7%, and the projected cash flows as of December 31, 2014, which indicate that River Valley will receive all contractual payments on or before maturity. Because River Valley does not intend to sell this investment and because it is not "more likely than not" that River Valley will be required to sell this investment before recovery of its amortized cost basis, which may be maturity, River Valley does not consider this investment to be other-than-temporarily impaired at December 31, 2014.

        Loan Portfolio.    For the twelve-month period ended December 31, 2014, net loans, excluding loans held for sale, increased from $316.2 million at December 31, 2013 to $332.0 million at December 31, 2014, an increase of $15.8 million or 5.0%. This increase was a result of strong loan origination primarily during the fourth quarter of 2014.

        Real estate owned as a result of foreclosure at December 31, 2014 totaled $983,000 as compared to $155,000 at the same point in 2013, an increase of $828,000 period to period. Foreclosure activity initiated in prior years was completed, as $2.1 million of real estate collateral for non-performing loans transferred to real estate owned and held for sale (REO), up from $915,000 the year before. The increase in real estate transferred, year over year, was the result of multiple properties. Of the real estate transferred, $524,000 was acquired from Dupont State Bank, including $240,000 for a commercial property in Bloomington, Indiana, nine single-family rental properties in North Vernon, Indiana, and two owner-occupied single family residences, also in North Vernon. Including the eleven single family properties acquired from Dupont State Bank, a total of 23 single family residential properties, with an average value of $65,000 were transferred from the loan portfolio into REO. The remaining properties transferred were two commercial properties, one in Carrollton, Kentucky and the other in Madison, Indiana, and a small construction loan. River Valley closely monitors the values of these properties, and additional charge downs were taken as necessary based on current fair value information such as appraisal data and pending sales offers. Losses on the disposal of real estate held for sale for the twelve-month period ending December 31, 2014 was $203,000, of which $99,000 represented the write-down on a large single family property. This compares to losses on real estate held for sale for the year ended December 31, 2013 of $425,000, due primarily to a single $310,000 write-down on a piece of development property.

        Sales of loans into the secondary market declined dramatically in 2014, as refinance activity slowed. Proceeds from sales for 2014 of $11.1 million were markedly lower than those for 2013, at $23.3 million, and for 2012, at $33.4 million. Sales into the secondary market are an important source of noninterest income for River Valley.

        River Valley's consolidated allowance for loan losses totaled $4.0 million at December 31, 2014. This compares to $4.5 million at December 31, 2013. Provision expense decreased 52.1% year-to-year, $446,000 for 2014 as compared to $932,000 for 2013. Stabilized delinquency, minimal growth in the loan portfolio, improvement in the local economies served by River Valley Financial, and improved credit quality in the loan portfolio as a whole contributed to the decreases in the expense and levels of the allowance for loan losses. Certain problem loans carried through the lengthy foreclosure process were resolved. Charge-offs net of recoveries for the year ended December 31, 2014 were $951,000 as compared to a net recovery for the year ended December 31, 2013 of $14,000. Of the $951,000 net for 2014, $622,000 related to loans purchased with credit impairment in 2012, including one loan for a multi-family property responsible for $517,000 of that total. The loss of $517,000 was in excess of the impairment adjustment taken at acquisition, and was primarily due to the discovery of title insurance errors made at the time of loan origination. The title insurance company responsible for the error subsequently filed bankruptcy, leaving River Valley Financial with no means of recovery. Counter to the charge-off totals were multiple recoveries of previously charged-off amounts, including a single recovery of $225,000 relating to charge-offs from 2009 and 2010 for properties located in Harrison County, Indiana.

        The allowance for loan losses represented 1.19% of total loans as of December 31, 2014 as compared to 1.41% as of December 31, 2013. Reserves established since acquisition for loans acquired with deteriorated credit quality in the acquisition of Dupont State Bank represent $190,000, or 4.7% of the total allowance, as compared to $264,000 at December 31, 2013. In compliance with accounting standards for acquired loans, no loan loss allowance was carried forward in the acquisition of Dupont State Bank. However, fair value adjustments recorded at the time of acquisition included a discount for the credit quality on the acquired loans. River Valley reviews the credit quality of the acquired loan portfolio quarterly. Deterioration beyond what was identified at acquisition is reserved through a charge to the allowance, as indicated above.

        Delinquent loans 30 or more days past due as of December 31, 2014 were $6.6 million, up from the total of $5.6 million at December 31, 2013, primarily due to the addition of one large loan totaling $1.9 million which became past due during 2014 and is in the process of foreclosure. That loan is collateralized by 27 single family rental properties in Louisville, Kentucky. This loan has been individually evaluated for impairment and estimated reserves have been recorded as considered appropriate. Delinquent loans as a percent of net loans at December 31, 2014 was 1.98%, up from the 1.78% at the same point in 2013, once again primarily due to one large $1.9 million loan mentioned previously.

        Non-performing loans (defined as loans delinquent greater than 90 days and loans on nonaccrual status) as of December 31, 2014 were $10.8 million, compared to $11.5 million at December 31, 2013. Non-performing loans as a percent of net loans were 3.24% and 3.64%, respectively, for those periods. Non-performing loans are primarily comprised of loans in the lengthy process of foreclosure or debt that has been restructured. The total of non-performing loans and loans performing under a troubled debt restructuring agreement as of December 31, 2014 was $13.1 million, or 3.96% of net loans. This compares to $15.4 million and 4.87% of net loans at the same date in 2013.

        Risk due to growth in these economically challenging times was mitigated by selective underwriting of the borrower and by increasing requirements for amount and type of collateral securing the debt. River Valley Financial is conservative in its lending practices and does not originate the type of loans publicized as "sub-prime" and therefore does not anticipate delinquencies other than those normally associated with the economic trends of River Valley Financial's market areas. As of December 31, 2014, those trends had improved locally, regionally, and nationally, with unemployment rates lower in all service areas from the 2014 and 2013 rates.

        Management believes the level of the allowance at December 31, 2014 to be adequate based upon historical experience, the volume and type of lending conducted by River Valley and current delinquency levels. However, there can be no assurance that additions to such allowance will not be necessary in future periods, which could negatively affect River Valley's results of operations. Management is diligent in monitoring delinquent loans and in the analysis of the factors affecting the allowance.

        Other Assets.    In December 2014, River Valley purchased an additional $2.0 million in bank-owned life insurance, as split dollar insurance plans for key employees. Split dollar insurance plans provide an investment vehicle for River Valley and a benefit to the insured employees. The plan authorizes River Valley Financial to purchase life insurance policies on the lives of certain Bank employees selected to participate in the Plan and to divide the policy death proceeds with the beneficiary designated by the employee participant. The split dollar arrangements terminate when employment ends.

        On December 31, 2014, River Valley sold two bank premises located in North Vernon, Indiana and recorded a loss of $136,000. Both buildings were acquired in the 2012 acquisition of Dupont State Bank. The North Vernon branch location of River Valley Financial Bank, located at 220 State Street in North Vernon, will be leased for ten years, with an option to renew. River Valley also entered into a short-term lease for a portion of the administrative building sold and plans to vacate this building in 2015.

        Other significant changes in the assets of River Valley, 2013 to 2014, included a buy-back of Federal Home Loan of Indianapolis stock, totaling $799,000, and a $2.3 million decrease in deferred tax assets primarily as a result of the previously mentioned increase in the unrealized gains on available-for-sale securities.

        Deposits.    Deposits totaled $397.1 million at December 31, 2014, an increase of $2.1 million, or 0.5%, from total deposits of $395.0 million at December 31, 2013.

        The shift from certificates of deposit and interest-bearing demand deposits to noninterest-bearing accounts experienced during the last few years continued during 2014. The change in balances from December 31, 2013 to December 31, 2014 included noninterest-bearing deposit accounts, which increased $4.5 million, or 9.5%, from $47.5 million to $52.0 million; savings and interest-bearing demand deposit accounts, which increased $21.0 million, or 10.0%, from $210.5 million to $231.5 million; and certificate of deposit accounts, which decreased $23.4 million, or 17.1%, from $137.0 million to $113.6 million.

        Borrowings.    Amounts borrowed by River Valley increased period to period from $49.7 million as of December 31, 2013 to $54.9 at December 31, 2014. Advances from the FHLB represent the largest portion of those balances at $42.5 million and $43.5 million at period end, respectively. During 2014, River Valley Financial established a correspondent relationship with the Bankers Bank of Wisconsin, availing River Valley Financial of a $5.0 million line of credit using fed funds. At December 31, 2014, River Valley Financial had purchased funds from the Bankers Bank of Wisconsin totaling $4.2 million. The average cost of borrowings for the year ended December 31, 2014 was 3.17% (on an average balance of $46.4 million) as compared to 3.58% (on an average balance of $52.1 million) for 2013. The FHLB is River Valley's primary source of wholesale funding. Borrowing costs of $1.5 million for 2014 compared to $1.9 million for 2013.

        Stockholders' Equity.    Stockholders' equity totaled $52.7 million at December 31, 2014, an increase of $18.2 million, or 52.8%, from the $34.5 million at December 31, 2013. The increase was primarily due to the July 2014 stock offering which raised capital, net of expense, of $17.8 million, offset by the redemption of private preferred stock. On December 15, 2014, River Valley redeemed all 5,000 shares of outstanding preferred stock at a price of $1,000 per share. Earnings for the twelve months ending December 31, 2014 were $4.8 million, and dividends paid to common and preferred stockholders for the same period totaled $2.2 million. The net change in accumulated comprehensive income, a $2.6 million benefit period to period, also contributed to the change in stockholders' equity. Share-based awards vested and exercised, totaling $335,000 for the twelve-month period ending December 31, 2014, also impacted stockholders' equity for 2014. Dividends to common shareholders for 2014 were $0.90 per share.

        River Valley Financial is required to maintain minimum regulatory capital pursuant to federal regulations. At December 31, 2014, River Valley Financial's regulatory capital exceeded all applicable regulatory capital requirements.

Discussion of Changes in Financial Condition from December 31, 2014 to September 30, 2015

        At September 30, 2015, River Valley's consolidated assets totaled $513.7 million, an increase of $4.2 million, or 0.83%, from the December 31, 2014 total. The change was primarily the result of a $1.9 million, or 14.42%, increase in cash and cash equivalents and a $6.1 million, or 4.73%, increase in investments available for sale, partially offset by a $2.3 million, or 0.70% decrease in loans receivable, net of allowance for loan losses.

        Cash and cash equivalents increased from $13.3 million as of December 31, 2014 to $15.2 million as of September 30, 2015, primarily due to public fund deposits during the period.

        Available-for-sale securities increased $6.1 million, or 4.73%, over the period, from $128.9 million as of December 31, 2014 to $135.0 million as of September 30, 2015, including a $372,000 increase in market value, period to period. The change was a result of the impact of a net unrealized gain on the portfolio of $1.5 million at September 30, 2015, compared to an unrealized gain of $1.1 million as of December 31, 2014, as the bond prices edged higher.

        Net loans, excluding loans held for sale, decreased $2.3 million, or 0.70%, from $332.0 million at December 31, 2014 to $329.7 million at September 30, 2015. Over the same period, $1.5 million in non-performing loans moved from the portfolio into real estate held for sale. Sales of conventional mortgages into the secondary market increased from the levels a year earlier with proceeds from sales to the Federal Home Loan Mortgage Corporation ("Freddie Mac") and to Federal Home Loan Bank of Indianapolis ("FHLBI") for the nine months ended September 30, 2015 at $11.9 million compared to $7.8 million in sales proceeds for the nine months ended September 30, 2014, an increase of approximately 52.92%. Sales into the secondary market, primarily to Freddie Mac, are a significant source of noninterest income for River Valley.

        River Valley's consolidated allowance for loan losses totaled $3.7 million, or 1.1% of gross loans, at September 30, 2015, a decrease of $278,000, or 6.94%, from $4.0 million, or 1.2% of gross loans, at December 31, 2014. The decrease was primarily due to the overall decline in loan balances, the decline in specific reserves needed on impaired loans, improvements in the local and economic conditions, and the stabilization of loan performance trends. Specific valuation allowances established for impaired loans declined to $890,000 at September 30, 2015 from $1.6 million at December 31, 2014, as certain loans with specific reserves at December 31, 2014 were charged off during the nine months ended September 30, 2015. For the nine-month period ended September 30, 2015, $297,000 was expensed and placed in the reserve, compared to $347,000 for the same period in 2014. Charge offs for the nine-month period ended September 30, 2015 of $787,000, primarily one-to-four family residential mortgage loans, were partially offset by recoveries of $212,000. Charge offs for the 2015 period were largely comprised of loans to one borrower which totaled $572,000 and were partially reserved for at

December 31, 2014. This compares to charge offs and recoveries for the nine-month period ended September 30, 2014 of $1.4 million and $435,000, respectively.

        Loans past due 30 days or more as of September 30, 2015, excluding purchased credit-impaired loans, were $4.8 million, or 1.44% of net loans, as compared to $6.6 million, or 1.98%, at December 31, 2014.

        Non-performing loans (defined as loans delinquent greater than 90 days and loans on nonaccrual status, excluding purchased credit-impaired loans) as of September 30, 2015 were $7.1 million, as compared to $10.7 million at December 31, 2014. Troubled debt restructured loans that were less than 90 days past due included in total non-performing loans were $2.4 million as of September 30, 2015, as compared to $3.6 million as of December 31, 2014. Non-performing loans as a percent of net loans were 2.14% and 3.24%, respectively, for those periods.

        Although management believes that its allowance for loan losses at September 30, 2015 was adequate based upon the available facts and circumstances, there can be no assurance that additions to such allowance will not be necessary in future periods, which could negatively affect River Valley's results of operations. Management is diligent in monitoring delinquent loans and in the analysis of the factors affecting the allowance.

        Deposits totaled $400.7 million at September 30, 2015, an increase of $3.6 million, or 0.90%, from total deposits of $397.1 million at December 31, 2014. During the nine-month period, noninterest-bearing deposit accounts increased by 0.29%, or $153,000, while interest-bearing deposits increased approximately 0.99%, or $3.4 million. The fluctuations, period to period, were primarily distributed across three deposit types, with the greatest increases being in interest-bearing checking accounts ($4.3 million) and savings accounts ($4.9 million). The largest decrease, period to period, was in certificate of deposit accounts, which decreased $6.1 million. Money market deposit accounts changed only slightly, increasing $341,000, period to period. Depositors appear to still be trading minimal differences in interest rates for accessibility to their funds in selecting the transactional accounts over the non-transactional.

        Borrowings by River Valley decreased $3.9 million, or 7.12%, period to period from $54.9 million as of December 31, 2014 to $51.0 million as of September 30, 2015, as River Valley replaced borrowings with deposits.

        Other liabilities totaled $6.2 million at September 30, 2015, an increase of $1.7 million from $4.6 million at December 31, 2014, primarily due to net tax liabilities, slightly higher escrowed amounts, and increases in accrued expenses at September 30, 2015, as compared to December 31, 2014.

        Stockholders' equity totaled $55.6 million at September 30, 2015, an increase of $2.9 million, or 5.50%, from $52.7 million at December 31, 2014. The increase was primarily due to net income of $4.3 million and stock based compensation earned of $129,000, partially offset by dividends to common shareholders of $1.7 million and a $219,000 increase in unrealized gains and losses on available-for-sale securities, net of tax. River Valley reported unrealized gains on available-for-sale securities, net of tax, of $970,000 at September 30, 2015 compared to $751,000 unrealized gains on available-for-sale securities, net of tax, at December 31, 2014. Dividends to common shareholders for the nine-month period were $.69 per share, as compared to $.67 per share for the same period in 2014.

        River Valley Financial is required to maintain minimum regulatory capital pursuant to federal regulations. At September 30, 2015, River Valley Financial's regulatory capital exceeded all applicable minimum regulatory capital requirements.

Comparison of Results of Operations for the Years Ended December 31, 2014 and 2013

  General

        River Valley's net income for the year ended December 31, 2014, totaled $4.8 million, an increase of $348,000, or 7.8%, from net income of $4.4 million reported for the same period in 2013. The change in income period to period was primarily the result of decreased interest expense, both for deposits and borrowings, decreased provision expense for loan losses, and higher administrative expenses relative to branch growth.

        Total interest income remained flat, period to period, with a net increase of $51,000, from $19.6 million for the twelve months ended December 31, 2013 to $19.7 million for the same period in 2014. Yields on interest-earning assets declined over the period, 4.21% for the twelve-month period ended December 31, 2014 as compared to 4.32% for the prior twelve months, reflecting the net impact of higher average yields on available-for-sale securities offset by decreases in yield on the much higher average balances in the loan portfolio, as both newly originated loans and re-pricing of existing loans were at lower than historical rates.

        Compensating for the stagnant levels of interest income was a significant decrease in interest expense, with interest expense for the twelve months ended December 31, 2014 of $3.4 million down $728,000, or 17.5%, from $4.2 million for the twelve-month period in 2013. Comparing the two periods, deposit and borrowing average costs of funds dropped from 1.05% for the twelve-month period ended December 31, 2013 to 0.87% for the same period for 2014. These changes benefited River Valley during the year, with net interest income of $16.2 million as compared to $15.5 million at the same point in 2013, an increase of $779,000, or 5.0%. Provision expense declined year to year, to $446,000 for the twelve months ended December 31, 2014, as compared to $932,000 for the same period a year before.

        Other significant factors affecting net income for the year ended December 31, 2014 included a decrease in income from the sale of loans into the secondary market, primarily to the Federal Home Loan Mortgage Corporation, accompanied by decreases in losses attributable to real estate held for sale as a result of foreclosure and increased gains on the sale of available-for-sale investments, offset by increases in salaries, benefits, and overhead costs, all associated with the acquisition of four branches.

        Despite the increase in pre-tax income, income tax expense decreased, from $1.5 million for the year ended December 31, 2013 to $1.4 million for the same period ended December 31, 2014. The effective tax rate for 2013 of 24.7% decreased to 23.2% for 2014. Income from municipal investments held at River Valley's Nevada subsidiaries, tax exempt loans, and increases in the cash surrender value of Bank-owned life insurance continue to contribute to the effective tax rate as the percentage of non-taxable income to total income increased in 2014 as compared to 2013.

  Net Interest Income

        Total interest income for the year ended December 31, 2014, was $19.7 million, a slight increase of $51,000, or 0.3%, from the 2013 total of $19.6 million. The average balance of interest-earning assets outstanding year-to-year increased by $13.6 million, or 3.0%, as loan receivables and available-for-sale investment balances increased, primarily as a result the investment of stock offering proceeds and fourth quarter loan originations.

        The average balance of loans receivable for the twelve-month period ended December 31, 2014 increased 5.0%, or $15.3 million, over the same period in 2013. Despite a decline in yields, 5.04% for the twelve months ended December 31, 2014 as compared to 5.35% for the same period in 2013, interest income from loans receivable was primarily flat period to period, at $16.3 million for the year ended December 31, 2014, as compared to $16.5 million for the year ended December 31, 2013.

        The average balance of investments increased $2.9 million, from $123.1 million for 2013 to $126.0 million for 2014. Investment of stock offering proceeds late in the year averaged out sales of investments for liquidity throughout the year. Interest income on investment securities increased slightly from $2.9 million for the year ended December 31, 2013 to $3.1 million for the same period in 2014. Average yields for 2014 of 2.46% compared to 2.36% in 2013. As in 2013, River Valley took advantage of gain positions on some investments, with gain on sale for 2013 of $211,000 compared to $451,000 for 2014. Investments held at River Valley Financial level are held primarily for liquidity purposes, whereas longer termed asset-backed and municipal securities, used for investment purposes, are held at a Nevada subsidiary.

        Interest-earning deposits held by River Valley decreased year over year, with the average balance of those deposits being $12.4 million for 2014, as compared to $17.0 million for 2013. Income from interest-earning deposits was $41,000 for 2014 as compared to $36,000 for 2013.

        For the year ended December 31, 2014, total interest expense was $3.4 million, a drop of $728,000, or 17.5%, from $4.2 million for the year ended December 31, 2013. Interest expense for River Valley is comprised of interest on funds deposited with River Valley and expense on borrowings by River Valley.

        The average balance of total deposits increased from $391.5 million at December 31, 2013 to $401.2 million at December 31, 2014, an increase of $9.7 million, or 2.5%. The average balance of interest-bearing deposits increased from $345.4 million at December 31, 2013 to $350.2 million at December 31, 2014, an increase of $4.8 million, or 1.4%. However, the effect of the increase in average balances was insignificant in the face of declines in rates paid on those deposits. The average cost of interest-bearing deposits dropped from 0.67% to 0.56%, 2013 to 2014, with total interest expense on deposits for the year ended December 31, 2014 at $2.0 million, down $335,000, or 14.6%, from $2.3 million for the year ended December 31, 2013.

        Over the same period, the cost of borrowings decreased from 3.58% to 3.17%, and the amount of interest expense decreased by $393,000, or 21.1%, as borrowings repaid were replaced with lower rate, short-term borrowings. Total interest expense for borrowings for the year ended December 31, 2014 was $1.5 million, as compared to $1.9 million for the same period ended 2013. The average balance of borrowings for the twelve months ended December 31, 2014 was $46.4 million as compared to $52.1 million the year before. Borrowings of River Valley are comprised primarily of advances from the FHLB, as discussed above.

        In summary, during the year ending December 31, 2014, the cost of interest-bearing deposits and borrowings dropped to a greater extent than the yields on interest-earning assets. Net interest income for the year ended December 31, 2014 was $16.2 million, up $779,000, or 5.0%, from the $15.5 million for the same period ending December 31, 2013.

  Provision for Losses on Loans

        A provision for losses on loans is charged to income to bring the total allowance for loan losses to a level considered appropriate by management based upon historical experience, the volume and type of lending conducted by River Valley, the status of past due principal and interest payment, general economic conditions, particularly as such conditions relate to River Valley's market area, and other factors related to the collectability of River Valley's loan portfolio. As a result of such analysis, management recorded a $446,000 provision for losses on loans for the twelve months ended December 31, 2014, as compared to $932,000 for the same period in 2013. River Valley is diligent in assessing the status of problem loans, including those in the lengthy process of foreclosure. Delinquencies in total stabilized and credit quality overall improved. Foreclosures pending during the last 12 to 18 months have been resolved, resulting in an increase in charge-offs and real estate held for sale due to foreclosure. The average delinquency rate for the fiscal year of 2014 was 2.77% as compared to 3.26% for fiscal years 2013 and 2012. This compares to highs of 4.60% in 2009 and 4.50% in 2010 and 2011.

        Non-performing loans (defined as loans delinquent greater than 90 days and loans on nonaccrual status) plus troubled debt restructured loans as of December 31, 2014 were $13.1 million, compared to $15.4 million at December 31, 2013. Non-performing loans and troubled debt restructured loans as a percent of net loans were 3.96% and 4.87%, respectively, for those periods. Non-performing levels are primarily comprised of loans in the lengthy process of foreclosure or debt that has been restructured. Of total non-performing loans at December 31, 2014, approximately $2.4 million represent troubled debt restructured loans that are performing.

        While management believes that the allowance for losses on loans is adequate at December 31, 2014, based upon the available facts and circumstances, there can be no assurance that the loan loss allowance will be adequate to cover losses on non-performing assets in the future.

  Other Income

        Other income decreased by a slight $208,000, during the twelve months ended December 31, 2014 to $4.2 million, as compared to the $4.4 million reported for the same period in 2013. The change, year to year, was primarily a result of a sharp decrease in the gain on the sale of loans into the secondary market, offset by gains on the sale of investments and decreased losses on the disposal of real estate held for sale due to foreclosure.

        Gain on sales of loans into the secondary market, primarily to Freddie Mac, decreased as refinancing activity slowed, yielding $357,000 for the twelve months ended December 31, 2014, as compared to $732,000 for the same twelve months in 2013. Sales into the secondary market are a significant source of noninterest income for River Valley. During 2014, River Valley took advantage of gain positions in the investment portfolio, recording net gains on sale of available-for-sale investments of $451,000 for the twelve-month period ending December 31, 2014 as compared to $211,000 for the same period in 2013. In addition, River Valley experienced a decrease in net losses on other real estate owned, $203,000 for the twelve-month period ended December 31, 2014, as compared to $425,000 for the same period in 2013, an improvement of $222,000, and recorded a net loss of $136,000 on the sale of two of River Valley's facilities in North Vernon, Indiana.

        Income such as service charge and fee income is dependent upon consumer practices and somewhat upon regulatory pressures to reduce such fees. Unlike interest income, "Other Income" is not always readily predictable and is subject to variations depending on outside influences, including regulatory changes.

  Other Expenses

        Total other expenses increased $723,000, or 5.5%, from December 31, 2013 to December 31, 2014. Increases were limited to a few financial statement lines. The most significant financial statement changes, both increases and decreases, are as follows.

        Salaries and employee benefits increased 6.8% period to period, from $7.0 million for the twelve months ended December 31, 2013 to $7.4 million for the same period in 2014. This reflects the addition of professional and branch personnel and increases in benefits, including health insurance increases.

        Professional fees increased from $392,000 for the twelve-month period ended December 31, 2013 to $489,000 for the same period in 2014 primarily due to River Valley's activity in forming a captive insurance company. Income from the captive insurance company was immaterial to financial reporting for the fiscal year ended December 31, 2014.

        Other administrative costs, including business services, office supply costs, data processing fees, and net occupancy and equipment, increased for the twelve months ended December 31, 2014 as compared to the same period in 2013, reflecting the addition of branches over the last two years.

  Income Taxes

        Tax expense of $1.4 million was recorded for the twelve-month period ended December 31, 2014, as compared to $1.5 million for the comparable period in 2013. For the 2014 period, River Valley had pre-tax income of $6.2 million, as compared to $5.9 million for the 2013 period. Originations of tax exempt loans, in late 2013 and early 2014, benefited River Valley's effective tax rate. The effective tax rate was 23.2% for the twelve-month period ended December 31, 2014, as compared to 24.7% for the same period in 2013. The tax calculations for both periods include the benefit of tax-exempt income from municipal investments, tax exempt loans and cash surrender life insurance, partially offset by the effect of nondeductible expenses.

Average Balance, Yield, Rate and Volume Data

        The following table presents certain information relating to River Valley's average balance sheet and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the periods indicated. Such yields and costs are derived by dividing annual income or expense by the average daily balance of interest-earning assets or interest-bearing liabilities, respectively, for the years presented. Average balances are derived from daily balances, which include nonaccruing loans in the loan portfolio.

	Year Ended December 31,
	2014			2013			2012
	Average outstanding balance	Interest earned/ paid	Yield/ rate	Average outstanding balance	Interest earned/ paid	Yield/ rate	Average outstanding balance	Interest earned/ paid	Yield/ rate
	(Dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits	$12,388	$41	0.33%	$16,955	$36	0.21%	$15,152	$35	0.23%
Other securities(1)	75,827	1,944	2.56	80,336	1,979	2.46	74,088	1,877	2.53
Mortgage-backed securities(1)	50,155	1,149	2.29	42,760	926	2.17	36,130	922	2.55
Loans receivable(2)	324,370	16,345	5.04	309,045	16,519	5.35	265,571	14,544	5.48
FHLB stock	4,529	193	4.26	4,595	161	3.50	4,288	132	3.08

Total interest-earning assets	467,269	19,672	4.21	453,691	19,621	4.32	395,229	17,510	4.43

Noninterest earning assets, net of allowance for loan losses	29,589			28,220			24,193

Total assets	$496,858			$481,911			$419,422

Liabilities/stockholders' equity
Interest-bearing liabilities:
Interest-bearing demand	$124,695	$562	0.45%	$106,140	$453	0.43%	$83,489	$444	0.53%
Savings deposits	100,256	130	0.13	97,601	181	0.19	80,287	288	0.36
Certificates of deposit	125,249	1,275	1.02	141,617	1,668	1.18	122,316	1,947	1.59
FHLB advances and other borrowings	46,434	1,471	3.17	52,134	1,864	3.58	63,175	2,321	3.67

Total interest-bearing liabilities	396,634	3,438	0.87	397,492	4,166	1.05	349,267	5,000	1.43

Other liabilities	53,727			49,421			35,910

Total liabilities(3)	450,361			446,913			385,177
Total equity	46,497			34,998			34,245

Total liabilities and equity	$496,858			$481,911			$419,422

Net interest-earning assets	$70,635			$56,199			$45,962

Net interest income		$16,234			$15,455			$12,510

Interest rate spread(4)			3.34%			3.27%			3.00%
Net yield on weighted average interest-earning assets(5)			3.47%			3.41%			3.17%
Average interest-earning assets to average interest-bearing liabilities			117.81%			114.14%			113.16%

(1)
Includes securities available for sale at fair value.

(2)
Total loans less loans in process plus loans held for sale.

(3)
Includes noninterest demand deposit accounts of $51,016, $46,166 and $31,464.

(4)
Interest rate spread is calculated by subtracting weighted average interest rate cost from weighted average interest rate yield for the period indicated.

(5)
The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated.

Rate/Volume Table

        The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected River Valley's interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total changes in rate and volume. The combined effects of changes in both volume and rate, which cannot be separately identified, have been allocated proportionately to the change due to volume and the change due to rate:

	Year Ended December 31,
	2014 vs. 2013			2013 vs. 2012
	Increase (decrease) due to			Increase (decrease) due to
	Volume	Rate	Total	Volume	Rate	Total
	(In thousands)
Interest-earning assets:
Interest-earning deposits and other	$(13)	$50	$37	$14	$16	$30
Investment securities	53	135	188	310	(204)	106
Loans receivable, net	797	(971)	(174)	2,331	(356)	1,975

Total	837	(786)	51	2,655	(544)	2,111

Interest-bearing liabilities:
Deposits	(93)	(242)	(335)	437	(814)	(377)
FHLB advances and other borrowings	(192)	(201)	(393)	(396)	(61)	(457)

Total	(285)	(443)	(728)	41	(875)	(834)

Change in net interest income	$1,122	$(343)	$779	$2,614	$331	$2,945

Liquidity and Capital Resources

        River Valley's principal sources of funds are deposits, loan and mortgage-backed securities repayments, maturities of securities, borrowings and other funds provided by operations. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and loan and mortgage-backed securities prepayments are more influenced by interest rates, general economic conditions and competition. River Valley maintains investments in liquid assets based upon management's assessment of (1) the need for funds, (2) expected deposit flows, (3) the yield available on short-term liquid assets and (4) the objectives of the asset/liability management program.

        At December 31, 2014, River Valley Financial had commitments to originate loans totaling $19.6 million and in addition, had undisbursed loans in process, unused lines of credit and standby letters of credit totaling $44.4 million.

        At December 31, 2014, River Valley Financial had $1.2 million in commitments to sell loans.

        Federal regulations require River Valley Financial to maintain sufficient liquidity to ensure its safe and sound operation. River Valley considers River Valley Financial's liquidity and capital resources sufficient to meet outstanding short-term and long-term needs.

        River Valley's liquidity, primarily represented by cash and cash equivalents, is a result of the funds provided by or used in River Valley's operating, investing and financing activities. These activities are summarized below for the years ended December 31, 2014, 2013 and 2012:

	Year Ended December 31,
	2014	2013	2012
	(In thousands)
Cash flows from operating activities	$7,507	$6,565	$5,414
Cash flows from investing activities:
Net cash received in bank/branch acquisitions	—	6,250	9,193
Net change in interest-bearing deposits	—	(1,984)	—
Purchase of securities	(40,168)	(53,493)	(45,974)
Proceeds from maturities of securities	14,485	18,101	25,762
Proceeds from sales of securities	20,895	23,483	24,162
Net loan originations	(17,112)	(12,145)	(3,868)
Proceeds from sale of real estate acquired through foreclosure	1,113	1,941	2,686
Other	(1,859)	(540)	(390)
Cash flows from financing activities:
Net increase in deposits	2,068	4,413	729
Net increase in borrowings	5,155	—	(15,500)
Proceeds from common stock issued, net of expense	17,776	—	—
Purchase/redemption of stock	(5,000)	—	(3)
Other	(1,840)	(1,499)	(1,773)

Net increase (decrease) in cash and cash equivalents	$3,020	$(8,908)	$438

        River Valley Financial is required by applicable law and regulation to meet certain minimum capital standards. Such capital standards include a Tier 1 capital requirement, a core capital requirement, and a risk-based capital requirement. See Footnote 16 to the Consolidated Financial Statements.

        River Valley Financial exceeded all of the regulatory capital requirements at December 31, 2014. The following table summarizes the regulatory capital requirements and regulatory capital at December 31, 2014:

	Requirement		Actual Amount
	Percent of Assets	Amount	Percent of Assets	Amount	Amount of Excess
	(Dollars in thousands)
Total capital to risk-weighted assets
Bank	8.00%	$27,926	14.46%	$50,489	$22,563
Tier I capital to risk weighted assets
Bank	4.00%	$13,963	13.31%	$46,452	$32,489
Tier I capital to average assets
Bank	4.00%	$20,421	9.10%	$46,452	$26,031

Impact of Inflation and Changing Prices

        The Consolidated Financial Statements and Notes thereto included herein have been prepared in accordance with generally accepted accounting principles, which require River Valley to measure financial position and results of operations in terms of historical dollars, with the exception of investment and mortgage-backed securities available-for-sale, which are carried at fair value. Changes in the relative value of money due to inflation or recession are generally not considered.

        In management's opinion, changes in interest rates affect the financial condition of a financial institution to a far greater degree than changes in the rate of inflation. While interest rates are greatly influenced by changes in the rate of inflation, they do not change at the same rate or in the same magnitude as the rate of inflation. Rather, interest rate volatility is based on changes in the expected rate of inflation, as well as changes in monetary and fiscal policies.

Off-Balance Sheet Arrangements

        As of the date of River Valley's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2014, River Valley does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on River Valley's financial condition, change in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term "off-balance sheet arrangement" generally means any transaction, agreement, or other contractual arrangement to which any entity unconsolidated with River Valley is a party and under which River Valley has (i) any obligation arising under a guarantee contract, derivative instrument or variable interest; or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Comparison of Results of Operations for the Three Months Ended September 30, 2015 and 2014

  General

        River Valley's net income for the three months ended September 30, 2015 totaled $1.3 million, compared to the net income reported for the period ended September 30, 2014 of $1.1 million. Net interest income, after provision for loan losses, increased $114,000, or 2.91%, from $3.9 million for the period ended September 30, 2014 to $4.0 million for the same period in 2015, a result of higher average balances in loans and investments and decreased provision expense. Provision expense decreased $50,000, period to period, from $149,000 for the three months ended September 30, 2014 to $99,000 for the three months ended September 30, 2015, with the 2015 expense reflecting the consistent improving trends in the factors of the allowance for loan loss. Other income increased $63,000, primarily the result of declining losses, period to period, on other real estate held for sale. Other expenses increased $165,000, from $3.5 million for the quarter ended September 30, 2014 to $3.7 million for the quarter ended September 30, 2015, primarily due to professional fees expensed during the 2015 period.

  Net Interest Income

        Total interest income for the three months ended September 30, 2015 increased $56,000, or 1.14%, from $4.9 million for the three months ended September 30, 2014 to $5.0 million for the same period in 2015.

        Total interest expense for the same period decreased by $8,000, or 0.95%, from the $839,000 reported for the three months ended September 30, 2014 to $831,000 for the three months ended September 30, 2015. For the three months ended September 30, 2015, interest expense from deposits totaled $447,000, as compared to $481,000 for the same period in 2014. The decrease was primarily attributable to interest expense on fixed-maturity deposits, as repricing of these deposits was done at constantly lowering rates, but also due somewhat to the changes in the composition of the deposit base as depositors selected transactional and noninterest-bearing accounts over maturity and interest-bearing accounts. The cost of borrowings increased $26,000, period to period, primarily as the result of the increase in the average balance of borrowings. Total borrowings as of September 30, 2015 were

$51.0 million, as compared to $46.9 million as of September 30, 2014. River Valley borrows primarily from the FHLBI.

        Net interest income was $4.1 million at both periods as changes in interest-bearing items, both average balance and rate, nearly offset each other.

  Provision for Losses on Loans

        A provision for losses on loans is charged to income to bring the total allowance for loan losses to a level considered appropriate by management based upon historical experience, the volume and type of lending conducted by River Valley, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to River Valley's market area, and other factors related to the collectability of River Valley's loan portfolio. As a result of such analysis, management recorded a $99,000 provision for losses on loans for the three months ended September 30, 2015, $50,000 lower than the amount expensed for the same period in 2014. The decrease in provision expense for the three-month period ended September 30, 2015 as compared to the three-month period ended September 30, 2014 was primarily due to improvements in the economy overall and stabilization in loan performance trends in general.

        While management believes that the allowance for losses is adequate at September 30, 2015, based upon the available facts and circumstances, there can be no assurance that the loan loss allowance will be adequate to cover losses on non-performing assets in the future.

  Other Income

        Other income increased by $63,000, or 6.08%, during the three months ended September 30, 2015 to $1.1 million, as compared to the $1.0 million reported for the same period in 2014. The change was due largely to an increase in service fees and charges on deposit accounts and other income offset by an increase in losses associated with the holding and disposal of real estate held for sale as a result of foreclosure. Unlike interest income, "other income" is not always readily predictable and is subject to variations depending on outside influences.

  Other Expenses

        Total other expenses increased, period to period, with a net increase of $165,000, or 4.69%, from September 30, 2014 to September 30, 2015. The most significant financial statement changes were:

  •
  Data processing fees increased $34,000, or 24.64%, period to period, primarily due to the addition of new software for fraud and loan operations.

  •
  Professional fees increased $152,000, or 323.40%, period to period, primarily due to legal fees associated with proposed acquisition activities.

  •
  Advertising expense decreased $42,000, or 25.45%, period to period, because 2014 totals included the impact of two new branches in 2014 and the advertising associated with that activity.

  •
  Loan-related expenses, primarily expenses paid on behalf of delinquent borrowers, decreased $39,000, or 28.26%, period to period.

  Income Taxes

        Tax expense of $166,000 was recorded for the three-month period ended September 30, 2015, as compared to $322,000 for the comparable period in 2014. For the 2015 period, River Valley had pre-tax income of $1.5 million, as compared to $1.4 million for the 2014 period. The effective tax rate was 11.42% for the three-month period ended September 30, 2015, as compared to 22.3% for the same period in 2014, with the change primarily due to the increase in bank owed life insurance and the captive insurance subsidiary. The tax calculations for both periods include the benefit of tax-exempt income from loans and municipal investments and cash surrender life insurance, partially offset by the effect of nondeductible expenses.

Comparison of Results of Operations for the Nine Months Ended September 30, 2015 and 2014

  General

        River Valley's net income for the nine months ended September 30, 2015 and September 30, 2014 increased by $964,000 to $4.3 million, or 28.99%, period to period. The change in net income for the 2015 period as compared to 2014 was attributable to a combination of factors. Net interest income increased $875,000, or 7.35%, from $11.9 million for the period ended September 30, 2014 to $12.8 million for the same period in 2015, a result of both changing interest rates and increased loan balances. Provision expense decreased $50,000, period to period, or 14.41%, from $347,000 for the nine months ended September 30, 2014 to $297,000 for the nine months ended September 30, 2015, based on the results of our allowance for loan losses analysis at each period end. Other income increased $411,000, primarily the result of increased loan sales into the secondary market, lower losses on the sale of premises and other real estate owned. Other expenses increased $374,000, from $10.3 million for the period ended September 30, 2014 to $10.7 million for the period ended September 30, 2015, primarily due to increases in salaries, benefits, and professional expenses, and costs associated with the captive insurance company.

  Net Interest Income

        Total interest income for the nine months ended September 30, 2015 increased $784,000, or 5.40%, from $14.5 million at September 30, 2014 to $15.3 million at September 30, 2015. The increase was due primarily to the collection of previously charged off interest, additional accretion income from the payoff of a large loan acquired with credit impairment from Dupont State Bank, and a combination of increased average balances in loans and investment securities, offset by decreased yields period to period.

        Total interest expense for the same period decreased by $91,000, or 3.50%, from the $2.6 million reported for the nine months ended September 30, 2014 to $2.5 million for the nine months ended September 30, 2015. For the nine months ended September 30, 2015, interest expense from deposits totaled $1.3 million, as compared to $1.5 million for the same period in 2014. The decrease was primarily attributable to interest expense on fixed-maturity deposits, as repricing of these deposits was done at constantly lowering rates, but also due somewhat to the changes in the composition of the deposit base as mentioned above, as depositors moved from maturity and interest-bearing accounts to transactional and noninterest-bearing accounts. The cost of borrowings increased $66,000, period to period, primarily as the result of the increase in the average balance of borrowings. Total borrowings as of September 30, 2015 were $51.0 million, as compared to $46.9 million at September 30, 2014. River Valley borrows primarily from the FHLBI.

        Net interest income was $12.8 million for the nine-month period ended September 30, 2015, compared to $11.9 million for the same period in 2014, an increase of $875,000, or 7.35%, period to period, as increases in interest income were supplemented by reduced interest expense period to period.

  Provision for Losses on Loans

        A provision for losses on loans is charged to income to bring the total allowance for loan losses to a level considered appropriate by management based upon historical experience, the volume and type of lending conducted by River Valley, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to River Valley's market area, and other factors related to the collectability of River Valley's loan portfolio. As a result of such analysis, management recorded a $297,000 provision for losses on loans for the nine months ended September 30, 2015, $50,000 lower than the amount expensed for the same period in 2014. The level of the provision expense, period to period, was reflective of improvements in the economy overall, stabilization in loan performance trends in general, and increasing confidence in the credit quality of the loan portfolio.

        While management believes that the allowance for losses is adequate at September 30, 2015, based upon the available facts and circumstances, there can be no assurance that the loan loss allowance will be adequate to cover losses on non-performing assets in the future.

  Other Income

        Other income increased by $411,000, or 13.64%, during the nine months ended September 30, 2015 to $3.4 million, as compared to the $3.0 million reported for the same period in 2014. The increase was due primarily to an increase in gains on the sale of loans into the secondary market, with $374,000 in gains for the nine-month period ended September 30, 2015, compared to $244,000 for the same period in 2014, the result of increased sales volume and gains on those sales. Benefiting other income for the nine-month period were reduced losses for disposal and fair value adjustments on real estate owned as a result of foreclosure, $57,000 for the nine-month period ending September 30, 2015 as compared to $194,000 for the same period in 2014. River Valley also recorded a write-down of premises held for sale of $111,000 during the 2014 period. Unlike interest income, "other income" is not always readily predictable and is subject to variations depending on outside influences.

  Other Expenses

        Total other expenses increased, period to period, with a net increase of $374,000, or 3.62%, from September 30, 2014 to September 30, 2015. The most significant financial statement changes were:

  •
  Salaries and employee benefits increased 2.16%, period to period, reflecting increased salary costs and increased costs associated with group insurance.

  •
  Data processing fees increased $35,000, or 8.06%, period to period, primarily due to the addition of fraud and loan software programs.

  •
  Professional fees increased $183,000, or 65.59%, period to period, primarily due to increased legal costs in connection with pending acquisition activity.

  •
  Advertising, net occupancy, and loan-related expenses all decreased, period to period, offsetting the increases.

  Income Taxes

        Tax expense of $924,000 was recorded for the nine-month period ended September 30, 2015, as compared to $926,000 for the comparable period in 2014. For the 2015 period, River Valley had pre-tax income of $5.2 million, as compared to $4.3 million for the 2014 period. The effective tax rate was 17.72% for the nine-month period ended September 30, 2015, as compared to 21.78% for the same period in 2014. The tax calculations for both periods include the benefit of tax-exempt income from loans and municipal investments and cash surrender life insurance, partially offset by the effect of nondeductible expenses. The decrease, period to period, was primarily attributable to increased bank owned life insurance income 2015 over 2014 and expenses relative to the captive insurance company formed in December 2014.

  Other

        The Securities and Exchange Commission maintains a Web site that contains reports, proxy information statements, and other information regarding registrants that file electronically with the Commission, including River Valley. The address is http://www.sec.gov.

  Liquidity Resources

        Historically, River Valley has maintained its liquid assets at a level believed adequate to meet requirements of normal daily activities, repayment of maturing debt and potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained. Cash for these purposes is generated through loan sales and repayments, increases in deposits, and through the sale or maturity of investment securities. Loan payments are a relatively stable source of funds, while deposit flows are influenced significantly by the level of interest rates and general money market conditions. Borrowings may be used to compensate for reductions in other sources of funds such as deposits. As a member of the FHLB system, River Valley Financial may borrow from the FHLBI. At September 30, 2015, River Valley Financial had $43.8 million in such borrowings outstanding, with a $10.0 million overdraft line of credit immediately available. An additional $48.3 million in borrowing capacity, beyond the current fixed rate advances and line of credit was available, previously approved by River Valley Financial's board of directors. Based on collateral, an additional $77.1 million could be available, if the board of directors determines the need. The FHLB is River Valley Financial's primary source of wholesale funding. During the first half of 2011, River Valley Financial entered into an agreement with Promontory Inter-financial Network to participate in the Certificate of Deposit Account Registry Service ("CDARS") as a customer service product (reciprocal deposits) and as a supplemental source of wholesale liquidity using the CDARS one-way buy program. River Valley Financial also has the ability to borrow from the Federal Reserve Bank Discount Window, an additional source of wholesale funding. At September 30, 2015, River Valley Financial had commitments to fund loan originations and loans in process of $16.5 million, unused home equity lines of credit of $26.0 million and unused commercial lines of credit of $20.5 million. Commitments to sell loans as of that date were $876,000. Generally, a significant portion of amounts available in lines of credit will not be drawn.

COMPARISON OF RIGHTS OF RIVER VALLEY SHAREHOLDERS
AND GERMAN AMERICAN SHAREHOLDERS

        At present, the rights of shareholders of River Valley, an Indiana corporation, are governed by River Valley's articles of incorporation and by-laws as well as by Indiana law. Upon completion of the merger, the rights of River Valley shareholders who receive shares of German American common stock in exchange for their shares of River Valley common stock and become shareholders of German American will be governed by the articles of incorporation and bylaws of German American, and Indiana law. The rights of River Valley shareholders differ in certain respects from the rights they will have as German American shareholders, including certain restrictions with respect to the transfer of shares, the vote required for the amendment of certain significant provisions of the Articles of Incorporation and for the approval of certain significant corporate transactions.

        The following discussion summarizes material differences between the rights of River Valley's shareholders and German American's shareholders and is not a complete description of all differences. Because this is a summary, it does not contain all of the information that is important to you and is qualified in its entirety by reference to the Indiana Business Corporation Law, or IBCL, German American's articles of incorporation and bylaws, and River Valley's articles of incorporation and by-laws.

Authorized Capital Stock

        German American.    German American is currently authorized to issue up to 30,000,000 common shares, no par value, of which 13,275,678 shares were outstanding as of November 1, 2015. German American is also authorized to issue up to 500,000 preferred shares, no par value. As of the date of this proxy statement/prospectus, there are no preferred shares outstanding. If any new series of preferred shares is issued, German American's board of directors may fix the designation, relative rights, preferences and limitations, and any other powers, preferences and relative, participating, optional and special rights, and any qualifications, limitations and restrictions, of the shares of that series of preferred shares.

        River Valley.    River Valley is currently authorized to issue up to 5,000,000 shares of common stock without par value, of which 2,513,696 shares were outstanding as of December [    •    ], 2015, and up to 2,000,000 shares of preferred stock, without par value, none of which was outstanding as of December [    •    ], 2015.

Advance Notice Requirements for Presentation of Business and Nominations of Directors at Annual Meetings of Shareholders

        German American.    German American's board of directors has adopted a charter for the governance/nominating committee of the board, which directs the committee to evaluate candidates for nomination by the board for election to the board, and specifies that the board will consider for nomination for election to the board only those candidates who are recommended for nomination by the governance/nominating committee. In evaluating candidates for membership on the board, the governance/nominating committee will consider favorably those candidates who, in the governance/nominating committee's judgment, (a) possess demonstrated business and financial judgment, strategic thinking, general management experience or perspective, leadership, experience in industry with comparable complexities, general knowledge of financial services industry, and familiarity with local, state, regional and national issues affecting business; (b) have a background that serves the board's interest in a membership comprised of individuals with varied occupational experience and perspective; (c) have sufficient time to devote to German American's business; (d) possess the highest moral and ethical character and agree to uphold and assure compliance of German American's Code of Business Conduct; (e) have a history of community involvement and civic-mindedness; (f) are not engaged

(directly or indirectly) in any activity adverse to, and do not serve on the board of directors of (or have any material ownership interest in), any other company whose interests are adverse to, or in conflict with, German American's interests; and (g) possess the ability to oversee, as a director, the business and affairs of German American for the benefit of all constituencies of German American.

        Subject to certain qualifications, in connection with each annual meeting of shareholders, the governance/nominating committee will consider candidates that have been recommended by shareholders for nomination at the annual meeting, if the recommendations are submitted by letter addressed to the attention of the Chairman of the governance/nominating committee in care of German American's Secretary, mailed by registered or certified mail (return receipt requested), and received by the Secretary at German American's principal executive offices on or before December 1st of the year preceding the annual meeting for which the recommendation is made. In addition to considering candidates who are recommended by shareholders, the governance/nominating committee will meet from time to time with members of the board, including the chief executive officer and other officers who may be members of the board, and with other executive officers of German American with a view to identifying persons who may be qualified to serve on the board.

        The IBCL and the bylaws of German American provide that notice of a special meeting of shareholders must include a description of the purpose or purposes for which the meeting is called. Under the IBCL, only business within the purpose or purposes described in a special meeting notice may be conducted at a special meeting of shareholders.

        River Valley.    The River Valley by-laws provide that directors (i) must have their primary domicile in Jefferson County, Indiana or Trimble County, Kentucky; (ii) must have a loan or deposit relationship with River Valley Financial which they have maintained for at least a continuous period of 12 months immediately prior to nomination; and (iii) if not an employee, must satisfy certain civic or community service requirements.

        Nominations to the River Valley board of directors may be made by or at the direction of the board of directors, by the nominating committee or by a shareholder who complies with the notice procedures set forth in the by-laws. River Valley's board of directors has appointed a Governance and Nominating Committee, composed entirely of independent directors (within the meaning of the Nasdaq independence rules), that operates under a charter to identify and recommend director nominees, including evaluation of any shareholder nominations. Under River Valley's by-laws, a shareholder nomination submitted by an eligible shareholder will be considered untimely if it is received by River Valley later than the date that is 120 days in advance of the meeting of shareholders called for the purpose of electing directors. If River Valley provides less than 130 days' notice or prior public disclosure of the date of the meeting, a shareholder nomination shall be untimely if River Valley receives the nomination later than the close of business on the tenth day following the day such notice of the date of the meeting was mailed or such public disclosure was made. For purposes of this requirement, the date of the annual meeting specified in River Valley's code of by-laws is deemed to qualify as prior public disclosure, assuming that the annual meeting is held on that date.

        At an annual meeting of shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before the meeting, business must be (a) specified in the notice of the meeting, (b) otherwise properly brought before the meeting by or at the direction of the board, or (c) otherwise properly brought before the meeting by a shareholder. A shareholder proposal being submitted by eligible shareholders to be included in River Valley's proxy statement will be considered untimely if it is received by River Valley later than the date that is 120 days in advance of the annual meeting. If River Valley provides less than 130 days' notice or prior public disclosure of the date of the next annual meeting, a shareholder proposal shall be untimely if River Valley receives the proposal later than the close of business on the 10th day following the day such notice of the date of the meeting was mailed or such public disclosure was made. For purposes of this requirement, the date of the annual meeting specified in River Valley's by-laws is deemed to qualify as prior public disclosure, assuming that the annual meeting is held on that date.

Number of Members of Board of Directors

        German American.    German American's bylaws state that the number of directors will be at least nine and no more than fourteen, as fixed by resolution of the board of directors from time to time. Each director holds office for the term for which he or she was elected and until his or her successor shall be elected and qualified, whichever period is longer, or until his or her death or until he or she resigns or has been removed. The number of directors currently designated by German American is eleven. The bylaws of German American divide the board of directors of German American into three equal (or as nearly equal as possible) classes of directors serving staggered three-year terms. As a result, approximately one-third of the board is elected each year. Any vacancy is filled by a majority vote of the remaining directors of such board.

        River Valley.    River Valley's articles of incorporation and bylaws state that the number of directors will be at least five and no more than fifteen, as fixed by resolution of the board of directors from time to time. If the board of directors does not specify the number of directors, the number of directors will be six. Each director holds office until the election and qualification of his or her respective successor in office, or until his or her death, resignation or removal. The number of directors currently designated by River Valley is six. The articles of incorporation of River Valley divide the board of directors into three classes serving staggered three-year terms. As a result, roughly one-third of the board is elected each year. Any vacancy is filled by a majority vote of the "continuing directors" of the board. "Continuing directors" is defined differently in the articles of incorporation, depending on the purpose, but in this case, it refers to any director who was a member of the board of directors on May 24, 1996, or who was recommended for appointment or election (before such person's initial assumption of office as a director) by a majority of the continuing directors then on the board.

Amendment of Articles of Incorporation and By-Laws

        German American.    Indiana law generally requires shareholder approval by a majority of a quorum present at a shareholders' meeting (and, in certain cases, a majority of all shares held by any voting group entitled to vote) for amendments to a corporation's articles of incorporation. German American's articles of incorporation require a super-majority shareholder vote of 80% of its outstanding shares of common stock for the amendment of certain significant provisions. German American's articles of incorporation and bylaws provide that the bylaws may be amended only by the majority vote of the board of directors then in office.

        River Valley.    River Valley's articles of incorporation may be amended by approval of a majority vote of the board of directors and also by a majority of the outstanding voting shares. River Valley's articles of incorporation require a super-majority vote of the holders of at least 80% of the voting power of all outstanding voting capital shares for amendment of certain provisions related to directors, acquisitions of ownership of River Valley, and certain business combinations. For certain provisions, this percent can be reduced to the vote required under Indiana law if two-thirds of the continuing directors (as described above with respect to the number of members on the board of directors) also approve the amendment. River Valley's bylaws, by their terms, may be amended by a majority vote of the whole board of directors at a duly-convened meeting of the board.

Transactions with Interested Security Holders

        German American.    Under the business combinations provision of the IBCL, any shareholder who acquires a 10%-or-greater ownership position in an Indiana corporation with a class of voting shares registered under Section 12 of the Exchange Act (and that has not opted-out of this provision) is prohibited for a period of 5 years from completing a business combination (generally a merger, significant asset sale or disposition or significant issuance of additional shares) with the corporation unless, prior to the acquisition of such 10% interest, the board of directors of the corporation approved either the acquisition of such interest or the proposed business combination. If such board approval is not obtained, then 5 years after a 10% shareholder has become such, a business combination with the 10% shareholder is permitted if all provisions of the articles of incorporation of the corporation are complied with and either a majority of disinterested shareholders approve the transaction or all shareholders receive a price per share determined in accordance with the fair price criteria of the business combinations provision of the IBCL. German American's bylaws provide that this "business combinations" provision of Indiana law does not apply to it.

        The articles of incorporation of German American include a provision imposing certain supermajority vote requirements on any "business combination" with a "related person" unless the combination has been approved by the vote of two-thirds of certain members of the board of directors of German American who are not associated with the related person ("independent director approval") or the combination is solely between German American and another corporation 100% of the common stock (or other voting capital securities) of which is owned directly or indirectly by German American (a "subsidiary combination"). This provision defines "business combination" very broadly to include, subject to certain conditions, (i) any merger or consolidation of German American or any of its subsidiaries into or with a related person, its affiliates or associates; (ii) any sale, exchange, lease, transfer or other disposition by German American or any of its subsidiaries of all or any substantial part of its or their assets or businesses to or with a related person, its affiliates or associates; (iii) the purchase, exchange, lease or acquisition by German American or any of its subsidiaries of all or any substantial part of the assets or businesses of a related person, its affiliates or associates; (iv) any reclassification of securities, recapitalization or other transaction that has the effect of increasing the proportionate amount of German American's or a subsidiary's common stock (or other voting capital securities) beneficially owned by a related person or any partial or complete liquidation, spinoff or split-up of German American or any of its subsidiaries (unless approved by a majority of continuing directors); and (v) the acquisition by a related person of beneficial ownership upon issuance of common stock (or other voting capital shares) of German American or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such shares. "Related person" is also defined broadly to mean any person (which includes any individual, corporation or entity other than German American or its subsidiaries) who (i) is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of German American common stock (or other voting capital securities) (a "10% shareholder"); (ii) any person who within the preceding two-year period has been a 10% shareholder and who directly or indirectly controls, is controlled by, or is under common control with German American; or (iii) any person who has received, other than pursuant to or in a series of transactions involving a public offering within the meaning of the Securities Act, German American common stock (or other voting capital securities) that has been owned by a related person within the preceding two-year period.

        In the absence of independent director approval of a combination or a combination being a subsidiary combination, a business combination with a related person would require (a) the approval of 80% of the outstanding voting stock plus (b) the approval of a majority of the outstanding shares that are not controlled by the related person. The first requirement of the preceding sentence (but not the latter requirement) is modified from an 80% to a two-thirds approval requirement for certain combinations in which (i) the consideration received meets certain fair market value standards, (ii) certain requirements are met with respect to the form and kind of consideration received, (iii) the related person meets certain requirements during the period after such related person became a related person and prior to the consummation of the combination, and (iv) a proxy statement meeting certain requirements shall have been mailed to all holders of common stock (or other voting capital securities) for the purpose of soliciting shareholder approval of the combination.

        German American's articles of incorporation also include provisions requiring the board of directors to consider, in addition to the adequacy of the consideration to be paid in connection with a business combination and tender or exchange offer, and such other factors that it deems relevant: (i) the social and economic effects of the transaction on German American and its subsidiaries, depositors, loan and other customers, creditors and other elements of the communities in which German American and its subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person or persons and their affiliates and associates, and the possible effect of such conditions upon German American and its subsidiaries and the other elements of the communities in which German American and its subsidiaries operate or are located; and (iii) the competence, experience, and integrity of the acquiring person or persons and its or their management and affiliates and associates. This provision requires an 80% affirmative vote of the issued and outstanding shares of German American common stock entitled to vote thereon in order to be amended or repealed and, if such amendment or repeal is proposed by or on behalf of a related person, by an independent majority of shareholders.

        River Valley.    The articles of incorporation of River Valley contain a provision imposing certain supermajority vote requirements on any "business combination" with an "interested shareholder" or an affiliate of an interested shareholder unless one or both of the exceptions discussed below applies. This provision defines "business combination" very broadly to include, (i) any merger or consolidation of River Valley or any subsidiary with any interested shareholder or any other corporation (whether or not itself an interested shareholder) which is, or after such merger or consolidation would be, an affiliate of an interested shareholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any interested shareholder or any affiliate of any interested shareholder, of any assets of River Valley or any subsidiary having an aggregate fair market value equaling or exceeding 25% of the combined assets of River Valley and its subsidiaries; (iii) the issuance or transfer by River Valley or any subsidiary (in one transaction of a series of transactions) of any securities of River Valley or any subsidiary to any interested shareholder or any affiliate of any interested shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value equaling or exceeding 25% of the combined assets of River Valley and its subsidiaries except pursuant to an employee benefit plan of River Valley or any subsidiary thereof; (iv) the adoption of any plan or proposal for the liquidation or dissolution of River Valley proposed by or on behalf of an interested shareholder or any affiliate of any interested shareholder; or (v) any reclassification of securities (including any reverse stock split) or recapitalization of River Valley, or any merger or consolidation of River Valley with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving any interested shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of equity or convertible securities of River Valley or any subsidiary which is beneficially owned directly or indirectly by any interested shareholder or any affiliate of any interested shareholder. "Interested shareholder" is also broadly defined as any person (other than River Valley or a subsidiary) who or which: (1) is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting stock; or (2) is an affiliate or an associate of River Valley and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock; or (3) is an assignee of or has otherwise succeeded to any shares of voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any interested shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act. For purposes of the foregoing, "voting stock" is defined as the then outstanding shares of the capital stock of River Valley entitled to vote generally in the election of directors, after giving effect to the provisions described in the next section titled "Control Share Acquisition."

        The business combination provision described above contains two exceptions to the supermajority voting requirement. The first one provides that the supermajority voting requirement does not apply in the case of a combination that does not involve any cash or other consideration being received by the shareholders of River Valley, solely in their capacity as shareholders of River Valley, and such combination has been approved by a majority of the "continuing directors" (provided that there are at least three) (the "continuing director approval"). The second exception provides that the supermajority voting requirement does not apply to any other business combination if either the continuing director approval requirement is met or certain price and procedure requirements are met. As used in the case of business combinations, a "continuing director" means a director who is unaffiliated with the interested shareholder and who was a director prior to the date that the interested shareholder became an interested shareholder. It also means those directors unaffiliated with the interested shareholder who join the board by action of a majority of continuing directors then on the board.

        River Valley's articles of incorporation also provide that in the course of determining whether to take or refrain from taking any action on any matter, including with respect to business combinations, the board of directors may, in its discretion, consider the long-term as well as short-term best interests of River Valley (including the possibility that these interests may be best served by the continued independence of River Valley), taking into account, and weighing as the directors deem appropriate, the social and economic effects of such action on present and future employees, suppliers, customers of River Valley and its subsidiaries (including account holders and borrowers of any of River Valley's subsidiaries), the effect upon communities in which offices or other facilities of River Valley are located, and the effect on River Valley's ability to fulfill its corporate obligations as a savings and loan holding company or a bank holding company and on the ability of any of its subsidiary financial institutions to fulfill the objectives of a financial institution under applicable statutes and regulations, and any other factors the directors consider pertinent. This provision requires an 80% affirmative vote of the issued and outstanding shares of voting stock, voting as a single class, in order to be amended, changed or repealed.

        Because the provisions described above provide that the voting requirements described in them are in addition to any affirmative vote required by law, and River Valley has not opted out of the business combinations provision of the IBCL, the business combinations provision of the IBCL is applicable with all of the requirements and effects described above.

Control Share Acquisition

        German American.    The IBCL includes a "control share acquisition" provision that, although different in structure from the business combinations provision, may have a similar effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision also may have the effect of discouraging premium bids for outstanding shares. Under the control share acquisition provision, unless otherwise provided in the corporation's articles of incorporation or bylaws, if a shareholder acquires shares of the corporation's voting stock (referred to as control shares) within one of several specified ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by shareholders of the control share acquisition must be obtained before the acquiring shareholder may vote the control shares. If such approval is not obtained, the shares held by the acquiror may be redeemed by the corporation at the fair value of the shares as determined by the control share acquisition provision. The control share acquisition provision generally does not apply to a merger or share exchange. German American is subject to the control share acquisition provision. Further, in certain cases, the bylaws provide German American with certain redemption rights applicable to control shares.

        River Valley.    River Valley is also subject to the control share acquisition provision of the IBCL. In addition, the articles of incorporation of River Valley contain another provision which may also discourage or make more difficult a hostile takeover. It provides that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of common stock of River Valley. The limitation does not apply to the purchase of shares by underwriters in connection with a public offering or to the purchase of shares by certain defined benefit or defined contribution employee benefit plans. In the event shares are acquired in violation of this provision, all shares beneficially owned by any person in excess of the 10% shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the shareholders for a vote. For purposes of this provision, the term "offer" includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for or request or invitation for tenders of, a security or interest in a security for value. The term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise. For purposes of determining the beneficial ownership limitation imposed by this provision, warrants, options, obligations or securities convertible into common stock of River Valley and other similar interests shall be treated as having been exercised or converted into such common stock.

        This provision requires that the affirmative vote of the holders of at least 80% of the total voting power of all of the then-outstanding shares of voting stock, voting as a single class, shall be required to alter, amend or repeal this provision, unless at least two-thirds of the continuing directors shall have approved the proposed changes prior to their submission to shareholders for their vote (in which case a favorable vote of the percentage of the total votes eligible to be cast required by the IBCL or other applicable law shall be required). For purposes of the foregoing, a "continuing director" is any director then serving as such who was a member of River Valley's board of directors on May 24, 1996, or was recommended for appointment or election (before such person's initial assumption of office as a director) by a majority of the continuing directors then on the board.

        The board of directors has proposed that this Article be removed prior to the merger by adopting the Articles Amendment presented for shareholder approval with this proxy statement/prospectus.

Shareholder Rights Plan

        Neither German American nor River Valley have adopted a plan, commonly known as a "shareholder rights plan," that is currently in effect.

Annual Meeting of Shareholders

        German American.    The annual meeting of shareholders of German American is held at such time, place and date as the board of directors designates.

        River Valley.    River Valley's by-laws state that the annual meeting of shareholders of River Valley is held at 3:00 p.m. on the third Wednesday in April of each year, or if that date falls on a legal holiday, on the next following day that is not a holiday. If for any reason the annual meeting is not held at that date and time, then it may be held at any time thereafter.

Special Meetings of Shareholders

        German American.    German American's bylaws state that special meetings may be called by the board of directors or the president, and shall be called by the board upon delivery to German American's secretary of a signed and dated written demand for a special meeting from the holders of at least 25% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

        River Valley.    River Valley's bylaws state that a special meeting may be called only by the chairman of the board of directors or by the board of directors pursuant to a resolution adopted by a majority of the total number of directors of River Valley.

Notice of Shareholder Meetings

        German American.    German American must provide notice to shareholders of each annual and special meeting of shareholders no less than 10 nor more than 60 days before the date of the meeting. In the event of a special meeting of shareholders called as the result of a demand made by shareholders, notice must be given no later than the sixtieth day after German American's receipt of the demand requiring the meeting to be called.

        River Valley.    River Valley must provide written notice to shareholders of each annual meeting no less than 10 and no more than 70 days before the date of the meeting. River Valley must provide written notice to shareholders of each special meeting of shareholders no less than 10 nor more than 60 days before the date of the meeting.

Indemnification

        German American.    Subject to certain conditions and standards of conduct, German American has agreed by its bylaws to indemnify each director, officer, employee or agent of German American and any person serving at the request of German American as a director, divisional director, officer, employee, agent, or fiduciary of another organization or entity against expenses, judgments, taxes, fines and amounts paid in settlement, whether incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding to which he or she is, or is threatened to be made, a party by reason that he or she is or was a director, officer, employee or agent of German American (or serving at the request of German American as described above), or by reason of any action taken or not taken by him or her in his or her capacity as a director, officer, employee or agent of German American (or in his or her capacity serving at the request of German American as described above)..

        River Valley.    Subject to certain conditions and standards of conduct, River Valley's articles of incorporation provide for the indemnification of each director, officer, employee or agent of River Valley and any person serving at the request of River Valley as a director, officer, partner, trustee, employee or agent of another corporation or other enterprise against expenses, judgments, fines, penalties, and amounts paid in settlement incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding.

Removal of Directors

        German American.    Directors may be removed at a meeting called expressly for the purpose of removing one or more directors, with or without cause, by a vote of the holders of at least 80% of the shares then entitled to vote at an election of directors, provided, that a director who is elected by the holders of series of preferred shares may be removed only by a vote of the holders of at least 80% of the outstanding shares of that series then entitled to vote at an election of directors.

        River Valley.    Directors of River Valley may be removed only for cause and only by the affirmative vote of at least 80% of the voting power of all of the shares entitled to vote generally in the election of directors. "Cause" for this purpose shall be limited to the grounds following: personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of an employment contract.

Preemptive Rights

        German American.    Although permitted by the IBCL, German American's articles of incorporation do not provide for preemptive rights to subscribe for any new or additional German American common stock or other securities. However, preemptive rights may be granted to German American's shareholders if German American's articles of incorporation are amended to permit preemptive rights.

        River Valley.    River Valley's articles of incorporation do not provide for preemptive rights to subscribe for any new or additional River Valley common stock or other securities.

Rights of Dissenting Shareholders

        German American.    The IBCL provides shareholders of an Indiana corporation that is involved in certain mergers, share exchanges or sales or exchanges of all or substantially all of its property the right to dissent from that action and obtain payment of the fair value of their shares. However, dissenters' rights are not available to holders of shares listed on a national securities exchange, such as the New York Stock Exchange, or traded on the NASDAQ National Market or a similar market. Because German American's common stock is presently quoted on the NASDAQ Global Select Market, holders of German American common stock presently have no dissenters' rights in respect of their shares.

        River Valley.    The shareholders of River Valley are not entitled to dissenters' rights under Indiana Code Section 23-1-44, as amended, because the shares of River Valley common stock are traded on the NASDAQ Capital Market.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of the material federal income tax consequences of the merger to U.S. Holders (as hereinafter defined) of River Valley common stock that exchange their shares of River Valley common stock for cash and shares of German American common stock. The following discussion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service (the "IRS") and case law, all as currently in effect and which are subject to differing interpretations and subject to change at any time by legislative, judicial or administrative action, possibly with retroactive effect. This discussion is limited to U.S. Holders, who hold their shares of River Valley common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment).

        This discussion does not address the federal income tax consequences of shareholders who are not U.S. Holders, nor does it address all of the tax consequences relevant to certain U.S. Holders including, but not limited to, S corporations, partnerships or other pass-through entities (including investors in pass-through entities), financial institutions, insurance companies, tax-exempt organizations, trusts described in Sections 1361(c)(2)(A) and 1361(d) of the Code, dealers in securities or currencies, traders in securities that use a mark to market method of accounting, persons who hold River Valley common stock as part of a straddle, hedge, constructive sale conversion or other integrated transaction, persons who acquired their shares of River Valley common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified plan, regulated investment companies, real estate investment trusts and foreign persons or persons whose "functional currency" is not the U.S. dollar. This discussion also does not address the tax consequences of persons who are subject to alternative minimum tax, nor does it address the tax consequences of the merger under state, local or foreign tax laws.

        All U.S. Holders including, but not limited to, the U.S. Holders referenced immediately above, should consult their own tax advisors about the tax consequences of the merger to them.

        For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of River Valley common stock that for U.S. federal income tax purposes is an individual who is a citizen or resident of the U.S., a corporation or entity taxed as a corporation that was organized under the laws of the U.S. or any state or the District of Columbia, an estate the income of which is subject to U.S. federal income tax regardless of its source, or a trust that (i) is subject to the supervision of a court within the U.S. and the control of one or more U.S. Persons (as hereinafter defined) or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. Person. For purposes of this discussion, "U.S. Person" shall have the meaning ascribed to it by Section 7701(a)(30) of the Code.

Tax Consequences of the Merger Generally

        The parties intend for the merger to qualify as a "reorganization" under Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to the obligation of German American to complete the merger that German American obtain an opinion from the law firm of Bingham Greenebaum Doll LLP that the merger to be effected pursuant to the merger agreement constitutes a reorganization under Section 368(a) of the Code. It is a condition to the obligation of River Valley to complete the merger that River Valley receive an opinion from the law firm of Bingham Greenebaum Doll LLP that the merger constitutes a reorganization under Section 368(a) of the Code. The consequence of qualifying as a reorganization under Section 368(a) is that, generally, a U.S. Holder of River Valley common stock will recognize (i) only gain (but not loss) with respect to the combination of stock and cash consideration received by a U.S. Holder that is generally equal to the lesser of (a) the amount of cash received in the merger or (b) the excess, if any, of the amount of cash and the fair market value of German American common stock received over the U.S. Holder's adjusted tax basis in its shares of River Valley common stock and (ii) gain or loss with respect to any cash received in lieu of fractional shares of German American common stock.

        The obligation of Bingham Greenebaum Doll LLP to deliver such opinions is conditioned on the merger satisfying the statutory and regulatory requirements of a "reorganization." The determination by tax counsel as to whether the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code is based on the facts and law existing as of the effective date of the merger.

        These opinions will be subject to customary qualifications and assumptions, including that the merger will be completed according to the terms of the merger agreement. In rendering the tax opinions, Bingham Greenebaum Doll LLP may require and rely on certain assumptions and factual representations of German American and River Valley, which will be set forth in representation letters provided by River Valley and German American to be delivered at the time of closing. If any of such assumptions or representations is or becomes inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected. Neither of these opinions will be binding on the IRS. German American and River Valley do not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the tax opinions.

Tax Consequences to German American, German American Shareholders and River Valley

        No gain or loss will be recognized by German American, German American shareholders or River Valley with respect to the merger.

Tax Consequences of the Merger to U.S. Holders of River Valley Common Stock

  •
  Consideration received in the Merger

        U.S. Holders will receive both cash and German American common stock in exchange for their River Valley common stock in the merger. In the exchange, a U.S. Holder will generally recognize gain (but not loss) equal to the lesser of (i) the amount of cash received in the merger or (ii) the excess, if any, of the amount of cash and the fair market value of German American common stock received over the U.S. Holder's adjusted tax basis in its River Valley common stock. Such gain will generally be capital gain, but in certain circumstances, such gain may be treated as having the effect of a distribution under Section 302 of the Code or Section 356(a)(2) of the Code, in which case the gain will be treated as a dividend. A U.S. Holder should generally consult its tax advisor regarding the manner in which gain or loss should be determined, including, but not limited to, the specific manner in which recognized gain should be determined if such U.S. Holder can designate specific consideration to particular shares of its River Valley common stock exchanged under the terms of the merger that are determined to be economically reasonable.

        The basis of a share of German American common stock received in the merger will generally be equal to the basis of the River Valley common stock exchanged in the merger, decreased by cash received in the merger and increased by the amount of any gain recognized in the merger. A U.S. Holder should consult its tax advisor regarding the manner in which the basis of German American common stock received in the merger is determined, including, but not limited to, the following circumstances: (i) the U.S. Holder acquired different blocks of River Valley common stock at different times or different prices, (ii) the U.S. Holder can designate specific consideration to particular shares of its River Valley common stock exchanged under the terms of the merger that are determined to be economically reasonable or (iii) the U.S. Holder desires to make potentially permissible designations of specific basis to specific shares of the German American common stock received (on or before the date on which the basis of a share of German American common stock received becomes relevant).

  •
  Cash in Lieu of Fractional Shares of German American Common Stock

        A U.S. Holder who receives cash in lieu of fractional shares of German American common stock will be treated as having received such fractional share of German American common stock pursuant to the merger and then as having sold that fractional share of German American common stock for cash in a redemption by German American. As a result, such U.S. Holder will generally recognize gain or loss equal to the difference between the amount of cash received in lieu of a fractional share and the U.S. Holder's basis in the fractional share of German American common stock determined as described above. Any resultant gain or loss generally will be capital in nature, and will be long-term or short-term, depending on the period of time the exchanged shares of River Valley common stock were held. Long-term capital gain is taxed at reduced rates for non-corporate holders. The deductibility of capital losses is subject to limitations.

  •
  Unearned Income Medicare Contribution Tax

        In addition to the above-referenced tax consequences, a U.S. Holder may also be subject to Section 1411 of the Code. Section 1411 imposes an additional 3.8% tax on certain individuals, estates and trusts. For individuals, Section 1411 imposes an additional 3.8% tax on the lesser of: (i) the individual's "net investment income" for the relevant taxable year; or (ii) the excess of the individual's modified adjusted gross income for the taxable year over the applicable threshold. For estates and trusts, Section 1411 imposes an additional 3.8% tax on the lesser of: (i) the estate's or trust's "undistributed net investment income" for the relevant taxable year; or (2) the excess of the estate's or trust's adjusted gross income over the dollar amount at which the highest tax bracket in Section 1(e) of the Code begins for such taxable year. Net investment income generally would include any capital gain incurred in connection with the merger (including any gain treated as a dividend).

  •
  Capital Gains or Losses

        To the extent a U.S. Holder recognizes capital gain or loss as a result of the exchange of common stock in the merger, the capital gain or loss will be long-term capital gain or loss if the U.S. Holder held the shares of River Valley common stock for more than one year as of the effective date of the merger. Long-term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 20% (not including the additional Section 1411 tax). Short-term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 39.6% (not including the additional Section 1411 tax). The deductibility of capital losses is subject to limitations. In addition, the holding period of the German American common stock received generally will include the holding period of River Valley common stock surrendered in the exchange.

        If a U.S. Holder acquired different blocks of River Valley common stock at different times or different prices, such U.S. Holder should consult its tax advisor regarding the manner in which gain or loss should be determined.

Information Reporting and Backup Withholding

        Cash payments received in the merger by a U.S. Holder may, under certain circumstances, be subject to information reporting and backup withholding, unless the U.S. Holder provides proof of an applicable exemption, furnishes its taxpayer identification number (in the case of individuals, their social security number) and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. Holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the U.S. Holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Reporting Requirements

        U.S. Holders who are "significant holders" and receive German American common stock in exchange for River Valley common stock are required to file a statement with their U.S. federal income tax return setting forth certain information, including, but not limited to, their tax basis (determined immediately before the merger) in the River Valley common stock exchanged in the merger and the fair market value (determined immediately before the merger) of the River Valley common stock exchanged in the merger.

        A "significant holder" is a holder of River Valley stock who immediately before the merger (i) owned at least 5% of the total outstanding stock of River Valley by vote or by value or (ii) owned stock of River Valley with a tax basis of at least $1 million.

        All River Valley shareholders will be required to retain permanent tax records of the tax basis of River Valley common stock exchanged and the German American common stock and cash received in the merger.

        This discussion is of a general nature only, is not exhaustive, and is not intended to be, nor should it be construed to be, legal or tax advice to any particular shareholder. Because of the complexity of the tax law and because of the unique tax consequences to the shareholders following the merger, each shareholder is strongly urged to consult such shareholder's own tax advisor as to the particular tax consequences to such shareholder of the merger, including the applicability and effect of federal, state, local, foreign and other tax laws in such shareholder's particular circumstances.

 LEGAL MATTERS

        Certain matters pertaining to the validity of the authorization and issuance of the German American shares to be issued in the proposed merger and the federal income tax consequences thereof will be passed upon by Bingham Greenebaum Doll LLP, Indianapolis, Indiana.

EXPERTS

        The consolidated financial statements of German American, incorporated by reference in this proxy statement/prospectus from our Annual Report on Form 10-K for the year ended December 31, 2014, have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are incorporated herein by reference in reliance upon the report of Crowe Horwath LLP given upon the authority of such firm as experts in accounting and auditing.

        The audited consolidated financial statements of River Valley and its affiliates as of December 31, 2014 and 2013, have been included herein and have been audited by BKD, LLP, independent registered public accountants, in reliance upon the report of such firm appearing elsewhere herein, and upon the authority of such firm as experts in auditing and accounting.

SHAREHOLDER PROPOSALS

German American

        If the merger is completed, River Valley shareholders will become shareholders of German American. Any proposal which a German American shareholder intends to have presented at the 2016 annual meeting of German American and included in the proxy statement and form of proxy relating to that meeting must be received by the Secretary of German American at German American's principal office located at 711 Main Street, Jasper, Indiana 47546-0810 no later than December 15, 2015, for inclusion in German American's proxy statement and form of proxy relating to that meeting. Shareholder proposals, if any, intended to be presented at the 2016 annual meeting of German American that are not submitted by December 15, 2015 for inclusion in the proxy statement will be considered untimely.

River Valley

        If the merger occurs, there will be no River Valley annual meeting of shareholders for 2016. In that case, shareholder proposals must be submitted to German American in accordance with the procedures described above.

        If the merger is not completed, a shareholder proposal submitted for presentation at the Annual Meeting of River Valley but not for inclusion in River Valley's proxy statement and form of proxy, will normally be considered untimely if it is received by River Valley later than 120 days prior to the Annual Meeting. If, however, River Valley provides shareholders less than 130 days' notice or prior public disclosure of the date of the next Annual Meeting (which notice or public disclosure of the date of the meeting shall include the date of the Annual Meeting specified in publicly available By-Laws, if the Annual Meeting is held on such date), a proposal shall be considered untimely if it is received by River Valley later than the close of business on the 10th day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made. If River Valley receives notice of the proposal after that time, each proxy that River Valley receives will confer upon it the discretionary authority to vote on the proposal in the manner the proxies deem appropriate, even though there is no discussion of the proposal in River Valley's proxy statement for the next Annual Meeting.

        Proposals should be sent to the attention of the Secretary of River Valley at 430 Clifty Drive, P.O. Box 1590, Madison, Indiana 47250. All shareholder proposals are subject to the requirements of the proxy rules under the Exchange Act and River Valley's Articles of Incorporation, By-Laws and Indiana law.

WHERE YOU CAN FIND MORE INFORMATION

        German American has filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 for the securities being offered under this proxy statement/prospectus. This proxy statement/prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and accompanying exhibits, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to German American and the securities offered by this proxy statement/prospectus, reference is made to the registration statement. Statements contained in this proxy statement/prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the SEC.

        German American and River Valley each files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy these materials at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain additional information about German American on its website at http://www.germanamerican.com. You may obtain additional information about River Valley on its website at https://www.rvfbank.com. However, the contents of those websites are not incorporated by reference in, or otherwise a part of, this proxy statement/prospectus and are not soliciting material.

        German American "incorporates by reference" into this proxy statement/prospectus the information in documents it files with the SEC, which means that they can disclose important information to you through those documents. The information incorporated by reference is an important part of this proxy statement/prospectus. Some information contained in this proxy statement/prospectus updates the information incorporated by reference and some information filed by German American subsequently with the SEC will automatically update this proxy statement/prospectus.

        German American incorporates by reference the documents and information listed below:

  •
  German American's Annual Report on Form 10-K filed on March 9, 2015;

  •
  German American's Quarterly Reports on Form 10-Q filed on May 11, 2015, August 8, 2015 and November 9, 2015;

  •
  German American's Current Reports on Form 8-K filed on January 29, 2015 (except with respect to information furnished under Item 2.02 therein), February 27, 2015, April 30, 2015 (except with respect to information furnished under Item 2.02 therein), May 12, 2015 (except with respect to information furnished under Item 7.01 therein), May 22, 2015, July 1, 2015, July 28, 2015 (except with respect to information furnished under Item 2.02 therein), October 26, 2015 (except with respect to information furnished under Item 7.01 therein) and October 27, 2015 (except with respect to information furnished under Item 2.02 therein); and

  •
  The description of German American common stock set forth in the registration statement filed by German American pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating such description.

        German American also incorporates by reference any of its filings with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date hereof and the date of the special meeting of River Valley shareholders; provided, however, German American is not incorporating by reference any information furnished, but not filed.

WHAT INFORMATION YOU SHOULD RELY ON

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. German American and River Valley have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus.

        Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

        German American has supplied all of the information contained or incorporated by reference in this proxy statement/prospectus relating to German American, and River Valley has supplied all information contained in this proxy statement/prospectus relating to River Valley. This document constitutes the prospectus of German American and a proxy statement of River Valley.

        This proxy statement/prospectus is dated [    •    ], 20[    •    ]. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to River Valley shareholders nor the issuance of German American shares in connection with the merger creates any implication to the contrary.

River Valley Bancorp
Index to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
River Valley Bancorp
Madison, Indiana

        We have audited the accompanying consolidated balance sheets of River Valley Bancorp as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the years then ended. The Corporation's management is responsible for these financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation's internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of River Valley Bancorp as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

BKD, LLP

Indianapolis, Indiana
March 12, 2015

River Valley Bancorp

Consolidated Balance Sheets

December 31, 2014 and 2013

	2014	2013
	(In Thousands, Except Share Amounts)
Assets
Cash and due from banks	$5,971	$4,366
Interest-bearing demand deposits	598	3,913
Federal funds sold	6,695	1,965

Cash and cash equivalents	13,264	10,244
Interest-bearing deposits	1,984	1,984
Investment securities available for sale	128,885	119,887
Loans held for sale	423	341
Loans, net of allowance for loan losses of $4,005 and $4,510	331,995	316,228
Premises and equipment, net	9,707	10,775
Real estate, held for sale	983	155
Federal Home Loan Bank stock	3,796	4,595
Interest receivable	2,391	2,178
Cash value of life insurance	12,477	10,230
Goodwill	200	200
Core deposit intangibles	334	428
Other assets	3,036	5,592

Total assets	$509,475	$482,837

Liabilities
Deposits
Noninterest-bearing	$51,986	$47,499
Interest-bearing	345,097	347,516

Total deposits	397,083	395,015
Borrowings	54,872	49,717
Interest payable	209	270
Other liabilities	4,569	3,371

Total liabilities	456,733	448,373

Commitments and Contingencies
Stockholders' Equity
Preferred stock—liquidation preference $1,000 per share—no par value
Authorized—2,000,000 shares
Issued and outstanding—0 and 5,000 shares	—	5,000
Common stock, no par value
Authorized—5,000,000 shares
Issued and outstanding—2,513,696 and 1,532,306 shares	25,935	7,824
Retained earnings	26,056	23,463
Accumulated other comprehensive income (loss)	751	(1,823)

Total stockholders' equity	52,742	34,464

Total liabilities and stockholders' equity	$509,475	$482,837

See Notes to Consolidated Financial Statements

River Valley Bancorp

Consolidated Statements of Income

Years Ended December 31, 2014 and 2013

	2014	2013
	(In Thousands, Except Per Share Amounts)
Interest Income
Loans receivable	$16,345	$16,519
Investment securities	3,093	2,905
Interest-earning deposits and other	234	197

Total interest income	19,672	19,621

Interest Expense
Deposits	1,967	2,302
Borrowings	1,471	1,864

Total interest expense	3,438	4,166

Net Interest Income	16,234	15,455
Provision for loan losses	446	932

Net Interest Income After Provision for Loan Losses	15,788	14,523

Other Income
Service fees and charges	2,428	2,582
Net realized gains on sale of available-for-sale securities (includes $451 and $211, respectively, related to accumulated other comprehensive income (loss))	451	211
Net gains on loan sales	357	732
Interchange fee income	623	626
Increase in cash value of life insurance	249	275
Loss on real estate held for sale	(203)	(425)
Loss on premises held for sale	(136)	—
Trust income	220	177
Other income	234	253

Total other income	4,223	4,431

Other Expenses
Salaries and employee benefits	7,447	6,971
Net occupancy and equipment expenses	1,957	1,890
Data processing fees	570	514
Advertising	513	478
Mortgage servicing rights	188	215
Professional fees	489	392
Federal Deposit Insurance Corporation assessment	440	397
Loan-related expenses	498	511
Other expenses	1,677	1,688

Total other expenses	13,779	13,056

Income Before Income Tax	6,232	5,898
Income tax expense (includes $153 and $72, respectively, related to accumulated other comprehensive income)	1,444	1,458

Net Income	4,788	4,440
Preferred stock dividends	362	362

Net Income Available to Common Stockholders	$4,426	$4,078

Basic Earnings per Common Share	$2.21	$2.67

Diluted Earnings per Common Share	$2.20	$2.66

Dividends per Share	$0.90	$1.05

See Notes to Consolidated Financial Statements

River Valley Bancorp

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2014 and 2013

	2014	2013
	(In Thousands)
Net Income	$4,788	$4,440
Other comprehensive income (loss), net of tax
Unrealized gains (losses) on securities available for sale
Unrealized holding gains (losses) arising during the period, net of tax benefit (expense) of $1,535 and $(2,000)	2,872	(3,581)
Less: Reclassification adjustment for gains included in net income, net of tax expense of $153 and $72	298	139

	2,574	(3,720)

Comprehensive Income	$7,362	$720

See Notes to Consolidated Financial Statements

River Valley Bancorp

Consolidated Statements of Stockholders' Equity

Years Ended December 31, 2014 and 2013

	Shares	Preferred Stock	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	(In Thousands, Except Share Amounts)
Balances, January 1, 2013	1,529,872	$5,000	$7,700	$20,990	$1,897	$35,587
Net income				4,440		4,440
Other comprehensive loss					(3,720)	(3,720)
Cash dividends ($1.05 per common share)				(1,605)		(1,605)
Exercise of stock options	7,434		108			108
Stock compensation expense			16			16
Cash dividends (preferred shares)				(362)		(362)

Common stock outstanding	1,532,306

Preferred stock outstanding	5,000

Balances, December 31, 2013		5,000	7,824	23,463	(1,823)	34,464
Net income				4,788		4,788
Other comprehensive income					2,574	2,574
Issuance of common stock, net of offering expenses of $1,625,000	946,390		17,776			17,776
Restricted shares issued	30,000
Stock compensation expense			224			224
Exercise of stock options	5,000		111			111
Redemption of preferred stock	(5,000)	(5,000)				(5,000)
Cash dividends ($.90 per common share)				(1,833)		(1,833)
Cash dividends (preferred shares)				(362)		(362)

Common stock outstanding	2,513,696

Preferred stock outstanding	—

Balances, December 31, 2014		$—	$25,935	$26,056	$751	$52,742

See Notes to Consolidated Financial Statements

River Valley Bancorp

Consolidated Statements of Cash Flows

Years Ended December 31, 2014 and 2013

	2014	2013
	(In Thousands)
Operating Activities
Net income	$4,788	$4,440
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan losses	446	932
Depreciation and amortization	814	778
Deferred income tax	942	(32)
Investment securities gains	(451)	(211)
Loans originated for sale in the secondary market	(11,021)	(22,703)
Proceeds from sale of loans in the secondary market	11,176	23,298
Gain on sale of loans	(357)	(732)
Amortization of net loan origination cost	27	154
Stock compensation expense	224	16
Net accretion relative to purchased loans	(200)	(566)
Loss on real estate held for sale	203	425
Loss on premises held for sale	136	—
Interest receivable	(213)	114
Interest payable	(61)	(92)
Prepaid Federal Deposit Insurance Corporation assessment	—	(703)
Other adjustments	1,054	1,447

Net cash provided by operating activities	7,507	6,565

Investing Activities
Net cash received in bank/branch acquisitions	—	6,250
Net change in interest-bearing deposits	—	(1,984)
Purchases of securities available for sale	(40,168)	(53,493)
Proceeds from maturities of securities available for sale	14,485	18,101
Proceeds from sales of securities available for sale	20,895	23,483
Net change in loans	(17,112)	(12,145)
Proceeds from sale of real estate acquired through foreclosure	1,113	1,941
Purchases of premises and equipment	(1,134)	(575)
Proceeds from sale of FHLB of Indianapolis stock	799	—
Purchase of Bank-owned life insurance	(2,003)	—
Other investing activities	479	35

Net cash used in investing activities	(22,646)	(18,387)

Financing Activities
Net change in
Noninterest-bearing, interest-bearing demand, and savings deposits	25,471	19,253
Certificates of deposit	(23,403)	(14,840)
Short-term borrowings	4,155	—
Proceeds from FHLB advances	26,000	23,000
Redemption of FHLB advances	(25,000)	(23,000)
Cash dividends	(1,938)	(1,646)
Proceeds from exercise of stock options	111	108
Proceeds from common shares issued, net of expenses	17,776	—
Redemption of preferred stock	(5,000)	—
Advances by borrowers for taxes and insurance	(13)	39

Net cash provided by financing activities	18,159	2,914

Net Change in Cash and Cash Equivalents	3,020	(8,908)
Cash and Cash Equivalents, Beginning of Year	10,244	19,152

Cash and Cash Equivalents, End of Year	$13,264	$10,244

Additional Cash Flows and Supplementary Information
Interest paid	$3,499	$4,258
Income tax paid, net of refunds	499	1,595
Dividends payable	578	312
Loans to facilitate sale of premises held for sale	1,072	—
Transfers to real estate held for sale	2,144	915
Liabilities assumed, net of non-cash assets acquired in acquisition	—	6,245

See Notes to Consolidated Financial Statements

River Valley Bancorp

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 1: Nature of Operations and Summary of Significant Accounting Policies

        The accounting and reporting policies of River Valley Bancorp ("River Valley") and its wholly owned subsidiary, River Valley Financial Bank ("River Valley Financial") and River Valley Financial's wholly owned subsidiaries, Madison 1st Service Corporation ("First Service"), RVFB Investments, Inc. ("RVFB Investments"), RVFB Holdings, Inc. ("RVFB Holdings"), RVFB Portfolio, LLC ("RVFB Portfolio") and River Valley Risk Management, Inc. ("RVFB Risk Management") (collectively referred to as "River Valley"), conform to accounting principles generally accepted in the United States of America and reporting practices followed by the thrift and banking industry. The more significant of the policies are described below.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

        River Valley is a financial holding company whose principal activity is the ownership and management of River Valley Financial. Until November 9, 2012, the River Valley Financial operated under a federal thrift charter, and thereafter, as part of the acquisition and merger with Dupont State Bank, it converted to an Indiana state commercial bank. River Valley Financial provides full banking services, in a single significant business segment. River Valley is regulated and supervised by the Board of Governors of the Federal Reserve System ("Federal Reserve") and River Valley Financial is regulated by the Indiana Department of Financial Institutions ("DFI") and the Federal Deposit Insurance Corporation ("FDIC").

        River Valley Financial generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in southeastern Indiana and adjacent areas in Kentucky. River Valley Financial's loans are generally secured by specific items of collateral including real property, consumer assets and business assets.

        Consolidation—The consolidated financial statements include the accounts of River Valley and its subsidiaries, River Valley Financial and River Valley Risk Management, Inc. River Valley Financial currently owns subsidiaries. First Service, which was incorporated under the laws of the State of Indiana on July 3, 1973, currently holds land and cash but does not otherwise engage in significant business activities. RVFB Investments, RVFB Holdings, and RVFB Portfolio were established in Nevada the latter part of 2005. They hold and manage a significant portion of River Valley Financial's investment portfolio. River Valley's subsidiary, RVFB Risk Management, was formed in Nevada in December 2014 as an insurance company to provide insurance to River Valley and its affiliates and to manage River Valley's insurance coverage. All significant inter-company balances and transactions have been eliminated in the accompanying consolidated financial statements.

        Cash equivalents—River Valley considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2014 and 2013, cash equivalents consisted of cash accounts with other financial institutions and federal funds sold.

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 1: Nature of Operations and Summary of Significant Accounting Policies (Continued)

        At December 31, 2014, River Valley's cash accounts exceeded federally insured limits by approximately $7,566,000. Included in this amount is approximately $406,000 with the Federal Reserve Bank, $191,000 with the Federal Home Loan Bank of Indianapolis and $6,695,000 in federal funds sold which are not secured.

        Interest-Bearing Deposits—At both December 31, 2014, and December 31, 2013, River Valley held longer-term investments totaling $2.0 million in the form of certificates of deposit, with maturities ranging from 24 to 36 months. All of these deposits were fully insured by the FDIC.

        Investment securities are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

        For debt securities with fair value below amortized cost when River Valley does not intend to sell a debt security, and it is more likely than not that River Valley will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment is amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

        River Valley's consolidated statement of income as of December 31, 2014, would reflect the full impairment (that is, the difference between the security's amortized cost basis and fair value) on debt securities that River Valley intends to sell or would more likely than not be required to sell before the expected recovery of the amortized cost basis. For available-for-sale and held-to-maturity debt securities that management has no intent to sell, and it is not more likely than not that River Valley will be required to sell prior to recovery, only the credit loss component of the impairment would be recognized in earnings, while the noncredit loss would be recognized in accumulated other comprehensive income. The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected based on cash flow projections. River Valley did not record any other-than-temporary impairment during the years ended December 31, 2014 and 2013.

        Loans held for sale are carried at the lower of aggregate cost or market. Market is determined using the aggregate method. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income based on the difference between estimated sales proceeds and aggregate costs.

        Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or payoffs, are reported at their outstanding principal balances, adjusted for any charge-offs, the allowance for loan losses, any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term.

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 1: Nature of Operations and Summary of Significant Accounting Policies (Continued)

        Discounts and premiums on purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

        Generally, loans are placed on nonaccrual status at 90 days past due and interest is considered a loss, unless the loan is well-secured and in the process of collection. Past due status is based on contractual terms of the loan. For all loan classes, the entire balance of the loan is considered past due if the minimum payment contractually required to be paid is not received by the contractual due date. For all loan classes, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

        Consistent with regulatory guidance, charge-offs on all loan segments are taken when specific loans, or portions thereof, are considered uncollectible. River Valley's policy is to promptly charge these loans off in the period the uncollectible loss is reasonably determined.

        For all loan portfolio segments except one-to-four family residential properties and consumer, River Valley promptly charges off loans, or portions thereof, when available information confirms that specific loans are uncollectible based on information that includes, but is not limited to, (1) the deteriorating financial condition of the borrower, (2) declining collateral values, and/or (3) legal action, including bankruptcy, that impairs the borrower's ability to adequately meet its obligations. For impaired loans that are considered to be solely collateral dependent, a partial charge-off is recorded when a loss has been confirmed by an updated appraisal or other appropriate valuation of the collateral.

        River Valley charges off one-to-four family residential and consumer loans, or portions thereof, when River Valley reasonably determines the amount of the loss. River Valley adheres to timeframes established by applicable regulatory guidance which provides for the charge-down of one-to-four family first and junior lien mortgages to the net realizable value less costs to sell when the loan is 180 days past due, charge-off of unsecured open-end loans when the loan is 180 days past due, and charge-down to the net realizable value when other secured loans are 120 days past due. Loans at these respective delinquency thresholds for which River Valley can clearly document that the loan is both well-secured and in the process of collection, such that collection will occur regardless of delinquency status, need not be charged off.

        For all loan classes, when loans are placed on nonaccrual, or charged off, interest accrued but not collected is reversed against interest income. Subsequent payments on nonaccrual loans are recorded as a reduction of principal, and interest income is recorded only after principal recovery is reasonably assured. In general, loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. Nonaccrual loans are returned to accrual status when, in the opinion of management, the financial position of the borrower indicates there is no longer any reasonable doubt as to the timely collection of interest or principal. However, for impaired loans and troubled debt restructured, which is included in impaired loans, River Valley requires a period of satisfactory performance of not less than six months before returning a nonaccrual loan to accrual status.

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 1: Nature of Operations and Summary of Significant Accounting Policies (Continued)

        Interest income on credit-impaired loans purchased in an acquisition is allocated to income as accretion on those loans, over the life of the loan.

        When cash payments are received on impaired loans in each loan class, River Valley records the payment as interest income unless collection of the remaining recorded principal amount is doubtful, at which time payments are used to reduce the principal balance of the loan. Troubled debt restructured loans recognize interest income on an accrual basis at the renegotiated rate if the loan is in compliance with the modified terms.

        The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

        The allowance for loan losses is evaluated on at least a quarterly basis by management and is based upon management's periodic review of the collectibility of the loans in light of several factors, including historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical charge-off experience by segment. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by River Valley over the prior five years. Previously, management utilized a three-year historical loss experience methodology. Given the loss experiences of financial institutions over the last five years, management believes it is appropriate to utilize a five-year look-back period for loss history and made this change effective in 2013. Other adjustments (qualitative or environmental considerations) for each segment may be added to the allowance for each loan segment after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

        A loan is considered impaired when, based on current information and events, it is probable that River Valley will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 1: Nature of Operations and Summary of Significant Accounting Policies (Continued)

effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent. For impaired loans where River Valley utilizes the discounted cash flows to determine the level of impairment, River Valley includes the entire change in the present value of cash flows as provision expense.

        Segments of loans with similar risk characteristics, including individually evaluated loans not determined to be impaired, are collectively evaluated for impairment based on the group's historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, River Valley does not separately identify individual consumer and residential loans for impairment measurements.

        Other-than-temporary impairment ("OTTI") of an investment is evaluated at least quarterly pursuant to guidelines established by the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC"), in ASC 320. If management determines that an investment experienced an OTTI, management determines the amount of the OTTI to be recognized in earnings. River Valley's consolidated statement of income would reflect the full impairment (that is, the difference between the security's amortized cost basis and fair value) on debt securities that River Valley intends to sell or would more likely than not be required to sell before the expected recovery of the amortized cost basis. For securities that management has no intent to sell, and it is not more likely than not that River Valley will be required to sell prior to recovery, only the credit loss component of the impairment would be recognized in earnings, while the noncredit loss would be recognized in accumulated other comprehensive income. The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected based on cash flow projections.

        Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based principally on the estimated useful lives of the assets that range from three to forty years. Leasehold improvements are amortized over the shorter of the life of the lease or the life of the asset. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

        Real estate held for sale is carried at fair value less estimated selling costs. When foreclosed assets are acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

        Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.

        Mortgage servicing rights on originated loans that have been sold are initially recorded at fair value. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues. Impairment of mortgage-servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the predominant risk

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 1: Nature of Operations and Summary of Significant Accounting Policies (Continued)

characteristics of the underlying loans. The predominant characteristic currently used for stratification is type of loan. The amount of impairment recognized is the amount by which the capitalized mortgage-servicing rights for a stratum exceed their fair value.

        Intangible assets are being amortized on primarily an accelerated basis over a ten-year period. Such assets are periodically evaluated as to the recoverability of their carrying value.

        Goodwill is tested annually for impairment. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements.

        Stock options—River Valley has a stock-based employee compensation plan, which is described more fully in Note 18.

        Income taxes—River Valley accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. River Valley determines deferred income taxes using the liability method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

        Tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The phrase "more likely than not" means a likelihood of more than 50%; the terms "examined" and "upon examination" also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management's judgment.

        River Valley recognizes interest and penalties on income taxes as a component of income tax expense. River Valley files consolidated income tax returns with its subsidiaries. River Valley's tax years still subject to examination by taxing authorities are years subsequent to 2010.

        Earnings per share—Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during each period. Diluted earnings per share reflects additional potential common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 1: Nature of Operations and Summary of Significant Accounting Policies (Continued)

result from the assumed issuance. Potential common shares that may be issued by River Valley relate solely to outstanding stock options and are determined using the treasury stock method.

        Comprehensive income consists of net income and other comprehensive income, net of applicable income taxes. Other comprehensive income includes unrealized appreciation (depreciation) on available-for-sale securities.

        Reclassifications of certain amounts in the 2013 consolidated financial statements have been made to conform to the 2014 presentation. These reclassifications had no effect on net income.

Note 2: Acquisition

        On November 22, 2013, River Valley completed the acquisition of the deposit relationships, real estate and fixed assets of the Osgood, Indiana branch office of Old National Bank, a national banking association. Cash proceeds of $6.3 million were received in the transaction, representing the net book value of the real and personal property acquired and a 2% premium on deposits, as reduced by the deposits assumed at closing. Customer deposits acquired in the transaction totaled $6.5 million, and goodwill recognized in the transaction was $124,000. No loans were acquired in this transaction.

        The fair value of the assets acquired, liabilities assumed, and the purchase price for the Osgood, Indiana branch acquisition was allocated as follows:

Consideration: Cash paid	$129
Fair value of assets acquired:
Cash and cash equivalents	6,379
Property and equipment	73
Core deposit intangible	11
Other assets	1

Total assets acquired	6,464

Fair value of liabilities assumed:
Deposits	6,455
Interest payable	2
Other liabilities	2

Total liabilities assumed	6,459

Goodwill	$124

        For the twelve-month period ended December 31, 2014, River Valley had no costs relative to acquisitions. Acquisition expense for the same period ended December 31, 2013, was $84,000.

Note 3: Accounting for Certain Loans Acquired in a Transfer

        River Valley acquired loans in the acquisition of Dupont State Bank during the year ended December 31, 2012. Certain of the transferred loans had evidence of deterioration of credit quality since origination and it was probable that all contractually required payments would not be collected.

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 3: Accounting for Certain Loans Acquired in a Transfer (Continued)

        Loans purchased with evidence of credit deterioration, for which it is probable that all contractually required payments will not be collected, are considered to be credit impaired. Evidence of credit quality deterioration as of the purchase date may include deterioration of collateral value, past due status and/or nonaccrual status, and borrower credit scores. Purchased credit-impaired loans are accounted for under accounting guidance for loans and debt securities acquired with deteriorated credit quality (ASC 310-30) and are initially measured at fair value, which includes estimated future losses that may be incurred over the life of the loan. Accordingly, an allowance for credit losses related to these loans is not carried over at the acquisition date. Management utilized cash flows prepared by a third party in arriving at the discount for credit-impaired loans acquired in the transaction. Those cash flows included estimation of current key assumptions, such as default rates, severity, and prepayment speeds.

        The carrying amount of those loans included in the balance sheet as loans receivable at December 31, 2014 and December 13, 2013 were as follows:

	December 31, 2014	December 31, 2013
Construction/Land	$682	$713
One-to-four family residential	1,400	1,812
Multi-family residential	—	685
Nonresidential real estate and agricultural land	568	1,124
Commercial	24	26
Consumer and other	29	38

Outstanding balance of acquired credit-impaired loans	2,703	4,398
Fair value adjustment for credit-impaired loans	(830)	(1,541)

Carrying balance of acquired credit-impaired loans	$1,873	$2,857

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 3: Accounting for Certain Loans Acquired in a Transfer (Continued)

        Accretable yield, or income expected to be collected is as follows:

Balance at January 1, 2013	$673
Additions	—
Accretion	(510)
Reclassification from non-accretable difference	1,182
Disposals	—

Balance at December 31, 2013	$1,345

Balance at January 1, 2014	$1,345
Additions	—
Accretion	(380)
Reclassification from non-accretable difference	297
Disposals	—

Balance at December 31, 2014	$1,262

        Loans acquired during 2012 for which it was probable at acquisition that all contractually required payments would not be collected were as follows:

Contractually required payments receivable at acquisition:
Construction/Land	$750
One-to-four family residential	2,193
Multi-family residential	687
Nonresidential real estate and agricultural land	1,530
Commercial	73
Consumer and other	52

Total required payments receivable	$5,285

Cash flows expected to be collected at acquisition	$3,838
Basis in acquired loans at acquisition	$3,088

        During 2014, River Valley decreased the allowance for loan losses by a credit to the income statement in the amount of $74,000 for loans acquired with deteriorated credit quality. This compares to a charge to the income statement during 2013 of $264,000, increasing the allowance for loan losses for that period due to loans acquired with deteriorated credit quality.

Note 4: Restriction on Cash and Due from Banks

        River Valley Financial is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2014 was $1,649,000.

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 5: Investment Securities

        The amortized cost and approximate fair values of securities as of December 31, 2014 and December 31, 2013 are as follows:

	December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale securities
Federal agencies	$31,894	$147	$(419)	$31,622
State and municipal	40,710	1,537	(47)	42,200
Government-sponsored enterprise (GSE) residential mortgage-backed and other asset-backed agency securities	51,533	558	(350)	51,741
Corporate	3,636	2	(316)	3,322

Total	$127,773	$2,244	$(1,132)	$128,885

	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale securities
Federal agencies	$38,075	$224	$(1,086)	$37,213
State and municipal	37,709	748	(1,335)	37,122
Government-sponsored enterprise (GSE) residential mortgage-backed and other asset-backed agency securities	42,782	176	(1,157)	41,801
Corporate	4,164	—	(413)	3,751

Total	$122,730	$1,148	$(3,991)	$119,887

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 5: Investment Securities (Continued)

        The amortized cost and fair value of available-for-sale securities at December 31, 2014, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale
	Amortized Cost	Fair Value
Within one year	$3,010	$3,033
One to five years	18,225	18,252
Five to ten years	23,550	23,645
After ten years	31,455	32,214

	76,240	77,144
Government-sponsored enterprise (GSE) residential mortgage-backed and other asset-backed agency securities	51,533	51,741

Totals	$127,773	$128,885

        No securities were pledged at December 31, 2014 or at December 31, 2013 to secure FHLB advances. Securities with a carrying value of $28,071,000 and $22,828,000 were pledged at December 31, 2014 and 2013 to secure public deposits and for other purposes as permitted or required by law.

        Proceeds from sales of securities available for sale at December 31, 2014 and December 31, 2013 were $20,895,000 and $23,483,000. Gross gains of $668,000 and $490,000 resulting from sales and calls of available-for-sale securities were realized during the respective periods. Gross losses totaling $217,000 were realized from sales and calls of available-for-sale securities during 2014, and gross losses totaling $279,000 were realized from sales and calls of available-for-sale securities during 2013.

        Certain investments in debt securities are reported in the consolidated financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2014 and 2013, were $44,162,000 and $76,903,000, which is approximately 34.3% and 64.1% of River Valley's investment portfolio. Management has the ability and intent to hold securities with unrealized losses to recovery, which may be maturity. Based on evaluation of available evidence, including recent changes in market interest rates, management believes that any declines in fair values for these securities are temporary.

        Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting credit portion of the loss recognized in net income and the noncredit portion of the loss would be recognized in accumulated other comprehensive income in the period the other-than-temporary impairment is identified.

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 5: Investment Securities (Continued)

        The following tables show River Valley's investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2014 and December 31, 2013:

	December 31, 2014
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Federal agencies	$12,302	$(178)	$8,756	$(241)	$21,058	$(419)
State and municipal	1,651	(14)	2,706	(33)	4,357	(47)
Government-sponsored enterprise (GSE) residential mortgage-backed and other asset-backed agency securities	6,230	(74)	10,697	(276)	16,927	(350)
Corporate	724	(1)	1,095	(315)	1,819	(316)

Total temporarily impaired securities	$20,907	$(267)	$23,254	$(865)	$44,161	$(1,132)

	December 31, 2013
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Federal agencies	$21,518	$(962)	$1,876	$(124)	$23,394	$(1,086)
State and municipal	18,556	(1,271)	540	(64)	19,096	(1,335)
Government-sponsored enterprise (GSE) residential mortgage-backed and other asset-backed agency securities	30,717	(1,131)	444	(26)	31,161	(1,157)
Corporate	2,732	(26)	520	(387)	3,252	(413)

Total temporarily impaired securities	$73,523	$(3,390)	$3,380	$(601)	$76,903	$(3,991)

Federal Agencies

        The unrealized losses on River Valley's investments in direct obligations of U.S. government agencies were primarily caused by interest rate changes. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because River Valley does not intend to sell the investments and it is not more likely than not that River Valley will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, River Valley does not consider those investments to be other-than-temporarily impaired at December 31, 2014.

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 5: Investment Securities (Continued)

State and Municipal

        The unrealized losses on River Valley's investments in securities of state and political subdivisions were primarily caused by interest rate changes. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because River Valley does not intend to sell the investments and it is not more likely than not that River Valley will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, River Valley does not consider those investments to be other-than-temporarily impaired at December 31, 2014.

Government-Sponsored Enterprise (GSE) Residential Mortgage-Backed and Other Asset-Backed Agency Securities

        The unrealized losses River Valley's investment in residential mortgage-backed agency securities were primarily caused by interest rate changes. River Valley expects to recover the amortized cost bases over the term of the securities. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because River Valley does not intend to sell the investments and it is not more likely than not that River Valley will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, River Valley does not consider those investments to be other-than-temporarily impaired at December 31, 2014.

Corporate Securities

        The unrealized losses on River Valley's investment in corporate securities were due primarily to losses on two pooled trust preferred issues held by River Valley. The two, ALESCO 9A and PRETSL XXVII, had unrealized losses at December 31, 2014 of $313,000 and $1,000, respectively. At December 31, 2013, the unrealized losses on these two investments were $387,000 and $6,000, respectively. These two securities are both "A" tranche investments (A2A and A-1 respectively) and have performed as agreed since purchase. The two are rated Baa3 and A2, respectively, by Moody's indicating these securities are considered low medium-grade to below investment grade quality and credit risk. Both provide good collateral coverage at those tranche levels, providing protection for River Valley. River Valley has reviewed the pricing reports for these investments and has determined that the decline in the market price is not other than temporary and indicates thin trading activity rather than a true decline in the value of the investment. Factors considered in reaching this determination included the class or "tranche" held River Valley, the collateral coverage position of the tranches, the number of deferrals and defaults on the issues, projected and actual cash flows and the credit ratings. These two investments represent 1.28% of the book value of River Valley's investment portfolio and approximately 1.03% of market value. River Valley does not intend to sell the investments and it is not more likely than not that River Valley will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, and River Valley expects to receive all contractual cash flows related to these investments. Based upon these factors, River Valley has determined these securities are not other-than-temporarily impaired at December 31, 2014.

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 6: Loans and Allowance

        River Valley's loan and allowance polices are discussed in Note 1 above.

        The following table presents the breakdown of loans as of December 31, 2014 and December 31, 2013.

	December 31, 2014	December 31, 2013
Construction/Land	$26,055	$24,307
One-to-four family residential	133,904	137,298
Multi-family residential	20,936	16,408
Nonresidential	122,894	118,946
Commercial	27,861	24,741
Consumer	3,894	4,326

	335,544	326,026
Unamortized deferred loan costs	513	487
Undisbursed loans in process	(57)	(5,775)
Allowance for loan losses	(4,005)	(4,510)

Total loans	$331,995	$316,228

        The risk characteristics of each loan portfolio segment are as follows:

Construction, Land and Land Development

        The Construction, Land and Land Development segments include loans for raw land, loans to develop raw land preparatory to building construction, and construction loans of all types. Construction and development loans are underwritten utilizing feasibility studies, independent appraisal reviews, sensitivity analysis of absorption and lease rates and financial analysis of the developers and property owners. Construction and development loans are generally based on estimates of costs and value associated with the complete project. These estimates may be inaccurate. These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project. Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property or an interim loan commitment from River Valley until permanent financing is obtained. These loans are closely monitored by on-site inspections and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest-rate changes, governmental regulation of real property, general economic conditions and the availability of long-term financing.

        Land loans are secured by raw land held as an investment, for future development, or as collateral for other use. Management monitors and evaluates these loans based on collateral, geography and risk grade criteria. These loans are underwritten based on the underlying purpose of the loan with repayment primarily from the sale or use of the underlying collateral.

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 6: Loans and Allowance (Continued)

One-to-Four Family Residential and Consumer

        With respect to residential loans that are secured by one-to-four family residences and are usually owner occupied, River Valley generally establishes a maximum loan-to-value ratio and requires private mortgage insurance if that ratio is exceeded. This segment also includes residential loans secured by non-owner-occupied one-to-four family residences. Management tracks the level of owner-occupied residential loans versus non-owner-occupied residential loans as a portion of River Valley's recent loss history relates to these loans. Home equity loans are typically secured by a subordinate interest in one-to-four family residences, and consumer loans are secured by consumer assets such as automobiles or recreational vehicles. Some consumer loans are unsecured, such as small installment loans and certain lines of credit. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas, such as unemployment levels. Repayment can also be impacted by changes in property values on residential properties. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Nonresidential (including agricultural land) and Multi-family Residential

        These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Nonresidential and multi-family residential real estate lending typically involves higher loan principal amounts, and the repayment of these loans is generally dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Nonresidential and multi-family residential real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing River Valley's nonresidential and multi-family residential real estate portfolio are diverse in terms of type and geographic location. Management monitors and evaluates these loans based on collateral, geography and risk grade criteria. As a general rule, River Valley avoids financing single-purpose projects unless other underwriting factors are present to help mitigate risk. In addition, management tracks the level of owner-occupied residential real estate loans versus non-owner-occupied residential loans.

Commercial

        Commercial loans are primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory, and may incorporate a personal guarantee; however, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 6: Loans and Allowance (Continued)

        The following tables present the activity in the allowance for loan losses for the years ended December 31, 2014 and December 31, 2013, and information regarding the breakdown of the balance in the allowance for loan losses and the recorded investment in loans, both presented by portfolio class and impairment method, as of December 31, 2014 and December 31, 2013.

	Construction/ Land	1 - 4 Family	Multi- Family	Nonresidential	Commercial	Consumer	Total
Year Ended December 31, 2014
Balances at beginning of period:	$676	$1,749	$404	$1,470	$189	$22	$4,510
Provision for losses	8	809	141	(516)	(57)	61	446
Loans charged off	(29)	(629)	(517)	(100)	(4)	(146)	(1,425)
Recoveries on loans	85	48	—	253	23	65	474

Balances at end of period	$740	$1,977	$28	$1,107	$151	$2	$4,005

Year Ended December 31, 2013
Balances at beginning of period:	$648	$1,423	$281	$1,078	$133	$1	$3,564
Provision for losses	109	565	123	(180)	181	134	932
Loans charged off	(99)	(245)	—	(182)	(140)	(177)	(843)
Recoveries on loans	18	6	—	754	15	64	857

Balances at end of period	$676	$1,749	$404	$1,470	$189	$22	$4,510

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 6: Loans and Allowance (Continued)

	Construction/ Land	1 - 4 Family	Multi- Family	Nonresidential	Commercial	Consumer	Total
As of December 31, 2014
Allowance for losses:
Individually evaluated for impairment	$391	$816	$—	$310	$76	$—	$1,593
Collectively evaluated for impairment	349	1,023	28	745	75	2	2,222
Loans acquired with a deteriorated credit quality	—	138	—	52	—	—	190

Balances at end of period	$740	$1,977	$28	$1,107	$151	$2	$4,005

Loans:
Individually evaluated for impairment	$4,047	$4,448	$1,013	$3,315	$379	$8	$13,210
Collectively evaluated for impairment	21,597	128,421	19,923	119,176	27,468	3,876	320,461
Loans acquired with a deteriorated credit quality	411	1,035	—	403	14	10	1,873

Balances at end of period	$26,055	$133,904	$20,936	$122,894	$27,861	$3,894	$335,544

As of December 31, 2013
Allowance for losses:
Individually evaluated for impairment	$195	$552	$196	$97	$68	$—	$1,108
Collectively evaluated for impairment	481	1,101	110	1,305	120	21	3,138
Loans acquired with a deteriorated credit quality	—	96	98	68	1	1	264

Balances at end of period	$676	$1,749	$404	$1,470	$189	$22	$4,510

Loans:
Individually evaluated for impairment	$4,104	$5,917	$1,074	$4,096	$372	$—	$15,563
Collectively evaluated for impairment	19,866	130,100	14,834	114,145	24,354	4,307	307,606
Loans acquired with a deteriorated credit quality	337	1,281	500	705	15	19	2,857

Balances at end of period	$24,307	$137,298	$16,408	$118,946	$24,741	$4,326	$326,026

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 6: Loans and Allowance (Continued)

        The following tables present the credit risk profile of River Valley's loan portfolio based on rating category as of December 31, 2014 and December 31, 2013. Loans acquired from Dupont State Bank in the November 2012 acquisition have been adjusted to fair value for the periods ending December 31, 2014 and December 31, 2013.

December 31, 2014	Total Portfolio	Pass	Special Mention	Substandard	Doubtful
Construction/Land	$26,055	$21,907	$31	$4,117	$—
1 - 4 family residential	133,904	124,969	2,817	6,013	105
Multi-family residential	20,936	19,881	42	1,013	—
Nonresidential	122,894	117,336	2,486	2,923	149
Commercial	27,861	27,432	9	355	65
Consumer	3,894	3,875	—	19	—

Total loans	$335,544	$315,400	$5,385	$14,440	$319

December 31, 2013	Total Portfolio	Pass	Special Mention	Substandard	Doubtful
Construction/Land	$24,307	$20,023	$33	$4,251	$—
1 - 4 family residential	137,298	124,765	4,144	7,691	698
Multi-family residential	16,408	14,798	44	1,566	—
Nonresidential	118,946	110,622	2,686	5,066	572
Commercial	24,741	24,341	8	316	76
Consumer	4,326	4,301	—	25	—

Total loans	$326,026	$298,850	$6,915	$18,915	$1,346

Credit Quality Indicators

        River Valley categorizes loans into risk categories based on relevant information about the ability of the borrowers to service their debt, such as current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. River Valley analyzes loans individually on an ongoing basis by classifying the loans as to credit risk, assigning grade classifications. Loan grade classifications of special mention, substandard, doubtful, or loss are reported to River Valley's board of directors monthly. River Valley uses the following definitions for credit risk grade classifications:

        Pass:    Loans not meeting the criteria below are considered to be pass rated loans.

        Special Mention:    These assets are currently protected, but potentially weak. They have credit deficiencies deserving a higher degree of attention by management. These assets do not presently exhibit a sufficient degree of risk to warrant adverse classification. Concerns may lie with cash flow, liquidity, leverage, collateral, or industry conditions. These are graded special mention so that the appropriate level of attention is administered to prevent a move to a "substandard" rating.

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 6: Loans and Allowance (Continued)

        Substandard:    By regulatory definition, "substandard" loans are inadequately protected by the current sound worth and paying capacity of the obligor or by the collateral pledged. These types of loans have well defined weaknesses that jeopardize the liquidation of the debt. A distinct possibility exists that the institution will sustain some loss if the deficiencies are not corrected. These loans are considered workout credits. They exhibit at least one of the following characteristics.

  •
  An expected loan payment is in excess of 90 days past due (non-performing), or non-earning.

  •
  The financial condition of the borrower has deteriorated to such a point that close monitoring is necessary. Payments do not necessarily have to be past due.

  •
  Repayment from the primary source of repayment is gone or impaired.

  •
  The borrower has filed for bankruptcy protection.

  •
  The loans are inadequately protected by the net worth and cash flow of the borrower.

  •
  The guarantors have been called upon to make payments.

  •
  The borrower has exhibited a continued inability to reduce principal (although interest payment may be current).

  •
  River Valley is considering a legal action against the borrower.

  •
  The collateral position has deteriorated to a point where there is a possibility River Valley may sustain some loss. This may be due to the financial condition or to a reduction in the value of the collateral.

  •
  Although loss may not seem likely, River Valley has gone to extraordinary lengths (restructuring with extraordinary lengths) to protect its position in order to maintain a high probability of repayment.

        Doubtful:    These loans exhibit the same characteristics as those rated "substandard," plus weaknesses that make collection or liquidation in full, on the basis of currently known facts, conditions, and values, highly questionable and improbable. This would include inadequately secured loans that are being liquidated, and inadequately protected loans for which the likelihood of liquidation is high. This classification is temporary. Pending events are expected to materially reduce the amount of the loss. This means that the "doubtful" classification will result in either a partial or complete loss on the loan (write-down or specific reserve), with reclassification of the asset as "substandard," or removal of the asset from the classified list, as in foreclosure or full loss.

        River Valley evaluates the loan risk grading system definitions and allowance for loan loss methodology on an ongoing basis. No significant changes were made to either during the past year.

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 6: Loans and Allowance (Continued)

        The following tables present River Valley's loan portfolio aging analysis as of December 31, 2014 and December 31, 2013.

December 31, 2014	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Purchased Credit Impaired Loans	Total Loans Receivables
Construction/Land	$—	$—	$187	$187	$25,457	$411	$26,055
1 - 4 family residential	418	760	2,855	4,033	128,836	1,035	133,904
Multi-family residential	—	—	—	—	20,936	—	20,936
Nonresidential	458	—	1745	2,203	120,288	403	122,894
Commercial	—	—	116	116	27,731	14	27,861
Consumer	25	10	10	45	3,839	10	3,894

	$901	$770	$4,913	$6,584	$327,087	$1,873	$335,544

December 31, 2013	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Purchased Credit Impaired Loans	Total Loans Receivables
Construction/Land	$207	$—	$71	$278	$23,692	$337	$24,307
1 - 4 family residential	458	671	2,322	3,451	132,566	1,281	137,298
Multi-family residential	—	—	—	—	15,908	500	16,408
Nonresidential	267	398	940	1,605	116,636	705	118,946
Commercial	66	—	96	162	24,564	15	24,741
Consumer	104	7	7	118	4,189	19	4,326

	$1,102	$1,076	$3,436	$5,614	$317,555	$2,857	$326,026

        At December 31, 2014, there were four loans, totaling $28,000, that were past due 90 days or more and accruing. Of those, there was one commercial loan, of $25,000, a 1-4 family residential loan in the amount of $1,000, and the remaining $2,000 was for two consumer loans. At December 31, 2013, there was one consumer loan of $1,000 that was past due 90 days or more and accruing.

        The following table presents River Valley's nonaccrual loans as of December 31, 2014 and December 31, 2013, which includes both non-performing troubled debt restructured and loans contractually delinquent 90 days or more.

	2014	2013
Construction/Land	$2,148	$3,864
One-to-four family residential	4,214	3,833
Multi-family residential	1,013	1,073
Nonresidential and agricultural land	3,132	2,377
Commercial	230	362
Consumer and other	8	5

Total nonaccrual loans	$10,745	$11,514

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 6: Loans and Allowance (Continued)

        A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it is probable River Valley will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include non-performing commercial loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

        The following tables present information pertaining to the principal balances and specific valuation allocations for impaired loans as of December 31, 2014, as well as the average recorded investment and interest income recognized on impaired loans for the year ended December 31, 2014:

	Recorded Investment	Unpaid Principal Balance	Specific Allowance	Average Investment	Interest Income Recognized
Impaired loans without a specific allowance:
Construction/Land	$2,300	$2,342	$—	$2,299	$131
1 - 4 family residential	1,952	1,962	—	2,479	110
Multi-family residential	1,013	1,013	—	1,035	25
Nonresidential	2,360	2,614	—	2,875	71
Commercial	250	251	—	220	12
Consumer	8	9	—	9	1

	$7,883	$8,191	$—	$8,917	$350

	Recorded Investment	Unpaid Principal Balance	Specific Allowance	Average Investment	Interest Income Recognized
Impaired loans with a specific allowance:
Construction/Land	$1,747	$1,761	$391	$1,787	$24
1 - 4 family residential	2,496	2,512	816	2,456	52
Multi-family residential	—	—	—	—	—
Nonresidential	955	955	310	969	25
Commercial	129	268	76	122	4
Consumer	—	—	—	—	—

	$5,327	$5,496	$1,593	$5,334	$105

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 6: Loans and Allowance (Continued)

	Recorded Investment	Unpaid Principal Balance	Specific Allowance	Average Investment	Interest Income Recognized
Total Impaired Loans:
Construction/Land	$4,047	$4,103	$391	$4,086	$155
1 - 4 family residential	4,448	4,474	816	4,935	162
Multi-family residential	1,013	1,013	—	1,035	25
Nonresidential	3,315	3,569	310	3,844	96
Commercial	379	519	76	342	16
Consumer	8	9	—	9	1

	$13,210	$13,687	$1,593	$14,251	$455

        For 2014, interest income recognized on a cash basis included above was $292,000.

        The following tables present information pertaining to the principal balances and specific valuation allocations for impaired loans as of December 31, 2013, as well as the average recorded investment and interest income recognized on impaired loans for the year ended December 31, 2013:

	Recorded Investment	Unpaid Principal Balance	Specific Allowance	Average Investment	Interest Income Recognized
Impaired loans without a specific allowance:
Construction/Land	$2,286	$2,516	$—	$2,559	$120
1 - 4 family residential	4,154	4,184	—	3,633	172
Multi-family residential	52	53	—	52	3
Nonresidential	3,194	3,672	—	3,148	179
Commercial	237	395	—	310	15
Consumer	—	—	—	11	1

	$9,923	$10,820	$—	$9,713	$490

	Recorded Investment	Unpaid Principal Balance	Specific Allowance	Average Investment	Interest Income Recognized
Impaired loans with a specific allowance:
Construction/Land	$1,818	$1,831	$195	$1,863	$18
1 - 4 family residential	1,763	1,784	552	1,490	31
Multi-family residential	1,022	1,038	196	1,031	21
Nonresidential	902	902	97	769	24
Commercial	135	143	68	135	14
Consumer	—	—	—	—	—

	$5,640	$5,698	$1,108	$5,288	$108

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 6: Loans and Allowance (Continued)

	Recorded Investment	Unpaid Principal Balance	Specific Allowance	Average Investment	Interest Income Recognized
Total Impaired Loans:
Construction/Land	$4,104	$4,347	$195	$4,422	$138
1 - 4 family residential	5,917	5,968	552	5,123	203
Multi-family residential	1,074	1,091	196	1,083	24
Nonresidential	4,096	4,574	97	3,917	203
Commercial	372	538	68	445	29
Consumer	—	—	—	11	1

	$15,563	$16,518	$1,108	$15,001	$598

        For 2013, interest income recognized on a cash basis included above was $364,000.

Troubled Debt Restructurings

        In the course of working with borrowers River Valley may choose to restructure the contractual terms of certain loans. In restructuring the loan, River Valley attempts to work out an alternative payment schedule with the borrower in order to optimize collectibility of the loan. Any loans that are modified, whether through a new agreement replacing the old or via changes to an existing loan agreement, are reviewed by River Valley to identify if a troubled debt restructuring ("TDR") has occurred. A troubled debt restructuring occurs when, for economic or legal reasons related to a borrower's financial difficulties, River Valley grants a concession to the borrower that it would not otherwise consider. Terms may be modified to fit the ability of the borrower to repay in line with its current financial status, and the restructuring of the loan may include the transfer of assets from the borrower to satisfy the debt, a modification of loan terms, or a combination of the two. If such efforts by River Valley do not result in a satisfactory arrangement, the loan is referred to legal counsel, at which time foreclosure proceedings are initiated. At any time prior to a sale of the property at foreclosure, River Valley may terminate foreclosure proceedings if the borrower is able to work out a satisfactory payment plan.

        Nonaccrual loans, including TDRs that have not met the six month minimum performance criterion, are reported in this report as non-performing loans. On at least a quarterly basis, River Valley reviews all TDR loans to determine if the loan meets this criterion. A loan is generally classified as nonaccrual when River Valley believes that receipt of principal and interest is questionable under the terms of the loan agreement. Most generally, this is at 90 or more days past due.

        For all loan classes, it is River Valley's policy to have any restructured loans which are on nonaccrual status prior to being restructured remain on nonaccrual status until six months of satisfactory borrower performance, at which time management would consider their return to accrual status.

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 6: Loans and Allowance (Continued)

        Loans reported as TDR as of December 31, 2014 totaled $9.0 million. TDR loans reported as nonaccrual (non-performing) loans, and included in total nonaccrual (non-performing) loans, were $6.6 million at December 31, 2014. The remaining TDR loans, totaling $2.4 million, were accruing at December 31, 2014 and reported as performing loans.

        All TDRs are considered impaired by River Valley for the life of the loan and reflected so in River Valley's analysis of the allowance for credit losses. As a result, the determination of the amount of impaired loans for each portfolio segment within troubled debt restructurings is the same as detailed previously above.

        At December 31, 2014, River Valley had a number of loans that were modified in troubled debt restructurings and impaired. The modification of terms of such loans included one or a combination of the following: an extension of maturity, a reduction of the stated interest rate or a permanent reduction of the recorded investment in the loan.

        The following tables present information regarding troubled debt restructurings, by class as of December 31, 2014 and December 31, 2013, and new troubled debt restructuring for the years ended December 31, 2014 and December 31, 2013.

			For the Year Ended December 31, 2014
	At December 31, 2014
				Pre- Modification Recorded Balance	Post- Modification Recorded Balance
	# of Loans	Total Troubled Debt Restructured	# of Loans
Construction/Land	9	$3,965	4	$1,867	$1,979
One-to-four family residential	11	2,800	6	2,722	2,722
Multi-family residential	1	1,013	1	1,008	1,014
Nonresidential and agricultural land	2	951	2	174	176
Commercial	8	262	7	192	258
Consumer	1	9	1	—	8

	32	$9,000	21	$5,963	$6,157

			For the Year Ended December 31, 2013
	At December 31, 2013
				Pre- Modification Recorded Balance	Post- Modification Recorded Balance
	# of Loans	Total Troubled Debt Restructured	# of Loans
Construction/Land	11	$4,032	8	$2,031	$2,403
One-to-four family residential	12	3,628	7	758	777
Multi-family residential	1	1,022	—	—	—
Nonresidential and agricultural land	4	1,487	—	—	—
Commercial	8	266	4	55	69
Consumer	—	—	—	—	—

	36	$10,435	19	$2,844	$3,249

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 6: Loans and Allowance (Continued)

        The following tables present information regarding post-modification balances of newly restructured troubled debt by type of modification as of December 31, 2014 and December 31, 2013.

December 31, 2014	Interest Only	Term	Combination	Total Modifications
Construction/Land	$87	$113	$1,779	$1,979
One-to-four family residential	—	592	2,130	2,722
Multi-family residential	—	—	1,014	1,014
Nonresidential	—	—	176	176
Commercial	—	—	258	258
Consumer	—	—	8	8

	$87	$705	$5,365	$6,157

December 31, 2013	Interest Only	Term	Combination	Total Modifications
Construction/Land	$—	$138	$2,265	$2,403
One-to-four family residential	—	204	573	777
Multi-family residential	—	—	—	—
Nonresidential	—	—	—	—
Commercial	—	—	69	69
Consumer	—	—	—	—

	$—	$342	$2,907	$3,249

        One one-to-four family residential loan restructured during 2014, with a recorded investment of $1.9 million as of December 31, 2014, was considered in default and in the process of foreclosure as of that date. No loans identified and reported as TDR during the year ended December 31, 2013, were considered in default during the period.

        River Valley defines default in this instance as being either past due 90 days or more at the end of the quarter or in the legal process of foreclosure.

        Of the $6.2 million of new debt restructurings reported above, $4.5 million were for renewals of TDR reported in prior years, $1.2 million were for new debt replacing an existing TDR also reported in prior years, and $456,000 were for new debt not previously reported in prior years.

        Financial impact of these restructurings was immaterial to the financials of River Valley at December 31, 2014 and 2013.

Note 7: Core Deposit Intangible Assets

        The carrying basis of the recognized core deposit intangible was $554,000 at December 31, 2014 and 2013, and the accumulated amortization of such intangible was $220,000 and $126,000, respectively, at those dates.

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 7: Core Deposit Intangible Assets (Continued)

        Amortization expense for the years ended December 31, 2014 and December 31, 2013, was $94,000 and $102,000. Estimated amortization expense for each of the following five years is:

2015	$67
2016	54
2017	43
2018	37
2019	37

Total	$238

Note 8: Premises and Equipment

	2014	2013
Land	$2,484	$2,694
Buildings	8,016	8,860
Leasehold improvements	1,037	722
Equipment	5,446	5,849
Construction in progress	—	165

Total cost	16,983	18,290
Accumulated depreciation and amortization	(7,276)	(7,515)

Net	$9,707	$10,775

Note 9: Deposits

	2014	2013
Demand deposits	$224,772	$201,638
Savings deposits	58,700	56,363
Certificates and other time deposits of $100,000 or more	53,346	66,059
Other certificates and time deposits	60,265	70,955

Total deposits	$397,083	$395,015

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 9: Deposits (Continued)

        Certificates and other time deposits maturing in

2015	$62,045
2016	23,821
2017	12,806
2018	10,385
2019	4,421
Thereafter	133

Total	$113,611

Note 10: Borrowings

	2014	2013
Federal Home Loan Bank advances	$43,500	$42,500
Fed funds purchased	4,155	—
Subordinated debentures	7,217	7,217

Total borrowings	$54,872	$49,717

        Maturities by year for advances at December 31, 2014 are $9,750,000 in 2015, $19,750,000 in 2016, $3,000,000 in 2017, $5,000,000 in 2018, and $6,000,000 in 2019. The weighted-average interest rate at December 31, 2014 and 2013 was 2.80% and 3.23%, respectively.

        The Federal Home Loan Bank advances are secured by loans totaling $212,875,000 at December 31, 2014. As of December 31, 2014, no securities were pledged for advances. Advances are subject to restrictions or penalties in the event of prepayment.

        During 2014, River Valley initiated a correspondent relationship with the Bankers Bank of Wisconsin. Through this relationship, River Valley has access to a $5 million overnight line of credit, using Fed funds. As of December 31, 2014 River Valley had $4.2 million in Fed funds purchased as overnight borrowings. River Valley can also sell Fed funds to the Bankers Bank as an overnight investment. There were no Fed funds sold to the Bankers Bank as of December 31, 2014.

        On March 13, 2003, River Valley formed RIVR Statutory Trust I (Trust), a statutory trust formed under the laws of the State of Connecticut. On March 26, 2003, the Trust issued 7,000 Fixed/Floating Rate Capital Securities with a liquidation amount of $1,000 per Capital Security in a private placement to an offshore entity for an aggregate offering price of $7,000,000, and 217 Common Securities with a liquidation amount of $1,000 per Common Security to River Valley for $217,000. The aggregate proceeds of $7,217,000 were used by the Trust to purchase $7,217,000 in Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures from River Valley. The Debentures and the Common and Capital Securities have a term of 30 years, bear interest at the annual rate of 6.4% for five years and thereafter bear interest at the rate of the 3-Month LIBOR plus 3.15%. River Valley has guaranteed payment of amounts owed by the Trust to holders of the Capital Securities.

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 11: Loan Servicing

        Loans serviced for others are not included in the accompanying consolidated balance sheets. The risks inherent in mortgage servicing assets relate primarily to changes in prepayments that result from shifts in mortgage interest rates. The unpaid principal balances of mortgage and other loans serviced for others was $109.4 million as of December 31, 2014. The total of loans serviced for others as of December 31, 2013 was $114.1 million. That total includes FNMA loans acquired from Dupont State Bank with balances of $12.7 million and $17.6 million at December 31, 2014 and 2013, respectively. No mortgage servicing rights were acquired with that portfolio of loans. Mortgage servicing rights are included in "other assets" in the consolidated balance sheets.

        The following summarizes the activity pertaining to mortgage servicing rights measured using the amortization method, along with the aggregate activity in related valuation allowances:

	2014	2013
Mortgage servicing rights
Balances, January 1	$655	$679
Servicing rights capitalized	120	191
Amortization of servicing rights	(188)	(215)

Balance at end of year	$587	$655

Fair value disclosures
Fair value as of the beginning of the period	$894	$704
Fair value as of the end of the period	876	894

        No valuation allowance was necessary at December 31, 2014 and 2013.

Note 12: Income Tax

	2014	2013
Income tax expense
Currently payable
Federal	$407	$1,286
State	95	204
Deferred
Federal	836	(40)
State	106	8

Total income tax expense	$1,444	$1,458

Reconciliation of federal statutory to actual tax expense
Federal statutory income tax at 34%	$2,119	$2,005
Effect of state income taxes	133	140
Tax exempt interest	(598)	(525)
Cash value of life insurance	(85)	(110)
Other	(125)	(52)

Actual tax expense	$1,444	$1,458

Effective tax rate	23.2%	24.7%

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 12: Income Tax (Continued)

        The cumulative net deferred tax asset is included in the consolidated balance sheets in other assets. The components of the asset are as follows:

	2014	2013
Assets
Allowance for loan losses	$1,537	$1,719
Available-for-sale securities	—	1,019
Deferred compensation	550	545
Purchase accounting adjustments	378	599
Nonaccrual interest	28	109
Real estate held for sale	1	69
Pension and employee benefits	48	—
AMT	227	—
Other	23	52

Total assets	2,792	4,112

Liabilities
Depreciation and amortization	(944)	(585)
Loan fees	(195)	(184)
Mortgage servicing rights	(224)	(247)
Federal Home Loan Bank stock dividends	(75)	(90)
Prepaid expenses	(665)	(228)
Available-for-sale securities	(362)	—
Intangibles	(124)	(153)
Other	(4)	(103)

Total liabilities	(2,593)	(1,590)

	$199	$2,522

        As of December 31, 2014, River Valley had approximately $227,000 of alternative minimum tax credits available to offset future federal income taxes. The credits have no expiration date.

        Retained earnings include approximately $2,100,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $714,000.

Note 13: Commitments and Contingent Liabilities

        In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying consolidated financial statements. River Valley Financial's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. River Valley Financial uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheets.

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 13: Commitments and Contingent Liabilities (Continued)

        Financial instruments whose contract amount represents credit risk as of December 31 were as follows:

	2014	2013
Commitments to extend credit	$63,597	$53,273
Standby letters of credit	430	567

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. River Valley Financial evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by River Valley Financial upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

        Standby letters of credit are conditional commitments issued by River Valley Financial to guarantee the performance of a customer to a third party.

        River Valley and subsidiaries lease operating facilities under lease arrangements expiring 2015 through 2029. Rental expense included in the consolidated statements of income for the years ended December 31, 2014 and 2013 was $323,000 and $233,000, respectively.

        Future minimum lease payments under the leases are:

2015	$413
2016	414
2017	397
2018	352
2019	320
Thereafter	2,304

Total minimum lease payments	$4,200

        River Valley and River Valley Financial are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of River Valley.

Note 14: Dividend and Capital Restrictions

        As a state chartered commercial bank, under Indiana law, River Valley Financial may pay dividends of so much of its undivided profits (generally, earnings less losses, bad debts, taxes and other operating expenses) as is considered expedient by River Valley Financial's Board of Directors.

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 14: Dividend and Capital Restrictions (Continued)

However, River Valley Financial must obtain the approval of the DFI for the payment of a dividend if the total of all dividends declared by River Valley Financial during the current year, including the proposed dividend, would exceed the sum of retained net income for the year to date plus its retained net income for the previous two years. For this purpose, "retained net income" means net income as calculated for call report purposes, less all dividends declared for the applicable period. Moreover, River Valley Financial may not pay dividends that would reduce its capital below the amount of its liquidation account first established at the time it converted from mutual to stock form. The FDIC has the authority to prohibit River Valley Financial from paying dividends if, in its opinion, the payment of dividends would constitute an unsafe or unsound practice in light of the financial condition of River Valley Financial.

        With respect to restrictions on River Valley, under Federal Reserve supervisory policy, a bank holding company generally should not maintain its existing rate of cash dividends on common shares unless (i) the organization's net income available to common shareholders over the past year has been sufficient to fully fund the dividends, and (ii) the prospective rate of earnings retention appears consistent with the organization's capital needs, assets, quality, and overall financial condition. The Federal Reserve issued a letter dated February 24, 2009, to bank holding companies providing that it expects bank holding companies to consult with it in advance of declaring dividends that could raise safety and soundness concerns (i.e., such as when the dividend is not supported by earnings or involves a material increase in the dividend rate) and in advance of repurchasing shares of common or preferred stock.

        At December 31, 2014, the stockholders' equity of River Valley Financial was $47,779,000, of which approximately $40,673,000 was restricted from dividend distribution to River Valley.

Note 15: Preferred Stock

        During 2009, River Valley raised $5,000,000 through a private placement of cumulative preferred stock. From the proceeds, $2,500,000 was contributed to River Valley Financial. The preferred stock carries a liquidation value of $1,000 per share and pays dividends quarterly to shareholders at a rate of 7.25% per annum for the first five years. After the fifth year, the rate increases to 9% per annum and River Valley has the option to redeem the preferred stock in whole or part at a price equal to the sum of the liquidation amount per share and any accrued and unpaid dividends, regardless of whether any dividends are actually declared. On December 15, 2014, River Valley redeemed all 5,000 outstanding shares of its cumulative preferred stock for a purchase price of $5,000,000.

Note 16: Regulatory Capital

        River Valley Financial is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on River Valley Financial's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, River Valley Financial must meet specific capital guidelines that involve quantitative measures of River Valley Financial's assets, liabilities and

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 16: Regulatory Capital (Continued)

certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, River Valley Financial's regulators could require adjustments to regulatory capital not reflected in these financial statements.

        Quantitative measures established by regulation to ensure capital adequacy require River Valley Financial to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2014, that River Valley Financial met all capital adequacy requirements to which it is subject.

        As of December 31, 2014, River Valley Financial was well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, River Valley Financial must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table and not be subject to a regulatory order, agreement, or directive to meet and maintain a specific capital level for any capital measure. There are no conditions or events since that determination that management believes have changed any category from well capitalized.

        The actual and required capital amounts and ratios of River Valley Financial are as follows:

	Actual		Required for Adequate Capital		To Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2014
Total risk-based capital (to risk-weighted assets)	$50,489	14.46%	$27,926	8.00%	$34,907	10.00%
Tier I capital (to risk-weighted assets)	46,452	13.31	13,963	4.00	20,944	6.00
Tier I capital (to average assets)	46,452	9.10	20,421	4.00	25,526	5.00
2013
Total risk-based capital (to risk-weighted assets)	$45,925	14.04%	$26,164	8.00%	$32,704	10.00%
Tier I capital (to risk-weighted assets)	41,831	12.79	13,082	4.00	19,623	6.00
Tier I capital (to average assets)	41,831	8.69	19,265	4.00	24,082	5.00

Note 17: Employee Benefits

        River Valley Financial provides pension benefits for substantially all of River Valley Financial's employees who were employed by River Valley Financial prior to September 1, 2005, through its participation in a pension fund known as the Pentegra Group. The trustees of the Financial Institutions Retirement Fund administer the Pentegra Plan, employer identification number 13-5645888 and plan number 333. This plan operates as a multi-employer plan for accounting purposes and as a multiple-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. There are no collective bargaining agreements in place that require contributions to the Pentegra Plan. The Pentegra Plan is a single plan under Internal Revenue Code 413(c) and, as a result, all of the assets stand behind all of the liabilities.

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 17: Employee Benefits (Continued)

        The risks of participating in these multiemployer plans are different from single-employer plans in the following aspects:

  1.
  Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.

  2.
  If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

  3.
  If River Valley chooses to stop participating in some of its multiemployer plans, River Valley may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

        Pension expense related to this plan was $369,000 and $359,000 for the years ended December 31, 2014 and 2013. Funding status of the plan as of the beginning of the plan years for 2014 and 2013 (July 1st) was 117.71% and 103.85% respectively.

        Total contributions to the Pentegra Plan were $136,478,000 and $196,473,000 for the plan years ended June 30, 2014 and 2013, respectively. River Valley's contributions for the fiscal years ending December 31, 2014 and 2013 were $360,000 and $74,000, respectively. River Valley's contributions to the Pentegra Plan were not more than 5% of the total contributions to the plan. There have been no significant changes that affect the comparability of the 2014 and 2013 contributions.

        River Valley Financial has a retirement savings 401(k) plan in which substantially all employees may participate. Prior to 2009, River Valley Financial provided a match for employee contributions for all contributing employees with a match of 50% for the first 6% of W-2 earnings for employees hired prior to September 1, 2005 and a match of 100% for the first 6% of W-2 earnings contributed for employees hired on or after September 1, 2005. Due to economic conditions, in October of 2009 the employer match for pre-2005 employees was discontinued and the match rate for post-2005 employees was reduced to 50% of the first 6% of W-2 earnings. In 2011, this plan was again amended, with the employer match increased to 75% of the first 6% of W-2 earnings, only on post-2005 employees. River Valley Financial's expense for the plan was $86,000 and $78,000 for the years ended December 31, 2014 and 2013.

        River Valley Financial has a supplemental retirement plan which provides retirement benefits to all directors. River Valley Financial's obligations under the plan have been funded by the purchase of key man life insurance policies, of which River Valley Financial is the beneficiary. Expense recognized under the supplemental retirement plan totaled approximately $85,000 and $82,000 for the years ended December 31, 2014 and 2013.

        River Valley has an ESOP covering substantially all employees of River Valley and River Valley Financial. All contributions to the ESOP are determined annually by the Board of Directors of River Valley and River Valley Financial. Compensation expense was recorded based on the annual contributions to the ESOP. ESOP expense for the years ended December 31, 2014 and 2013 was $100,000 for both years. At December 31, 2014, the ESOP had 160,987 of allocated shares, all in common stock, no suspense shares and no committed-to-be released shares. At December 31, 2014 and

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 17: Employee Benefits (Continued)

2013, the fair value of the 160,987 and 163,600 allocated shares held by the ESOP was $3,406,000 and $4,254,000, respectively.

        River Valley also has a Recognition and Retention Plan (RRP) which provides for the award and issuance of up to 95,220 shares of River Valley's stock to members of the Board of Directors and management. Over the life of the plan, the RRP has purchased 84,490 shares of River Valley's common stock in the open market and had 400 shares forfeited back into the fund. A total of 84,890 shares has all been awarded. Common stock awarded under the RRP vests ratably over a five-year period, commencing with the date of the award.

        River Valley's shareholders approved the 2014 Stock Option and Incentive Plan (the "2014 Plan") at the April 16, 2014 Annual Meeting. The 2014 Plan permits the grant of stock options to River Valley's directors, officers and other key employees, as well as grants of restricted and unrestricted stock awards, performance shares and units, and stock appreciation rights. The 2014 Plan reserved up to 150,000 shares of River Valley's common stock for awards under the 2014 Plan. During 2014, 30,000 shares of restricted stock were granted pursuant to the 2014 Plan. The restricted stock awards vest over a period of four to nine years, with some of the stock awards vested upon grant.

        Expense recognized under both stock award plans totaled approximately $197,000 for the year ended December 31, 2014 and $11,000, for the RRP plan only, for the year ended December 31, 2013.

	Number of Shares	Grant Date Fair Value
Unvested stock awards at December 31, 2014:
Beginning of year	1,900	$15.87
Granted	30,000	21.89
Vested	(6,700)	21.25

End of year	25,200	$21.61

        Unearned compensation at December 31, 2014 related to stock awards is $487,000 and will be recognized over a weighted average period of 3.3 years.

Note 18: Stock Option Plans

        River Valley's original Incentive Stock Option Plan (the "1997 Plan"), which was shareholder approved, permitted the grant of stock options to its directors, officers and other key employees. The 1997 Plan authorized the grant of options for up to 238,050 shares of River Valley's common stock, which generally vest at a rate of 20% a year and have a 10-year contractual term. At December 31, 2014, 9,066 options for common shares under the 1997 Plan were outstanding. No options were granted under the 1997 Plan in 2014.

        River Valley's shareholders approved the 2014 Stock Option and Incentive Plan (the "2014 Plan") at the April 16, 2014 Annual Meeting. The 2014 Plan also permits the grant of stock options to River Valley's directors, officers and other key employees, as well as grants of restricted and unrestricted stock awards, performance shares and units, and stock appreciation rights. The 2014 Plan reserved up

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 18: Stock Option Plans (Continued)

to 150,000 shares of River Valley's common stock for awards under the 2014 Plan. On July 15, 2014, 30,000 options for common shares under the 2014 Plan were granted. The stock options vest over a period of four to nine years, with some of the stock options vested upon grant.

        River Valley believes that such awards better align the interests of its directors and employees with those of its shareholders. Option awards are granted with an exercise price equal to the market price of River Valley's stock at the date of grant. Certain option awards provide for accelerated vesting if there is a change in control (as defined in the 1997 Plan and the 2014 Plan). River Valley generally issues shares from its authorized shares to satisfy option exercises.

        The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model that uses the assumptions related to expected volatility, expected term of the options awarded and the risk-free rate. Expected volatility is based on historical volatility of River Valley's stock and other factors. River Valley uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The following assumptions were used to calculate the fair value of the options granted in 2014:

Expected volatility	27.7%
Risk-free interest rate	2.18%
Expected dividend yield	4.22%
Expected life (in years)	7.9
Exercise price for the stock options	$21.89

        A summary of option activity under the 1997 Plan and the 2014 Plan as of December 31, 2014, and changes during the year then ended, is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, beginning of year	14,066	$17.29	3.14	$122
Granted	30,000	21.89
Exercised	(5,000)	22.25		55
Forfeited or expired	—	—

Outstanding, end of year	39,066	20.19	8.19	60

Exercisable, end of year	14,066	17.17	5.78	60

        There were 5,000 options exercised during the year ended December 31, 2014. There were 7,434 options exercised during the year ended December 31, 2013. Cash received from options exercised for the years ended December 31, 2014 and 2013 was $111,000 and $108,000, respectively. As of

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 18: Stock Option Plans (Continued)

December 31, 2014, there was $81,000 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the 2014 Plan.

        For the twelve-month periods ended 2014 and 2013, River Valley recognized $27,000 and $5,000 of share-based compensation expense with a tax benefit of $11,000 and $2,000, respectively.

Note 19: Related Party Transactions

        River Valley Financial has entered into transactions with certain directors, executive officers, significant stockholders and their affiliates or associates, all of which are related parties. Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

        The aggregate amount of loans, as defined, to such related parties were as follows:

	2014	2013
Balances, January 1	$1,691	$1,631
Change in composition	—	—
New loans, including renewals	324	1,224
Payments, including renewals	(202)	(1,164)

Balances, December 31	$1,813	$1,691

        Deposits from related parties held by River Valley Financial at December 31, 2014 and 2013 totaled $1,511,000 and $1,724,000, respectively.

Note 20: Earnings Per Share

        River Valley has granted stock compensation awards with non-forfeitable dividend rights, which are considered participating securities. Accordingly, earnings per share ("EPS") is computed using the two-class method as required by ASC 260-10-45. Basic EPS is computed by dividing net income allocated to common stock by the weighted average number of common shares outstanding during the period, which excludes the participating securities. ESOP shares are not considered outstanding for

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 20: Earnings Per Share (Continued)

EPS computation purposes until they are earned. The following table presents the computation of basic and diluted EPS for the periods indicated:

	2014	2013
Net income	$4,788	$4,440
Allocated to preferred stock	(362)	(362)
Allocated to participating securities	(21)	—

Net income allocated to common shareholders	$4,405	$4,078

Weighted average common shares outstanding, gross	2,006,911	1,527,384
Less: Average participating securities	(9,196)	—

Weighted average common shares outstanding, net	1,997,715	1,527,384
Effect of diluted based awards	3,570	5,064

Weighted average shares and common stock equivalents	2,001,285	1,532,448

Basic	$2.21	$2.67

Diluted	$2.20	$2.66

Options excluded from the calculation due to their anti-dilutive effect on earnings per share	24,000	16,709

Note 21: Disclosures About Fair Value of Financial Instruments

        River Valley recognizes fair values in accordance with Financial Accounting Standards Codification (ASC) Topic 820. ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities
Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities
Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Recurring Measurements

        Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such instruments pursuant to the valuation hierarchy.

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 21: Disclosures About Fair Value of Financial Instruments (Continued)

Available-for-sale Securities

        Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. River Valley does not currently hold any Level 1 securities. If quoted market prices are not available, then fair values are estimated by using pricing models which utilize certain market information or quoted prices of securities with similar characteristics (Level 2). For securities where quoted prices, market prices of similar securities or pricing models which utilize observable inputs are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3). Discounted cash flows are calculated using spread to swap and LIBOR curves that are updated to incorporate loss severities, volatility, credit spread and optionality. Rating agency industry research reports as well as defaults and deferrals on individual securities are reviewed and incorporated into calculations. Level 2 securities include residential mortgage-backed agency securities, federal agency securities, municipal securities and corporate bonds. Securities classified within Level 3 of the hierarchy include pooled trust preferred securities which are less liquid securities.

        Fair value determinations for Level 3 measurements of securities are the responsibility of the Vice President of Finance ("VP of Finance"). The VP of Finance contracts with a third party pricing specialist who generates fair value estimates on a quarterly basis. The VP of Finance's office challenges the reasonableness of the assumptions used and reviews the methodology to ensure the estimated fair value complies with accounting standards generally accepted in the United States.

        The following tables present the fair value measurements of assets and liabilities recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the ASC Topic 820 fair value hierarchy in which the fair value measurements fall at December 31, 2014 and 2013.

		December 31, 2014 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale securities
Federal agencies	$31,622	$—	$31,622	$—
State and municipal	42,200	—	42,200	—
Government-sponsored enterprise (GSE) residential mortgage-backed and other asset-backed agency securities	51,741	—	51,741	—
Corporate	3,322	—	2,000	1,322

Total	$128,885	$—	$127,563	$1,322

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 21: Disclosures About Fair Value of Financial Instruments (Continued)

		December 31, 2013 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale securities
Federal agencies	$37,213	$—	$37,213	$—
State and municipal	37,122	—	37,122	—
Government-sponsored enterprise (GSE) residential mortgage-backed and other asset-backed agency securities	41,801	—	41,801	—
Corporate	3,751	—	2,483	1,268

Total	$119,887	$—	$118,619	$1,268

        The following is a reconciliation of the beginning and ending balances of recurring fair value measurements recognized in the accompanying consolidated balance sheets using significant unobservable (Level 3) inputs for the years ended December 31, 2014 and 2013.

	2014 Available-for-Sale Securities	2013 Available-for-Sale Securities
Beginning balance	$1,268	$1,197
Accretion	10	12
Total realized and unrealized gains and losses
Unrealized gains included in other comprehensive income	80	128
Settlements, including pay downs	(36)	(69)

Ending balance	$1,322	$1,268

Total gains or losses for the period included in net income attributable to the change in unrealized gains or losses related to assets and liabilities still held at the reporting date	$—	$—

        There were no realized or unrealized gains or losses of Level 3 securities included in net income for the years ended December 31, 2014 and December 31, 2013.

        At December 31, 2013, Level 3 securities included two pooled trust preferred securities. The fair value on these securities is calculated using a combination of observable and unobservable assumptions as a quoted market price is not readily available. Both securities remain in Level 3 at December 31, 2014. For the past two fiscal years, trading of these types of securities has only been conducted on a distress sale or forced liquidation basis, although some trading activity has occurred for instruments similar to the instruments held by River Valley. As a result, River Valley continues to measure the fair values using discounted cash flow projections and has included the securities in Level 3.

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 21: Disclosures About Fair Value of Financial Instruments (Continued)

Nonrecurring Measurements

        The following tables present the fair value measurements of assets and liabilities recognized in the accompanying consolidated balance sheets measured at fair value on a nonrecurring basis and the level within the ASC Topic 820 fair value hierarchy in which the fair value measurements fall at December 31, 2014 and 2013.

		Fair Value Measurements Using
As of December 31, 2014	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	$3,357	$—	$—	$3,357

		Fair Value Measurements Using
As of December 31, 2013	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	$5,987	$—	$—	$5,987
Real estate held for sale	65	—	—	65

        Following is a description of the valuation methodologies used for instruments measured at fair value on a nonrecurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Impaired Loans (Collateral Dependent)

        Loans for which it is probable that River Valley will not collect all principal and interest due according to contractual terms are measured for impairment. Allowable methods for determining the amount of impairment include estimating fair value using the fair value of the collateral for collateral dependent loans.

        If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of impairment is utilized. This method requires obtaining a current independent appraisal of the collateral and applying a discount factor to the value.

        Impaired loans that are collateral dependent are classified within Level 3 of the fair value hierarchy when impairment is determined using the fair value method.

        River Valley considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary by policy. Appraisals are reviewed for accuracy and consistency by loan review personnel and reported to management. Appraisers are selected from the list of approved appraisers maintained by management. The appraised values are reduced by discounts to consider lack of marketability and estimated costs to sell if

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 21: Disclosures About Fair Value of Financial Instruments (Continued)

repayment or satisfaction of the loan is dependent on the sale of the collateral. These discounts and estimates are developed by loan review personnel by comparison to historical results.

Real Estate Held for Sale

        Real estate held for sale is carried at the fair value less costs to sell and is periodically evaluated for impairment. Real estate held for sale recorded during the current accounting period is recorded at fair value less costs to sell and is disclosed as a nonrecurring measurement. Appraisals of real estate held for sale are obtained when the real estate is acquired and subsequently as deemed necessary by policy. Appraisals are reviewed for accuracy and consistency by loan review personnel and reported to management. Appraisers are selected from the list of approved appraisers maintained by management. Real estate held for sale is classified within Level 3 of the fair value hierarchy.

Sensitivity of Significant Unobservable Inputs

        The following tables represent quantitative information about unobservable Level 3 fair value measurements at December 31, 2014 and December 31, 2013:

	Fair Value at December 31, 2014	Valuation Techniques	Unobservable Input	Range (Weighted Average)
(In Thousands)
Impaired loans	$3,357	Comparative sales based on independent appraisal	Marketability Discount	10 - 20%
Securities available for sale
Corporate	$1,322	Discounted cash flows	*Default probability	1.80% - 75%
			*Loss, given default	85% - 100%
			*Discount rate	3.03% - 4.75%
			*Recovery rate	10% - 75%
			*Prepayment rate	1% - 2%%

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 21: Disclosures About Fair Value of Financial Instruments (Continued)

	Fair Value at December 31, 2013	Valuation Techniques	Unobservable Input	Range (Weighted Average)
	(In Thousands)
Impaired loans	$5,987	Comparative sales based on independent appraisal	Marketability Discount	10% - 20%
Real estate held for sale	$65	Comparative sales based on independent appraisal	Marketability Discount	10%
Securities available for sale
Corporate	$1,268	Discounted cash flows	*Default probability	1.04% - 100%
			*Loss, given default	85% - 100%
			*Discount rate	4.41% - 9.50%
			*Recovery rate	0% - 90%
			*Prepayment rate	0% - 100%

        Following is a discussion of the sensitivity of significant unobservable inputs, the interrelationships between those inputs and other unobservable inputs used in recurring fair value measurement and how those inputs might magnify or mitigate the effect of changes in the unobservable inputs on the fair value measurement.

Securities Available for Sale—Pooled Trust Preferred Securities

        Pooled trust preferred securities are collateralized debt obligations ("CDOs") backed by a pool of debt securities issued by financial institutions. The collateral generally consists of trust-preferred securities and subordinated debt securities issued by banks, bank holding companies, and insurance companies. A full discounted cash flow analysis is used to estimate fair values and assess impairment for each security within this portfolio. A third party specialist with direct industry experience in pooled trust preferred security evaluations is engaged to provide assistance estimating the fair value and expected cash flows on this portfolio. The full cash flow analysis is completed by evaluating the relevant credit and structural aspects of each pooled trust preferred security in the portfolio, including collateral performance projections for each piece of collateral in the security, and terms of the security's structure. The credit review includes an analysis of profitability, credit quality, operating efficiency, leverage, and liquidity using available financial and regulatory information for each underlying collateral issuer. The analysis also includes a review of historical industry default data, current/near term operating conditions, prepayment projections, credit loss assumptions, and the impact of macroeconomic and regulatory changes. Where available, actual trades of securities with similar characteristics are used to further support the value.

        The significant unobservable inputs used in the fair value measurement of River Valley's pooled trust preferred securities are probability of default, estimated loss given default, discount rate, and

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 21: Disclosures About Fair Value of Financial Instruments (Continued)

recovery and prepayment rates. Significant increases or decreases in any of those inputs in isolation could result in a significant change in the fair value measurement.

        The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

        Cash and Cash Equivalents and Interest-bearing Deposits—The fair value approximates carrying value.

        Loans Held for Sale—Fair values are based on quoted market prices.

        Loans—The fair value for loans is estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

        FHLB Stock—Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

        Interest Receivable/Payable—The fair values of interest receivable/payable approximate carrying values.

        Deposits—The fair values of noninterest-bearing, interest-bearing demand and savings accounts are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

        Borrowings—The fair value of these borrowings are estimated using a discounted cash flow calculation, based on current rates for similar debt or as applicable, based on quoted market prices for the identical liability when traded as an asset.

        Off-balance sheet Commitments—Commitments include commitments to originate mortgage and consumer loans and standby letters of credit and are generally of a short-term nature. The fair value of such commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The carrying amounts of these commitments, which are immaterial, are reasonable estimates of the fair value of these financial instruments.

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 21: Disclosures About Fair Value of Financial Instruments (Continued)

        The following tables present estimated fair values of River Valley's financial instruments and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2014 and December 31, 2013.

		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2014:
Assets
Cash and cash equivalents	$13,264	$13,264	$—	$—
Interest-bearing deposits	1,984	1,984	—	—
Loans, held for sale	423	—	423	—
Loans, net of allowance for losses	331,995	—	340,790	—
Stock in Federal Home Loan Bank	3,796	—	3,796	—
Interest receivable	2,391	—	2,391	—
Liabilities
Deposits	397,083	—	397,388	—
Borrowings	54,872	4,155	44,920	7,218
Interest payable	209	—	209	—

		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2013:
Assets
Cash and cash equivalents	$10,244	$10,244	$—	$—
Interest-bearing deposits	1,984	1,984	—	—
Loans, held for sale	341	—	341	—
Loans, net of allowance for losses	316,228	—	330,073	—
Stock in Federal Home Loan Bank	4,595	—	4,595	—
Interest receivable	2,178	—	2,178	—
Liabilities
Deposits	395,015	—	395,924	—
Borrowings	49,717	—	44,538	7,218
Interest payable	270	—	270	—

Note 22: Public Stock Offering

        On July 7, 2014, River Valley issued 825,000 shares of its common stock in an underwritten public offering at an offering price of $20.50 per share. On July 15, 2014, as a result of the underwriter's exercise of an over-allotment option, River Valley issued an additional 121,390 shares of its common

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 22: Public Stock Offering (Continued)

stock at the public offering price of $20.50 per share, bringing the total number of shares of common stock sold by River Valley in the public offering to 946,390 shares. Gross proceeds to River Valley from the public offering, including proceeds from the exercise of the over-allotment option, were approximately $19.4 million, and net proceeds after offering expenses were approximately $17.8 million.

        River Valley used a portion of the net proceeds from the offering to redeem all 5,000 of its issued and outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A on December 15, 2014, when the preferred stock became redeemable. River Valley intends to use the remaining net proceeds for general corporate purposes, including the contribution of a portion of the proceeds to River Valley Financial as additional capital. The net proceeds will also support future growth, which may include organic growth in existing markets and opportunistic acquisitions of all or part of other financial institutions.

Note 23: Condensed Financial Information (Parent Company Only)

        Presented below is condensed financial information as to financial position, results of operations and cash flows of River Valley:

Condensed Balance Sheets

	2014	2013
Assets
Cash and due from banks	$11,848	$686
Investment in subsidiaries	48,035	40,761
Investment in RVB Trust I	217	217
Other assets	530	343

Total assets	$60,630	$42,007

Liabilities
Borrowings	$7,217	$7,217
Dividends payable	578	321
Other liabilities	93	5

Total liabilities	7,888	7,543
Stockholders' Equity	52,742	34,464

Total liabilities and stockholders' equity	$60,630	$42,007

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 23: Condensed Financial Information (Parent Company Only) (Continued)

Condensed Statements of Income and Comprehensive Income

	2014	2013
Income
Dividends from subsidiaries	$850	$2,000
Other income	—	1

Total income	850	2,001

Expenses
Interest expense	248	251
Other expenses	590	260

Total expenses	838	511

Income before income tax and equity in undistributed income of subsidiaries	12	1,490
Income tax benefit	368	246

Income before equity in undistributed income of subsidiaries	380	1,736
Equity in undistributed income of subsidiaries	4,408	2,704

Net Income	$4,788	$4,440

Comprehensive Income	$7,362	$720

Condensed Statements of Cash Flows

	2014	2013
Operating Activities
Net income	$4,788	$4,440
Items not providing cash	(5,175)	(4,694)

Net cash used in operating activities	(387)	(254)

Investing Activities
Dividends from subsidiary	850	2,000
Investment in subsidiary	(250)	—

Net cash provided by investing activities	600	2,000

Financing Activities
Redemption of preferred stock	(5,000)	—
Issuance of common stock	17,776	—
Proceeds from exercise of stock options	111	108
Cash dividends	(1,938)	(1,646)

Net cash provided by (used in) financing activities	10,949	(1,538)

Net Change in Cash and Cash Equivalents	11,162	208
Cash and Cash Equivalents at Beginning of Year	686	478

Cash and Cash Equivalents at End of Year	$11,848	$686

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 24: Quarterly Results of Operations (Unaudited)

Quarter Ending	Interest Income	Interest Expense	Net Interest Income	Provision For Loan Losses	Net Realized Gains on Securities	Net Income	Basic Earnings Per Share		Diluted Earnings Per Share
2014
March	$4,819	$907	$3,912	$174	$87	$1,066	$	..64	$	..63
June	4,780	853	3,927	24	158	1,141.68				.68
September	4,909	839	4,070	149	—	1,119.42				.42
December	5,164	839	4,325	99	206	1,462.55				.55

	$19,672	$3,438	$16,234	$446	$451	$4,788		$2.21		$2.20

2013
March	$4,792	$1,090	$3,702	$318	$79	$1,006	$	..60	$	..60
June	4,919	1,064	3,855	318	114	1,188.72				.72
September	5,104	1,015	4,089	20	1	1,136.68				.68
December	4,806	997	3,809	276	17	1,110.67				.66

	$19,621	$4,166	$15,455	$932	$211	$4,440		$2.67		$2.66

Note 25: Recent Accounting Pronouncements

        In January 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-01, "Accounting for Investments in Qualified Affordable Housing Projects," to permit entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. The ASU modifies the conditions that an entity must meet to be eligible to use a method other than the equity or cost methods to account for qualified affordable housing project investments. The ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. Adoption of the ASU is not expected to have a significant effect on River Valley's consolidated financial statements.

        In January 2014, FASB issued ASU 2014-04, "Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure," to reduce diversity by clarifying when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. The ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. Adoption of the ASU is not expected to have a significant effect on River Valley's consolidated financial statements.

        In April 2014, FASB issued ASU 2014-08, "Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity."    This Update seeks to better define the groups of assets which qualify for discontinued operations, in order to ease the burden and cost for preparers and stakeholders. This issue changed the criteria for reporting discontinued operations and related reporting requirements, including the provision for disclosures about the disposal of an individually significant component of an entity that does not qualify for discontinued operations presentation. The

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 25: Recent Accounting Pronouncements (Continued)

amendments in this Update are effective for fiscal years beginning after December 15, 2014. Early adoption is permitted only for disposals or classifications as held for sale. River Valley will adopt the methodologies prescribed by this ASU by the date required, and does not anticipate that the ASU will have a material effect on its financial position or results of operations.

        In May 2014, FASB, in joint cooperation with the International Accounting Standards Board, issued ASU 2014-09, "Revenue from Contracts with Customers."    The topic of revenue recognition had become broad, with several other regulatory agencies issuing standards which lacked cohesion. The new guidance establishes a common framework and reduces the number of requirements which an entity must consider in recognizing revenue and yet provides improved disclosures to assist stakeholders reviewing financial statements. The amendments in this Update are effective for annual reporting periods beginning after December 15, 2016. Early adoption is not permitted. River Valley will adopt the methodologies prescribed by this ASU by the date required, and is still evaluating the impact that the ASU will have on its financial position and results of operations.

        In June 2014, FASB issued ASU 2014-11, "Transfers and Servicing."    This Update addresses the concerns of stakeholders by changing the accounting practices surrounding repurchase agreements. The new guidance changes the "accounting for repurchase-to-maturity transactions and linked repurchase financings to secured borrowing accounting, which is consistent with the accounting for other repurchase agreements." The amendments in this Update are effective for the first interim or annual reporting period beginning after December 15, 2014, since River Valley is a "public business entity" within the meaning of ASU 2013-12. Early adoption is prohibited. River Valley will adopt the methodologies prescribed by this ASU by the date required, and does not anticipate that the ASU will have a material effect on its financial position or results of operations.

        In June 2014, FASB issued ASU 2014-12, "Compensation—Stock Compensation."    This Update defines the accounting treatment for share-based payments and "resolves the diverse accounting treatment of those awards in practice." The new requirement mandates that "a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition." Compensation cost will now be recognized in the period in which it becomes likely that the performance target will be met. The amendments in this Update are effective for annual and interim reporting periods beginning after December 15, 2015. Early adoption is permitted. River Valley will adopt the methodologies prescribed by this ASU by the date required, and does not anticipate that the ASU will have a material effect on its financial position or results of operations.

        In August 2014, FASB issued ASU 2014-14, "Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure."    The objective of this Update is to reduce diversity in practice by addressing the classification of foreclosed mortgage loans that are fully or partially guaranteed under government programs. Currently, some creditors reclassify those loans to real estate as with other foreclosed loans that do not have guarantees; others reclassify the loans to other receivables. The amendments affect creditors that hold government-guaranteed mortgage loans, including those guaranteed by the FHA and the VA. The amendments in this Update are effective for annual reporting periods ending after December 15, 2015 and interim periods beginning after December 15, 2015. An entity should adopt the amendments in this Update using either a prospective transition method or a

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 25: Recent Accounting Pronouncements (Continued)

modified retrospective transition method. For prospective transition, an entity should apply the amendments in this Update to foreclosures that occur after the date of adoption. For the modified retrospective transition, an entity should apply the amendments in the Update by means of a cumulative-effect adjustment (through a reclassification to a separate other receivable) as of the beginning of the annual period of adoption. Prior periods should not be adjusted. However, a reporting entity must apply the same method of transition as elected under ASU No. 2014-04. Early adoption, including adoption in an interim period, is permitted if the entity already has adopted update 2014-04. River Valley will adopt the methodologies prescribed by this ASU by the date required, and does not anticipate that the ASU will have a material effect on River Valley's consolidated financial statements.

        In August 2014, FASB issued ASU 2014-15, "Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern."    The Update provides U.S. GAAP guidance on management's responsibility in evaluating whether there is substantial doubt about a Corporation's ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a Corporation's ability to continue as a going concern within one year from the date the financial statements are issued. The amendments in this Update are effective for annual reporting periods ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted. Adoption of the ASU is not expected to have a significant effect on River Valley's consolidated financial statements.

        In November 2014, FASB issued ASU No. 2014-16, "Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity."    For hybrid financial instruments issued in the form of a share, an entity (an issuer or an investor) should determine the nature of the host contract by considering all stated and implied substantive terms and features of the hybrid financial instrument, weighing each term and feature on the basis of relevant facts and circumstances. That is, an entity should determine the nature of the host contract by considering the economic characteristics and risks of the entire hybrid financial instrument, including the embedded derivative feature that is being evaluated for separate accounting from the host contract.

        In evaluating the stated and implied substantive terms and features, the existence or omission of any single term or feature does not necessarily determine the economic characteristics and risks of the host contract. Although an individual term or feature may weigh more heavily in the evaluation on the basis of facts and circumstances, an entity should use judgment based on an evaluation of all the relevant terms and features. For example, the presence of a fixed-price, noncontingent redemption option held by the investor in a convertible preferred stock contract is not, in and of itself, determinative in the evaluation of whether the nature of the host contract is more akin to a debt instrument or more akin to an equity instrument. Rather, the nature of the host contract depends on the economic characteristics and risks of the entire hybrid financial instrument.

        The effects of initially adopting the amendments in this Update should be applied on a modified retrospective basis to existing hybrid financial instruments issued in the form of a share as of the beginning of the fiscal year for which the amendments are effective. Retrospective application is permitted to all relevant prior periods.

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 25: Recent Accounting Pronouncements (Continued)

        The amendments in this Update are effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption, including adoption in an interim period, is permitted. If an entity early adopts the amendments in an interim period, any adjustments shall be reflected as of the beginning of the fiscal year that includes that interim period. Adoption of the ASU is not expected to have a significant effect on River Valley's consolidated financial statements.

        In November 2014, FASB issued ASU 2014-17, "Pushdown Accounting."    The amendments in this Update provide an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity.

        An acquired entity may elect the option to apply pushdown accounting in the reporting period in which the change-in-control event occurs. An acquired entity should determine whether to elect to apply pushdown accounting for each individual change-in-control event in which an acquirer obtains control of the acquired entity. If pushdown accounting is not applied in the reporting period in which the change-in-control event occurs, an acquired entity will have the option to elect to apply pushdown accounting in a subsequent reporting period to the acquired entity's most recent change-in-control event. An election to apply pushdown accounting in a reporting period after the reporting period in which the change-in-control event occurred should be considered a change in accounting principle in accordance with Topic 250, Accounting Changes and Error Corrections. If pushdown accounting is applied to an individual change-in-control event, that election is irrevocable.

        If an acquired entity elects the option to apply pushdown accounting in its separate financial statements, it should disclose information in the current reporting period that enables users of financial statements to evaluate the effect of pushdown accounting.

        The amendments in this Update are effective on November 18, 2014. After the effective date, an acquired entity can make an election to apply the guidance to future change-in-control events or to its most recent change-in-control event. However, if the financial statements for the period in which the most recent change-in-control event occurred already have been issued or made available to be issued, the application of this guidance would be a change in accounting principle. Adoption of the ASU is not expected to have a significant effect River Valley's consolidated financial statements.

        In January 2015, FASB issued ASU, 2015-1, "Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items."    FASB issued this Update as part of its initiative to reduce complexity in accounting standards (the Simplification Initiative). The objective of the Simplification Initiative is to identify, evaluate, and improve areas of generally accepted accounting principles (GAAP) for which cost and complexity can be reduced while maintaining or improving the usefulness of the information provided to the users of financial statements.

        This Update eliminates from GAAP the concept of extraordinary items. Subtopic 225-20, Income Statement—Extraordinary and Unusual Items, required that an entity separately classify, present, and disclose extraordinary events and transactions. Presently, an event or transaction is presumed to be an ordinary and usual activity of the reporting entity unless evidence clearly supports its classification as an

River Valley Bancorp

Notes to Consolidated Financial Statements (Continued)

December 31, 2014 and 2013

(Table Dollar Amounts in Thousands, Except Per Share Amounts)

Note 25: Recent Accounting Pronouncements (Continued)

extraordinary item. Paragraph 225-20-45-2 contains the following criteria that must both be met for extraordinary classification:

  1.
  Unusual nature. The underlying event or transaction should possess a high degree of abnormality and be of a type clearly unrelated to, or only incidentally related to, the ordinary and typical activities of the entity, taking into account the environment in which the entity operates.

  2.
  Infrequency of occurrence. The underlying event or transaction should be of a type that would not reasonably be expected to recur in the foreseeable future, taking into account the environment in which the entity operates.

        If an event or transaction meets the criteria for extraordinary classification, an entity is required to segregate the extraordinary item from the results of ordinary operations and show the item separately in the income statement, net of tax, after income from continuing operations. The entity also is required to disclose applicable income taxes and either present or disclose earnings-per-share data applicable to the extraordinary item.

        The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. A reporting entity may apply the amendments prospectively. A reporting entity also may apply the amendments retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The effective date is the same for both public business entities and all other entities.

        For an entity that prospectively applies the guidance, the only required transition disclosure will be to disclose, if applicable, both the nature and the amount of an item included in income from continuing operations after adoption that adjusts an extraordinary item previously classified and presented before the date of adoption. An entity retrospectively applying the guidance should provide the disclosures in paragraphs 250-10-50-1 through 50-2. Adoption of the ASU is not expected to have a significant effect on River Valley's consolidated financial statements.

RIVER VALLEY BANCORP

Consolidated Condensed Balance Sheets

	September 30, 2015	December 31, 2014
	(Unaudited)
	(In Thousands, Except Share Amounts)
Assets
Cash and due from banks	$3,862	$5,971
Interest-bearing demand deposits	10,507	598
Federal funds sold	808	6,695

Cash and cash equivalents	15,177	13,264
Interest-bearing deposits	2,964	1,984
Investment securities available-for-sale	134,978	128,885
Loans held for sale	—	423
Loans	333,397	336,000
Allowance for loan losses	(3,727)	(4,005)

Net loans	329,670	331,995
Premises and equipment, net	9,514	9,707
Real estate, held for sale	492	983
Federal Home Loan Bank stock	3,127	3,796
Interest receivable	2,563	2,391
Cash value of life insurance	12,710	12,477
Goodwill	200	200
Core deposit intangibles	282	334
Other assets	2,025	3,036

Total assets	$513,702	$509,475

Liabilities
Deposits
Noninterest-bearing	$52,139	$51,986
Interest-bearing	348,519	345,097

Total deposits	400,658	397,083
Borrowings	50,967	54,872
Interest payable	199	209
Other liabilities	6,233	4,569

Total liabilities	458,057	456,733

Commitments and Contingencies
Stockholders' Equity
Common stock, no par value
Authorized—5,000,000 shares
Issued and outstanding—2,513,696 and 2,513,696 shares	26,064	25,935
Retained earnings	28,611	26,056
Accumulated other comprehensive income	970	751

Total stockholders' equity	55,645	52,742

Total liabilities and stockholders' equity	$513,702	$509,475

See Notes to Consolidated Condensed Financial Statements.

RIVER VALLEY BANCORP

Consolidated Condensed Statements of Income

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(In Thousands, Except Share Amounts)
Interest Income
Loans receivable	$4,103	$4,077	$12,756	$12,067
Investment securities	811	777	2,379	2,259
Interest-earning deposits and other	51	55	157	182

Total interest income	4,965	4,909	15,292	14,508

Interest Expense
Deposits	447	481	1,341	1,498
Borrowings	384	358	1,167	1,101

Total interest expense	831	839	2,508	2,599

Net Interest Income	4,134	4,070	12,784	11,909
Provision for loan losses	99	149	297	347

Net Interest Income After Provision for Loan Losses	4,035	3,921	12,487	11,562

Other Income
Service fees and charges	684	644	1,828	1,836
Net realized gains on sale of available-for-sale securities (includes $5, $0, $123 and $245, respectively, related to accumulated other comprehensive earnings reclassifications)	5	—	123	245
Net gains on loan sales	122	102	374	244
Interchange fee income	164	160	490	468
Increase in cash value of life insurance	78	61	233	185
Loss on premises held for sale	—	—	—	(111)
Loss on real estate held for sale	(113)	(35)	(57)	(194)
Other income	160	105	434	341

Total other income	1,100	1,037	3,425	3,014

Other Expenses
Salaries and employee benefits	1,967	1,953	5,763	5,641
Net occupancy and equipment expenses	509	504	1,508	1,525
Data processing fees	172	138	469	434
Advertising	123	165	376	404
Mortgage servicing rights	59	48	157	142
Office supplies	36	31	117	80
Professional fees	199	47	462	279
Federal Deposit Insurance Corporation assessment	84	105	263	315
Loan related expenses	99	138	296	381
Other expenses	434	388	1,288	1,124

Total other expenses	3,682	3,517	10,699	10,325

Income Before Income Tax	1,453	1,441	5,213	4,251
Income tax expense (includes $2, $0, $42 and $83, respectively, related to income tax expense from reclassification items)	166	322	924	926

Net Income	1,287	1,119	4,289	3,325
Preferred stock dividends	—	(91)	—	(272)

Net Income Available to Common Stockholders	$1,287	$1,028	$4,289	$3,053

Basic earnings per common share	$.51	$.42	$1.71	$1.66
Diluted earnings per common share	.51	.42	1.70	1.66
Dividends per share	.23	.23	.69	.67

See Notes to Consolidated Condensed Financial Statements.

RIVER VALLEY BANCORP

Consolidated Condensed Statements of Comprehensive Income

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(In Thousands)
Net income	$1,287	$1,119	$4,289	$3,325
Other comprehensive income, net of tax
Unrealized gains (losses) on securities available-for-sale
Unrealized holding gains arising during the period, net of tax expense of $542, $154, $194 and $1,140	1,002	300	300	2,131
Less: Reclassification adjustment for gains included in net income, net of tax expense of $2, $0, $42 and $83	3	—	81	162

	999	300	219	1,969

Comprehensive income	$2,286	$1,419	$4,508	$5,294

See Notes to Consolidated Condensed Financial Statements.

RIVER VALLEY BANCORP

Consolidated Condensed Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2015	2014
	(In Thousands)
Operating Activities
Net income	$4,289	$3,325
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan losses	297	347
Depreciation and amortization	572	616
Investment securities gains	(123)	(245)
Loans originated for sale in the secondary market	(11,253)	(7,304)
Proceeds from sale of loans in the secondary market	11,931	7,802
Gain on sale of loans	(374)	(244)
Amortization of net loan origination cost	4	109
Net accretion relative to purchased loans	(308)	(135)
Loss on premises held for sale	—	111
Loss (gain) on real estate held for sale	57	194
Stock compensation expense	129	169
Net change in
Interest receivable	(172)	(114)
Interest payable	(10)	(56)
Other adjustments	2,500	986

Net cash provided by operating activities	7,539	5,561

Investing Activities
Purchase of interest-bearing deposits	(980)	—
Purchases of securities available-for-sale	(22,292)	(36,353)
Proceeds from maturities and paydowns of securities available for sale	10,492	11,877
Proceeds from sales of securities available-for-sale	5,897	10,156
Net change in loans	806	(8,189)
Purchases of premises and equipment	(391)	(1,079)
Proceeds from sale of real estate acquired through foreclosure	1,960	736
Proceeds from sale of FHLB of Indianapolis stock	669	—
Proceeds from Bank owned life insurance	—	256
Other investing activity	16	8

Net cash used in investing activities	(3,823)	(22,588)

Financing Activities
Net change in
Noninterest-bearing, interest-bearing demand and savings deposits	9,647	21,915
Certificates of deposit	(6,072)	(19,828)
Short-term borrowings	(4,155)	4,164
Proceeds from borrowings	20,000	18,000
Repayment of borrowings	(19,750)	(25,000)
Cash dividends	(1,734)	(1,270)
Common shares issued	—	17,776
Proceeds from exercise of stock options	—	111
Advances by borrowers for taxes and insurance	261	216

Net cash provided by (used in) financing activities	(1,803)	16,084

Net Change in Cash and Cash Equivalents	1,913	(943)
Cash and Cash Equivalents, Beginning of Period	13,264	10,244

Cash and Cash Equivalents, End of Period	$15,177	$9,301

Additional Cash Flows and Supplementary Information
Interest paid	$2,518	$2,655
Income tax paid, net of refund	220	80
Transfers to real estate held for sale	1,526	1,929
Dividends declared not paid	578	578

See Notes to Consolidated Condensed Financial Statements.

RIVER VALLEY BANCORP

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

River Valley Bancorp (the "Corporation" or the "Company") is a bank holding company whose activities are primarily limited to holding the stock of River Valley Financial Bank ("River Valley" or the "Bank"), an Indiana commercial bank. With the creation of an insurance subsidiary in 2014, the Corporation also qualified and registered with the Federal Reserve as a financial holding company. The Bank conducts a general banking business in southeastern and south central Indiana and in northern Kentucky which consists of attracting deposits from the general public and applying those funds to the origination of loans for consumer, residential and commercial purposes. River Valley's profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e., loans and investments) and the interest expense paid on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Bank can be significantly influenced by a number of factors, such as governmental monetary policy, that are outside of management's control.

NOTE 1: BASIS OF PRESENTATION

        The accompanying consolidated condensed financial statements were prepared in accordance with instructions for Form 10-Q and, therefore, do not include information or footnotes necessary for a complete presentation of financial position, results of operations, and cash flows in conformity with generally accepted accounting principles. Accordingly, these financial statements should be read in conjunction with the consolidated financial statements and notes thereto of the Corporation included in the Annual Report on Form 10-K for the year ended December 31, 2014. However, in the opinion of management, all adjustments (consisting of only normal recurring accruals) which are necessary for a fair presentation of the financial statements have been included. The results of operations for the three-month and nine-month periods ended September 30, 2015, are not necessarily indicative of the results which may be expected for the entire year. The consolidated condensed balance sheet of the Corporation as of December 31, 2014 has been derived from the audited consolidated balance sheet of the Corporation as of that date.

NOTE 2: PRINCIPLES OF CONSOLIDATION

        The consolidated condensed financial statements include the accounts of the Corporation and its subsidiaries, the Bank and River Valley Risk Management, Inc., a Nevada corporation formed in December 2014 as a captive insurance company. The Bank currently owns four subsidiaries. Madison 1st Service Corporation, which was incorporated under the laws of the State of Indiana on July 3, 1973, currently holds land but does not otherwise engage in significant business activities. RVFB Investments, Inc., RVFB Holdings, Inc., and RVFB Portfolio, LLC were established in Nevada the latter part of 2005. They hold and manage a significant portion of the Bank's investment portfolio. All significant inter-company balances and transactions have been eliminated in the accompanying consolidated condensed financial statements.

NOTE 3: EARNINGS PER SHARE

        The Corporation has granted stock compensation awards with non-forfeitable dividend rights, which are considered participating securities. Accordingly, earnings per share ("EPS") is computed using the two-class method as required by ASC 260-10-45. Basic EPS is computed by dividing net income allocated to common stock by the weighted average number of common shares outstanding during the period, which excludes the participating securities. ESOP shares are not considered

RIVER VALLEY BANCORP

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

NOTE 3: EARNINGS PER SHARE (Continued)

outstanding for EPS computation purposes until they are earned. The following table presents the computation of basic and diluted EPS for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Unaudited; Dollar Amounts in Thousands)
Net income	$1,287	$1,119	$4,289	$3,325
Allocated to preferred stock	—	(91)	—	(272)
Allocated to participating securities	(9)	(5)	(38)	(7)

Net income allocated to common shareholders	$1,278	$1,023	$4,251	$3,046

Weighted average common shares outstanding, gross	2,513,696	2,427,984	2,513,696	1,836,126
Less: Average participating securities	(18,913)	(12,782)	(22,304)	(4,261)

Weighted average common shares outstanding, net	2,494,783	2,415,202	2,491,392	1,831,865
Effect of diluted based awards	3,246	2,938	3,143	3,816

Weighted average shares and common stock equivalents	2,498,029	2,418,140	2,494,535	1,835,681

Basic	$0.51	$0.42	$1.71	$1.66

Diluted	$0.51	$0.42	$1.70	$1.66

Options excluded from the calculation due to their anti-dilutive effect on earnings per share	30,000	30,000	30,000	30,000

NOTE 4: DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

        The Corporation recognizes fair values in accordance with Financial Accounting Standards Codification (ASC) Topic 820. ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities
Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities
Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

RIVER VALLEY BANCORP

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

NOTE 4: DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Recurring Measurements

        Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying consolidated condensed balance sheets, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Available-for-sale Securities

        Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. The Corporation does not currently hold any Level 1 securities. If quoted market prices are not available, then fair values are estimated by using pricing models which utilize certain market information or quoted prices of securities with similar characteristics (Level 2). For securities where quoted prices, market prices of similar securities or pricing models which utilize observable inputs are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3). Discounted cash flows are calculated using spread to swap and LIBOR curves that are updated to incorporate loss severities, volatility, credit spread and optionality. Rating agency industry research reports as well as defaults and deferrals on individual securities are reviewed and incorporated into calculations. Level 2 securities include residential mortgage-backed agency securities, federal agency securities, municipal securities and corporate bonds. Securities classified within Level 3 of the hierarchy include pooled trust preferred securities which are less liquid securities.

        Fair value determinations for Level 3 measurements of securities are the responsibility of the Vice President of Finance ("VP of Finance"). The VP of Finance contracts with a third party pricing specialist who generates fair value estimates on a quarterly basis. The VP of Finance's office challenges the reasonableness of the assumptions used and reviews the methodology to ensure the estimated fair value complies with accounting standards generally accepted in the United States.

        The following tables present the fair value measurements of assets and liabilities recognized in the accompanying consolidated condensed balance sheets measured at fair value on a recurring basis and the level within the ASC Topic 820 fair value hierarchy in which the fair value measurements fall at September 30, 2015 and December 31, 2014, respectively.

		September 30, 2015 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Unaudited; In Thousands)
Available-for-sale securities
Federal agencies	$31,911	$—	$31,911	$—
State and municipal	48,274	—	48,274	—
Government-sponsored enterprise (GSE) residential mortgage-backed and other asset-backed agency securities	51,498	—	51,498	—
Corporate	3,295	—	2,001	1,294

Total	$134,978	$—	$133,684	$1,294

RIVER VALLEY BANCORP

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

NOTE 4: DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

		December 31, 2014 Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In Thousands)
Available-for-sale securities
Federal agencies	$31,622	$—	$31,622	$—
State and municipal	42,200	—	42,200	—
Government-sponsored enterprise (GSE) residential mortgage-backed and other asset-backed agency securities	51,741	—	51,741	—
Corporate	3,322	—	2,000	1,322

Total	$128,885	$—	$127,563	$1,322

        The following is a reconciliation of the beginning and ending balances of recurring fair value measurements recognized in the accompanying consolidated condensed balance sheets using significant unobservable (Level 3) inputs for the three-month and nine-month periods ended September 30, 2015 and September 30, 2014:

	Available-for-Sale Securities
	Three Months Ended September 30, 2015	Three Months Ended September 30, 2014
	(Unaudited; In Thousands)
Beginning balance	$1,317	$1,384
Accretion	2	2
Total realized and unrealized gains and losses
Unrealized losses included in other comprehensive income	(17)	(101)
Settlements, including pay downs	(8)	(6)

Ending balance	$1,294	$1,279

Total gains or losses for the period included in net income attributable to the change in unrealized gains or losses related to assets and liabilities still held at the reporting date	$—	$—

RIVER VALLEY BANCORP

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

NOTE 4: DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

	Available-for-Sale Securities
	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2014
	(Unaudited; In Thousands)
Beginning balance	$1,322	$1,268
Accretion	7	7
Total realized and unrealized gains and losses
Unrealized gains (losses) included in other comprehensive income	(10)	29
Settlements, including pay downs	(25)	(25)

Ending balance	$1,294	$1,279

Total gains or losses for the period included in net income attributable to the change in unrealized gains or losses related to assets and liabilities still held at the reporting date	$—	$—

        There were no realized or unrealized gains or losses of Level 3 securities included in net income for the three-month and nine-month periods ended September 30, 2015 and September 30, 2014.

        At September 30, 2015, Level 3 securities included two pooled trust preferred securities. The fair value on these securities is calculated using a combination of observable and unobservable assumptions as a quoted market price is not readily available. Both securities remain in Level 3 at September 30, 2015. For the past two fiscal years, trading of these types of securities has only been conducted on a distress sale or forced liquidation basis, although some trading activity has occurred for instruments similar to the instruments held by the Corporation. As a result, the Corporation continues to measure the fair values using discounted cash flow projections and has included the securities in Level 3.

Nonrecurring Measurements

        The following tables present the fair value measurements of assets and liabilities recognized in the accompanying consolidated condensed balance sheets measured at fair value on a nonrecurring basis and the level within the ASC Topic 820 fair value hierarchy in which the fair value measurements fall at September 30, 2015 and December 31, 2014.

		Fair Value Measurements Using
As of September 30, 2015	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Unaudited; In Thousands)
Impaired loans	$12	$—	$—	$12
Real estate held for sale	$283	$—	$—	$283

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NOTE 4: DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

		Fair Value Measurements Using
As of December 31, 2014	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In Thousands)
Impaired loans	$3,357	$—	$—	$3,357

        Following is a description of the valuation methodologies used for instruments measured at fair value on a nonrecurring basis and recognized in the accompanying consolidated condensed balance sheets, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Impaired Loans (Collateral Dependent)

        Loans for which it is probable that the Corporation will not collect all principal and interest due according to contractual terms are measured for impairment. Allowable methods for determining the amount of impairment include estimating fair value using the fair value of the collateral for collateral dependent loans.

        If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of impairment is utilized. This method requires obtaining a current independent appraisal of the collateral and applying a discount factor to the value.

        Impaired loans that are collateral dependent are classified within Level 3 of the fair value hierarchy when impairment is determined using the fair value method.

        The Corporation considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary by policy. Appraisals are reviewed for accuracy and consistency by loan review personnel and reported to management. Appraisers are selected from the list of approved appraisers maintained by management. The appraised values are reduced by discounts to consider lack of marketability and estimated costs to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral. These discounts and estimates are developed by loan review personnel by comparison to historical results.

Real Estate Held for Sale

        Real estate held for sale is carried at the fair value less cost to sell and is periodically evaluated for impairment. Real estate held for sale recorded during the current accounting period is recorded at fair value less cost to sell. Appraisals of real estate held for sale are obtained when the real estate is acquired and subsequently as deemed necessary by policy. Appraisals are reviewed for accuracy and consistency by loan review personnel and reported to management. Appraisers are selected from the list of approved appraisers maintained by management. Real estate held for sale is classified within Level 3 of the fair value hierarchy.

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NOTE 4: DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Sensitivity of Significant Unobservable Inputs

        The following tables represent quantitative information about unobservable Level 3 fair value measurements at September 30, 2015 and December 31, 2014:

	Fair Value at September 30, 2015	Valuation Techniques	Unobservable Input	Range (Weighted Average)
	(Unaudited; In Thousands)
Impaired loans	$12	Comparative sales based on independent appraisal	Marketability Discount	70%
Real estate held for sale	$283	Comparative sales based on independent appraisal	Marketability Discount	10% - 20%
Securities available-for-sale
Corporate	$1,294	Discounted cash flows	*Default probability	1.80% - 75%
			*Loss, given default	85% - 100%
			*Discount rate	3.03% - 4.75%
			*Recovery rate	10% - 75%
			*Prepayment rate	1% - 2%

	Fair Value at December 31, 2014	Valuation Techniques	Unobservable Input	Range (Weighted Average)
(In Thousands)
Impaired loans	$3,357	Comparative sales based on independent appraisal	Marketability Discount	10% - 20%
Securities available-for-sale
Corporate	$1,322	Discounted cash flows	*Default probability	1.80% - 75%
			*Loss, given default	85% - 100%
			*Discount rate	3.03% - 4.75%
			*Recovery rate	10% - 75%
			*Prepayment rate	1% - 2%

        Following is a discussion of the sensitivity of significant unobservable inputs, the interrelationships between those inputs and other unobservable inputs used in recurring and nonrecurring fair value measurement and of how those inputs might magnify or mitigate the effect of changes in the unobservable inputs on the fair value measurement.

Securities Available-for-sale—Pooled Trust Preferred Securities

        Pooled trust preferred securities are collateralized debt obligations backed by a pool of debt securities issued by financial institutions. The collateral generally consists of trust preferred securities and subordinated debt securities issued by banks, bank holding companies, and insurance companies. A full discounted cash flow analysis is used to estimate fair values and assess impairment for each security within this portfolio. A third party specialist with direct industry experience in pooled trust preferred

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NOTE 4: DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

security evaluations is engaged to provide assistance estimating the fair value and expected cash flows on this portfolio. The full cash flow analysis is completed by evaluating the relevant credit and structural aspects of each pooled trust preferred security in the portfolio, including collateral performance projections for each piece of collateral in the security, and terms of the security's structure. The credit review includes an analysis of profitability, credit quality, operating efficiency, leverage, and liquidity using available financial and regulatory information for each underlying collateral issuer. The analysis also includes a review of historical industry default data, current/near term operating conditions, prepayment projections, credit loss assumptions, and the impact of macroeconomic and regulatory changes. Where available, actual trades of securities with similar characteristics are used to further support the value.

        The significant unobservable inputs used in the fair value measurement of the Corporation's pooled trust preferred securities are probability of default, estimated loss given default, discount rate, and recovery and prepayment rates. Significant increases or decreases in any of those inputs in isolation could result in a significant change in the fair value measurement.

        The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

        Cash and Cash Equivalents and Interest-bearing Deposits—The fair value approximates carrying value.

        Loans Held for Sale—Fair values are based on quoted market prices.

        Loans—The fair value for loans is estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

        FHLB Stock—Fair value of Federal Home Loan Bank ("FHLB") stock is based on the price at which it may be resold to the FHLB.

        Interest Receivable/Payable—The fair values of interest receivable/payable approximate carrying values.

        Deposits—The fair values of noninterest-bearing, interest-bearing demand and savings accounts are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

        Borrowings—The fair value of these borrowings are estimated using a discounted cash flow calculation, based on current rates for similar debt or, as applicable, based on quoted market prices for the identical liability when traded as an asset.

        Off-balance sheet Commitments—Commitments include commitments to originate mortgage and consumer loans and standby letters of credit and are generally of a short-term nature. The fair value of such commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The carrying

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NOTE 4: DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

amounts of these commitments, which are immaterial, are reasonable estimates of the fair value of these financial instruments.

        The following tables present estimated fair values of the Corporation's financial instruments and the level within the fair value hierarchy in which the fair value measurements fall at September 30, 2015 and December 31, 2014.

		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Unaudited; In Thousands)
September 30, 2015:
Assets
Cash and cash equivalents	$15,177	$15,177	$—	$—
Interest-bearing deposits	2,964	2,964	—	—
Loans, net of allowance for losses	329,670	—	327,172	—
Stock in Federal Home Loan Bank	3,127	—	3,127	—
Interest receivable	2,563	—	2,563	—
Liabilities
Deposits	400,658	—	400,685	—
Borrowings	50,967	—	44,992	7,179
Interest payable	199	—	199	—

		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In Thousands)
December 31, 2014:
Assets
Cash and cash equivalents	$13,264	$13,264	$—	$—
Interest-bearing deposits	1,984	1,984	—	—
Loans, held for sale	423	—	423	—
Loans, net of allowance for losses	331,995	—	340,790	—
Stock in Federal Home Loan Bank	3,796	—	3,796	—
Interest receivable	2,391	—	2,391	—
Liabilities
Deposits	397,083	—	397,388	—
Borrowings	54,872	4,155	44,920	7,218
Interest payable	209	—	209	—

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NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

NOTE 5: INVESTMENT SECURITIES

        The amortized cost and approximate fair values of securities as of September 30, 2015 and December 31, 2014 are as follows:

	September 30, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Unaudited; In Thousands)
Available-for-sale securities
Federal agencies	$31,716	$223	$(28)	$31,911
State and municipal	47,138	1,266	(130)	48,274
Government-sponsored enterprise (GSE) residential mortgage-backed and other asset-backed agency securities	51,016	620	(138)	51,498
Corporate	3,624	3	(332)	3,295

Totals	$133,494	$2,112	$(628)	$134,978

	December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Available-for-sale securities
Federal agencies	$31,894	$147	$(419)	$31,622
State and municipal	40,710	1,537	(47)	42,200
Government-sponsored enterprise (GSE) residential mortgage-backed and other asset-backed agency securities	51,533	558	(350)	51,741
Corporate	3,636	2	(316)	3,322

Totals	$127,773	$2,244	$(1,132)	$128,885

        The amortized cost and fair value of available-for-sale securities at September 30, 2015, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities

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NOTE 5: INVESTMENT SECURITIES (Continued)

because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale
	Amortized Cost	Fair Value
	(Unaudited; In Thousands)
Within one year	$3,002	$3,025
One to five years	30,454	30,639
Five to ten years	12,367	12,719
After ten years	36,655	37,097

	82,478	83,480
Government-sponsored enterprise (GSE) residential mortgage-backed and other asset-backed agency securities	51,016	51,498

Totals	$133,494	$134,978

        No securities were pledged at September 30, 2015 or at December 31, 2014 to secure FHLB advances. Securities with a carrying value of $24,152,000 and $28,071,000 were pledged at September 30, 2015 and December 31, 2014, respectively, to secure public deposits and for other purposes as permitted or required by law.

        Proceeds from sales of securities available-for-sale during the three-month period ended September 30, 2015 were $504,000. There were no proceeds from sales of securities available-for-sale during the three-month period ended September 30, 2014. Gross gains of $5,000 resulting from sales and calls of available-for-sale securities were realized for the three-month period ended September 30, 2015. There were no gross losses for the three-month period ended September 30, 2015. Because there were no sales of securities available-for-sale during the three-month period ended September 30, 2014, there were no gross gains or losses realized for that period.

        Proceeds from sales of securities available-for-sale during the nine-month periods ended September 30, 2015 and 2014 were $5,897,000 and $10,156,000. Gross gains of $128,000 and $437,000 resulting from sales and calls of available-for-sale securities were realized for the nine-month periods ended September 30, 2015 and 2014, respectively. Gross losses of $5,000 were realized for the nine-month period ended September 30, 2015, and gross losses of $192,000 were realized for the nine-month period ended September 30, 2014.

        Certain investments in debt securities are reported in the consolidated financial statements at an amount less than their historical cost. Total fair value of these investments at September 30, 2015 was $33,139,000, which is approximately 24.6% of the Corporation's investment portfolio. The fair value of these investments at December 31, 2014 was $44,161,000, which represented approximately 34.3% of the Corporation's investment portfolio. Management has the ability and intent to hold securities with unrealized losses to recovery, which may be maturity. Based on evaluation of available evidence, including recent changes in market interest rates, management believes that any declines in fair values for these securities are temporary.

        Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting credit portion of the loss recognized in net income.

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NOTE 5: INVESTMENT SECURITIES (Continued)

The noncredit portion of the loss would be recognized in accumulated other comprehensive income in the period the other-than-temporary impairment is identified.

        The following tables show the Corporation's investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at September 30, 2015 and December 31, 2014:

	September 30, 2015
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Unaudited; In Thousands)
Federal agencies	$7,986	$(10)	$2,982	$(18)	$10,968	$(28)
State and municipal	10,189	(119)	531	(11)	10,720	(130)
Government-sponsored enterprise (GSE) residential mortgage-backed and other asset-backed agency securities	4,771	(16)	4,894	(122)	9,665	(138)
Corporate	1,182	(23)	604	(309)	1,786	(332)

Total temporarily impaired securities	$24,128	$(168)	$9,011	$(460)	$33,139	$(628)

	December 31, 2014
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
Federal agencies	$12,302	$(178)	$8,756	$(241)	$21,058	$(419)
State and municipal	1,651	(14)	2,706	(33)	4,357	(47)
Government-sponsored enterprise (GSE) residential mortgage-backed and other asset-backed agency securities	6,230	(74)	10,697	(276)	16,927	(350)
Corporate	724	(1)	1,095	(315)	1,819	(316)

Total temporarily impaired securities	$20,907	$(267)	$23,254	$(865)	$44,161	$(1,132)

  Federal Agencies

        The unrealized losses on the Corporation's investments in direct obligations of U.S. government agencies were primarily caused by interest rate changes. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Corporation does not intend to sell the investments and it is not more likely than not that the Corporation will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Corporation does not consider those investments to be other-than-temporarily impaired at September 30, 2015.

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NOTE 5: INVESTMENT SECURITIES (Continued)

  State and Municipal

        The unrealized losses on the Corporation's investments in securities of state and political subdivisions were primarily caused by interest rate changes. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Corporation does not intend to sell the investments and it is not more likely than not that the Corporation will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Corporation does not consider those investments to be other-than-temporarily impaired at September 30, 2015.

  Government-Sponsored Enterprise (GSE) Residential Mortgage-Backed and Other Asset-Backed Agency Securities

        The unrealized losses on the Corporation's investment in residential mortgage-backed agency securities were primarily caused by interest rate changes. The Corporation expects to recover the amortized cost bases over the term of the securities. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Corporation does not intend to sell the investments and it is not more likely than not that the Corporation will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Corporation does not consider those investments to be other-than-temporarily impaired at September 30, 2015.

  Corporate Securities

        The unrealized losses on the Corporation's investment in corporate securities were due primarily to losses on two pooled trust preferred issues held by the Corporation. The ALESCO 9A issue had an unrealized loss at September 30, 2015 of $309,000. The PRETSL XXVII issue was also at an unrealized loss of $15,000 at September 30, 2015. This compares to December 31, 2014, which showed unrealized losses on both ALESCO 9A and PRETSL XXVII of $313,000 and $1,000, respectively. These two securities are both "A" tranche investments (A2A and A-1 respectively) and have performed as agreed since purchase. The two are rated A2 and A1, respectively, by Moody's indicating these securities are considered upper medium-grade quality and subject to low credit risk. Both provide good collateral coverage at those tranche levels, providing protection for the Corporation. The Corporation has reviewed the pricing reports for these investments and has determined that the decline in the market price is not other than temporary and indicates thin trading activity rather than a true decline in the value of the investment. Factors considered in reaching this determination included the class or "tranche" held by the Corporation, the collateral coverage position of the tranches, the number of deferrals and defaults on the issues, projected and actual cash flows and the credit ratings. These two investments represent 1.21% of the book value of the Corporation's investment portfolio and approximately 0.96% of market value at September 30, 2015. The Corporation does not intend to sell the investments and it is not more likely than not that the Corporation will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, and the Corporation expects to receive all contractual cash flows related to these investments. Based upon these factors, the Corporation has determined these securities are not other-than-temporarily impaired at September 30, 2015.

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NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

NOTE 6: ACCOUNTING FOR CERTAIN LOANS ACQUIRED IN A TRANSFER

        The Corporation acquired loans in the acquisition of Dupont State Bank during the year ended December 31, 2012. Certain of the transferred loans had evidence of deterioration of credit quality since origination and it was probable that all contractually required payments would not be collected.

        Loans purchased with evidence of credit deterioration, for which it is probable that all contractually required payments will not be collected, are considered to be credit impaired. Evidence of credit quality deterioration as of the purchase date may include deterioration of collateral value, past due status and/or nonaccrual status, and borrower credit scores. Purchased credit-impaired loans are accounted for under accounting guidance for loans and debt securities acquired with deteriorated credit quality (ASC 310-30) and are initially measured at fair value, which includes estimated future losses that may be incurred over the life of the loan. Accordingly, an allowance for credit losses related to these loans is not carried over at the acquisition date. Management utilized cash flows prepared by a third party in arriving at the discount for credit-impaired loans acquired in the transaction. Those cash flows included estimation of current key assumptions, such as default rates, severity, and prepayment speeds.

        The carrying amount of those loans included in the consolidated condensed balance sheet as loans receivable at September 30, 2015 and December 31, 2014 were (in thousands):

	September 30, 2015	December 31, 2014
	(Unaudited)
Construction/Land	$131	$682
One-to-four family residential	1,209	1,400
Multi-family residential	—	—
Nonresidential real estate and agricultural land	538	568
Commercial	22	24
Consumer and other	20	29

Outstanding balance of acquired credit-impaired loans	1,920	2,703
Fair value adjustment for credit-impaired loans	(533)	(830)

Carrying balance of acquired credit-impaired loans	$1,387	$1,873

        Accretable yield, or income expected to be collected is as follows:

	Three Months Ended September 30, 2015	Nine Months Ended September 30, 2015
	(Unaudited; In Thousands)
Balance at the beginning of the period	$1,029	$1,262
Additions	—	—
Accretion	(50)	(350)
Reclassification from non-accretable difference	12	79
Disposals	—	—

Balance September 30, 2015	$991	$991

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NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

NOTE 6: ACCOUNTING FOR CERTAIN LOANS ACQUIRED IN A TRANSFER (Continued)

	Three Months Ended September 30, 2014	Nine Months Ended September 30, 2014
	(Unaudited; In Thousands)
Balance at the beginning of the period	$1,311	$1,345
Additions	—	—
Accretion	(86)	(296)
Reclassification from non-accretable difference	39	215
Disposals	—	—

Balance September 30, 2014	$1,264	$1,264

        Loans acquired during 2012 for which it was probable at acquisition that all contractually required payments would not be collected were as follows (in thousands):

Contractually required payments receivable at acquisition
Construction / Land	$750
One-to-four family residential	2,193
Multi-family residential	687
Nonresidential and agricultural land	1,530
Commercial	73
Consumer	52

Total required payments receivable at acquisition	$5,285

Cash flows expected to be collected at acquisition	$3,838
Basis in acquired loans at acquisition	$3,088

        During the three months and nine months ended September 30, 2015, increases and decreases to the allowance for loan losses for loans acquired with deteriorated credit quality were immaterial to financial reporting.

NOTE 7: LOANS AND ALLOWANCE

        The Corporation's loan and allowance policies are as follows:

Loans

        Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or payoffs, are reported at their outstanding principal balances, adjusted for any charge-offs, the allowance for loan losses, any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term.

        Discounts and premiums on purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

        Generally, loans are placed on nonaccrual status at 90 days past due and interest is considered a loss, unless the loan is well-secured and in the process of collection. Past due status is based on

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NOTE 7: LOANS AND ALLOWANCE (Continued)

contractual terms of the loan. For all loan classes, the entire balance of the loan is considered past due if the minimum payment contractually required to be paid is not received by the contractual due date. For all loan classes, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

        Consistent with regulatory guidance, charge-offs on all loan segments are taken when specific loans, or portions thereof, are considered uncollectible. The Corporation's policy is to promptly charge these loans off in the period the uncollectible loss is reasonably determined.

        For all loan portfolio segments except one-to-four family residential properties and consumer, the Corporation promptly charges off loans, or portions thereof, when available information confirms that specific loans are uncollectible based on information that includes, but is not limited to, (1) the deteriorating financial condition of the borrower, (2) declining collateral values, and/or (3) legal action, including bankruptcy, that impairs the borrower's ability to adequately meet its obligations. For impaired loans that are considered to be solely collateral dependent, a partial charge-off is recorded when a loss has been confirmed by an updated appraisal or other appropriate valuation of the collateral.

        The Corporation charges off one-to-four family residential and consumer loans, or portions thereof, when the Corporation reasonably determines the amount of the loss. The Corporation adheres to timeframes established by applicable regulatory guidance which provides for the charge-down of one-to-four family first and junior lien mortgages to the net realizable value less costs to sell when the loan is 180 days past due, charge-off of unsecured open-end loans when the loan is 180 days past due, and charge-down to the net realizable value when other secured loans are 120 days past due. Loans at these respective delinquency thresholds for which the Corporation can clearly document that the loan is both well-secured and in the process of collection, such that collection will occur regardless of delinquency status, need not be charged off.

        For all loan classes, when loans are placed on nonaccrual, or charged off, interest accrued but not collected is reversed against interest income. Subsequent payments on nonaccrual loans are recorded as a reduction of principal, and interest income is recorded only after principal recovery is reasonably assured. In general, loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. Nonaccrual loans are returned to accrual status when, in the opinion of management, the financial position of the borrower indicates there is no longer any reasonable doubt as to the timely collection of interest or principal. However, for impaired loans and troubled debt restructured, which is included in impaired loans, the Corporation requires a period of satisfactory performance of not less than six months before returning a nonaccrual loan to accrual status.

        Interest income on credit-impaired loans purchased in an acquisition is allocated to income as accretion on those loans, over the life of the loan.

        When cash payments are received on impaired loans in each loan class, the Corporation records the payment as interest income unless collection of the remaining recorded principal amount is doubtful, at which time payments are used to reduce the principal balance of the loan. Troubled debt restructured loans recognize interest income on an accrual basis at the renegotiated rate if the loan is in compliance with the modified terms.

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NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

NOTE 7: LOANS AND ALLOWANCE (Continued)

Allowance for Loan Losses

        The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

        The allowance for loan losses is evaluated on at least a quarterly basis by management and is based upon management's periodic review of the collectability of the loans in light of several factors, including historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical charge-off experience by segment. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Corporation over the prior five years. Previously, management utilized a three-year historical loss experience methodology. Given the loss experiences of financial institutions over the last five years, management believes it is appropriate to utilize a five-year look-back period for loss history and made this change effective in 2013. Other adjustments (qualitative or environmental considerations) for each segment may be added to the allowance for each loan segment after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

        A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent. For impaired loans where the Corporation utilizes the discounted cash flows to determine the level of impairment, the Corporation includes the entire change in the present value of cash flows as provision expense.

        Segments of loans with similar risk characteristics, including individually evaluated loans not determined to be impaired, are collectively evaluated for impairment based on the group's historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment measurements.

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NOTE 7: LOANS AND ALLOWANCE (Continued)

        The following table presents the breakdown of loans as of September 30, 2015 and December 31, 2014.

	September 30, 2015	December 31, 2014
	(Unaudited)
	(In Thousands)
Construction/Land	$21,192	$26,055
One-to-four family residential	129,730	133,904
Multi-family residential	25,326	20,936
Nonresidential	125,873	122,894
Commercial	28,128	27,861
Consumer	4,278	3,894

	334,527	335,544
Unamortized deferred loan costs	517	513
Undisbursed loans in process	(1,647)	(57)
Allowance for loan losses	(3,727)	(4,005)

Total loans	$329,670	$331,995

        The risk characteristics of each loan portfolio segment are as follows:

Construction, Land and Land Development

        The Construction, Land and Land Development segments include loans for raw land, loans to develop raw land preparatory to building construction, and construction loans of all types. Construction and development loans are underwritten utilizing feasibility studies, independent appraisal reviews, sensitivity analysis of absorption and lease rates and financial analysis of the developers and property owners. Construction and development loans are generally based on estimates of costs and value associated with the complete project. These estimates may be inaccurate. These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project. Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property or an interim loan commitment from the Corporation until permanent financing is obtained. These loans are closely monitored by on-site inspections and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest-rate changes, governmental regulation of real property, general economic conditions and the availability of long-term financing.

        Land loans are secured by raw land held as an investment, for future development, or as collateral for other use. Management monitors and evaluates these loans based on collateral, geography and risk grade criteria. These loans are underwritten based on the underlying purpose of the loan with repayment primarily from the sale or use of the underlying collateral.

One-to-Four Family Residential and Consumer

        With respect to residential loans that are secured by one-to-four family residences and are usually owner occupied, the Corporation generally establishes a maximum loan-to-value ratio and requires private mortgage insurance if that ratio is exceeded. This segment also includes residential loans

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NOTE 7: LOANS AND ALLOWANCE (Continued)

secured by non-owner occupied one-to-four family residences. Management tracks the level of owner-occupied residential loans versus non-owner-occupied residential loans as a portion of our recent loss history relates to these loans. Home equity loans are typically secured by a subordinate interest in one-to-four family residences, and consumer loans are secured by consumer assets such as automobiles or recreational vehicles. Some consumer loans are unsecured, such as small installment loans and certain lines of credit. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas, such as unemployment levels. Repayment can also be impacted by changes in property values on residential properties. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Nonresidential (including agricultural land) and Multi-family Residential

        These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Nonresidential and multi-family residential real estate lending typically involves higher loan principal amounts, and the repayment of these loans is generally dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Nonresidential and multi-family residential real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Corporation's nonresidential and multi-family residential real estate portfolio are diverse in terms of type and geographic location. Management monitors and evaluates these loans based on collateral, geography and risk grade criteria. As a general rule, the Corporation avoids financing single-purpose projects unless other underwriting factors are present to help mitigate risk. In addition, management tracks the level of owner-occupied residential real estate loans versus non-owner-occupied residential loans.

Commercial

        Commercial loans are primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory, and may incorporate a personal guarantee; however, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

        The following tables present the activity in the allowance for loan losses for the three and nine-month periods ended September 30, 2015 and 2014, and information regarding the breakdown of

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NOTE 7: LOANS AND ALLOWANCE (Continued)

the balance in the allowance for loan losses and the recorded investment in loans, both presented by portfolio class and impairment method, as of September 30, 2015 and December 31, 2014.

	Construction/ Land	1 - 4 Family	Multi-Family	Nonresidential	Commercial	Consumer	Total
	(Unaudited; In Thousands)
Three Months Ended September 30, 2015
Balances at beginning of period:	$922	$1,387	$27	$1,240	$87	$12	$3,675
Provision for losses	(253)	150	19	94	49	40	99
Loans charged off	—	(11)	—	(13)	—	(34)	(58)
Recoveries on loans	—	2	—	1	—	8	11

Balances at end of period	$669	$1,528	$46	$1,322	$136	$26	$3,727

Nine Months Ended September 30, 2015
Balances at beginning of period:	$740	$1,977	$28	$1,107	$151	$2	$4,005
Provision for losses	(138)	210	(2)	136	3	88	297
Loans charged off	—	(665)	—	(13)	(18)	(91)	(787)
Recoveries on loans	67	6	20	92	—	27	212

Balances at end of period	$669	$1,528	$46	$1,322	$136	$26	$3,727

As of September 30, 2015
Allowance for losses:
Individually evaluated for impairment:	$391	$181	$—	$310	$—	$8	$890
Collectively evaluated for impairment:	278	1,237	46	912	136	18	2,627
Loans acquired with a deteriorated credit quality:	—	110	—	100	—	—	210

Balances at end of period	$669	$1,528	$46	$1,322	$136	$26	$3,727

Loans:
Individually evaluated for impairment:	$3,318	$4,609	$—	$4,367	$251	$—	$12,545
Collectively evaluated for impairment:	17,818	124,203	25,326	121,108	27,864	4,276	320,595
Loans acquired with a deteriorated credit quality:	56	918	—	398	13	2	1,387

Balances at end of period	$21,192	$129,730	$25,326	$125,873	$28,128	$4,278	$334,527

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NOTE 7: LOANS AND ALLOWANCE (Continued)

	Construction/ Land	1 - 4 Family	Multi-Family	Nonresidential	Commercial	Consumer	Total
	(Unaudited; In Thousands)
Three Months Ended September 30, 2014
Balances at beginning of period:	$676	$1,391	$303	$1,232	$152	$8	$3,762
Provision for losses	(90)	290	(18)	(36)	(26)	29	149
Loans charged off	—	(9)	—	(20)	—	(46)	(75)
Recoveries on loans	77	2	—	1	5	19	104

Balances at end of period	$663	$1,674	$285	$1,177	$131	$10	$3,940

Nine Months Ended September 30, 2014
Balances at beginning of period:	$676	$1,749	$404	$1,470	$189	$22	$4,510
Provision for losses	(90)	513	392	(439)	(77)	48	347
Loans charged off	—	(629)	(511)	(94)	—	(118)	(1,352)
Recoveries on loans	77	41	—	240	19	58	435

Balances at end of period	$663	$1,674	$285	$1,177	$131	$10	$3,940

	Construction/ Land	1 - 4 Family	Multi-Family	Nonresidential	Commercial	Consumer	Total
	(In Thousands)
As of December 31, 2014
Allowance for losses:
Individually evaluated for impairment:	$391	$816	$—	$310	$76	$—	$1,593
Collectively evaluated for impairment:	349	1,023	28	745	75	2	2,222
Loans acquired with a deteriorated credit quality:	—	138	—	52	—	—	190

Balances at end of period	$740	$1,977	$28	$1,107	$151	$2	$4,005

Loans:
Individually evaluated for impairment:	$4,047	$4,448	$1,013	$3,315	$379	$8	$13,210
Collectively evaluated for impairment:	21,597	128,421	19,923	119,176	27,468	3,876	320,461
Loans acquired with a deteriorated credit quality:	411	1,035	—	403	14	10	1,873

Balances at end of period	$26,055	$133,904	$20,936	$122,894	$27,861	$3,894	$335,544

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NOTE 7: LOANS AND ALLOWANCE (Continued)

        The following tables present the credit risk profile of the Corporation's loan portfolio based on rating category as of September 30, 2015 and December 31, 2014. Loans acquired from Dupont State Bank in the November 2012 acquisition have been adjusted to fair value for these periods.

September 30, 2015	Total Portfolio	Pass	Special Mention	Substandard	Doubtful
	(Unaudited; In Thousands)
Construction/Land	$21,192	$17,818	$—	$3,374	$—
1 - 4 family residential	129,730	123,318	1,197	5,135	80
Multi-family residential	25,326	25,285	41	—	—
Nonresidential	125,873	120,345	1,337	4,188	3
Commercial	28,128	27,859	26	243	—
Consumer	4,278	4,278	—	—	—

Total loans	$334,527	$318,904	$2,601	$12,940	$83

December 31, 2014	Total Portfolio	Pass	Special Mention	Substandard	Doubtful
	(In Thousands)
Construction/Land	$26,055	$21,907	$31	$4,117	$—
1 - 4 family residential	133,904	124,969	2,817	6,013	105
Multi-family residential	20,936	19,881	42	1,013	—
Nonresidential	122,894	117,336	2,486	2,923	149
Commercial	27,861	27,432	9	355	65
Consumer	3,894	3,875	—	19	—

Total loans	$335,544	$315,400	$5,385	$14,440	$319

Credit Quality Indicators

        The Corporation categorizes loans into risk categories based on relevant information about the ability of the borrowers to service their debt, such as current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Corporation analyzes loans individually on an ongoing basis by classifying the loans as to credit risk and assigning grade classifications. Loan grade classifications of special mention, substandard, doubtful, or loss are reported to the Corporation's board of directors monthly. The Corporation uses the following definitions for credit risk grade classifications:

        Pass:    Loans not meeting the criteria below are considered to be pass rated loans.

        Special Mention:    These assets are currently protected, but potentially weak. They have credit deficiencies deserving a higher degree of attention by management. These assets do not presently exhibit a sufficient degree of risk to warrant adverse classification. Concerns may lie with cash flow, liquidity, leverage, collateral, or industry conditions. These are graded special mention so that the appropriate level of attention is administered.

        Substandard:    By regulatory definition, "substandard" loans are inadequately protected by the current sound worth and paying capacity of the obligor or by the collateral pledged. These types of

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NOTE 7: LOANS AND ALLOWANCE (Continued)

loans have well defined weaknesses that jeopardize the liquidation of the debt. A distinct possibility exists that the institution will sustain some loss if the deficiencies are not corrected. These loans are considered workout credits. They exhibit at least one of the following characteristics.

  •
  An expected loan payment is in excess of 90 days past due (non-performing), or non-earning.

  •
  The financial condition of the borrower has deteriorated to such a point that close monitoring is necessary. Payments do not necessarily have to be past due.

  •
  Repayment from the primary source of repayment is gone or impaired.

  •
  The borrower has filed for bankruptcy protection.

  •
  The loans are inadequately protected by the net worth and cash flow of the borrower.

  •
  The guarantors have been called upon to make payments.

  •
  The borrower has exhibited a continued inability to reduce principal (although interest payment may be current).

  •
  The Corporation is considering a legal action against the borrower.

  •
  The collateral position has deteriorated to a point where there is a possibility the Corporation may sustain some loss. This may be due to the financial condition or to a reduction in the value of the collateral.

  •
  Although loss may not seem likely, the Corporation has gone to extraordinary lengths (restructuring with extraordinary lengths) to protect its position in order to maintain a high probability of repayment.

        Doubtful:    These loans exhibit the same characteristics as those rated "substandard," plus weaknesses that make collection or liquidation in full, on the basis of currently known facts, conditions, and values, highly questionable and improbable. This would include inadequately secured loans that are being liquidated, and inadequately protected loans for which the likelihood of liquidation is high. This classification is temporary. Pending events are expected to materially reduce the amount of the loss. This means that the "doubtful" classification will result in either a partial or complete loss on the loan (write-down or specific reserve), with reclassification of the asset as "substandard," or removal of the asset from the classified list, as in foreclosure or full loss.

        The Corporation evaluates the loan risk grading system definitions and allowance for loan loss methodology on an ongoing basis. No significant changes were made to either during the quarter or fiscal year.

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NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

NOTE 7: LOANS AND ALLOWANCE (Continued)

        The following tables present the Corporation's loan portfolio aging analysis as of September 30, 2015 and December 31, 2014:

September 30, 2015	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Purchased Credit Impaired Loans	Total Loans Receivables
	(Unaudited; In Thousands)
Construction/Land	$—	$4	$—	$4	$21,132	$56	$21,192
1 - 4 family residential	561	542	1,011	2,114	126,698	918	129,730
Multi-family residential	—	—	—	—	25,326	—	25,326
Nonresidential	171	371	1,998	2,540	122,935	398	125,873
Commercial	88	—	—	88	28,027	13	28,128
Consumer	13	2	—	15	4,261	2	4,278

	$833	$919	$3,009	$4,761	$328,379	$1,387	$334,527

December 31, 2014	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Purchased Credit Impaired Loans	Total Loans Receivables
	(In Thousands)
Construction/Land	$—	$—	$187	$187	$25,457	$411	$26,055
1 - 4 family residential	418	760	2,855	4,033	128,836	1,035	133,904
Multi-family residential	—	—	—	—	20,936	—	20,936
Nonresidential	458	—	1,745	2,203	120,288	403	122,894
Commercial	—	—	116	116	27,731	14	27,861
Consumer	25	10	10	45	3,839	10	3,894

	$901	$770	$4,913	$6,584	$327,087	$1,873	$335,544

        At September 30, 2015, there was one one-to-four family residential loan of $67,000 that was past due 90 days or more and accruing. At December 31, 2014, there were four loans, totaling $28,000, that were past due 90 days or more and accruing. Of those, there was one commercial loan of $25,000, a one-to-four family residential loan in the amount of $1,000, and the remaining $2,000 was for two consumer loans.

        At September 30, 2015, the Corporation held residential real estate held for sale as a result of foreclosure (REO) totaling $82,000 and residential real estate in the process of foreclosure of $271,000. This compares to $452,000 and $2,611,000, respectively, as of September 30, 2014.

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NOTE 7: LOANS AND ALLOWANCE (Continued)

        The following table presents the Corporation's nonaccrual loans as of September 30, 2015 and December 31, 2014, which includes both non-performing troubled debt restructured and loans contractually delinquent 90 days or more (in thousands):

	September 30, 2015	December 31, 2014
	(Unaudited)
Construction/Land	$1,819	$2,148
One-to-four family residential	1,861	4,214
Multi-family residential	—	1,013
Nonresidential and agricultural land	3,203	3,132
Commercial	111	230
Consumer and other	—	8

Total nonaccrual loans	$6,994	$10,745

        A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it is probable the Corporation will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include non-performing commercial loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

        The following tables present information pertaining to the principal balances and specific valuation allocations for impaired loans, as of September 30, 2015 (unaudited; in thousands):

Impaired loans without a specific allowance:	Recorded Investment	Unpaid Principal Balance	Specific Allowance
Construction/Land	$1,648	$1,649	$—
1 - 4 family residential	4,047	4,631	—
Multi-family residential	—	—	—
Nonresidential	3,437	3,462	—
Commercial	238	239	—
Consumer	—	—	—

	$9,370	$9,981	$—

Impaired loans with a specific allowance:	Recorded Investment	Unpaid Principal Balance	Specific Allowance
Construction/Land	$1,670	$1,684	$391
1 - 4 family residential	562	575	181
Multi-family residential	—	—	—
Nonresidential	930	930	310
Commercial	13	13	8
Consumer	—	—	—

	$3,175	$3,202	$890

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NOTE 7: LOANS AND ALLOWANCE (Continued)

Total impaired loans:	Recorded Investment	Unpaid Principal Balance	Specific Allowance
Construction Land	$3,318	$3,333	$391
1 - 4 family residential	4,609	5,206	181
Multi-family residential	—	—	—
Nonresidential	4,367	4,392	310
Commercial	251	252	8
Consumer	—	—	—

	$12,545	$13,183	$890

        The following is a summary by class of information related to the average recorded investment and interest income recognized on impaired loans for the three and nine months ended September 30, 2015 and 2014.

	Three Months Ended September 30, 2015		Three Months Ended September 30, 2014
	Average Investment	Interest Income Recognized	Average Investment	Interest Income Recognized
	(Unaudited; In Thousands)
Construction/Land	$3,287	$25	$3,953	$26
1 - 4 family residential	3,257	46	4,630	40
Multi-family residential	—	—	1,000	4
Nonresidential	3,188	26	3,975	21
Commercial	218	3	304	2
Consumer	—	—	—	—

	$9,950	$100	$13,862	$93

	Nine Months Ended September 30, 2015		Nine Months Ended September 30, 2014
	Average Investment	Interest Income Recognized	Average Investment	Interest Income Recognized
	(Unaudited; In Thousands)
Construction/Land	$3,592	$98	$4,078	$105
1 - 4 family residential	3,487	139	5,081	133
Multi-family residential	—	—	1,014	16
Nonresidential	3,232	80	3,977	85
Commercial	280	18	332	13
Consumer	3	—	—	—

	$10,594	$335	$14,482	$352

        For the three and nine months ended September 30, 2015, interest income recognized on a cash basis included above was $49,000 and $206,000, respectively. For the three and nine months ended September 30, 2014, interest income recognized on a cash basis included above was $59,000 and $243,000, respectively.

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NOTE 7: LOANS AND ALLOWANCE (Continued)

        The following tables present information pertaining to the principal balances and specific valuation allocations for impaired loans as of December 31, 2014 (in thousands):

Impaired loans without a specific allowance:	Recorded Investment	Unpaid Principal Balance	Specific Allowance
Construction/Land	$2,300	$2,342	$—
1 - 4 family residential	1,952	1,962	—
Multi-family residential	1,013	1,013	—
Nonresidential	2,360	2,614	—
Commercial	250	251	—
Consumer	8	9	—

	$7,883	$8,191	$—

Impaired loans with a specific allowance:	Recorded Investment	Unpaid Principal Balance	Specific Allowance
Construction/Land	$1,747	$1,761	$391
1 - 4 family residential	2,496	2,512	816
Multi-family residential	—	—	—
Nonresidential	955	955	310
Commercial	129	268	76
Consumer	—	—	—

	$5,327	$5,496	$1,593

Total impaired loans:	Recorded Investment	Unpaid Principal Balance	Specific Allowance
Construction/Land	$4,047	$4,103	$391
1 - 4 family residential	4,448	4,474	816
Multi-family residential	1,013	1,013	—
Nonresidential	3,315	3,569	310
Commercial	379	519	76
Consumer	8	9	—

	$13,210	$13,687	$1,593

Troubled Debt Restructurings

        In the course of working with borrowers, the Corporation may choose to restructure the contractual terms of certain loans. In restructuring the loan, the Corporation attempts to work out an alternative payment schedule with the borrower in order to optimize collectability of the loan. Any loans that are modified, whether through a new agreement replacing the old or via changes to an existing loan agreement, are reviewed by the Corporation to identify if a troubled debt restructuring ("TDR") has occurred. A troubled debt restructuring occurs when, for economic or legal reasons related to a borrower's financial difficulties, the Corporation grants a concession to the borrower that it would not otherwise consider. Terms may be modified to fit the ability of the borrower to repay in line with its current financial status, and the restructuring of the loan may include the transfer of assets

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NOTE 7: LOANS AND ALLOWANCE (Continued)

from the borrower to satisfy the debt, a modification of loan terms, or a combination of the two. If such efforts by the Corporation do not result in a satisfactory arrangement, the loan is referred to legal counsel, at which time foreclosure proceedings are initiated. At any time prior to a sale of the property at foreclosure, the Corporation may terminate foreclosure proceedings if the borrower is able to work out a satisfactory payment plan.

        Nonaccrual loans, including TDRs that have not met the six month minimum performance criterion, are reported in this report as non-performing loans. On at least a quarterly basis, the Corporation reviews all TDR loans to determine if the loan meets this criterion. A loan is generally classified as nonaccrual when the Corporation believes that receipt of principal and interest is questionable under the terms of the loan agreement. Most generally, this is at 90 or more days past due.

        For all loan classes, it is the Corporation's policy to have any restructured loans which are on nonaccrual status prior to being restructured, remain on nonaccrual status until six months of satisfactory borrower performance, at which time management would consider their return to accrual status.

        Loans reported as TDR as of September 30, 2015 totaled $5.1 million. TDR loans reported as nonaccrual (non-performing) loans, and included in total nonaccrual (non-performing) loans, were $3.3 million at September 30, 2015. The remaining TDR loans, totaling $1.8 million, were accruing at September 30, 2015 and reported as performing loans.

        All TDRs are considered impaired by the Corporation for the life of the loan and reflected so in the Corporation's analysis of the allowance for credit losses. As a result, the determination of the amount of impaired loans for each portfolio segment within troubled debt restructurings is the same as detailed previously above.

        At September 30, 2015, the Corporation had 21 loans that were modified in troubled debt restructurings and impaired. The modification of terms of such loans included one or a combination of the following: an extension of maturity, a reduction of the stated interest rate or a permanent reduction of the recorded investment in the loan.

        The following tables present information regarding troubled debt restructurings by class as of the three-month and nine-month periods ended September 30, 2015 and 2014, and new troubled debt restructuring for the three-month and nine-month periods ended September 30, 2015 and 2014:

For the Three Months Ended September 30, 2015
	Number of Loans	Pre-Modification Recorded Balance	Post-Modification Recorded Balance
(Unaudited; In Thousands)
Construction/Land	1	$149	$149
One-to-four family residential	—	—	—
Multi-family residential	—	—	—
Nonresidential and agricultural land	—	—	—
Commercial	—	—	—

	1	$149	$149

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NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

NOTE 7: LOANS AND ALLOWANCE (Continued)

	For the Three Months Ended September 30, 2014
	Number of Loans	Pre-Modification Recorded Balance	Post-Modification Recorded Balance
	(Unaudited; In Thousands)
Construction/Land	3	$1,830	$1,985
One-to-four family residential	1	485	485
Multi-family residential	1	1,019	1,019
Nonresidential and agricultural land	1	43	46
Commercial	1	130	153

	7	$3,507	$3,688

	For the Nine Months Ended September 30, 2015
	Number of Loans	Pre-Modification Recorded Balance	Post-Modification Recorded Balance
	(Unaudited; In Thousands)
Construction/Land	7	$3,473	$3,473
One-to-four family residential	—	—	—
Multi-family residential	—	—	—
Nonresidential and agricultural land	—	—	—
Commercial	2	76	66

	9	$3,549	$3,539

	For the Nine Months Ended September 30, 2014
	Number of Loans	Pre-Modification Recorded Balance	Post-Modification Recorded Balance
Construction/Land	5	$4,278	$4,473
One-to-four family residential	7	2,606	2,876
Multi-family residential	2	2,087	2,102
Nonresidential and agricultural land	2	243	209
Commercial	5	201	240

	21	$9,415	$9,900

RIVER VALLEY BANCORP

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

NOTE 7: LOANS AND ALLOWANCE (Continued)

        The following tables present information regarding post-modification balances of newly restructured troubled debt by type of modification for the three months ended September 30, 2015 and 2014.

September 30, 2015	Interest Only	Term	Combination	Total Modifications
(Unaudited; In Thousands)
Construction/Land	$149	$—	$—	$149
One-to-four family residential	—	—	—	—
Multi-family residential	—	—	—	—
Nonresidential	—	—	—	—
Commercial	—	—	—	—

	$149	$—	$—	$149

September 30, 2014	Interest Only	Term	Combination	Total Modifications
	(Unaudited; In Thousands)
Construction/Land	$155	$1,830	$—	$1,985
One-to-four family residential	—	485	—	485
Multi-family residential	—	1,019	—	1,019
Nonresidential	—	—	46	46
Commercial	—	—	153	153

	$155	$3,334	$199	$3,688

        The following tables present information regarding post-modification balances of newly restructured troubled debt by type of modification for the nine months ended September 30, 2015 and 2014.

September 30, 2015	Interest Only	Term	Combination	Total Modifications
	(Unaudited; In Thousands)
Construction/Land	$149	$3,324	$—	$3,473
One-to-four family residential	—	—	—	—
Multi-family residential	—	—	—	—
Nonresidential	—	—	66	66
Commercial	—	—	—	—

	$149	$3,324	$66	$3,539

RIVER VALLEY BANCORP

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

NOTE 7: LOANS AND ALLOWANCE (Continued)

September 30, 2014	Interest Only	Term	Combination	Total Modifications
	(Unaudited; In Thousands)
Construction/Land	$155	$2,048	$2,270	$4,473
One-to-four family residential	—	595	2,281	2,876
Multi-family residential	—	1,019	1,083	2,102
Nonresidential	—	—	209	209
Commercial	—	—	240	240

	$155	$3,662	$6,083	$9,900

        No loans classified and reported as troubled debt restructured within the twelve months prior to September 30, 2015, defaulted during the three-month or nine-month periods ended September 30, 2015. The Corporation defines default in this instance as being either past due 90 days or more at the end of the quarter or in the legal process of foreclosure.

        Financial impact of these restructurings was immaterial to the financials of the Corporation at September 30, 2015 and 2014.

NOTE 8: PUBLIC STOCK OFFERING

        On July 7, 2014, the Corporation issued 825,000 shares of its common stock in an underwritten public offering at an offering price of $20.50 per share. On July 15, 2014, as a result of the underwriter's exercise of an over-allotment option, the Corporation issued an additional 121,390 shares of its common stock at the public offering price of $20.50 per share, bringing the total number of shares of common stock sold by the Corporation in the public offering to 946,390 shares. Gross proceeds to the Corporation from the public offering, including proceeds from the exercise of the over-allotment option, were approximately $19.4 million, and net proceeds after offering expenses were approximately $17.8 million.

        The Corporation used a portion of the net proceeds from the offering to redeem all 5,000 of its issued and outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A on December 15, 2014, when the preferred stock became redeemable. The Corporation intends to use the remaining net proceeds for general corporate purposes, including the contribution of a portion of the proceeds to the Bank as additional capital. The net proceeds will also support future growth, which may include organic growth in existing markets and opportunistic acquisitions of all or part of other financial institutions.

NOTE 9: STOCK BASED COMPENSATION

        The Corporation's shareholders approved the 2014 Stock Option and Incentive Plan (the "2014 Plan") at the April 16, 2014 Annual Meeting of the Corporation. Under the terms of the 2014 Plan, the Corporation may issue or deliver to participants up to 150,000 shares of the Corporation's common stock pursuant to grants of incentive and non-qualified stock options, restricted and unrestricted stock awards, performance shares and units, and stock appreciation rights. On July 15, 2014, the Corporation granted 30,000 stock options and 30,000 shares of restricted stock to its directors and officers pursuant to the terms of the 2014 Plan. The stock options and restricted stock awards vest over a period of four to nine years with certain stock options and awards vesting immediately. Stock based compensation expense, including expense related to stock options and awards issued in prior periods, was $54,000 and

RIVER VALLEY BANCORP

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

NOTE 9: STOCK BASED COMPENSATION (Continued)

$33,000 for the three months ended September 30, 2015 and 2014, respectively, and was $129,000 and 169,000 for the nine months ended September 30, 2015 and 2014, respectively.

NOTE 10: RECENT ACCOUNTING PRONOUNCEMENTS

        In May 2014, FASB, in joint cooperation with the International Accounting Standards Board, issued ASU 2014-09, "Revenue from Contracts with Customers."    The topic of revenue recognition had become broad, with several other regulatory agencies issuing standards which lacked cohesion. The new guidance establishes a common framework and reduces the number of requirements which an entity must consider in recognizing revenue and yet provides improved disclosures to assist stakeholders reviewing financial statements. The amendments in this Update are effective for annual reporting periods beginning after December 15, 2016. With the issuance of ASU 2015-14 in July 2015, FASB approved the deferral of the effective date of ASU 2014-09 for one year, giving companies the option to early adopt using the original effective dates. The Corporation will adopt the methodologies prescribed by this ASU by the date required, and does not anticipate that the ASU will have a material effect on its financial position or results of operations.

        In June 2014, FASB issued ASU 2014-12, "Compensation—Stock Compensation."    This Update defines the accounting treatment for share-based payments and "resolves the diverse accounting treatment of those awards in practice." The new requirement mandates that "a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition." Compensation cost will now be recognized in the period in which it becomes likely that the performance target will be met. The amendments in this Update are effective for annual and interim reporting periods beginning after December 15, 2015. Early adoption is permitted. The Corporation will adopt the methodologies prescribed by this ASU by the date required, and does not anticipate that the ASU will have a material effect on its financial position or results of operations.

        In August 2014, FASB issued ASU 2014-14, "Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure."    The objective of this Update is to reduce diversity in practice by addressing the classification of foreclosed mortgage loans that are fully or partially guaranteed under government programs. Currently, some creditors reclassify those loans to real estate as with other foreclosed loans that do not have guarantees; others reclassify the loans to other receivables. The amendments affect creditors that hold government-guaranteed mortgage loans, including those guaranteed by the FHA and the VA. The amendments in this Update are effective for annual reporting periods ending after December 15, 2015 and interim periods beginning after December 15, 2015. An entity should adopt the amendments in this Update using either a prospective transition method or a modified retrospective transition method. For prospective transition, an entity should apply the amendments in this Update to foreclosures that occur after the date of adoption. For the modified retrospective transition, an entity should apply the amendments in the Update by means of a cumulative-effect adjustment (through a reclassification to a separate other receivable) as of the beginning of the annual period of adoption. Prior periods should not be adjusted. However, a reporting entity must apply the same method of transition as elected under ASU No. 2014-04. Early adoption, including adoption in an interim period, is permitted if the entity already has adopted update 2014-04. The Corporation will adopt the methodologies prescribed by this ASU by the date required, and does not anticipate that the ASU will have a material effect on the Corporation's consolidated financial statements.

RIVER VALLEY BANCORP

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

NOTE 10: RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

        In August 2014, FASB issued ASU 2014-15, "Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern."    The Update provides U.S. GAAP guidance on management's responsibility in evaluating whether there is substantial doubt about a Corporation's ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a Corporation's ability to continue as a going concern within one year from the date the financial statements are issued. The amendments in this Update are effective for annual reporting periods ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted. Adoption of the ASU is not expected to have a significant effect on the Corporation's consolidated financial statements.

        In November 2014, FASB issued ASU No. 2014-16, "Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity."    For hybrid financial instruments issued in the form of a share, an entity (an issuer or an investor) should determine the nature of the host contract by considering all stated and implied substantive terms and features of the hybrid financial instrument, weighing each term and feature on the basis of relevant facts and circumstances. That is, an entity should determine the nature of the host contract by considering the economic characteristics and risks of the entire hybrid financial instrument, including the embedded derivative feature that is being evaluated for separate accounting from the host contract.

        In evaluating the stated and implied substantive terms and features, the existence or omission of any single term or feature does not necessarily determine the economic characteristics and risks of the host contract. Although an individual term or feature may weigh more heavily in the evaluation on the basis of facts and circumstances, an entity should use judgment based on an evaluation of all the relevant terms and features. For example, the presence of a fixed-price, noncontingent redemption option held by the investor in a convertible preferred stock contract is not, in and of itself, determinative in the evaluation of whether the nature of the host contract is more akin to a debt instrument or more akin to an equity instrument. Rather, the nature of the host contract depends on the economic characteristics and risks of the entire hybrid financial instrument.

        The effects of initially adopting the amendments in this Update should be applied on a modified retrospective basis to existing hybrid financial instruments issued in the form of a share as of the beginning of the fiscal year for which the amendments are effective. Retrospective application is permitted to all relevant prior periods.

        The amendments in this Update are effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption, including adoption in an interim period, is permitted. If an entity early adopts the amendments in an interim period, any adjustments shall be reflected as of the beginning of the fiscal year that includes that interim period. Adoption of the ASU is not expected to have a significant effect on the Corporation's consolidated financial statements.

        In November 2014, FASB issued ASU 2014-17, "Pushdown Accounting."    The amendments in this Update provide an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity.

RIVER VALLEY BANCORP

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

NOTE 10: RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

        An acquired entity may elect the option to apply pushdown accounting in the reporting period in which the change-in-control event occurs. An acquired entity should determine whether to elect to apply pushdown accounting for each individual change-in-control event in which an acquirer obtains control of the acquired entity. If pushdown accounting is not applied in the reporting period in which the change-in-control event occurs, an acquired entity will have the option to elect to apply pushdown accounting in a subsequent reporting period to the acquired entity's most recent change-in-control event. An election to apply pushdown accounting in a reporting period after the reporting period in which the change-in-control event occurred should be considered a change in accounting principle in accordance with Topic 250, Accounting Changes and Error Corrections. If pushdown accounting is applied to an individual change-in-control event, that election is irrevocable.

        If an acquired entity elects the option to apply pushdown accounting in its separate financial statements, it should disclose information in the current reporting period that enables users of financial statements to evaluate the effect of pushdown accounting.

        The amendments in this Update are effective on November 18, 2014. After the effective date, an acquired entity can make an election to apply the guidance to future change-in-control events or to its most recent change-in-control event. However, if the financial statements for the period in which the most recent change-in-control event occurred already have been issued or made available to be issued, the application of this guidance would be a change in accounting principle. Adoption of the ASU is not expected to have a significant effect on the Corporation's consolidated financial statements.

        In January 2015, FASB issued ASU, 2015-1, "Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items."    FASB issued this Update as part of its initiative to reduce complexity in accounting standards (the Simplification Initiative). The objective of the Simplification Initiative is to identify, evaluate, and improve areas of generally accepted accounting principles (GAAP) for which cost and complexity can be reduced while maintaining or improving the usefulness of the information provided to the users of financial statements.

        This Update eliminates from GAAP the concept of extraordinary items. Subtopic 225-20, Income Statement—Extraordinary and Unusual Items, required that an entity separately classify, present, and disclose extraordinary events and transactions. Presently, an event or transaction is presumed to be an ordinary and usual activity of the reporting entity unless evidence clearly supports its classification as an extraordinary item. Paragraph 225-20-45-2 contains the following criteria that must both be met for extraordinary classification:

  1.
  Unusual nature. The underlying event or transaction should possess a high degree of abnormality and be of a type clearly unrelated to, or only incidentally related to, the ordinary and typical activities of the entity, taking into account the environment in which the entity operates.

  2.
  Infrequency of occurrence. The underlying event or transaction should be of a type that would not reasonably be expected to recur in the foreseeable future, taking into account the environment in which the entity operates.

        If an event or transaction meets the criteria for extraordinary classification, an entity is required to segregate the extraordinary item from the results of ordinary operations and show the item separately in the income statement, net of tax, after income from continuing operations. The entity also is

RIVER VALLEY BANCORP

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

NOTE 10: RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

required to disclose applicable income taxes and either present or disclose earnings-per-share data applicable to the extraordinary item.

        The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. A reporting entity may apply the amendments prospectively. A reporting entity also may apply the amendments retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The effective date is the same for both public business entities and all other entities.

        For an entity that prospectively applies the guidance, the only required transition disclosure will be to disclose, if applicable, both the nature and the amount of an item included in income from continuing operations after adoption that adjusts an extraordinary item previously classified and presented before the date of adoption. An entity retrospectively applying the guidance should provide the disclosures in paragraphs 250-10-50-1 through 50-2. Adoption of the ASU is not expected to have a significant effect on the Corporation's consolidated financial statements.

NOTE 11: SUBSEQUENT EVENTS

        On October 26, 2015, the Corporation and German American Bancorp, Inc. ("GABC") jointly announced the signing of a definitive agreement on October 26, 2015 (the "Merger Agreement") pursuant to which the Corporation will be merged with and into GABC (the "Merger"). Simultaneously with the Merger, the Bank will merge with and into German American Bancorp, an Indiana bank and wholly owned subsidiary of GABC.

        Under the terms of the Merger Agreement, which was approved by the boards of directors of both companies, the Corporation's shareholders will receive 0.770 shares of GABC common stock and $9.90 in cash for each share of the Corporation's common stock. This cash component of the merger consideration is subject to certain adjustments, calculated prior to closing, in the event shareholders' equity of the Corporation (as defined and calculated in accordance with the Merger Agreement) is below a specified amount.

        At the Effective Time (as defined in the Merger Agreement) of the Merger, each outstanding option to purchase a share of common stock of the Corporation will vest fully and be converted into the right to receive, in cash, an amount equal to $9.90 plus the product obtained by multiplying the 0.770 exchange ratio by the Average GABC Closing Price (as defined in the Merger Agreement), less the option exercise price per share and applicable withholding taxes. This amount is also subject to certain adjustments, calculated prior to closing, in the event shareholders' equity of the Corporation (as defined and calculated in accordance with the Merger Agreement) is below a specified amount. Also at the Effective Time, all shares of restricted stock shall be released from the transfer restrictions to which the shares are subject.

        Three employees of the Corporation will be employed by GABC, but will terminate their existing employment agreements with the Corporation and receive at the closing the change of control payments to which each was entitled under his existing employment agreement with the Corporation.

        As a condition to the closing of the Merger, the Corporation will submit both the Merger Agreement and Articles of Amendment to its Articles of Incorporation to the shareholders for approval. The Articles of Amendment will repeal Article 11, which prohibits the acquisition of

RIVER VALLEY BANCORP

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

NOTE 11: SUBSEQUENT EVENTS (Continued)

beneficial ownership of more than 10% of any class of equity security of the Corporation. Subject to certain terms and conditions, the board of directors will recommend that the shareholders vote in favor of the Merger Agreement, the Merger and the Articles of Amendment at a special meeting to be called for that purpose, and will solicit proxies voting in favor of the Merger Agreement, the Merger and the Articles of Amendment from the Corporation's shareholders.

        The Corporation has agreed to pay GABC a termination fee of $3,236,000 upon termination of the Agreement if (1) the Corporation breaches its obligations with respect to inquiries from other interested acquirors; or (2) the Corporation's board of directors fails to recommend the Merger Agreement, the Merger and the Articles of Amendment to its shareholders, or withdraws its recommendation after receipt of a competing acquisition proposal.

        The Merger is expected to close in the first quarter of 2016. The closing of the Merger is subject to other conditions, including the approval of the Merger by the shareholders of the Corporation, the receipt of regulatory approvals, the effectiveness of a registration statement to be filed by GABC with the Securities and Exchange Commission with respect to the common stock of GABC to be issued in the Merger, and other customary closing conditions prescribed in the Merger Agreement.

Annex A

AGREEMENT AND PLAN OF REORGANIZATION

by and among

RIVER VALLEY BANCORP,

an Indiana corporation,

RIVER VALLEY FINANCIAL BANK,

an Indiana bank,

GERMAN AMERICAN BANCORP, INC.

an Indiana corporation,

and

GERMAN AMERICAN BANCORP

an Indiana bank

October 26, 2015

A-i

A-ii

A-iii

A-iv

AGREEMENT AND PLAN OF REORGANIZATION

        THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made as of October 26, 2015, by and among RIVER VALLEY BANCORP, an Indiana corporation ("RVB"), RIVER VALLEY FINANCIAL BANK, an Indiana bank ("River Valley Financial"), GERMAN AMERICAN BANCORP, INC., an Indiana corporation ("GABC"), and GERMAN AMERICAN BANCORP, an Indiana bank ("German American").

Recitals

        A.    RVB is a corporation duly organized and existing under the Indiana Business Corporation Law ("IBCL") that is duly registered with the Board of Governors of the Federal Reserve System ("FRB") as a financial holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). RVB owns all of the outstanding capital stock of River Valley Financial, which is duly organized and existing as a bank under the Indiana Financial Institutions Act ("IFIA") and operates fourteen (14) banking offices in six (6) counties in Indiana and one (1) county in Kentucky. River Valley Risk Management, Inc., a Nevada corporation ("Insurance"), is a wholly-owned subsidiary of RVB. Madison 1st Service Corporation, an Indiana corporation ("Madison"), is a wholly-owned subsidiary of River Valley Financial. RVFB Investments, Inc., a Nevada corporation ("Investment Sub 1"), is a wholly-owned subsidiary of River Valley Financial. RVFB Holdings, Inc., a Nevada corporation ("Investment Sub 2"), is a wholly-owned subsidiary of Investment Sub 1. Investment Sub 2 holds a ninety percent (90%) interest in RVFB Portfolio, LLC, a Nevada limited liability company ("Portfolio"), and Investment Sub 1 holds a ten percent (10%) interest in Portfolio. River Valley Financial, Insurance, Madison, Investment Sub 1, Investment Sub 2, and Portfolio are sometimes collectively referred to herein as the "Subsidiaries" or individually as a "Subsidiary." All of the common securities of RIVR Statutory Trust I, a Connecticut statutory trust (the "Trust") are held by RVB.

        B.    GABC is a corporation duly organized and existing under the IBCL that is duly registered with the FRB as a bank holding company under the BHC Act. GABC owns all of the outstanding capital stock of German American, which is duly organized as a bank under the IFIA and operates thirty-seven (37) banking offices in thirteen (13) counties in Indiana.

        C.    The parties desire to effect transactions whereby, in consideration of the payment of cash and the issuance of shares of common stock, without par value, of GABC (such shares being hereafter referred to as "GABC Common") to the shareholders of RVB in exchange for their shares of common stock, without par value, of RVB ("RVB Common"), RVB will be merged with and into GABC and, immediately thereafter, River Valley Financial will be merged with and into German American (the "Mergers").

        D.    The parties intend for the Mergers to qualify as a reorganization within the meaning of Section 368 and related sections of the Internal Revenue Code of 1986, as amended (the "Code"), and agree to cooperate and take such actions as may be reasonably necessary to assure such result.

Agreements

        In consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows:

ARTICLE I

TERMS OF THE MERGERS & CLOSING

        Section 1.01.    The Holding Company Merger.    Pursuant to the terms and provisions of this Agreement, the IBCL and the Plan of Merger attached hereto as Exhibit 1.01 and incorporated herein by this reference (the "Holding Company Plan of Merger"), RVB shall merge with and into GABC (the "Holding Company Merger"). RVB shall be the "Merging Corporation" in the Holding Company Merger and its corporate identity and existence, separate and apart from GABC, shall cease on consummation of the Holding Company Merger. GABC shall be the "Surviving Corporation" in the Holding Company Merger, and its name shall not be changed pursuant to the Holding Company Merger.

        Section 1.02.    Effect of the Holding Company Merger.    The Holding Company Merger shall have all the effects provided with respect to the merger of a corporation with and into an Indiana corporation under the Indiana Business Corporation Law ("IBCL").

        Section 1.03.    The Holding Company Merger—Conversion of Shares.

        (a)   At the time of filing with the Indiana Secretary of State of appropriate Articles of Merger with respect to the Holding Company Merger, or at such later time as shall be specified by such Articles of Merger (the "Effective Time"), all of the shares of RVB Common that immediately prior to the Effective Time are issued and outstanding shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted in accordance with subsections (b) and (c) of this Section 1.03 into the right to receive (i) if applicable, a cash payment, and (ii) newly-issued shares of GABC Common (together, such cash and GABC Common is sometimes referred to in this Agreement as the "Merger Consideration") pursuant to this Section 1.03.

        (b)   Each record holder of RVB Common immediately prior to the Effective Time shall be entitled to receive from GABC for each of such holder's RVB Common then held of record by such record holder (i) a cash payment in the amount of Nine and 90/100 Dollars ($9.90) or such lesser amount, but not less than zero, as may be determined by operation of subsection (c) of this Section 1.03) (the "Cash Payment"), and (ii) 0.770 (the "Exchange Ratio") of a newly-issued share of GABC Common. The Exchange Ratio shall be subject to adjustment in accordance with the provisions of Section 1.03(j) of this Agreement.

        (c)   If RVB's Effective Time Book Value (as defined by and calculated in accordance with this subparagraph) shall be less than Fifty-Three Million Two Hundred Fifty Thousand and 00/100 Dollars ($53,250,000) if the Closing Date is earlier than March 1, 2016 or less than Fifty-Three Million Eight Hundred Eighty-Three Thousand and 00/100 Dollars ($53,883,000.00) assuming the Closing Date is not earlier than March 1, 2016 (the dollar amounts by which such target, as applicable, is not satisfied is referred to in this Agreement as the "Shortfall"), then each of (i) the Cash Payment component of the Merger Consideration, payable with respect to each RVB Common share that is eligible to receive such Cash Payment, and (ii) the Cancellation Payment (as further described in Section 1.03(d) below), payable with respect to each share of RVB Common subject to an Option (as further described in Section 1.03(d) below) shall be reduced by a per share amount (rounded to the nearest whole cent) equal to the quotient obtained by dividing the dollar amount of the Shortfall by 2,552,762 (which is as of the date of this Agreement the number of RVB Common shares outstanding plus the number of unissued RVB Common shares potentially issuable under the Options) (the "Shortfall Adjustment"). For purposes of this subparagraph (c), "Effective Time Book Value" shall be calculated as the estimated shareholders' equity of RVB as of the end of the month prior to the Effective Time determined in accordance with United States generally accepted accounting principles ("GAAP") to the reasonable satisfaction of GABC no earlier than three (3) business days prior to the Closing Date and which shall reflect an allowance for loan and lease losses (the "Allowance") calculated in a manner consistent with River Valley Financial's historical practices. Notwithstanding the foregoing, the "Effective Time Book Value" shall reflect all after-tax accruals for all of RVB's and any Subsidiary's fees, expenses and costs relating to the Mergers (regardless of whether GAAP would require that such obligations be accrued as liabilities as of the Effective Time), including but not limited to those incurred by RVB or any Subsidiary in negotiating the terms of the Mergers, preparing, executing and delivering this Agreement, change of control or severance payments payable to officers or directors as a result of the Mergers, additional accruals required pursuant to any director deferred compensation or employee salary continuation agreements, obtaining shareholder and regulatory approvals, and closing the Mergers, and including fees, expenses and costs that might not be deemed earned or become payable until after the Effective Time, such as, but not limited to, investment banking fees and similar payments for services performed prior to the Effective Time that may not be deemed earned unless and until the Mergers have become effective; provided, however, that (1) no termination or withdrawal fees for RVB's Pentegra Defined Benefit Plan for Financial Institutions (the "Pentegra Plan") shall be accrued in determining the Effective Time Book Value, (2) any changes to the value of River Valley Financial's investment portfolio attributed to ASC 320, whether upward or downward, from June 30, 2015 until the measurement date will not be considered in calculating the Effective Time Book Value for purposes of this Section, (3) any fees payable upon the termination of contracts (including the Jack Henry data processing contracts) other than those identified for termination in this Agreement will not be considered in calculating the Effective Time Book Value for purposes of this Section, and (4) gains on sales of securities by RVB or any Subsidiary incurred after June 30, 2015, will not be considered in calculating the Effective Time Book Value for purposes of this Section.

        (d)   To the extent that the holders of any options to purchase RVB Common granted by RVB ("Options") under RVB's stock option plans ("RVB Stock Option Plans") are then validly exercisable (except for the satisfaction of any minimum vesting requirement) by the holders thereof but have not been validly exercised on or before the Effective Time ("Cancelled Rights"), and subject to any action required by RVB's Stock Option Committee and any consent required by any holder of a stock option, such Cancelled Rights (i) shall, at the Effective Time, be deemed to have been cancelled and shall no longer be deemed to represent the right to receive shares of RVB Common on any terms or conditions, and shall not be converted into the right to receive shares of GABC Common or other equity-based consideration pursuant to the Merger, and (ii) shall be deemed at all times at and after the Effective Time to represent only the right to receive, subject to compliance by the holders thereof with this Section 1.03(d), a cash payment in cancellation of the rights of the holders thereof (the "Cancellation Payment"). The Cancellation Payment for each stock option for a share of RVB Common shall be equal to an amount payable in cash equal to (i) $9.90 plus the Exchange Ratio multiplied by the Average GABC Closing Price (as defined in Section 1.03(f), adjusted for any Shortfall Adjustment under Section 1.03(c)), less (ii) the Option exercise price per share, and less (iii) any applicable withholding taxes (the "Cancellation Amount"). As a condition to its obligation to pay the Cancellation Payment to any holder of Cancelled Rights pursuant to this Section 1.03(d), GABC shall be entitled to require from each such holder an agreement, in form and substance reasonably acceptable to RVB, agreeing to accept such Cancellation Payment in complete cancellation, satisfaction and release of all claims of such holder in respect thereof (the "Cancellation Agreement") plus the surrender of the original stock option agreement evidencing such unexercised Options (the "Cancellation Documentation"). It shall be a condition of payment of the Cancellation Payment that the Cancellation Agreement shall be properly executed and that the underlying stock option agreement that evidences the Cancelled Right shall be in proper form for cancellation and that the person requesting such Cancellation Payment shall pay to GABC any required transfer or other taxes or establish to the satisfaction of GABC that such tax has been paid or is not subject to withholding by GABC. Subject to the terms and conditions of such Cancellation Agreement, including, without limitation the prior completion of the Holding Company Merger, GABC shall be required to pay promptly the Cancellation Amount (without interest) to any such holder upon the delivery of such Cancellation Agreement and Cancellation Documentation to GABC at the principal offices of GABC in Jasper, Indiana, on any trading day after the date on which the Effective Time occurs, subject to applicable unclaimed property laws. If any holder of an Option does not consent to the treatment of his or her Options under this Section 1.03(d), his or her Options will be converted to stock options to purchase the Merger Consideration or the value thereof in accordance with the terms of the applicable RVB Stock Option Plan.

        (e)   The shares of GABC Common issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of GABC.

        (f)    No fractional shares of GABC Common shall be issued and, in lieu thereof, holders of shares of RVB Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of RVB Common held by such holder) shall be paid an amount in cash equal to the product of such fractional share and the volume weighted average of the trading prices of GABC Common, rounded to the nearest cent, during the twenty (20) consecutive trading days ended on the trading day that is the second business day preceding the Closing Date, as reported by Bloomberg L.P. (or, if not reported therein, in another authoritative source mutually selected by the parties) (the "Average GABC Closing Price").

        (g)   At the Effective Time, each share of RVB Common, if any, held in the treasury of RVB or by any direct or indirect subsidiary of RVB (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities) immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

        (h)   Subject to any action required by RVB's Stock Option Committee and any consent required by any holder of restricted stock, shares of restricted stock granted under the River Valley Bancorp Recognition and Retention Plan and Trust and the River Valley Bancorp 2014 Stock Option and Incentive Plan that are subject to transfer restrictions immediately prior to the Closing shall have those restrictions lapse at Closing and such shares shall convert into the Merger Consideration as provided in this Section 1.03.

        (i)    At the Effective Time, all of the outstanding shares of RVB Common, by virtue of the Holding Company Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of RVB Common ("Certificates") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the cash payment and the certificates for the shares of GABC Common upon the surrender of such Certificate or Certificates in accordance with Section 1.07.

        (j)    If (i) GABC shall hereafter declare a stock dividend or other distribution of property or securities (other than a cash dividend) upon the GABC Common or shall subdivide, split up, reclassify or combine the GABC Common, and (ii) the record date for such transaction is prior to the date on which the Effective Time occurs, appropriate adjustment or adjustments will be made to the Exchange Ratio.

        (k)   Shareholders of RVB are not entitled to dissenters' rights under Indiana Code § 23-1-44, as amended, because the shares of RVB Common are traded on The NASDAQ Capital Market.

        Section 1.04.    The Holding Company Merger—Cancellation of Options.    To the extent that, immediately prior to the Effective Time, there are (even though RVB has represented and warranted pursuant to Section 2.01(o) that there are at the time of this Agreement no such rights, and that none will be created during the term of this Agreement) any outstanding stock options (or warrants or other rights to purchase securities issued by RVB) (whether to employees or directors of River Valley Financial or others) other than the Cancelled Rights that are described by Section 1.03(d) (such rights to purchase, other than the Cancelled Rights, are referred to herein as the "Unscheduled Purchase Rights"), such Unscheduled Purchase Rights shall as of the Effective Time be deemed to be cancelled without consideration (and any and all stock option plans or warrant purchase agreements or other arrangements under which such Unscheduled Purchase Rights shall have been issued shall at such time be deemed terminated without consideration), and RVB shall not accept any purported notice of exercise of any such Unscheduled Purchase Right after the close of business on the Closing Date but shall promptly notify GABC of any such purported notice.

        Section 1.05.    The Bank Merger.    River Valley Financial and RVB shall take all action necessary and appropriate, including entering into an agreement and plan of merger (the "Bank Merger Agreement" and collectively with the Holding Company Plan of Merger, the "Plans of Merger") substantially in the form attached hereto as Exhibit 1.05, to cause River Valley Financial to merge with and into German American (the "Bank Merger") in accordance with all applicable laws and regulations, effective immediately after the Effective Time after the consummation of the Holding Company Merger.

        Section 1.06.    The Closing.    The closing of the Mergers (the "Closing") shall take place on the Closing Date described in Section 1.08 of this Agreement, and at such time and at such place as determined in accordance with Section 1.08.

        Section 1.07.    Exchange Procedures; Surrender of Certificates.

        (a)   GABC shall appoint an exchange agent for the surrender of Certificates formerly representing RVB Common in exchange for the Merger Consideration, which may be a third party, GABC or German American (such agent is referred to herein as the "Exchange Agent").

        (b)   Within five (5) business days after the date on which the Effective Time occurs, the Exchange Agent shall provide to each record holder of any Certificate or Certificates whose shares were converted into the right to receive a pro rata portion of the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon the proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as GABC may reasonably specify) (each such letter the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. As soon as reasonably practical after surrender to the Exchange Agent of a Certificate(s), together with a Merger Letter of Transmittal duly executed and any other required documents, the Exchange Agent shall deliver to such surrendering Certificate holder the applicable aggregate amount of Merger Consideration. No interest on the Merger Consideration payable or issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If the Merger Consideration is to be issued or paid to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance or payment shall pay to the Exchange Agent any required transfer or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. GABC reserves the right in all cases to require that a surety bond on terms and in an amount satisfactory to GABC be provided to GABC at the expense of the RVB shareholder in the event that such shareholder claims loss of a Certificate and requests that GABC waive the requirement for surrender of such Certificate.

        (c)   No dividends that are otherwise payable on shares of GABC Common constituting the Merger Consideration shall be paid to persons entitled to receive such shares of GABC Common until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of GABC Common shall be issued any dividends which shall have become payable with respect to such shares of GABC Common (without interest and less the amount of taxes, if any, which may have been imposed thereon), between the Effective Time and the time of such surrender.

        Section 1.08.    The Closing Date.    Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned and subject to the satisfaction (or waiver, where applicable) of the conditions set forth in Article VI, the Closing shall take place on the first day of the month following each of the conditions in Section 6.01(c) and (e) and Section 6.02(c) and (e) being satisfied, or on such later or earlier date as RVB and GABC may agree (the "Closing Date"). The Closing shall take place remotely via the electronic exchange of documents and signatures on the Closing Date, unless the parties otherwise agree. The parties hereto acknowledge and agree that (i) all proceedings at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered, and (ii) the Closing shall be deemed to have taken place at the offices of GABC in Jasper, Indiana, at 12:01 A.M. Eastern Time, on the Closing Date, unless the parties shall mutually otherwise agree.

        Section 1.09.    Actions At Closing.

        (a)   At the Closing, RVB shall deliver to GABC:

            (i)  a certified copy of the articles of incorporation and bylaws of RVB, as amended, certified copies of the articles of incorporation and bylaws, as amended, of River Valley Financial, Insurance, Madison, Investment Sub 1, Investment Sub 2, certified copies of the articles of organization and operating agreement of Portfolio, as amended, and the certified organizational documents of the Trust;

           (ii)  a certificate signed by the President and Chief Executive Officer of RVB, dated as of the Effective Time, stating, to the best of his knowledge and belief, after due inquiry, that: (A) each of the representations and warranties contained in Article II is true and correct in all material respects at the time of the Closing, subject to the standard specified in Section 6.01(a) hereof, as if such representations and warranties had been made at Closing, (B) all the covenants of RVB have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (C) RVB and River Valley Financial have performed and complied in all material respects, unless waived by GABC, with all of their obligations and agreements required to be performed hereunder prior to the Closing Date;

          (iii)  certified copies of the resolutions of RVB's Board of Directors and shareholders, approving and authorizing the amendment to the Articles of Incorporation of RVB as set forth in Exhibit 1.09(a)(iii) attached hereto ("Articles of Amendment"), the execution of this Agreement and the Holding Company Plan of Merger and authorizing the consummation of the Holding Company Merger;

          (iv)  a certified copy of the resolutions of the Board of Directors of River Valley Financial and of its shareholder, as required for valid approval of the execution of this Agreement and the consummation of the Bank Merger;

           (v)  a certificate of the Indiana Secretary of State, dated a recent date, stating that RVB is duly organized and exists under the IBCL;

          (vi)  a certificate of the Indiana Secretary of State, dated a recent date, stating that River Valley Financial is duly organized and exists under the IFIA;

         (vii)  a certificate of the Indiana Secretary of State, dated a recent date, stating that Madison is duly organized and exists under the IBCL;

        (viii)  certificates of the Nevada Secretary of State, dated a recent date, stating, respectively, that Insurance, Investment Sub 1, Investment Sub 2, and Portfolio are duly organized and in good standing in the State of Nevada;

          (ix)  a certificate of the Connecticut Secretary of State, dated of a recent date, stating that the Trust is duly organized and exists in the State of Connecticut; and

           (x)  any title affidavits or documents required by the Title Company (as defined in Section 4.07) to issue the Title Policies (as defined in Section 4.07);

          (xi)  employment agreement between Matthew Forrester and German American in the form attached hereto as Exhibit 1.09(a)(xi) (the "Forrester Employment Agreement"), executed by Matthew Forrester;

         (xii)  employment agreement between Anthony Brandon and German American in the form attached hereto as Exhibit 1.09(a)(xii) (the "Brandon Employment Agreement"), executed by Anthony Brandon;

        (xiii)  employment agreement between John Muessel and German American in the form attached hereto as Exhibit 1.09(a)(xiii) (the "Muessel Employment Agreement"), executed by John Mussel;

        (xiv)  executed Releases With Respect to Employment Agreements between RVB and Matthew P. Forrester, Anthony D. Brandon, and John M. Muessel, in the form of Exhibit 5.06(n) hereto, as applicable, and the Release appended thereto; and

         (xv)  third party consents required to consummate the transactions contemplated in this Agreement as set forth in Schedule 2.02(e) of the RVB Disclosure Schedule (as defined below).

        (b)   At the Closing, GABC shall deliver to RVB:

            (i)  a certificate signed by the Chief Executive Officer of GABC, dated as of the Effective Time, stating, to the best of his knowledge and belief, after due inquiry, that: (A) each of the representations and warranties contained in Article III is true and correct in all material respects at the time of the Closing, subject to the standard specified in Section 6.02(a) hereof, as if such representations and warranties had been made at Closing, (B) all the covenants of GABC have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (C) GABC and German American have performed and complied in all material respects, unless waived by RVB, with all of their obligations and agreements required to be performed hereunder prior to the Closing Date;

           (ii)  a certified copy of the resolutions of GABC's Board of Directors authorizing the execution of this Agreement and the Holding Company Plan of Merger and the consummation of the Holding Company Merger;

          (iii)  a certified copy of the resolutions of German American's Board of Directors and shareholder, as required for valid approval of the execution of this Agreement and the consummation of the Bank Merger;

          (iv)  certificates of the Indiana Secretary of State, dated a recent date, stating that GABC and German American each is duly organized and exists under the IBCL and IFIA, respectively;

           (v)  the Forrester Employment Agreement, executed by German American;

          (vi)  the Brandon Employment Agreement, executed by German American; and

         (vii)  the Muessel Employment Agreement, executed by German American.

        (c)   At the Closing, GABC and RVB shall execute and/or deliver to one another such other documents and instruments, and take such other actions as shall be necessary or appropriate to consummate the Mergers, including the execution and the presentation of executed Articles of Merger (including the Holding Company Plan of Merger and/or Bank Plan of Merger with the blank provisions completed in accordance with the provisions of Article I of this Agreement) to the Indiana Secretary of State for filing under the IBCL and the IFIA, accompanied by the appropriate fees.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF
RVB AND RIVER VALLEY FINANCIAL

        RVB and River Valley Financial hereby jointly and severally make the following representations and warranties to GABC and German American with respect to RVB, the Subsidiaries, and the Trust:

        Section 2.01.    Organization and Capital Stock.

        (a)   RVB is a corporation duly organized and validly existing under the IBCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. RVB's only direct wholly-owned subsidiaries are River Valley Financial, Insurance, and the Trust. Except as set forth in Schedule 2.01(a) of the disclosure schedule that has been prepared by RVB and delivered by RVB to GABC in connection with the execution and delivery of this Agreement (the "RVB Disclosure Schedule"), RVB is not engaged in any activities that are financial in nature and only permissible for financial holding companies under 12 U.S.C. 1843(k).

        (b)   River Valley Financial is an Indiana commercial bank duly organized and validly existing under the IFIA and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the issued and outstanding capital stock of River Valley Financial is owned by RVB. River Valley Financial's only direct wholly-owned subsidiaries are Investment Sub 1 and Madison. River Valley Financial is subject to primary federal supervision and regulation by the Federal Deposit Insurance Corporation ("FDIC").

        (c)   Insurance, Investment Sub 1, and Investment Sub 2 are each a corporation duly organized and in good standing under the laws of the State of Nevada, and they each have the corporate power to own all of their respective property and assets, to incur all of their respective liabilities and to carry on their respective business as now being conducted. All of the issued and outstanding capital stock of Insurance is owned by RVB. Insurance has no subsidiaries. All of the issued and outstanding capital stock of Investment Sub 1 is directly owned by River Valley Financial. All of the issued and outstanding capital stock of Investment Sub 2 is directly owned by Investment Sub 1. Investment Sub 1's only direct wholly-owned subsidiary is Investment Sub 2.

        (d)   Portfolio is a limited liability company duly organized and in good standing under the laws of the State of Nevada and has the limited liability company power to own all of its assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the membership interest of Portfolio is owned by Investment Sub 1 and Investment Sub 2. Portfolio has no subsidiaries.

        (e)   The Trust is a statutory trust duly organized and validly existing under the laws of the State of Connecticut and has the trust power to own all of its assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the common securities of the Trust are owned by RVB. The Trust has no subsidiaries.

        (f)    Madison is a corporation duly organized and validly existing under the IBCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. Madison has no subsidiaries.

        (g)   RVB has authorized capital stock of seven million (7,000,000) shares divided into two million (2,000,000) shares of preferred stock, without par value ("RVB Preferred") and five million (5,000,000) shares of common stock, without par value ("RVB Common"). As of the date of this Agreement, 2,513,696 shares of RVB Common, and no shares of RVB Preferred, are issued and outstanding. All such shares of RVB Common are duly and validly issued and outstanding, fully paid and non-assessable. None of the outstanding shares of RVB Common has been issued in violation of any preemptive rights of the current or past shareholders of RVB (or its predecessor) or in violation of any applicable federal or state securities laws or regulations. RVB has no capital stock authorized, issued or outstanding other than as described in this Section 2.01(g) and, except as set forth in Section 2.01(g) of the RVB Disclosure Schedule, RVB has no intention or obligation to authorize or issue additional shares of its capital stock.

        (h)   River Valley Financial has authorized common stock of sixteen thousand (16,000) shares, with a par value of $10.00 per share ("River Valley Financial Common"). As of the date of this Agreement, 16,000 shares of River Valley Financial Common are issued and outstanding. All of such shares of River Valley Financial Common are duly and validly issued and outstanding, are fully paid and nonassessable and are owned by RVB. None of the outstanding shares of River Valley Financial Common has been issued in violation of any preemptive rights of the current or past shareholders of River Valley Financial or in violation of any applicable federal or state securities laws or regulations. All of the shares of River Valley Financial Common are owned by RVB free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. River Valley Financial has no capital stock authorized, issued or outstanding other than as described in this Section 2.01(h) and has no intention or obligation to authorize or issue any other shares of capital stock.

        (i)    Insurance has two thousand five hundred (2,500) shares of capital stock, with a par value of $1.00 per share, authorized and outstanding, all of which are held beneficially and of record by RVB. Such issued and outstanding shares of Insurance capital stock have been duly and validly authorized by all necessary corporate action of Insurance, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Insurance shareholders. All of the issued and outstanding shares of Insurance capital stock are owned by RVB free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. Insurance has no capital stock authorized, issued or outstanding other than as described in this Section 2.01(i) and has no intention or obligation to authorize or issue any other shares of capital stock.

        (j)    Investment Sub 1 has two thousand five hundred (2,500) shares of capital stock, all of which are without par value, authorized, of which one thousand (1,000) shares are issued and outstanding and held beneficially and of record by River Valley Financial. Such issued and outstanding shares of Investment Sub 1 capital stock have been duly and validly authorized by all necessary corporate action of Investment Sub 1, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Investment Sub 1 shareholders. All of the issued and outstanding shares of Investment Sub 1 capital stock are owned by River Valley Financial free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. Investment Sub 1 has no capital stock authorized, issued or outstanding other than as described in this Section 2.01(j) and has no intention or obligation to authorize or issue any other shares of capital stock.

        (k)   Investment Sub 2 has two thousand five hundred (2,500) shares of capital stock, all of which are without par value, authorized, of which one thousand (1,000) shares are issued and outstanding and held beneficially and of record by Investment Sub 1. Such issued and outstanding shares of Investment Sub 2 capital stock have been duly and validly authorized by all necessary corporate action of Investment Sub 2, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Investment Sub 2 shareholders. All of the issued and outstanding shares of Investment Sub 2 capital stock are owned by Investment Sub 1 free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. Investment Sub 2 has no capital stock authorized, issued or outstanding other than as described in this Section 2.01(k) and has no intention or obligation to authorize or issue any other shares of capital stock.

        (l)    Madison has five hundred (500) shares of capital stock, all of which are without par value, authorized and outstanding and held beneficially and of record by River Valley Financial. Such issued and outstanding shares of Madison capital stock have been duly and validly authorized by all necessary corporate action of Madison, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Madison shareholders. All of the issued and outstanding shares of Madison capital stock are owned by River Valley Financial free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. Madison has no capital stock authorized, issued or outstanding other than as described in this Section 2.01(l) and has no intention or obligation to authorize or issue any other shares of capital stock.

        (m)  Ninety percent (90%) of the issued and outstanding membership interest of Portfolio is owned by Investment Sub 2, and ten percent (10%) of the issued and outstanding membership interest of Portfolio is owned by Investment Sub 1. Such membership interests have been duly and validly authorized by all necessary limited liability company action of Portfolio, and are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Portfolio equity owners. Such membership interests are owned free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. Portfolio has no membership interests authorized, issued or outstanding other than as described in this Section 2.01(m) and has no intention or obligation to authorize or issue any other membership interests.

        (n)   The Trust has 217 shares of common securities authorized and outstanding, $1,000 per share liquidation value, and 7,000 capital securities authorized and outstanding, $1,000 per share liquidation value. All of the common securities of the Trust are held beneficially and of record by RVB. Such issued and outstanding Trust securities have been duly and validly authorized by all necessary corporate action of the Trust, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Trust security holders. All of the issued and outstanding common securities of the Trust are owned by RVB free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. The Trust has no capital securities authorized, issued or outstanding other than as described in this Section 2.01(n) and has no intention or obligation to authorize or issue any other shares of capital securities.

        (o)   There are no shares of capital stock or other equity securities of RVB, the Subsidiaries, or the Trust authorized, issued or outstanding (except as set forth in this Section 2.01) and, except as set forth in Section 2.01 of the RVB Disclosure Schedule, there are no outstanding options, warrants, rights to subscribe for, calls, puts, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of RVB, the Subsidiaries or Trust, or contracts, commitments, understandings or arrangements by which RVB, the Subsidiaries, or the Trust are or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

        Section 2.02.    Authorization; No Defaults.

        (a)   The Boards of Directors of RVB and River Valley Financial have, by all appropriate action, approved this Agreement and the Holding Company Merger or Bank Merger, as applicable and contemplated hereby, and have authorized the execution of this Agreement and the applicable Plan of Merger on RVB's or River Valley Financial's behalf by their respective duly authorized officers and the performance by RVB and River Valley Financial of their respective obligations hereunder. The Board of Directors of RVB received, at the meeting at which it approved this Agreement and the Holding Company Merger, the oral opinion of Keefe, Bruyette & Woods, Inc. ("KBW") to the effect that, as of the date of that meeting, the Merger Consideration was fair, from a financial point of view, to the shareholders of RVB. Except as provided in the RVB Disclosure Schedule, nothing in the Articles of Incorporation or Bylaws of RVB, as amended, or the Articles of Incorporation or Bylaws of River Valley Financial, as amended, or in any material agreement or instrument, or any decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which RVB or River Valley Financial is bound or subject, would prohibit RVB or River Valley Financial from consummating, or would be violated or breached by RVB's or River Valley Financial's consummation of, this Agreement, the Holding Company Merger or the Bank Merger and other transactions contemplated herein on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by RVB and River Valley Financial and constitutes a legal, valid and binding obligation of RVB and River Valley Financial, enforceable against RVB and River Valley Financial in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles. No corporate acts or proceedings, other than those already taken and other than the approval of the Articles of Amendment by two-thirds (2/3) of the Board of Directors of RVB and the holders of more shares of RVB Common voting in favor of the Articles of Amendment than voting against them, the filing of the Articles of Amendment with the Indiana Secretary of State, the approval of the Merger by the holders of a majority of the outstanding shares of RVB Common and by RVB as sole shareholder of River Valley Financial, are required by law to be taken by RVB or River Valley Financial to authorize the execution, delivery and performance of this Agreement.

        (b)   Except as set forth in Section 2.02 of the RVB Disclosure Schedule, neither RVB nor any of the Subsidiaries or the Trust is, nor will be by reason of the consummation of the transactions contemplated herein, in material default under or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, RVB's, the Subsidiaries' or the Trust's organizational documents, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which it is a party or by which it or its property is bound.

        (c)   Except as set forth in Section 2.02 of the RVB Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, does or will (i) result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of RVB, any Subsidiary, or the Trust; (ii) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment to which RVB, any Subsidiary or the Trust is subject or bound, the result of which would have a Material Adverse Effect (as defined below); or (iii) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, RVB, any Subsidiary or the Trust is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment. For the purpose of this Agreement, a "Material Adverse Effect" means any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations or business of RVB, the Subsidiaries and the Trust taken as a whole, or GABC and German American taken as a whole, as applicable or (ii) would materially impair the ability of RVB or GABC, as applicable, to perform its obligations under this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Mergers or restructuring charges taken in connection with the Mergers, in each case in accordance with GAAP,

(d) effects of any action taken with the prior written consent of the other party hereto, (e) changes in the general level of interest rates (including the impact on the securities portfolios of RVB and River Valley Financial, or GABC and German American, as applicable) or conditions or circumstances relating to or that affect either the United States economy, financial or securities markets or the banking industry, generally, (f) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement or the transactions contemplated herein, including without limitation payment of any amounts due to, or the provision of any benefits to, any directors, officers or employees under agreements, plans or other arrangements in existence of or contemplated by this Agreement and disclosed to GABC, (g) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of RVB, the Subsidiaries and the Trust, or GABC and German American, as applicable and (h) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that in no event shall a change in the trading price of the GABC Common Stock, by itself, be considered to constitute a Material Adverse Effect on GABC (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect).

        (d)   Other than the filing of the Articles of Amendment with the Indiana Secretary of State prior to the Closing Date, the filing of Articles of Merger with the Indiana Secretary of State for the Merger and in connection or in compliance with the banking regulatory approvals contemplated by Section 5.01, federal and state securities laws and the rules and regulations promulgated thereunder and rules of NASDAQ, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by RVB of the transactions contemplated by this Agreement.

        (e)   Other than those filings, authorizations, consents and approvals referenced in Section 2.02(d) above and except as set forth in the RVB Disclosure Schedule, no notice to, filing with, authorization of, exemption by, or consent or approval of, any third party is necessary for the consummation by RVB or River Valley Financial of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.

        Section 2.03.    Subsidiaries.    Except for the ownership of the Subsidiaries and the Trust and other matters as disclosed in Section 2.03 of the RVB Disclosure Schedule, neither RVB nor River Valley Financial has (or has had at any time in the last five (5) years) any direct or indirect ownership interest in any corporation, partnership, limited liability company, joint venture or other business.

        Section 2.04.    Financial Information.

        (a)   The consolidated balance sheet of RVB and its subsidiaries as of December 31, 2013 and 2014 and related consolidated statements of income, changes in shareholders' equity and cash flows for the three (3) years ended December 31, 2014, together with the notes thereto, included in RVB's Annual Report on Form 10-K for the annual period then ended (the "10-K") and the consolidated balance sheets of RVB as of June 30, 2015, and related consolidated statements of income and cash flows included in RVB's Quarterly Report on Form 10-Q for the quarterly period then ended (the "10-Q") (together, the financial statements included in the 10-K and the 10-Q are referred to herein as the "RVB Financial Statements") have been prepared in accordance with GAAP (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of RVB and its consolidated subsidiaries as of the dates and for the periods indicated.

        (b)   Neither RVB nor River Valley Financial has any material liability, fixed or contingent, except to the extent set forth in the RVB Financial Statements or incurred in the ordinary course of business since December 31, 2014.

        (c)   RVB does not engage in the lending business (except by and through River Valley Financial) or any other business or activity other than that which is incident to its direct ownership of all the capital stock of River Valley Financial, Insurance, and the common securities of the Trust, and its indirect ownership of Investment Sub 1, Investment Sub 2, Portfolio, and Madison and does not own any investment securities.

        Section 2.05.    Absence of Changes.    Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Merger-related expenses, or as set forth in the RVB Disclosure Schedule, since June 30, 2015, no events have occurred which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the RVB Disclosure Schedule, between the period from June 30, 2015 to the date of this Agreement, RVB, each Subsidiary and the Trust have carried on their respective businesses in the ordinary and usual course consistent with their past practices (excluding the incurrence of fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby) and there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to RVB Common (other than normal quarterly cash dividends) or any split, combination or reclassification of any stock of RVB, any Subsidiary, or the Trust or, with the exception of the issuance of shares in connection with the exercise of stock options, any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for RVB's, any Subsidiary's, or the Trust's securities.

        Section 2.06.    Absence of Agreements with Banking Authorities.    Except as set forth in Section 2.06 of the RVB Disclosure Schedule, RVB, River Valley Financial and the Trust are not subject to any order (other than orders applicable to bank holding companies or banks generally) and neither is a party to any agreement or memorandum of understanding with (or resolution of its Board of Directors adopted at the suggestion of) any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including without limitation, the FDIC, the FRB and the Indiana Department of Financial Institutions ("DFI"), in each case that has been issued, executed or delivered on or after January 1, 2010.

        Section 2.07.    Tax Matters.

        (a)   Each of RVB, each of the Subsidiaries, and the Trust has timely filed all material Tax Returns (as defined below) that are required to be filed and all such Tax Returns are true, correct and complete in all material respects. All material Taxes that are due and payable by RVB, the Subsidiaries, and the Trust (whether or not shown on any Tax Return) have been paid. All Taxes that were properly accruable as of any applicable balance sheet or call report date (but that were not then due and payable) are reflected as liabilities in the RVB Financial Statements as of that date (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income). RVB has delivered to GABC correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by RVB, any of the Subsidiaries or the Trust. There are no liens for Taxes upon the assets of RVB, any of the Subsidiaries or the Trust except liens for current Taxes not yet due and payable.

        (b)   RVB, the Subsidiaries, and the Trust have not requested any extension of time within which to file any Tax Return which request is currently pending or has been granted and is in effect and RVB, the Subsidiaries, and the Trust have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax (as defined below) audit, review or other assessment or deficiency.

        (c)   To the knowledge of RVB, any of the Subsidiaries, or the Trust, no claim has ever been made by a Tax Authority (as defined below) in a jurisdiction wherein RVB, any of the Subsidiaries, or the Trust do not file Tax Returns that RVB, any of the Subsidiaries, or the Trust is or may be subject to taxation by that jurisdiction.

        (d)   RVB, the Subsidiaries, and the Trust have made all withholding of Taxes required to be made under all applicable laws, in connection with any compensation paid to any employee, independent contractor or creditor or other third-party and the amounts of Tax withheld have been properly and timely paid over to the appropriate Tax Authorities.

        (e)   To the knowledge of RVB, any of the Subsidiaries, or the Trust, there is no Tax deficiency or claim assessed, proposed, pending or threatened (whether orally or in writing) against RVB, any of the Subsidiaries, or the Trust, except to the extent that adequate liabilities or reserves with respect thereto are accrued by RVB, any of the Subsidiaries, or the Trust in accordance with GAAP and set forth in the RVB Financial Statements or (i) such deficiency or claim is being contested in good faith by appropriate proceedings, (ii) no such accrual is required by GAAP and (iii) the nature and amount of the disputed Tax is set forth in Section 2.07(e) of the RVB Disclosure Schedule. RVB, any of the Subsidiaries, and the Trust do not have any income that was realized during a Tax period that began before the Closing Date that is or will be required to be included in a Tax Return of GABC or German American for a Tax Period that begins on or after the Closing Date.

        (f)    RVB, any of the Subsidiaries, and the Trust do not have any requests for a ruling pending with any Tax Authority. RVB, any of the Subsidiaries, and the Trust have not agreed to, and is not required to make, any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method initiated by RVB, any of the Subsidiaries, or the Trust and neither the IRS nor any other Tax Authority has proposed any such adjustment or change in accounting method.

        (g)   All Tax sharing agreements or similar agreements with respect to or involving RVB, any of the Subsidiaries, and the Trust shall be terminated as of the Closing Date and, after the Closing Date, RVB, any of the Subsidiaries, and the Trust shall not be bound thereby or have any liability thereunder.

        (h)   Except as set forth in Section 2.07(h) of the RVB Disclosure Schedule, each of RVB, any of the Subsidiaries, and the Trust has not made any payments, is not obligated to make any payments, and is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or foreign Tax law).

        (i)    There are no excess loss accounts, deferred intercompany transactions, or other items of income, gain, loss, deduction or credit of RVB, any of the Subsidiaries, or the Trust under the federal consolidated return regulations or other comparable or similar provisions of law that must be recognized or may be triggered as a result of the consummation of the transactions contemplated by this Agreement.

        (j)    The following capitalized terms are defined for purposes of this Article II as follows:

            (i)  "Governmental Authority" shall mean each any local, state, federal or foreign court, regulatory or administrative agency, department, commission or other governmental authority or instrumentality (including the staff thereof), or any industry self-regulatory authority (including the staff thereof).

           (ii)  "Tax" or "Taxes" means and includes all federal, foreign, state, local or other income, net income, intangibles, tangible asset, alternative or add-on minimum, gross receipt, gains, capital stock, transfer, transactions, stock transfer, registration, payroll, value added, estimated, stamp, sales, use, ad valorem, franchise, profits, net worth, insurance, license, withholding, payroll, employment, unemployment, excise, severance, single business tax, processing, production, occupation, premium, property, real estate, occupancy, unclaimed property, environmental (including taxes under Section 59A of the Code), windfall profit, custom, duty and any other taxes, fees, imposts, levies, duties, impositions, assessments or charges of any kind whatsoever, together with any interest, penalties and additions imposed with respect to such amounts, imposed or charged by any Governmental Authority or Tax Authority, including any Social Security charges in any country.

          (iii)  "Tax Authority" means any national, federal, state, local or foreign governmental, regulatory or administrative authority, agency, department or arbitral body of any country or political subdivision thereof having responsibility for the imposition of any Tax.

          (iv)  "Tax Return" means and include all returns, statements, declarations, estimates, reports, information returns, schedules, forms, exhibits, coupons and any other documents (including all affiliated, consolidated, combined or unitary versions of the same) including all related or supporting information filed or required to be filed with any Governmental Authority or Tax Authority, in connection with the determination, assessment, reporting, payment, collection, or administration of any Taxes, and including any amendment thereof.

        Section 2.08.    Absence of Litigation.    Except as set forth in Section 2.08 of the RVB Disclosure Schedule, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or, to the knowledge of RVB, threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does RVB have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could reasonably be expected to have a Material Adverse Effect. To the knowledge of RVB, there are no material uncured violations, criticisms or exceptions, or violations with respect to which material refunds or restitutions may be required, cited in any report, correspondence or other communication to RVB, any of the Subsidiaries, or the Trust as a result of an examination by any regulatory agency or body.

        Section 2.09.    Employment Matters.

        (a)   Except as disclosed in Section 2.09(a) of the RVB Disclosure Schedule, each of RVB, any of the Subsidiaries, and the Trust is not a party to or bound by any contract, arrangement or understanding (written or otherwise) for the employment, retention or engagement of any past or present officer or employee that, by its terms, is not terminable by RVB, any of the Subsidiaries, or the Trust, respectively, for any reason or for no reason, on thirty (30) days' written notice or less without the payment of any amount by reason of such termination.

        (b)   RVB, any of the Subsidiaries, and the Trust are and have been in material compliance with all applicable federal, state and local laws, regulations, ordinances and rulings respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and (i) RVB, any of the Subsidiaries, and the Trust are not engaged in any unfair labor practice or other employment and/or wage-related policy, practice or action in violation of any federal, state or local law, regulation, ordinance or ruling, including without limitation those related to wages and hours under the Fair Labor Standards Act (FLSA); (ii) there is no unfair labor practice or employment-related complaint against RVB, any of the Subsidiaries, or the Trust pending or, to the knowledge of RVB, threatened before any state or federal court, the National Labor Relations Board, the Equal Employment Opportunity Commission (EEOC), the Indiana Civil Rights Commission (ICRC), the Indiana Department of Labor (or IOSHA) or any other federal, state or local administrative body relating to employment or employment-related policies, practices or conditions; (iii) there is no labor dispute, strike, slowdown or stoppage, or union representation proceedings or organizing activity actually occurring, pending or, to the knowledge of RVB, threatened against or directly affecting RVB, any of the Subsidiaries, or the Trust; and (iv) neither RVB, any of the Subsidiaries, and the Trust have not experienced any material work stoppage or other material labor difficulty during the past five (5) years.

        (c)   Except as disclosed in Section 2.09(c) of the RVB Disclosure Schedule, neither the execution nor the delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any payment (including without limitation severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of RVB, any of the Subsidiaries, or the Trust from any of such entities, (ii) increase any benefit otherwise payable under any of their respective employee plans or (iii) result in the acceleration of the time of payment of any such benefit. No amounts paid or payable by RVB, any of the Subsidiaries, or the Trust to or with respect to any employee or former employee of RVB, any of the Subsidiaries, or the Trust will fail to be deductible for federal income tax purposes by reason of Sections 162(m), 280G or 404 of the Code or otherwise.

        (d)   Except as set forth in Section 2.09(d) of the RVB Disclosure Schedule, all accrued obligations and liabilities of RVB, any of the Subsidiaries, and the Trust, whether arising by operation of law, by contract or by past custom, for payments to trust or other funds, to any government agency or body or to any individual director, officer, employee or agent (or his heirs, legatees or legal representative) with respect to unemployment compensation or social security benefits and all pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation rights or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement or group insurance contract or other incentive, welfare or employee benefit plan or agreement maintained by RVB, any of the Subsidiaries or the Trust for their current or former directors, officers, employees and agents have been and are being paid to the extent required by law or by the plan or contract, and adequate actuarial accruals and/or reserves for such payments have been and are being made by RVB, any of the Subsidiaries or the Trust in accordance with generally accepted accounting and actuarial principles. Except as set forth in Section 2.09(d) of the RVB Disclosure Schedule, all obligations and liabilities of RVB, the Subsidiaries, and the Trust, whether arising by operation of law, by contract, or by past custom, for all forms of compensation, including, without limitation, deferred compensation, which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid, and adequate accruals and/or reserves for payment therefore have been and are being made in accordance with GAAP. All accruals and reserves referred to in this Section 2.09(d) are correctly and accurately reflected and accounted for in the books, statements and records of RVB, the Subsidiaries, and the Trust.

        Section 2.10.    Reports.    Since January 1, 2012, RVB, the Subsidiaries, and the Trust have timely filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, if any, that were required to be filed with (i) the Securities and Exchange Commission ("SEC"), (ii) the FRB, (iii) the FDIC, (iv) the DFI, (and (v) any other governmental authority with jurisdiction over RVB, the Subsidiaries or the Trust. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed. Except as set forth in Section 2.10 of the RVB Disclosure Schedule, there is no unresolved violation with respect to any report or statement filed by, or any examination of, RVB, any of the Subsidiaries, or the Trust.

        Section 2.11.    Investment Portfolio.    All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States and political subdivisions of the United States and other investment securities held by River Valley Financial, as reflected in the RVB Call Reports are carried on the books of River Valley Financial in accordance with GAAP. River Valley Financial does not engage in activities that would require that it establish a trading account under applicable regulatory guidelines and interpretations.

        Section 2.12.    Loan Portfolio.

        (a)   All loans and discounts shown in the RVB Call Reports, or which were entered into after June 30, 2015, but before the Closing Date, were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of River Valley Financial, in accordance in all material respects with River Valley Financial's lending policies and practices unless otherwise approved by River Valley Financial's Board of Directors, and are not subject to any material defenses, set offs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be, in all material respects, enforceable, valid, true and genuine. River Valley Financial has in all material respects complied and will through the Closing Date continue to comply in all material respects with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan. Except as disclosed in Section 2.12(a) of the RVB Disclosure Schedule, River Valley Financial has not sold, purchased or entered into any loan participation arrangement except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. RVB has no knowledge that any condition of property in which River Valley Financial has an interest as collateral to secure a loan or that is held as an asset of any trust violates the Environmental Laws (as defined in Section 2.15) in any material respect or obligates RVB, or River Valley Financial, or the owner or operator of such property to remedy, stabilize, neutralize or otherwise alter the environmental condition of such property.

        (b)   Except as set forth in Section 2.12(b) of the RVB Disclosure Schedule, there is no loan of River Valley Financial in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) that has been classified by RVB, applying applicable regulatory examination standards, as "Other Loans Specially Mentioned," "Substandard," "Doubtful" or "Loss," nor is there any loan of River Valley Financial in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. River Valley Financial's report of classified assets and all loans in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) that Matthew P. Forrester and Anthony D. Brandon (collectively, "RVB's Management") have determined to be ninety (90) days or more past due with respect to principal or interest or have placed on nonaccrual status are set forth in the Section 2.12(b) of the RVB Disclosure Schedule.

        (c)   The reserves for loan and lease losses and the carrying value for other real estate owned which are shown on each of the balance sheets contained in the RVB Financial Statements are adequate in the judgment of RVB's Management and consistent with applicable bank regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding and other real estate owned (including accrued interest receivable) as of the applicable date of such balance sheet.

        (d)   Except as set forth in Section 2.12(d) of the RVB Disclosure Schedule, none of the investments reflected in the RVB Financial Statements and none of the investments made by RVB, any of the Subsidiaries, or the Trust since June 30, 2015 is subject to any restrictions, whether contractual or statutory, which materially impairs the ability of RVB, any of the Subsidiaries, or the Trust to dispose freely of such investment at any time. Except as set forth in Section 2.12(d) of the RVB Disclosure Schedule, RVB, any of the Subsidiaries, and the Trust are not parties to any repurchase agreements with respect to securities.

        Section 2.13.    ERISA.

        (a)   Section 2.13 of the RVB Disclosure Schedule lists all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all pension retirement, stock, stock option, equity compensation, welfare benefit, savings, deferred compensation, incentive compensation, paid time off, severance pay, salary continuation, disability, fringe benefit and other employee benefit arrangements and plans maintained, established, participated in, sponsored, contributed to, or required to be contributed to by RVB, River Valley Financial or any ERISA Affiliate (as hereinafter defined) or under which any officer or employee of RVB or River Valley Financial or an ERISA Affiliate participates in his or her capacity as such an officer or employee, or with respect to which RVB, River Valley Financial or any ERISA Affiliate may have any liability or obligation (referred to individually as a "Plan" and collectively as the "Plans," unless otherwise specifically provided herein). For purposes of this Section 2.13, the term "ERISA Affiliate" means any person, entity, any trade or business (whether or not incorporated) that is treated as a single employer with RVB or River Valley Financial under Section 414 of the Code. Since December 31, 2014, neither RVB, River Valley Financial nor any ERISA Affiliate has maintained any "employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA) or any "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) except for those Plans listed on the Disclosure Schedule. Neither RVB nor River Valley Financial has established, and does not maintain, participate in, sponsor, contribute to, and is not required to contribute to, any other employee benefit policies or practices, aside from the Plans listed in Section 2.13 of the RVB Disclosure Schedule.

        (b)   As applicable, with respect to each of the Plans, RVB has delivered to GABC true and complete copies of (i) all Plan documents (including all amendments and modifications thereof) and in the case of an unwritten Plan, a written description thereof, and in either case all material related agreements that are currently in force including the trust agreement and amendments thereto, insurance contracts, administrative services agreements, and investment management agreements; (ii) the last three (3) filed Form 5500 series and all schedules and financial statements attached thereto, if any, required under ERISA or the Code in connection with each such Plan; (iii) the current summary plan descriptions and all material modifications thereto, if any, required under ERISA in connection with each such Plan; (iv) the three (3) most recent actuarial reports, financial statements and trustee reports; (v) copies of all private letter rulings, requests and determination letters issued with respect to the Plans and filings, summaries of self-corrections or other corrections made under the Employee Plans Compliance Resolution System as set forth in Revenue Procedure 2013-12, and any predecessor or successor thereto ("EPCRS"), or the Voluntary Fiduciary Correction or the Delinquent Filer Voluntary Compliance programs with respect to the Plans within the past three (3) years; (vi) all communications material to any employee or employees of RVB or River Valley Financial relating to any such Plan and any proposed Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to RVB or the River Valley Financial, (vii) all correspondence to or from any governmental agency relating to any such Plan, (viii) all model COBRA (as hereinafter defined) forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each such Plan, (x) all non-discrimination or other testing results required under Code section with respect to each such Plan for the three (3) most recent plan years, (xi) if applicable, all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each such Plan, (xii) the form of all privacy notices and all business associate agreements to the extent required under the Health Insurance Portability and Accountability Act of 1996, as amended ("HIPAA"); and (xiii) the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Plan.

        (c)   RVB and River Valley Financial have performed all material obligations required to be performed by them under, are not in material default or material violation of, and neither RVB nor

River Valley Financial has knowledge of any default or violation by any other party to, any Plan. All Plans listed on the RVB Disclosure Schedule comply in form and in operation in all material respects with all applicable requirements of law and regulation, including but not limited to the Code and ERISA. Except as listed on Section 2.13 of the RVB Disclosure Schedule, each "employee pension benefit plan," within the meaning of Section 3(2) of ERISA ("Pension Plan"), maintained or contributed to by RVB and River Valley Financial and which is intended to meet the qualification requirements of Section 401(a) of the Code has met such requirements at all times and has been and continues to be tax exempt under Section 501(a) of the Code, has been timely amended to comply with the provisions of recent legislation commonly referred to as "EGTRRA," the Pension Protection Act, commonly referred to as "PPA," and additional changes in law, has been timely submitted to the Internal Revenue Service (IRS) for a determination letter that takes amendments for EGTRRA, PPA and additional changes in law into account within the applicable remedial amendment period specified by Section 401(b) of the Code (or is entitled to rely on an opinion letter from the IRS), has received a determination letter from the IRS advising that such Plan is so qualified (or is entitled to rely on an opinion letter from the IRS), and nothing has occurred that could adversely affect the qualification of such Plan and no such determination letter (or an opinion letter from the IRS) received with respect to any Plan has been revoked, nor, to the knowledge of RVB, is it reasonably expected that any such letter would be revoked. Except as disclosed in Section 2.13 of the RVB Disclosure Schedule, neither RVB nor River Valley Financial has (i) become subject to any disallowance of deductions under Sections 419 or 419A of the Code; (ii) incurred any liability for excise tax under Sections 4972, 4975, or 4976 of the Code or any liability or penalty under ERISA; or (iii) breached any of the duties or failed to perform any of the obligations imposed upon the fiduciaries or plan administrators under Title I or ERISA.

        (d)   Except as disclosed in Section 2.13 of the RVB Disclosure Schedule, each Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to RVB or River Valley Financial (other than ordinary benefit claims and administration expenses). Neither RVB nor River Valley Financial would have any liability or contingent liability if any Plan (including without limitation the payment by RVB or River Valley Financial of premiums for health care coverage for active employees or retirees, or the spouses or other family members of such active employees or retirees) were terminated or if RVB or River Valley Financial were to cease its participation therein. Except as disclosed in the RVB Disclosure Schedule, neither RVB nor River Valley Financial nor any of their affiliates or persons acting on their behalf have made any written or oral promises or statements to employees or retirees or the spouses or other family members of such employees or retirees who are now living which might reasonably have been construed by them as promising "lifetime" or other vested rights to benefits under any Plan that cannot be unilaterally terminated or modified by RVB or River Valley Financial at their discretion at any time without further obligation.

        (e)   Except as disclosed in Section 2.13 of the RVB Disclosure Schedule, in the case of each Plan which is a defined benefit plan (within the meaning of Section 3(35) of ERISA), the net fair market value of the assets held to fund such Plan equals or exceeds the present value of all accrued benefits thereunder, both vested and nonvested, on a termination basis, as determined in accordance with an actuarial costs method acceptable under Section 3(31) of ERISA.

        (f)    On a timely basis, RVB and River Valley Financial have made all contributions or payments to or under each Plan as required pursuant to each such Plan, any collective bargaining agreements or other provision for reserves to meet contributions and payments under such Plans, which have not been made because they are not yet due.

        (g)   Except as provided in the RVB Disclosure Schedule, no Plan has ever acquired or held any "employer security" or "employer real property" (each as defined in Section 407(d) of ERISA).

        (h)   Neither RVB nor River Valley Financial has ever contributed to or is obligated to contribute under any "multiemployer plan" (as defined in Section 3(37) of ERISA). Except as disclosed in Section 2.13 of the RVB Disclosure Schedule, neither RVB nor River Valley Financial has ever maintained, established, sponsored, participated in, or contributed to, any pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. Except as set forth in Section 2.13 of the RVB Disclosure Schedule, none of the Plans is a multiple employer plan (as defined in Section 413(c) of the Code) and neither RVB nor River Valley Financial has participated in or been obligated to contribute to a multiple employer plan (as defined in Section 413(c) of the Code). None of the Plans is a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

        (i)    RVB and River Valley Financial have complied with all requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), HIPAA, the Family and Medical Leave Act of 1993, as amended, the Women's Health and Cancer Rights Act of 1998, the Newborns' and Mothers' Health Protection Act of 1996 and any similar provisions of state law applicable to their employees, to the extent so required. To the extent required under HIPAA and the regulations issued thereunder, RVB and River Valley Financial have, prior to the Effective Time, performed all material obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142). Neither RVB nor River Valley Financial has unsatisfied material obligations to any employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension. Except as listed in the RVB Disclosure Schedule, neither RVB nor River Valley Financial provides or is obligated to provide health or welfare benefits to any current or future retired or former employee, or the spouse or other family member of such retired or former employee, other than any benefits required to be provided under COBRA. Each Plan is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable.

        (j)    There are no pending audits or investigations by any governmental agency involving the Plans, and to RVB's knowledge no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Plans), suits or proceedings involving any Plan, any fiduciary thereof or service provider thereto, nor to RVB's knowledge is there any reasonable basis for any such claim, suit or proceeding.

        (k)   Since January 1, 2015, there has been no amendment to, announcement by RVB or River Valley Financial relating to, or change in employee participation or coverage under, any Plan which would increase materially the expense of maintaining such Plan above the level of the expense incurred therefor for the most recent fiscal year, except for increases directly resulting from an increase in the number of persons employed by RVB or River Valley Financial or promotions of existing employees in the ordinary course of business consistent with past practice.

        (l)    Except as disclosed in the RVB Disclosure Schedule, the Mergers will not result in the payment, vesting or acceleration of any benefit under any Plan sponsored or contributed to by RVB or River Valley Financial. Except as disclosed in Section 2.13 of the RVB Disclosure Schedule, no Plan provides for "parachute payments" within the meaning of Section 280G of the Code.

        (m)  All Options have been granted, maintained and administered in such manner that they are exempt from the application of Section 409A of the Code. Neither RVB nor River Valley Financial has any liability or obligation to provide any gross-up of the tax imposed by Section 409A(a)(1)(B) of the Code.

        (n)   With respect to the River Valley Bancorp Employee Stock Ownership Plan and Trust Agreement (Amended and Restated Effective January 1, 2012) (the "ESOP"), except as set forth on Section 2.13(n) of the RVB Disclosure Schedule: (i) the ESOP constitutes a qualified plan within the meaning of Section 401(a) of the Code and the trust is exempt from federal income tax under Section 501(a) of the Code; (ii) the ESOP has been maintained and operated in compliance in all material respects with all applicable provisions of Sections 409 and 4975 of the Code and the regulations and rulings thereunder; (iii) all contributions required by such plan have been made or will be made on a timely basis; and (iv) no termination, partial termination or discontinuance of contributions has occurred without a determination by the IRS that such action does not affect the tax-qualified status of such ESOP.

        Section 2.14.    Title to Properties; Insurance.    Each of RVB, any of the Subsidiaries, and the Trust own good, marketable and indefeasible fee simple title to all real properties reflected on the RVB Financial Statements as being owned by such entities (collectively, the "Fee Real Estate"), free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the RVB Financial Statements and easements, rights-of-way, and other restrictions of record which would not materially interfere, prevent or frustrate the current use of the Fee Real Estate). A list and description of the locations of all Fee Real Estate are set forth in Section 2.14(i) of the RVB Disclosure Schedule. Except as otherwise disclosed to GABC, the Fee Real Estate is not subject to any lease, option to purchase, right of first refusal, purchase agreement or grant to any Person of any right relating to the purchase, use, occupancy or enjoyment of such property or any portion thereof. No portion of the Fee Real Estate is operated as a nonconforming use under applicable zoning codes. No portion of the Fee Real Estate is located in either a "Special Flood Hazard Area" pursuant to the Federal Insurance Rate Maps created by the Federal Emergency Management Agency or an area which is inundated by a "100 year" flood as provided by any Governmental Entity. All material leasehold interests used by RVB and River Valley Financial in their respective operations (collectively, the "Leased Real Estate" and, together with the Fee Real Estate, the "Real Estate") are held pursuant to lease agreements (collectively, the "Leases") which are valid and enforceable in accordance with their terms. True, complete and correct copies of the Leases have been provided to GABC, and a list of the Leases are set forth in Section 2.14(ii) of the RVB Disclosure Schedule. There is no breach or default by any party under any Lease that is currently outstanding, and no party to any Lease has given notice (whether written or oral) of, or made a claim with respect to, any breach or default thereunder. None of the Leased Real Estate is subject to any sublease or grant to any Person of any right to the use, occupancy or enjoyment of the property or any portion thereof. Except as set forth in Section 2.14(iii) of the RVB Disclosure Schedule, no consent under any Lease is required in connection with the transactions contemplated by this Agreement. The Real Estate complies in all material respects with all applicable private agreements, zoning codes, ordinances and requirements and other governmental laws and regulations relating thereto and there are no litigation or condemnation proceedings pending or, to the knowledge of RVB, threatened with respect to the Real Estate. All licenses and permits necessary for the occupancy and use of the Real Estate for the current use of the Real Estate have been obtained and are in full force and effect. All buildings, structures and improvements located on, fixtures contained in, and appurtenances attached to the Real Estate are in good condition and repair, subject to normal wear and tear, and no condition exists which materially interferes with the economic value or use thereof. RVB, the Subsidiaries, and the Trust have valid title or other ownership or use rights under licenses to all material intangible personal or intellectual property used by RVB, any of the Subsidiaries, or the Trust in their respective businesses free and clear of any claim, defense or right of any other person or entity that is material to RVB's, any of the Subsidiaries', or the Trust's ownership or use rights to such property, subject only to rights of the licensor pursuant to applicable license agreements, which rights do not materially adversely interfere with the use or enjoyment of such property. All insurable properties owned or held by RVB, the Subsidiaries, and the Trust are insured in such amounts, and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with companies of the same size and in the same business.

        Section 2.15.    Environmental Matters.

        (a)   As used in this Agreement, "Environmental Laws" means all local, state and federal environmental laws and regulations in all jurisdictions in which RVB, any of the Subsidiaries, or the Trust has done business or owned property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act and the Federal Toxic Substances Control Act.

        (b)   To the knowledge of RVB and River Valley Financial, neither (i) the conduct by RVB, any of the Subsidiaries, and the Trust of operations at any property, whether currently or previously owned or leased, nor (ii) any condition of any property currently or previously owned or leased by RVB, any of the Subsidiaries, or the Trust, nor (iii) the condition of any property currently or previously held by RVB, any of the Subsidiaries, or the Trust as a trust asset, violates or violated Environmental Laws in any respect, and no condition or event has occurred with respect to any such property that, with notice or the passage of time, or both, would constitute a material violation of Environmental Laws or obligate (or potentially obligate) RVB, any of the Subsidiaries, or the Trust to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. RVB, the Subsidiaries, and the Trust have not received any notice from any person or entity that RVB, any of the Subsidiaries, and the Trust or the operation of any facilities or any property currently or previously owned or leased by any of them, or currently or previously held as a trust asset, are or were in violation of any Environmental Laws or that any of them is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

        Section 2.16.    Compliance with Law.    RVB, any of the Subsidiaries, and the Trust have not engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of RVB's Management, could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect on RVB. RVB, any of the Subsidiaries, and the Trust each have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all material respects with all applicable laws and regulations. The offer and sale by RVB of the RVB Common that is issued and outstanding, and the continuing offer of RVB Common pursuant to the options and warrants that are presently outstanding and the sales of RVB Common pursuant to such options and warrants that have occurred and which may prior to the Closing Date have occurred, have been and will be either registered or qualified under the Securities Act of 1933, as amended (the "1933 Act"), and the securities laws of all states or other jurisdictions that may be applicable, or have been or will be exempt from such registration and qualification requirements. RVB, any of the Subsidiaries, and the Trust are not subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of RVB, any of the Subsidiaries, or the Trust. River Valley Financial has not received any notice of enforcement actions or criticisms since January 1, 2013 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder. RVB has not received any notice of enforcement actions or criticisms since January 1, 2013, from any regulatory agency or government authority relating to its compliance with any securities laws applicable to RVB. River Valley Financial received a rating of "satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

        Section 2.17.    Brokerage.    Except as set forth in Section 2.17 of the RVB Disclosure Schedule, there are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders' fees or similar compensation in connection with the Holding Company Merger and the Bank Merger payable by RVB or River Valley Financial.

        Section 2.18.    Material Contracts.    Except as set forth in Section 2.18 of the RVB Disclosure Schedule, each of RVB, any of the Subsidiaries, and the Trust is not a party to or bound by any oral or written (i) material agreement, contract or indenture under which it has borrowed or will borrow money (not including federal funds and money deposited, including without limitation, checking and savings accounts and certificates of deposit and borrowings from the FHLBB and the FRB); (ii) material guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and guarantees made in the ordinary course of business and letters of credit issued in the ordinary course of business; (iii) material contract, arrangement or understanding with any present or former officer, director or shareholder (except for deposit or loan agreements entered into in the ordinary course of business); (iv) material license, whether as licensor or licensee; (v) contract or commitment for the purchase of materials, supplies or other real or personal property in an amount in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) annually, or for the performance of services over a period of more than thirty (30) days and involving an amount in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) annually; (vi) joint venture or partnership agreement or arrangement; (vii) contract, arrangement or understanding with any present or former agent, consultant, representative, broker, adviser, finder, or business intermediary that, by its terms, is not terminable by RVB, any of the Subsidiaries, or the Trust, respectively, for any reason or for no reason, (A) in the case of such a person who has (or at the time of the entry into such a binding commitment had) no material relationship with any past or present officer, employee, shareholder, or director of RVB, any of the Subsidiaries, or the Trust, without the payment of any amount greater than Twenty-Five Thousand and 00/100 Dollars ($25,000.00) (in any one instance) or Fifty Thousand and 00/100 Dollars ($50,000.00) (in the aggregate), or (B) in the case of such a person who has or had such a material relationship, without the payment by reason of such termination of any amount; or (viii) material contract, agreement or other commitment not made in the ordinary course of business.

        Section 2.19.    Compliance with Americans with Disabilities Act.    (a) To the best of RVB's knowledge, RVB, the Subsidiaries, and the Trust, and their respective properties (including those held by either of them in a fiduciary capacity) are in compliance with all applicable provisions of the Americans with Disabilities Act (the "ADA"), and (b) no action under the ADA against RVB, any of the Subsidiaries, or the Trust, or any of its properties has been initiated nor, to the best of RVB's knowledge, has been threatened or contemplated.

        Section 2.20.    Absence of Undisclosed Liabilities.    Except as set forth in Section 2.20 of the RVB Disclosure Schedule, RVB, the Subsidiaries and the Trust do not have any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the RVB Financial Statements, (b) any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually is less than Fifty Thousand and 00/100 Dollars ($50,000.00) per year and which may be terminated within one year from the date of this Agreement, (c) liabilities incurred since June 30, 2015 in the ordinary course of business consistent with past practice that either alone or when considered with all similar liabilities, have not had or would not reasonably be expected have a Material Adverse Effect on RVB, (d) liabilities incurred for reasonable legal, accounting, financial advising fees and out-of-pocket expenses or fees in connection with the transactions contemplated by this Agreement, and (e) unfunded loan commitments made in the ordinary course of the River Valley Financial's business consistent with past practices.

        Section 2.21.    Deposit Insurance.    The deposits of River Valley Financial are insured by the FDIC in accordance with the Federal Deposit Insurance Act, and River Valley Financial has paid all premiums and assessments with respect to such deposit insurance.

        Section 2.22.    Absence of Defaults.    RVB, any of the Subsidiaries, and the Trust are not in violation of its respective organizational documents or to the knowledge of RVB in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to RVB's Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for defaults which would not have a Material Adverse Effect.

        Section 2.23.    Tax and Regulatory Matters.    Each of RVB, any of the Subsidiaries, and the Trust has not taken or agreed to take any action or has any knowledge of any fact or circumstance that would (a) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (b) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

        Section 2.24.    Securities Law Compliance.    Shares of RVB Common are traded on the NASDAQ Capital Market under the symbol of "RIVR." RVB has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating thereto. Since January 1, 2014, RVB has filed all reports and other documents required to be filed by it under the Securities and Exchange Act of 1934 (the "1934 Act") and the 1933 Act, including RVB's Annual Report on Form 10-K for the year ended December 31, 2014, copies of which have previously been delivered to GABC. Since January 1, 2014, all such SEC filings were true, accurate and complete in all material respects as of the dates of the filings (except for information included therein as of a certain date, which shall have been true and correct as of such date), and no such filings, at the time they were filed, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, at the time and in the light of the circumstances under which they were made, not false or misleading.

        Section 2.25.    Shareholder Rights Plan.    Other than provisions in its Articles of Incorporation, to be as amended by the Articles of Amendment, and Bylaws which may be deemed to have an anti-takeover effect, RVB does not have a shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of RVB or River Valley Financial or which may be considered an anti-takeover mechanism.

        Section 2.26.    Indemnification Agreements.    Except as set forth in Section 2.26 of the RVB Disclosure Schedule, RVB, any of the Subsidiaries, or the Trust is not a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against any liability or hold the same harmless from liability other than as expressly provided in the organizational documents of RVB, any of the Subsidiaries, or the Trust.

        Section 2.27.    Statements True and Correct.    To the best of the knowledge of RVB, none of the information supplied or to be supplied by RVB or River Valley Financial for inclusion in any documents to be filed with the FRB, the DFI, the FDIC, the SEC, or any other regulatory authority in connection with the Mergers will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

        Section 2.28.    RVB's Knowledge.    With respect to representations and warranties herein that are made or qualified as being made "to the knowledge of RVB" or words of similar import, it is understood and agreed that matters within the knowledge of any of the directors or executive officers of RVB, any of the Subsidiaries, or the Trust shall be considered to be within the knowledge of RVB.

        Section 2.29.    Nonsurvival of Representations and Warranties.    The representations and warranties contained in this Article II shall expire on the Closing Date or the earlier termination of this Agreement, and, thereafter, RVB, the Subsidiaries, and the Trust and all directors and officers of RVB, the Subsidiaries, and the Trust shall have no further liability with respect thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
GABC AND GERMAN AMERICAN

        GABC and German American hereby jointly and severally make the following representations and warranties to RVB and River Valley Financial:

        Section 3.01.    Organization and Capital Stock.

        (a)   GABC is a corporation duly incorporated and validly existing under the IBCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

        (b)   German American is a corporation duly incorporated and validly existing under the IFIA and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the capital stock of German American is owned by GABC.

        (c)   GABC has authorized capital stock of (i) 30,000,000 shares of GABC Common, no par value, of which, as of August 1, 2015, 13,259,594 shares were issued and outstanding, and (ii) 500,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding, and there has been no material change in such capitalization or issued or outstanding shares since August 1, 2015. All of the issued and outstanding shares of GABC Common are duly and validly issued and outstanding, fully paid and non-assessable.

        (d)   The shares of GABC Common that are to be issued to the holders of RVB Common pursuant to the Holding Company Merger have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and non-assessable.

        Section 3.02.    Authorization.    The Boards of Directors of GABC and German American and the sole shareholder of German American have, by all appropriate action, approved this Agreement and the Mergers and authorized the execution hereof on GABC's and German American's behalf, as applicable, by their respective duly authorized officers and the performance by each such entity of its obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of GABC or German American, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which either of them or any of their subsidiaries is bound or subject would prohibit GABC or German American from entering into and consummating this Agreement and the Mergers on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by GABC and German American and constitutes a legal, valid and binding obligation enforceable against them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors' rights or by general equitable principles. No other corporate acts or proceedings are required by law to be taken by GABC or German American to authorize the execution, delivery and performance of this Agreement. Except for any requisite approvals of the FRB, FDIC and DFI, and the SEC's order declaring effective GABC's registration statement under the 1933 Act with respect to the Holding Company Merger, no notice to, filing with, authorization by, or consent or approval of, any federal or state regulatory authority is necessary for the execution and delivery of this Agreement or the consummation of the Mergers by GABC or German American. Neither GABC nor German American is, nor will be by reason of the consummation of the transactions contemplated herein, in material default under or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, its articles of incorporation or bylaws, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which it is a party or by which it or its property is bound.

        Section 3.03.    Subsidiaries.    Each of GABC's subsidiaries is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.

        Section 3.04.    Financial Information.

        (a)   The consolidated balance sheet of GABC and its subsidiaries as of December 31, 2013 and 2014 and related consolidated statements of income, changes in shareholders' equity and cash flows for the three years ended December 31, 2014, together with the notes thereto, included in GABC's Annual Report on Form 10-K for the annual period then ended (the "10-K") and the consolidated balance sheets of GABC as of June 30, 2015, and related consolidated statements of income and cash flows included in GABC's Quarterly Report on Form 10-Q for the quarterly period then ended (the "10-Q") (together, the financial statements included in the 10-K and the 10-Q are referred to herein as the "GABC Financial Statements") have been prepared in accordance with GAAP (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of GABC and its consolidated subsidiaries as of the dates and for the periods indicated.

        (b)   Neither GABC nor German American has any material liability, fixed or contingent, except to the extent set forth in the GABC Financial Statements or incurred in the ordinary course of business since December 31, 2014.

        Section 3.05.    Absence of Changes.    Since December 31, 2014, there has not been any material adverse change in the consolidated financial condition or the consolidated results of operations or the business of GABC and its subsidiaries, taken as a whole.

        Section 3.06.    Reports.

        (a)   Since January 1, 2012, GABC and each of its subsidiaries have filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, (ii) the FRB, (iii) the FDIC, (iv) the DFI, (v) any applicable state securities or banking authorities, and (vi) any other governmental authority with jurisdiction over GABC or any of its subsidiaries. As of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed.

        (b)   GABC has filed all reports and other documents required to be filed under the 1933 Act and the Securities Exchange Act of 1934, as amended (the "1934 Act"), required to be filed by it (collectively, the "SEC Reports"). All such SEC Reports were true, accurate and complete in all material respects as of the dates of the SEC Reports, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading. GABC has made available to RVB copies of all comment letters received by GABC from the SEC since January 1, 2012 relating to the SEC Reports, together with all written responses of GABC thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by GABC, and to the knowledge of GABC, none of the SEC Reports is the subject of any ongoing review by the SEC.

        Section 3.07.    Absence of Litigation.    There is no material litigation, claim or other proceeding pending or, to the knowledge of GABC, threatened, before any judicial, administrative or regulatory agency or tribunal against GABC or any of its subsidiaries, or to which the property of GABC or any of its subsidiaries is subject, which is required to be disclosed in SEC reports under Item 103 of Regulation S-K, and which has not been so disclosed.

        Section 3.08.    Absence of Agreements with Banking Authorities.    Except as set forth in Section 3.08 of the disclosure schedule that has been prepared by GABC and delivered by GABC to RVB in connection with the execution and delivery of this Agreement (the "GABC Disclosure Schedules"), neither GABC nor any of its subsidiaries is subject to any order (other than orders applicable to bank holding companies or banks generally), or is a party to any agreement or memorandum of understanding with (or any resolution of its board of directors suggested by) any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including, without limitation the FDIC, the DFI, and the FRB, in each case that has been issued, executed or delivered on or after January 1, 2012.

        Section 3.09.    Environmental Matters.    Except as set forth on Section 3.09 of the GABC Disclosure Schedules, to the knowledge of GABC and German American, neither (i) the conduct by GABC or German American or their subsidiaries of operations at any property, whether currently or previously owned or leased, nor (ii) any condition of any property currently or previously owned or leased by GABC or German American or their subsidiaries, nor (iii) the condition of any property currently or previously held by GABC or German American or their subsidiaries as a trust asset, violates or violated Environmental Laws in any respect, and no condition or event has occurred with respect to any such property that, with notice or the passage of time, or both, would constitute a material violation of Environmental Laws or obligate (or potentially obligate) GABC or German American or their subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. GABC and German American have not received any notice from any person or entity that GABC or German American or their subsidiaries or the operation of any facilities or any property currently or previously owned or leased by any of them, or currently or previously held as a trust asset, are or were in violation of any Environmental Laws or that any of them is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

        Section 3.10.    Compliance with Law.    GABC and its subsidiaries have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all material respects with all applicable laws and regulations.

        Section 3.11.    Brokerage.    Other than GABC's engagement of Raymond James & Associates, Inc., there are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders' fees or similar compensation in connection with the Holding Company Merger or the Bank Merger payable by GABC and its subsidiaries or German American.

        Section 3.12.    Statements True and Correct.    To the best of the knowledge of GABC, none of the information supplied or to be supplied by GABC and its subsidiaries for inclusion in any documents to be filed with the FRB, the DFI, the FDIC, the SEC, or any other regulatory authority in connection with the Mergers will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

        Section 3.13.    GABC's Knowledge.    With respect to representations and warranties herein that are made or qualified as being made "to the knowledge of GABC" or words of similar import, it is understood and agreed that matters within the knowledge of any of the directors or executive officers of GABC or German American shall be considered to be within the knowledge of GABC.

        Section 3.14.    Nonsurvival of Representations and Warranties.    The representations and warranties contained in this Article III shall expire on the Closing Date or the earlier termination of this Agreement, and thereafter GABC and German American and all directors and officers of GABC and German American shall have no further liability with respect thereto.

ARTICLE IV

COVENANTS OF RVB AND RIVER VALLEY FINANCIAL

        Section 4.01.    Conduct of Business.

        (a)   From the date hereof until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or as required under applicable law in RVB's Management's reasonable judgment (provided that RVB gives GABC prompt notice that it has determined that such is required under applicable law), RVB, the Subsidiaries, and the Trust shall continue to carry on their respective businesses, and shall discharge or incur obligations and liabilities only in the ordinary course of business as heretofore conducted and, by way of amplification and not limitation with respect to such obligation, except as otherwise provided in the following subparagraphs (i) through (xxiv), RVB, any of the Subsidiaries, and the Trust will not, without the prior written consent of GABC:

            (i)  declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, except RVB's quarterly cash dividend in an amount not to exceed $0.23 per share; provided, however, RVB and GABC shall coordinate RVB's dividend schedule for the quarter in which the Closing occurs so that RVB's shareholders do not received dividends for both GABC Common and RVB Common for the same calendar quarter; or

           (ii)  issue (or agree to issue) any common or other capital stock or trust preferred securities (except for the issuance of up to 39,066 shares of RVB Common pursuant to the payment and other terms of, and upon exercise by the holders of, those stock options and warrants held by employees or directors of RVB and River Valley Financial as of the date of this Agreement) or any options, warrants or other rights to subscribe for or purchase common or any other capital stock or trust preferred securities or any securities convertible into or exchangeable for any such instruments; or

          (iii)  directly or indirectly redeem, purchase or otherwise acquire (or agree to redeem, purchase or acquire) any of the common or any other capital stock or trust preferred securities of RVB, any of the Subsidiaries, or the Trust; or

          (iv)  effect a split, reverse split, reclassification, or other similar change in, or of, any common or other capital stock or otherwise reorganize or recapitalize; or

           (v)  change the organizational documents of RVB, any of the Subsidiaries, or the Trust; or

          (vi)  except as contemplated by this Agreement, pay or agree to pay, conditionally or otherwise, any bonus, additional compensation (other than ordinary and normal bonuses and salary increases consistent with past practices) or severance benefit or otherwise make any changes out of the ordinary course of business with respect to the fees or compensation payable or to become payable to consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees of RVB, any of the Subsidiaries, or the Trust, or, except as required by law or as contemplated by this Agreement, adopt, terminate, or make any change in any Plan or other arrangement or payment made to, for or with any consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees; provided, however, that RVB and River Valley Financial may pay the fees, expenses and other compensation of consultants, advisors, investment bankers, brokers, attorneys and accountants when, if, and as earned or payable in accordance with the terms of the contracts, arrangements or understandings of RVB, any of the Subsidiaries, or the Trust entered into in the ordinary course of business; or

         (vii)  borrow or agree to borrow any material amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any material obligations of others except in the ordinary course of business or pursuant to outstanding letters of credit; or

        (viii)  make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a "Loan" and collectively, "Loans") to any one borrower, or group of affiliated or associated borrowers, if the Loan is an existing credit on the books of River Valley Financial or any subsidiary of River Valley Financial and classified or graded as "Other Loans Especially Mentioned," "Substandard," "Doubtful" or "Loss" in an amount in excess of Four Hundred Twenty-Five Thousand and 00/100 Dollars ($425,000.00) without the prior written consent of GABC, which consent shall be deemed received unless GABC shall object thereto within three (3) business days after receipt of written notice from River Valley Financial. River Valley Financial also, in respect of any one borrower or group of affiliated or associated borrowers, shall not, without the prior written consent of GABC, make, renew, modify, amend, or extend the maturity of (1) any commercial Loan in excess of Four Hundred Twenty-Five Thousand and 00/100 Dollars ($425,000.00), (2) any 1- to-4-family, residential mortgage Loan with a loan to value ratio in excess of eighty-five percent (85%) (unless private mortgage insurance is obtained) or any other 1- to-4-family, residential mortgage Loan in excess of Four Hundred Twenty-Five Thousand and 00/100 Dollars ($425,000.00), (3) any consumer Loan in excess of Fifty Thousand and 00/100 Dollars ($50,000.00); (4) any home equity Loan or line of credit in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00), (5) any credit card account in excess of Ten Thousand and 00/100 Dollars ($10,000.00); or (6) any Loan participation; provided, that River Valley Financial may take any such action in respect of any such Loan or Loans if the Chief Credit Officer of German American (or his or her designee) shall be provided with notice of the proposed action in writing at least three (3) business days prior thereto and does not object; or

          (ix)  other than U.S. Treasury obligations or asset-backed securities issued or guaranteed by United States governmental agencies or financial institution certificates of deposit insured by the FDIC, in either case having an average remaining life of five (5) years or less (except that maturities may extend to seven (7) years on variable-rate securities), purchase or otherwise acquire any investment security for the accounts of RVB, any of the Subsidiaries, or the Trust, or sell any investment security owned by either of them which is designated as held-to-maturity, or engage in any activity that would require the establishment of a trading account for investment securities; or

           (x)  increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; or

          (xi)  enter into or amend any material lease, agreement, contract or commitment out of the ordinary course of business or amend any Lease; or

         (xii)  except in the ordinary course of business, place on any of the assets or properties of RVB, any of the Subsidiaries, or the Trust any mortgage, pledge, lien, charge, or other encumbrance; or

        (xiii)  except in the ordinary course of business, cancel, release, compromise or accelerate any material indebtedness owing to RVB, any of the Subsidiaries, or the Trust, or any claims which either of them may possess, or voluntarily waive any material rights with respect thereto; or

        (xiv)  sell or otherwise dispose of any loan, loan participation, real property or any material amount of any personal property other than properties acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness to RVB, any of the Subsidiaries, or the Trust or encumber any real property by mortgage, lease, easement, or otherwise; or

         (xv)  foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon, prepared by a reliable and qualified environmental professional reasonably acceptable to GABC, which does not indicate the presence of material or reportable quantities of pollutants, contaminants or hazardous or toxic waste materials or any recognized environmental conditions at the property; provided, however, that each of RVB, any of the Subsidiaries, and the Trust shall not be required to obtain such a report with respect to single family, non-agricultural residential property of five (5) acres or less to be foreclosed upon unless it has reason to believe that such property might contain such materials or otherwise might be contaminated or subject to a recognized environmental condition; or

        (xvi)  commit any act or fail to do any act which will cause a material breach of any material lease, agreement, contract or commitment; or

       (xvii)  violate any law, statute, rule, governmental regulation or order, which violation might have a Material Adverse Effect on its business, financial condition, or earnings; or

      (xviii)  purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefor is in excess of Twenty Thousand and 00/100 Dollars ($20,000.00) individually, or Fifty Thousand and 00/100 Dollars ($50,000.00) in the aggregate for all such purchases, other than purchases of property made in the ordinary course of business in connection with loan collection activities or foreclosure sales in connection with any of River Valley Financial's loans; or

        (xix)  issue certificate(s) for shares of RVB Common to any RVB shareholder in replacement of certificate(s) claimed to have been lost or destroyed without first obtaining from such shareholder(s), at the expense of such holder(s), a surety bond from a recognized insurance company in an amount that would indemnify RVB (and its successors) against lost certificate(s) (but in an amount not less than one hundred fifty percent (150%) of the estimated per share value of the Merger Consideration under this Agreement), and obtaining a usual and customary affidavit of loss and indemnity agreement from such shareholder(s);

         (xx)  hold a special, regular or annual meeting (or take action by consent in lieu thereof) of the Board of Directors, managers or shareholders, as applicable of RVB, any of the Subsidiaries, or the Trust for the purpose of appointing or electing any new member to the Board of Directors or as a manager of RVB, any of the Subsidiaries, or the Trust (whether to fill a vacancy or otherwise) unless such new member of the Board of Directors or manager is approved in advance in writing by GABC; or

        (xxi)  make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to RVB, any of the Subsidiaries, or the Trust, surrender right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to RVB, any of the Subsidiaries, or the Trust, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, except as required by law; or

       (xxii)  merge, combine, or consolidate with or, other than in the ordinary course of business consistent with past practice, sell the assets or the securities of RVB, any of the Subsidiaries, or the Trust to any other person, corporation, or entity, effect a share exchange or enter into any other transaction not in the ordinary course; or

      (xxiii)  fail to make additions to River Valley Financial's reserves for loan losses, or any other reserve account, in the ordinary course of business and in accordance with sound banking practices; or

      (xxiv)  agree in writing to take any of the foregoing actions.

        (b)   RVB shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the RVB Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the RVB Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of RVB contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the RVB Disclosure Schedule unless GABC shall have first consented in writing with respect thereto.

        (c)   RVB shall promptly notify GABC in writing of the occurrence of any matter or event known to RVB that is, or is likely to have, a Material Adverse Effect on the business, operations, properties, assets or condition (financial or otherwise) of RVB, any of the Subsidiaries, or the Trust.

        (d)   On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, and except with the prior written approval of GABC or to the extent required under such circumstances by applicable fiduciary duties of RVB's Board of Directors under Indiana law as determined by the members thereof in good faith after advice to that effect given by counsel experienced in mergers and acquisitions under Indiana law, RVB shall neither permit nor authorize its directors, officers, employees, agents or representatives (or those of its Subsidiaries or the Trust) to, directly or indirectly, initiate, solicit or knowingly encourage, or provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or similar transaction relating to RVB (each, an "Acquisition Transaction"), any of its Subsidiaries, or the Trust or to which RVB, any of the Subsidiaries, or the Trust or their respective shareholders or members may become a party.

        (e)   RVB shall promptly communicate to GABC the terms of any inquiry, proposal, indication of interest, or offer which RVB, any of its Subsidiaries, or the Trust may receive with respect to an Acquisition Transaction and the identity of the person or entity making such inquiry or proposal. RVB shall also keep GABC reasonably informed of the status and details (including amendments or proposed amendments) of any such inquiry, proposal, indication or interest or offer. This subsection (e) shall not authorize RVB, any of its Subsidiaries, or the Trust or any of their directors, officers, employees, agents or representatives, to initiate any discussions or negotiations with respect to an Acquisition Transaction with a third party or (except as permitted by subsection (d) hereof) to furnish information to any third party or to cooperate in any way with the making of a proposal, indication of interest, or offer with respect to an Acquisition Transaction.

        (f)    RVB, the Subsidiaries, and the Trust shall maintain, or cause to be maintained, in full force and effect insurance on its properties and operations and fidelity coverage on its directors, officers and employees in such amounts and with regard to such liabilities and hazards as customarily are maintained by other companies operating similar businesses.

        Section 4.02.    Subsequent Discovery of Events or Conditions.    RVB shall, in the event RVB, any of its Subsidiaries, or the Trust obtains knowledge of the occurrence of any event or condition which would have been materially inconsistent with any of its representations and warranties made to GABC and German American under Article II had such event or condition occurred or existed (or, as to events or conditions that occurred or came into existence in whole or in part prior to the date of this

Agreement, been known to RVB, any of its Subsidiaries, or the Trust) on or before the date of this Agreement, or which would be materially inconsistent with its past or expected future satisfaction of any of its agreements or covenants included in Article IV of this Agreement, give prompt notice thereof to GABC.

        Section 4.03.    Shareholder and Other Approvals; Cooperation.

        (a)   (RVB shall submit this Agreement and the Articles of Amendment to its shareholders for approval and adoption at a special meeting to be called and held in accordance with applicable law and the Articles of Incorporation and Bylaws of RVB. Unless precluded by applicable fiduciary duties of RVB's Board of Directors under Indiana law as determined by the members thereof in good faith after advice to that effect given by counsel experienced in mergers and acquisitions under Indiana law, the Board of Directors of RVB, acting unanimously, shall recommend to RVB's shareholders that such shareholders approve and adopt the Articles of Amendment, this Agreement and the Plans of Merger and the Mergers contemplated hereby and thereby. RVB shall use its best efforts to perform and fulfill all other conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and provisions hereof. RVB shall furnish (or cause the Subsidiaries or the Trust, as applicable, to furnish) to GABC in a timely manner all information, data and documents in the possession of RVB, the Subsidiaries, and the Trust requested by GABC as may be required to obtain any necessary regulatory or other approvals of the Mergers (all of which shall be true, accurate and complete, to the best of the knowledge of their respective management) and shall otherwise cooperate fully with GABC to carry out the purpose and intent of this Agreement. RVB, any of the Subsidiaries, and the Trust shall not (a) knowingly take any action that would, or is reasonably likely to, prevent or impede the Mergers from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action or inaction that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Mergers set forth in this Agreement not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) a delay in the consummation of the Mergers except, in each case, as may be required by applicable law or regulation.

        (b)   River Valley Financial shall submit the Bank Merger Agreement to RVB, as its sole shareholder, for approval by unanimous written consent without a meeting in accordance with applicable law and the Articles of Incorporation and By-laws of River Valley Financial at a date reasonably in advance of the filing of applications for regulatory approval of the Bank Merger. The Board of Directors of River Valley Financial shall recommend approval of the Bank Merger Agreement and the Bank Merger to RVB, as the sole shareholder of River Valley Financial, and RVB, as sole shareholder of River Valley Financial, shall approve the Bank Merger Agreement and the Bank Merger.

        Section 4.04.    SEC Registration Matters.    RVB shall cooperate with GABC in the preparation and filing of the Registration Statement described by Section 5.01, and RVB and River Valley Financial shall use their reasonable best efforts in the taking of any other action required to be taken under any applicable federal or state securities laws in connection with the Mergers and shall furnish all information concerning it and its management and directors and the holders of its capital stock as may be reasonably requested in connection with any such action.

        Section 4.05.    Environmental Reports.    RVB shall cooperate with an environmental professional designated by GABC that is reasonably acceptable to RVB (the "Designated Environmental Consultant") to conduct a Phase I Environmental Site Assessment (ESA) and, if necessary, a Phase II subsurface investigation (Phase II) on all real property owned or leased (other than in connection with the operation of ATMs located on leased real estate) by RVB, any of the Subsidiaries, or the Trust as of the date of this Agreement, and (except as otherwise provided in Section 4.01.(a)(xv)) any real property acquired or leased (other than in connection with the operation of ATMs located on leased real estate) by RVB, any of the Subsidiaries, or the Trust after the date of this Agreement (collectively, the "RVB Property"). German American shall be responsible for the costs of the Phase I's and German American and River Valley Financial shall each be responsible for 50% of the costs of any Phase II's.

        The Designated Environmental Consultant shall prepare a DRAFT Phase I ESA report(s) identifying potential Recognized Environmental Conditions (RECs) in connection with any RVB Property. GABC shall furnish to RVB the draft Phase I ESA report(s) that it receives with respect to any RVB Property promptly upon GABC's receipt of such draft report, but in no event later than five (5) business days after its receipt thereof. RVB shall provide to GABC any comments or concerns in connection with the draft Phase I ESA within five (5) business days following its receipt of the draft report from GABC. GABC shall furnish the Final Phase I ESA report(s) promptly upon GABC's receipt of such report, but in no event later than five (5) business days after its receipt thereof.

        The Designated Environmental Consultant shall provide any proposed recommendations in connection with the Final Phase I ESA in a separate letter. GABC shall furnish a copy of the proposed recommendations promptly upon GABC's receipt, but in no event later than five (5) business days after its receipt thereof. RVB shall provide any comments or concerns in connection with the proposed recommendations within five (5) business days after its receipt of such recommendations from GABC. If GABC reasonably determines after collaborating with and considering any comments from RVB that a Phase II subsurface investigation is required as to any RVB Property based on the Final Phase I ESA report prepared by the Designated Environmental Consultant, and should GABC order the Designated Environmental Consultant to perform such further investigatory procedures, RVB, the Subsidiaries, and the Trust shall cooperate with such further investigatory procedures.

        Should GABC, on the basis of the results of any Phase II Report(s) prepared by the Designated Environmental Consultant, reasonably determine that (A) the aggregate costs of taking all remedial and corrective actions and measures (1) required by applicable law, or (2) recommended by the Phase II Report(s), in the aggregate (including the aggregate costs of the taking of the further investigative procedures and the obtaining of the Phase II Report(s) of the results thereof), would exceed the sum of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), or (B) that the sum of such costs identified in clause (A) cannot be reasonably estimated with any degree of certainty but could reasonably exceed the sum of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) in the aggregate, then GABC shall have the right pursuant to Section 7.04 hereof to terminate this Agreement immediately by giving RVB notice of termination, specifying the basis under this Section 4.05 for doing so, without further obligation.

        Section 4.06.    Access to Information.

        (a)   RVB, the Subsidiaries, and the Trust shall permit GABC and its consultants reasonable access to their properties to perform any investigations, tests, surveys reasonably required by GABC and shall disclose and make available to GABC all books, documents, papers and records relating to their assets, stock, ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including general ledgers), tax records, minute books of directors', managers' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, trust files, investments files, filings with any regulatory authority, accountants' workpapers, litigation files, plans affecting employees, and any other business activities or prospects in which GABC may have a direct or an indirect interest in light of the transactions contemplated by this Agreement; provided that such access or investigation shall not interfere unnecessarily with the operations of RVB and River Valley Financial or their Subsidiaries or the Trust.

        (b)   During the period from the date of this Agreement to the Effective Time or the date this Agreement is terminated pursuant to Article VII, RVB will cause one or more of its or River Valley Financial's designated representatives to confer on a regular basis with the Chief Executive Officer of GABC, or any other person designated in a written notice given to RVB by GABC pursuant to this Agreement, to report the general status of the ongoing operations of RVB, the Subsidiaries, and the Trust. RVB will promptly notify GABC of any material change in the normal course of the operation of its business or properties and of any regulatory complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving RVB, any of the Subsidiaries, or the Trust, and will keep GABC fully informed of such events.

        Section 4.07.    Title to Real Estate.    RVB shall provide copies of all existing title policies with respect to any parcel of Fee Real Estate to GABC and any other title information reasonably requested by GABC. GABC shall have the right to obtain updated title insurance commitments with respect to any parcel of Fee Real Estate from a national title company selected by GABC (the "Title Company"), showing the condition of title to any parcel of the Fee Real Estate. GABC may also obtain surveys of any parcel of the Fee Real Estate prepared in accordance with ALTA Minimum Standard Detail Requirements. If GABC becomes aware of any material defect, whether disclosed by a title commitment, survey or otherwise, that GABC reasonably deems unacceptable other than Standard Permitted Exceptions, GABC may notify RVB of such defect prior to the Closing Date. The term "Standard Permitted Exceptions" shall include (i) liens for real estate taxes and assessments not yet delinquent; and (ii) utility, access and other easements, rights of way, restrictions and exceptions existing on the Fee Real Estate as shown in the title commitments or surveys, none of which impair such real property for the use and business being conducted thereon in any material respect. RVB shall have ten (10) days after receipt of GABC's notice to cure or remove any such unacceptable defects. If RVB does not cure or remove such defects within said period, GABC may either (i) terminate this Agreement pursuant to Section 7.04 hereof immediately by giving RVB notice of termination, specifying the basis under this Section 4.07 for doing so, without further obligation, or (ii) waive such defects and continue the transactions contemplated by this Agreement. At the Closing and as a condition thereto, GABC shall receive the following evidence of title with respect to any parcels of the Fee Real Estate reasonably deemed necessary by GABC (collectively, the "Title Policies"): (i) owner's policies of title insurance (or signed marked-up proforma policies or commitments binding coverage) issued by the Title Company, in amounts reasonably designated by GABC, showing a good and marketable title in the Fee Real Estate, subject only to Standard Permitted Exceptions and other exceptions reasonably acceptable to GABC, including any endorsements reasonably required by GABC and dated no earlier than the Closing Date, or (ii) such endorsements to existing title policies held by RVB, any of the Subsidiaries, or the Trust reasonably required by GABC, including, without limitation, date-down endorsements and non-imputation endorsements.

        Section 4.08.    Confidentiality.    RVB, the Subsidiaries, and the Trust shall use commercially reasonable efforts to cause their respective officers, employees, and authorized representatives to hold in strict confidence all confidential data and information obtained by them from GABC or German American, unless such information (a) was already known to RVB, any of the Subsidiaries, or the Trust, (b) becomes available to RVB, any of the Subsidiaries, or the Trust from other sources, (c) is independently developed by RVB, any of the Subsidiaries, or the Trust, (d) is disclosed by RVB, any of the Subsidiaries or the Trust with and in accordance with the terms of prior written approval of GABC, or (e) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. RVB, the Subsidiaries, and the Trust further agree that, in the event this Agreement is terminated, they will return to GABC, or destroy, all information obtained by RVB, the Subsidiaries, and the Trust from GABC or German American, including all copies made of such information by RVB, the Subsidiaries, and the Trust. This provision shall survive the Closing Date or the earlier termination of this Agreement.

        Section 4.09.    Fairness Opinion.    On the date hereof or as soon as reasonably practicable following the date hereof, RVB shall use its reasonable efforts to procure the written opinion of KBW to the Board of Directors of RVB to the effect that, as of the date of this Agreement, the Merger Consideration to be paid in the Holding Company Merger, is fair, from a financial point of view, to the holders of RVB Common (the "RVB Fairness Opinion"). The RVB Fairness Opinion shall be included in the Proxy Statement/Prospectus included as part of the Registration Statement described by Section 5.01.

        Section 4.10.    Short-Swing Trading Exception.    RVB's Board of Directors shall adopt such resolutions as are necessary to cause any shares of RVB Common owned by executive officers and directors of RVB and canceled in the Merger to qualify for the exemptions provided in Rule 16b-3(d) under the 1934 Act.

        Section 4.11.    Dividend Reinvestment Plan.    RVB shall terminate its participation in Computershare CIB, A Direct Stock Purchase and Dividend Reinvestment Plan effective no later than the Effective Time.

        Section 4.12.    Complete Freezing of Pentegra Plan.    RVB shall take whatever steps are necessary to freeze the Pentegra Plan as of December 31, 2015, so that the accrual of additional benefits under the Pentegra Plan shall cease as of December 31, 2015.

        Section 4.13.    Additional Financial Information.    RVB shall furnish to GABC prior to the Closing the consolidated balance sheets of RVB as of December 31, 2015 and related consolidated statements of income, changes of shareholders' equity and cash flows for the year ended December 31, 2015 (without footnotes), prepared in accordance with GAAP, and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of RVB in all material respects as of the dates and for the periods indicated. RVB shall provide GABC with an opportunity to discuss such financial statements with RVB and BKD, LLP prior to the Closing, the results of which are reasonably satisfactory to GABC.

ARTICLE V

COVENANTS OF GABC AND GERMAN AMERICAN

        Section 5.01.    Regulatory Approvals and Registration Statement.

        (a)   GABC shall as promptly as practicable file or cooperate with RVB and River Valley Financial in filing all regulatory applications required in order to consummate the Mergers, including all necessary applications or notices for the prior approvals of the FRB, the DFI and the FDIC. GABC shall keep RVB reasonably informed as to the status of such applications or notices and promptly send or deliver copies of such applications or notices, and of any supplementally filed materials, to counsel for RVB.

        (b)   GABC shall file as promptly as practicable with the SEC the registration statement relating to the shares of GABC Common to be issued to the shareholders of RVB pursuant to this Agreement (the "Registration Statement"), and shall use its best efforts to cause it to become effective as soon as practicable and thereafter, until the date of the shareholder meeting of RVB at which the Merger will be submitted to a vote, or termination of this Agreement, to keep the same effective. At the time the Registration Statement becomes effective, the form of the Registration Statement shall comply in all material respects with the provisions of the 1933 Act and the published rules and regulations thereunder, and shall (to the best of the knowledge of GABC) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading. At the time of the mailing thereof to the shareholders and at the time of any shareholders meeting, the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall (to the best of the knowledge of GABC) not contain any untrue statement of a material fact or omit to state any material fact regarding GABC, German American or the Holding Company Merger necessary to make the statements therein not false or misleading. GABC shall promptly and properly prepare and file any other filings required under the 1934 Act relating to the Mergers, or otherwise required of it under the 1934 Act prior to the Effective Time.

        Section 5.02.    Subsequent Discovery of Events or Conditions.    GABC shall, in the event it or German American obtains knowledge of the occurrence of any event or condition which would have been materially inconsistent with any of its representations and warranties made to RVB under Article III had such event or condition occurred or existed (or, as to events or conditions that occurred or came into existence in whole or in part prior to the date of this Agreement, been known to GABC or German American) on or before the date of this Agreement, or which would be materially inconsistent with its past or expected future satisfaction of any of its agreements or covenants included in Article V of this Agreement, give prompt notice thereof to RVB.

        Section 5.03.    Consummation of Agreement.    GABC shall use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and conditions of this Agreement.

        Section 5.04.    Preservation of Business.    GABC shall: (a) conduct its business substantially in the manner as is presently being conducted and in the ordinary course of business and not amend its articles of incorporation in any manner that requires the approval of shareholders of GABC under the IBCL; (b) file, and cause its subsidiaries to file, all required reports with applicable regulatory authorities; (c) comply with all laws, statutes, ordinances, rules or regulations applicable to it and to the conduct of its business, the noncompliance with which results or could result in a Material Adverse Effect on the financial condition, results of operation, business, assets or capitalization of GABC on a consolidated basis; and (d) comply in all material respects with each contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party by which it is or may be subject or bound, the breach of which could result in a Material Adverse Effect on the financial condition, results of operations, business, assets or capitalization of GABC on a consolidated basis. GABC shall promptly notify RVB in writing of the occurrence of any matter or event known to GABC that is, or is likely to have a Material Adverse Effect on the businesses, operations, properties, assets or condition (financial or otherwise) of GABC and its subsidiaries on a consolidated basis.

        Section 5.05.    Representation on GABC Board and German American Regional Advisory Board.

        (a)   GABC shall cause one (1) person who is currently a member of the RVB Board of Directors (who shall be chosen by GABC after the opportunity for consultation regarding its choice having been afforded to RVB) to be appointed to the GABC Board of Directors at the monthly meeting following the Closing Date, and no later than thirty (30) days after the Closing Date. The person appointed will then be nominated for election to serve for a term of three (3) years at the first annual meeting of the shareholders of GABC for which nominations remain open following the person's appointment.

        (b)   GABC shall cause all independent directors who are currently members of the River Valley Financial Board of Directors, other than the director appointed to GABC's Board of Directors pursuant to Section 5.05(a) hereof, to be appointed to a newly-created Regional Advisory Board of German American, as soon as practicable after the Effective Time, and in no event later than thirty (30) days after the Effective Time.

        Section 5.06.    Employee Benefit Plans and Employee Payments.

        (a)   GABC and GABC's subsidiaries, as applicable, shall provide compensation and benefits to the officers and employees of RVB, any of the Subsidiaries, or the Trust who continue as employees of GABC or any of GABC's subsidiaries after the Effective Time ("Continuing Employees") that are generally comparable to those provided to similarly situated employees of GABC and GABC's subsidiaries.

        (b)   GABC and GABC's subsidiaries, as applicable, shall cause Continuing Employees to receive credit for prior service with RVB, any of the Subsidiaries, or the Trust for purposes of eligibility and vesting (but not for purposes of accrual of benefits) under those GABC and German American employee benefit plans (in effect as of the Effective Time) that are made available to such Continuing

Employees; provided, however, that in no event will any credit be given to the extent it would result in the duplication of benefits for the same period of service. Except as otherwise provided herein, GABC may determine to keep RVB's or River Valley Financial's separate benefit plans in effect for the Continuing Employees through the last day of 2016, or thereafter, even if the Effective Time occurs prior to the last day of 2016, if permitted by applicable law and the provisions of such plans; provided, however, that, to the extent that GABC determines, in its sole discretion, that RVB or River Valley Financial's employee benefit plans should be terminated, either as of the Effective Time or such later time as GABC may determine is appropriate, Continuing Employees shall become eligible to participate in the employee benefit plans of GABC or German American upon such termination, subject to the terms and conditions of such plans. To the extent that the initial period of coverage for Continuing Employees under any GABC or German American health and dental plan is not a full twelve (12) month period of coverage, such benefit plans shall provide credit for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding and comparable RVB or River Valley Financial plan during the balance of such twelve (12) month period of coverage provided that GABC can obtain, in a manner reasonably satisfactory to GABC, the necessary data.

        (c)   After the Effective Time, RVB's and River Valley Financial's sick time and vacation time policies shall terminate and all Continuing Employees shall be subject to GABC's paid-time-off policy. Notwithstanding the foregoing, all accrued and unpaid sick and vacation time of Continuing Employees at the Effective Time, up to but not beyond two hundred (200) hours per Continuing Employee, shall be carried over to GABC's paid-time-off policy.

        (d)   Until the Effective Time, RVB, any of the Subsidiaries, and the Trust, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA ("COBRA") for eligible employees who incur a qualifying event before the Effective Time. GABC or a GABC subsidiary, whichever is applicable, shall after the Effective Time be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of RVB, any of the Subsidiaries, or the Trust who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of RVB, any of the Subsidiaries, or the Trust who incurs a qualifying event before the Effective Time.

        (e)   GABC or German American intends to retain substantially all of the employees of RVB, any of the Subsidiaries, or the Trust after the Effective Time. Except for those employees entitled to the benefits set forth in Section 5.06(n) hereof, those employees of RVB, any of the Subsidiaries, or the Trust, as of the Effective Time (i) who GABC or its subsidiaries elect not to employ after the Effective Time or who become Continuing Employees but are terminated by German American (or a subsidiary of German American) other than for cause within twelve (12) months after the Closing Date, and (ii) who sign and deliver a Termination and Release Agreement in the form attached hereto as Exhibit 5.06(e), shall be entitled to a severance payment (payable, net of deductions, in a lump-sum payment promptly upon termination of employment and provided that they have satisfied the applicable conditions for such payment) equal to one (1) week of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with RVB, any of the Subsidiaries, or the Trust, and their successors, with a minimum of twelve (12) weeks. In addition, any such terminated employees shall be entitled to their accrued paid-time-off and to continuation coverage under German American's group health plans as required by COBRA, subject to timely election and payment of the applicable COBRA premium by such terminated employees.

        (f)    Nothing in this Section shall be deemed to apply to employees other than those described in this Section, or to limit or modify GABC's or German American's at-will employment policy or any employee's at-will employment status. It is understood and agreed between the parties that all provisions contained in this Agreement with respect to employment, employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and do not and shall not create any right in any other Person, including, but not limited to, any Continuing Employee, any participant in any benefit or compensation plan or any beneficiary thereof. Nothing in this Agreement shall be deemed to constitute an amendment of any employee benefit plan of GABC or German American, nor shall it limit the right of RVB, River Valley Financial, GABC or German American from amending or terminating their respective employee benefit plans from time to time.

        (g)   As to RVB's welfare benefit plans:

            (i)  To the extent allowable under the plans, all fully insured welfare benefit plans (including, but not limited to, health, dental/vision, life/AD&D, LTD) currently sponsored by RVB shall continue as separate plans after the Effective Time, until such time as GABC determines, in its sole discretion, that it will terminate any or all of such plans.

           (ii)  As of the Effective Time RVB shall take, or cause to be taken, all actions necessary to assign any and all applicable group insurance policies to GABC and to provide GABC all necessary financial, enrollment, eligibility, contractual and other information related to its welfare benefit plans to assist GABC in the administration of such plans.

          (iii)  From the date of this Agreement through the Effective Time, RVB shall continue to pay the applicable insurance premiums necessary to continue the benefits under RVB's fully insured welfare benefit plans.

          (iv)  The directors of RVB will continue to be offered the opportunity to purchase health insurance under River Valley Financial's health insurance program, subject to each director timely paying 100% of the cost of the premium for such health insurance, until River Valley Financial's health insurance program is terminated; provided, however, that the opportunity to purchase health insurance shall end prior to the termination of River Valley Financial's health insurance program if the carrier that insures River Valley Financial's health insurance program ceases to, or otherwise does not, permit the directors of RVB to purchase health insurance under River Valley Financial's health insurance program.

        (h)   As to the River Valley Bancorp, Inc. 401(k) Plan (the "RVB 401(k) Plan"):

            (i)  RVB shall continue to make all matching employer contributions which it is required to make to the RVB 401(k) Plan, including elective deferral contributions of those RVB 401(k) Plan participants who are employed by RVB or its Subsidiaries, as well as an employer matching contribution of no more than 4.5% of the salary of each 401(k) participant hired after September 1, 2005, which may need to be made post-Closing under the terms of the RVB 401(k) Plan. In addition, RVB shall continue in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to RVB as described in ERISA Sec. 412; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the RVB 401(k) Plan.

           (ii)  RVB, by resolution of its directors prior to the Closing, shall amend the RVB 401(k) Plan to permit employees hired before September 1, 2005, to receive allocations of matching contributions in accordance with the terms of the RVB 401(k) Plan, effective with respect to the employees' elective deferral contributions made to the RVB 401(k) Plan starting January 1, 2016.

          (iii)  GABC or one of its subsidiaries, as directed by GABC, shall assume the sponsorship of the RVB 401(k) Plan, effective as of the Effective Time. RVB and River Valley Financial shall undertake all such actions directed by GABC as may be necessary or appropriate, including, without limitation, notifying and signing documents requested by service providers for the RVB 401(k) Plan, in order to effectuate the assumption of the sponsorship of the RVB 401(k) Plan by GABC or one of its subsidiaries as of the Effective Time.

          (i)  Prior to the Effective Time with respect to the ESOP:

            (i)  RVB, by resolution of its directors, shall terminate the ESOP as of the day before the Effective Time. As soon as practical following the approval of the Holding Company Merger by RVB's shareholders, RVB shall prepare a request for a determination letter from the IRS to the effect that the termination of the ESOP does not affect its tax-qualified status. Such determination letter request shall be filed by RVB as soon as practical following the approval of the Holding Company Merger by RVB's shareholders. GABC shall not take any action or refrain from taking any action that would delay the receipt of such favorable determination letter. Upon receipt of such favorable determination letter, GABC shall promptly process distributions to participants and beneficiaries with respect to the ESOP. To the extent any notifications or applications with the IRS to comply with the provisions of this Section 5.06(i) are required to be filed after the Closing Date, GABC shall promptly make such notifications or applications.

           (ii)  RVB shall continue to make annual employer contributions of $100,000 to the ESOP, paid on a pro rata basis for the year in which the Closing occurs. In addition, RVB shall continue in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to RVB as described in ERISA Sec. 412; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the ESOP.

        (j)    Prior to the Closing Date, River Valley Financial shall terminate the Amended and Restated Director Deferred Compensation Master Agreement between River Valley Financial and participants therein (the "Deferred Compensation Plan") in accordance with Treasury Regulation §1.409A-3(j)(4)(ix)(B). The present value of each participant's benefit shall be distributed in a lump sum on the date of termination consistent with Section XII of the Deferred Compensation Plan, as disclosed in the RVB Disclosure Schedule.

        (k)   From and after the date of this Agreement, RVB shall not award any additional equity grants or awards of any kind under any of the RVB Stock Option Plans or the River Valley Bancorp Recognition and Retention Plan and Trust under any other arrangement. Prior to the Effective Time, RVB shall use its best efforts, including using its best efforts to obtain any necessary consents from optionees, with respect to the RVB Stock Option Plans, to permit the conversion of each outstanding stock option into cash as provided in Section 1.03(d), and from grantees of restricted stock awards under the River Valley Bancorp Recognition and Retention Plan and Trust to permit the vesting of restricted shares and exchange for the Merger Consideration as provided in Section 1.03(d). RVB shall take action prior to the Effective Time to cause the termination of the RVB Stock Option Plans as of the Effective Date.

        (l)    Immediately on or prior to the Effective Time, RVB shall, subject to the occurrence of the Effective Time, terminate the 2014 River Valley Financial Bank Incentive Plan and the 2015 River Valley Financial Bank Incentive Plan, and any amounts accrued thereunder shall be paid in a lump sum on or prior to the Effective Time.

        (m)  Prior to the Effective Time, River Valley Financial shall, subject to the occurrence of the Effective Time, terminate the River Valley Financial Bank Supplemental Life Insurance Agreement, in accordance with its terms and conditions.

        (n)   River Valley Financial agrees to pay out all amounts payable pursuant to the employment agreements with River Valley and River Valley Financial dated November 20, 2007, as amended, of (i) Matthew P. Forrester, (2) Anthony D. Brandon, and (ii) John Muessel (collectively, the "Employment Agreements"), as identified in the RVB Disclosure Schedule as if the change in control payments contemplated by the Employment Agreements had been triggered by the Merger, provided that Messrs. Forrester, Brandon and Muessel shall each enter into a Release With Respect to

Employment Agreement in the form of Exhibit 5.06(n) hereto, respectively. Such payments will be made in a lump sum no later than the Effective Time.

        (o)   As of October 27, 2015, RVB shall cause River Valley Financial to take any and all action to amend that certain River Valley Financial Bank Salary Continuation Agreement with Matthew P. Forrester ("Salary Continuation Agreement") to eliminate the acceleration of benefits under that Agreement upon a termination of employment after a Change in Control to the extent permitted under Section 409A of the Code. GABC agrees to assume the Salary Continuation Agreement with Matthew P. Forrester as of the Effective Time and to honor its terms from and after that date.

        (p)   German American will assume and honor the terms of the River Valley Financial Bank Split Dollar Insurance Plan.

        (q)   As to the RVB portion of the Pentegra Plan:

            (i)  RVB, by resolution of its directors, and by other actions prescribed or requested by the administrator of the Pentegra Plan, and by providing timely notification to affected participants, shall cause the RVB portion of the Pentegra Plan to be amended so as to cease the future accrual of benefits effective December 31, 2015.

           (ii)  GABC intends to have GABC or one its subsidiaries, as directed by GABC, assume the sponsorship of the RVB portion of the Pentegra Plan. Accordingly, upon receipt of direction from GABC prior to the Closing Date that GABC or one its subsidiaries will assume the sponsorship of the RVB portion of the Pentegra Plan, River Valley Financial, by resolution of its directors, shall transfer sponsorship of its participation in the Pentegra Plan to GABC or one of GABC's subsidiaries, as directed by GABC, and RVB and River Valley Financial also shall undertake all such other actions as may be necessary or appropriate, including, without limitation, notifying and signing documents requested by the administrator of the Pentegra Plan, in order to effectuate the assumption of the sponsorship of the RVB portion of the Pentegra Plan by GABC or one of its subsidiaries as of the Effective Time.

          (iii)  In lieu of assuming sponsorship of the RVB portion of the Pentegra Plan, GABC retains the option and sole discretion, prior to the Closing Date: (A) to direct RVB to withdraw from the Pentegra Plan and to direct RVB to pay to the Pentegra Plan the amount associated with such withdrawal; (B) if GABC decides to establish a successor plan, to direct RVB to notify the administrator of the Pentegra Plan that a successor plan will be established and to direct RVB to pay to the Pentegra Plan the amount associated with the establishment of a successor plan that will maintain the RVB portion of the Pentegra Plan; or (C) to direct RVB to undertake one or more other actions that are or become available with respect to the future of the RVB portion of the Pentegra Plan. RVB agrees to follow such directions from GABC and to complete and make effective all actions directed by GABC not later than the Effective Time.

        Section 5.07.    Indemnification and Insurance.

        (a)   GABC shall indemnify and hold harmless (including the advancement of expenses as incurred) each present and former director, manager and officer of RVB, each of the Subsidiaries, and the Trust (each, an "Indemnified Party") following the Effective Time, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the same extent (and subject to the making of the same findings as to eligibility for such indemnification and/or advancement of expenses) that such Indemnified Party would have been indemnified (or entitled to advancement of expenses) as a director, manager or officer of RVB, any of the Subsidiaries, or the

Trust, under applicable Indiana law or any organizational documents of RVB, any of the Subsidiaries, or the Trust as in effect as of the date of this Agreement.

        (b)   GABC shall cause the persons serving as officers, managers and directors of RVB, each of the Subsidiaries, and the Trust immediately prior to the Effective Time to be covered for a period of three (3) years after the Effective Time by the directors' and officers' liability insurance policy currently maintained by River Valley Financial (the "Existing Policy") or by a comparable or better policy (the "Replacement Policy"). Prior to the Effective Time, as instructed by GABC, River Valley Financial shall cause the applicable broker of record for its Existing Policy to be assigned to GABC's designee. Such assignment in favor of GABC's designee shall be executed by River Valley Financial with sufficient time to allow GABC and its designee to place the insurance required by this Section. The Existing Policy or Replacement Policy, subject to policy terms and conditions, shall provide coverage with respect to covered acts or omissions occurring prior to the Effective Time; provided, however, that GABC shall not be required to pay annual premiums for the Existing Policy (or for any Replacement Policy) in excess of one hundred fifty percent (150%) of the annual premium for the current annual term of the Existing Policy (the "Maximum Amount"); and, provided, further, however, that, if notwithstanding the use of reasonable efforts to do so, GABC is unable to maintain or obtain the insurance called for by this Section 5.07(b), GABC shall obtain as much comparable insurance as is available for the Maximum Amount. GABC's obligations within this Section 5.07(b) apply solely and exclusively to the Existing Policy at current limits of insurance, as well as its other terms, conditions, exclusions and annual premium as of the date of this Agreement, and which must be continuously maintained in force by River Valley Financial without interruption, cancellation or amendment until the Effective Time or GABC's obligations within this Section shall cease.

        (c)   The provisions of this Section 5.07 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

        (d)   In the event that either GABC or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of GABC shall assume the obligations set forth in this Section 5.07.

        Section 5.08.    Short-Swing Trading Exemption.    Prior to the Closing Date, the Board of Directors of GABC shall adopt such resolutions as necessary to cause any shares of GABC Common Stock to be received by executive officers and directors of GABC as part of the Merger Consideration to qualify for the exemptions provided in Rule 16b-3(d) under the 1934 Act.

        Section 5.09.    Community Involvement.    In 2016 and 2017, GABC shall cause German American to donate to not-for-profit organizations in the banking markets served by River Valley Financial at levels and in a manner materially consistent with River Valley Financial's past practice.

        Section 5.10.    Trust Preferred Securities.    Upon the Effective Time, GABC shall assume the due and punctual performance and observance of the covenants and conditions to be performed by RVB under the Indenture dated as of March 26, 2003 (the "Indenture") between RVB and U.S. Bank National Association , as Trustee, relating to Capital Securities due March 26, 2033 (the "Capital Securities") and the due and punctual payments of the principal of and premium, if any, and interest on the Capital Securities, as required by Article XI of the Indenture. In connection therewith, GABC shall execute and deliver any supplemental indentures, and the parties hereto shall provide any opinion of counsel to the trustee thereof, required to make such assumptions effective.

        Section 5.11.    Updated GABC Disclosure Schedules.    GABC shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective

Time, the GABC Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the GABC Disclosure Schedules or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of GABC contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the GABC Disclosure Schedules unless RVB shall have first consented in writing with respect thereto.

ARTICLE VI

CONDITIONS PRECEDENT TO THE MERGER

        Section 6.01.    Conditions of GABC's and German American's Obligations.    The obligations of GABC and German American to effect the Mergers shall be subject to the satisfaction (or waiver by GABC and German American) prior to or on the Closing Date of the following conditions:

        (a)   The representations and warranties made by RVB and River Valley Financial in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of RVB, except for those included in Sections 2.01, 2.02 and 2.06, inclusive, hereof, shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of RVB or River Valley Financial, has had or would result in a Material Adverse Effect on RVB, any of the Subsidiaries, or the Trust.

        (b)   RVB, the Subsidiaries, and the Trust shall have performed and complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement.

        (c)   The shareholders of RVB shall have approved and adopted the Articles of Amendment, this Agreement and the Holding Company Plan of Merger as required by applicable law and its Articles of Incorporation.

        (d)   No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any bank regulatory authority, governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers, which makes the consummation of the Mergers illegal.

        (e)   All necessary regulatory approvals, consents, authorizations and other approvals required by law or stock market requirements for consummation of the Mergers shall have been obtained and shall remain in full force and effect, and all statutory or regulatory waiting periods in respect thereof shall have expired, and no such approvals shall contain any burdensome conditions, stipulations, restrictions or requirements which GABC reasonably determines in good faith would materially adversely affect the consolidated financial condition, earnings, business, properties or operations of RVB, any of the Subsidiaries, or the Trust.

        (f)    GABC shall have received the environmental reports required by Section 4.05 and 4.01(a)(xv) hereof and shall not have elected, pursuant to Section 4.05 hereof, to terminate and cancel this Agreement.

        (g)   GABC shall have received from RVB on or prior to the Closing the items and documents, in form and content reasonably satisfactory to GABC, set forth in Section 1.09(a) hereof.

        (h)   The Registration Statement shall be effective under the 1933 Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC.

        (i)    GABC shall have obtained an opinion of Bingham Greenebaum Doll LLP, in form and substance reasonably acceptable to the parties, dated on or about the date the Proxy Statement/Prospectus is delivered to the RVB shareholders to the effect that the Mergers effected pursuant to this Agreement shall constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinion shall be based upon factual representations received by counsel from RVB and GABC, which representations may take the form of written certifications.

        (j)    The Title Company shall have agreed to issue the Title Policies at the Closing.

        (k)   GABC and RVB shall have received a letter of tax advice, in a form satisfactory to GABC and its advisors and RVB, from RVB's outside, independent certified public accountants to the effect that any amounts that are paid by River Valley Financial or RVB before the Effective Time, or required under the Employment Agreements, or this Agreement (or other plans or agreements entered into in connection with this Agreement) to be paid at or after the Effective Time, to Persons who are disqualified individuals in respect of RVB, its Subsidiaries or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code.

        Section 6.02.    Conditions of RVB's and River Valley Financial's Obligations.    RVB's and River Valley Financial's obligations to effect the Mergers shall be subject to the satisfaction (or waiver by RVB and River Valley Financial) prior to or on the Closing Date of the following conditions:

        (a)   The representations and warranties made by GABC and German American in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of GABC shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of GABC, has had or would result in a Material Adverse Effect on GABC.

        (b)   GABC and German American shall each have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement.

        (c)   The shareholders of RVB shall have approved and adopted the Articles of Amendment, this Agreement and the Holding Company Plan of Merger as required by applicable law and its Articles of Incorporation.

        (d)   No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any bank regulatory authority, other governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, enforced or deemed applicable to the Mergers, which makes the consummation of the Mergers illegal.

        (e)   All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the Mergers shall have been obtained and all waiting periods required by law shall have expired.

        (f)    RVB shall have received from GABC at the Closing the items and documents, in form and content reasonably satisfactory to RVB, listed in Section 1.09(b) hereof.

        (g)   The Registration Statement shall be effective under the 1933 Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC.

        (h)   RVB shall have obtained an opinion of Bingham Greenebaum Doll LLP, in form and substance reasonably acceptable to the parties, dated on or about the date the Proxy Statement/Prospectus is delivered to the RVB shareholders to the effect that the Mergers effected pursuant to this Agreement shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that no gain or loss will be recognized by shareholders of RVB to the extent they receive shares of GABC Common in the Holding Company Merger in exchange for their shares of RVB Common, except that gain or loss will be recognized with respect to any cash received. Such opinion shall be based upon factual representations received by counsel from RVB and GABC, which representations may take the form of written certifications.

        (i)    GABC and RVB shall have received a letter of tax advice, in a form satisfactory to GABC and its advisors and RVB, from RVB's outside, independent certified public accountants to the effect that any amounts that are paid by River Valley Financial or RVB before the Effective Time, or required under the Employment Agreements, or this Agreement (or other plans or agreements entered into in connection with this Agreement) to be paid at or after the Effective Time, to Persons who are disqualified individuals in respect of RVB, its Subsidiaries or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code.

        (j)    The shares of GABC Common issued in the Holding Company Merger shall be eligible for trading on the NASDAQ Global Market.

ARTICLE VII

TERMINATION OR ABANDONMENT

        Section 7.01.    Mutual Agreement.    This Agreement may be terminated by the mutual written agreement of RVB and GABC, approved by their respective Boards of Directors, at any time prior to the Effective Time, regardless of whether shareholder approval of this Agreement and the Mergers by the shareholders of RVB shall have been previously obtained.

        Section 7.02.    By Unilateral Action.    Either party may, in addition to any other remedies to which such party may be entitled, terminate this Agreement at any time prior to the Effective Time and abandon the Mergers, if such party's Board of Directors determines that:

        (a)   either

            (i)  the other party has breached any representation or warranty contained herein (other than those breaches that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the other party), which breach cannot be cured, or has not been cured within thirty (30) days after the giving of written notice to such party of such breach; or

           (ii)  the other party has breached in any material respect any of the covenants or agreements contained herein, which breach cannot be cured, or has not been cured within thirty (30) days after the giving of written notice to the other party of such breach; or

        (b)   any of the conditions to the obligations of such party are not satisfied or waived on or prior to the Closing Date and are not capable of being satisfied by June 30, 2016, immediately upon delivery of written notice thereof to the other party on the Closing Date.

        Section 7.03.    Shareholder Approval Denial.    If the Articles of Amendment, this Agreement and consummation of the Mergers are not approved by the required vote of the RVB Common shares outstanding on the record date for the meeting (including any adjournments) of RVB Common shareholders at which the proposal for the approval of the Articles of Amendment, this Agreement and consummation of the Mergers is submitted to them for a vote, then either party (subject to Section 7.10(b)) may terminate this Agreement by giving written notice thereof to the other party.

        Section 7.04.    Adverse Environmental Reports; Title Defects.    GABC may terminate this Agreement under the circumstances, and by providing to RVB the written notices, specified in Section 4.05 or Section 4.07.

        Section 7.05.    Termination Upon Adverse Regulatory Determination.    In connection with the filings that GABC, German American, RVB and/or River Valley Financial may be required to make in connection with the Mergers with banking and antitrust regulatory agencies ("Agencies"), each party shall use its best efforts to obtain all necessary approvals of, or clearances from, the Agencies, and shall cause its respective agents and advisors to cooperate and use their best efforts in connection therewith. GABC (or its subsidiaries) shall be responsible for making the required filings for the Mergers (except to the limited extent that the applicable law, regulations, or forms specify that RVB or River Valley Financial is the appropriate filing party) with the Agencies, and for discussing such filings with the Agencies and responding to comments thereon. If any required filing is disapproved by any of the Agencies, or any determination is made by any of the Agencies that either of the Mergers cannot be consummated except on terms and conditions that are materially adverse to GABC (an "Adverse Determination"), then GABC shall promptly advise RVB of such Adverse Determination and GABC's intended course of action with respect thereto. In the event that GABC in its sole discretion determines to seek a judicial or regulatory appeal or review (formal or informal) of the Adverse Determination, RVB and River Valley Financial (and their agents and advisors) shall continue to cooperate with such appeal and review procedure and use its best efforts to assist in connection with obtaining reversal or modification of such Adverse Determination. In the event that (i) GABC in its sole discretion elects not to seek an appeal or review of the Adverse Determination or elects in its sole discretion at any time after seeking such an appeal or review to discontinue that effort, or (ii) GABC seeks such an appeal or review but all avenues for such appeal or review are exhausted without the Adverse Determination having been vacated or overruled or modified in such a manner that the Adverse Determination is no longer materially adverse, then either GABC or RVB may terminate this Agreement without obligation to the other on account of the Adverse Determination.

        Section 7.06.    Regulatory Enforcement Matters.    In the event that RVB or River Valley Financial, on the one hand, or GABC or German American, on the other hand, should become a party or subject to any cease and desist order imposed by any federal or state agency charged with the supervision or regulation of banks or their holding companies after the date of this Agreement, then the party that is not (and whose affiliate is not) subject to such regulatory enforcement may terminate this Agreement by giving written notice thereof to the other party.

        Section 7.07.    Lapse of Time.    If the Closing Date does not occur on or prior to June 30, 2016, then this Agreement may be terminated by the Board of Directors of either RVB or GABC by giving written notice thereof to the other party.

        Section 7.08.    Lack of Exclusivity.    In the event RVB (a) breaches its notice obligations under Section 4.01(e) related to an Acquisition Transaction, or (b) does not terminate all discussions, negotiations and information exchanges related to such inquiry, proposal, indication of interest or offer related to an Acquisition Transaction within thirty (30) days after the first communication between RVB or River Valley Financial and the third party and provide GABC with written notice of such termination, GABC may terminate this Agreement by written notice to RVB.

        Section 7.09.    Effect of Termination.

        (a)   Upon termination, this Agreement shall be of no further force or effect, and there shall be no further obligations or restrictions on future activities on the part of either party or their respective directors, officers, employees, agents and shareholders, except as provided in compliance with: (i) the obligations of the parties to pay their expenses pursuant to Section 8.02, and (ii) the obligation of RVB to pay certain termination fees under the circumstances described by subsection (b) of this Section 7.09; provided, however, that termination shall not in any way release a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

        (b)   Notwithstanding the foregoing, in the event that this Agreement is terminated by GABC either (i) pursuant to Section 7.08; or (ii) due to the failure of the RVB Board to include its unanimous recommendation in favor of both the Articles of Amendment and the Holding Company Merger in the proxy statement delivered to shareholders of RVB with regard to the meeting of RVB shareholders held to consider the Articles of Amendment and the Holding Company Merger, or the withdrawal by the RVB Board of such recommendations following the submission by any other person or entity not a party to this Agreement of an indication of interest to RVB or River Valley Financial contemplating a merger, consolidation, plan of stock exchange, sale of all or substantially all assets, or other business combination with RVB or River Valley Financial, then, in addition to whatever legal rights or remedies GABC may be entitled to assert against any third party, RVB shall, upon GABC's demand and not later than the second business day after the making of such demand, pay to GABC a termination fee of Three Million Two Hundred Thirty-Six Thousand and 00/100 Dollars ($3,236,000.00). If RVB should fail or refuse to pay any amount demanded by GABC pursuant to the preceding sentence and GABC recovers such disputed amount pursuant to a legal proceeding, RVB shall, in addition thereto, pay to GABC all costs, charges, expenses (including, without limitation the fees and expenses of counsel) and other amounts expended by GABC in connection with or arising out of such legal proceeding. The termination fee payable by RVB constitutes liquidated damages and not a penalty for terminations under subsections (i) and(ii) above.

ARTICLE VIII

MISCELLANEOUS

        Section 8.01.    Liabilities.    In the event that this Agreement is terminated or the Mergers abandoned pursuant to the provisions of Article VII hereof, no party and no officer, director, manager, or employee of any party hereto shall have any liability to any other party for costs, expenses, damages, termination fees, or otherwise except to the extent specifically set forth in Section 7.09.

        Section 8.02.    Expenses.    Except as otherwise provided in Section 4.05 hereof, RVB shall pay all expenses of RVB, any of the Subsidiaries, and the Trust, and their respective shareholders, officers, managers and directors incidental to the Mergers contemplated hereby, and GABC shall pay all expenses of GABC and its subsidiaries and their respective shareholders, officers and directors incidental to the Mergers contemplated hereby.

        Section 8.03.    Notices.    Any notice or other communication hereunder shall be in writing and shall be deemed to have been given or made (a) on the date of delivery, in the case of hand delivery, (b) the next business day if timely deposited the prior business day for shipping with a recognized overnight courier delivery service, with all shipping fees for next business day delivery prepaid or billed to shipper, and (c) three (3) business days after deposit in the United States Registered or Certified Mail, with mailing receipt postmarked by the Postal Service to show date of mailing, postage prepaid; addressed (in any case) as follows:

(a)
If to GABC:
German American Bancorp, Inc.
711 Main Street
Box 810
Jasper, Indiana 47546
Attn: Mark A. Schroeder, Chairman and Chief Executive Officer

with a copy to:
Bingham Greenebaum Doll LLP
2700 Market Tower
10 W. Market Street
Indianapolis, Indiana 46204
Attn: Jeremy E. Hill, Esq.

(b)
If to RVB:
River Valley Bancorp
430 Clifty Dr.
P.O. Box 1590
Madison, Indiana 47250
Attn: Matthew P. Forrester, President and Chief Executive Officer

with a copy to:
Barnes & Thornburg LLP
11 South Meridian Street
Indianapolis, Indiana 46204-3535
Attn: Claudia Swhier, Esq.

or to such other address as any party may from time to time designate by notice to the others.

        Section 8.04.    Non-survival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including, without limitation those included in Section 5.07) that by their terms apply or are to be performed in whole or in part after the Effective Time.

        Section 8.05.    Representations Not Affected by Review.    The reliability and binding effect of any representation or warranty made by any party in this Agreement shall not be diminished or limited in any way by any review, or by the opportunity to conduct any review, by or on behalf of the intended beneficiary of the subject matter of the representation or warranty, whether before or after the date of this Agreement, unless and to the extent that the reviewing party and the other party expressly agree otherwise in writing.

        Section 8.06.    Press Releases.    GABC and RVB shall use reasonable efforts (i) to develop a joint communications plan with respect to this Agreement and the transactions contemplated hereby, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of NASDAQ, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

        Section 8.07.    Entire Agreement.    Except for that certain Confidentiality Agreement dated July 20, 2015, and accepted by or on behalf of the parties thereto as of that date (the "NDA"), this Agreement and the exhibits, schedules, appendices, and agreements contemplated hereunder constitutes the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings and agreements between the parties relating to the subject matter hereof.

        Section 8.08.    Headings and Captions.    The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

        Section 8.09.    Waiver, Amendment or Modification.    The conditions of this Agreement that may be waived may only be waived by written notice specifically waiving such condition addressed to the party claiming the benefit of the waiver. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.

        Section 8.10.    Rules of Construction.    Unless the context otherwise requires (a) a term used herein has the meaning assigned to it, and (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

        Section 8.11.    Counterparts/Facsimiles.    This Agreement may be executed and delivered (including by facsimile transmission) in two (2) or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument. A telecopy, facsimile, or email transmission of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

        Section 8.12.    Successors.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, estates, heirs, personal representatives, and executors. Except for the persons intended to be benefited by (and to the extent provided by) Section 5.07, there shall be no third party beneficiaries hereof.

        Section 8.13.    Governing Law; Assignment; Specific Performance.    This Agreement shall be governed by the laws of the State of Indiana. This Agreement may not be assigned by any of the parties hereto. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court with jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        Section 8.14.    Securityholder Litigation.    Each party shall notify the other parties hereto in writing of any litigation related to this Agreement, the Mergers or the other transactions contemplated by this Agreement that is brought, or, to the knowledge of such party, threatened in writing, against it and/or the members of its Board of Directors (any such litigation and/or the executive officers or members of the Board of Directors of a party (a "Transaction Litigation")), and shall keep the other parties reasonably informed with respect to the status thereof. Each party shall give the other parties the opportunity to participate in the defense or settlement of any Transaction Litigation, and, except to the extent required by applicable law, no party shall settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Transaction Litigation, without the prior written consent of the other parties (which shall not be unreasonably withheld, conditioned or delayed).

[Signature Page Immediately Follows]

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

GERMAN AMERICAN BANCORP, INC.
By:	/s/ MARK A. SCHROEDER Mark A. Schroeder Chairman and Chief Executive Officer
GERMAN AMERICAN BANCORP
By:	/s/ MARK A. SCHROEDER Mark A. Schroeder Chairman and Chief Executive Officer
RIVER VALLEY BANCORP
By:	/s/ MATTHEW P. FORRESTER Matthew P. Forrester President and Chief Executive Officer
RIVER VALLEY FINANCIAL BANK
By:	/s/ MATTHEW P. FORRESTER Matthew P. Forrester President and Chief Executive Officer

EXHIBIT 1.01

PLAN OF MERGER

        The following constitutes a Plan of Merger within the meaning of the Indiana Business Corporation Law (Indiana Code 23-1-40-1) ("IBCL"):

          1.     The names of each corporation planning to merge (the "Merger") are:

          German American Bancorp, Inc., an Indiana corporation (the "Surviving Corporation")

          River Valley Bancorp, an Indiana corporation (the "Merging Corporation")

          2.     The corporation surviving the Merger is German American Bancorp, Inc., the name of which is not changed pursuant to this Plan of Merger.

          3.     At the time of filing with the Indiana Secretary of State of appropriate Articles of Merger with respect to the Merger or at such later time as shall be specified by such Articles of Merger (the "Effective Time"), each of the shares of common stock, without par value, of the Merging Corporation ("Merging Corporation Stock") that shall then be issued and outstanding shall be converted into the right to receive, without interest, a cash payment of $            per share and 0.770 newly-issued shares of common stock of the Surviving Corporation (such cash and such newly-issued shares are hereafter referred to as the "Merger Consideration"), all subject to and in accordance with the terms and provisions of Article I of the Agreement and Plan of Reorganization among the Surviving Corporation, the Merging Corporation and certain of their subsidiaries dated October 26, 2015.

          4.     The shares of Surviving Corporation stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of Surviving Corporation stock.

          5.     The Articles of Incorporation and the Bylaws of the Surviving Corporation (each as amended immediately prior to the effective time of the merger) shall not change as a result of the Merger.

          6.     No fractional shares of the Surviving Corporation Stock shall be issued in the Merger and, in lieu thereof, holders of shares of Merging Corporation Stock who would otherwise be entitled to a fractional share interest (after taking into account all shares of Merging Corporation Stock held by such holder) in stock of the Surviving Corporation shall be paid an amount in cash equal to the product of multiplying such fractional share by $            .

          7.     From time to time on and after the Effective Time, the last acting officers of the Surviving Corporation or the corresponding officers of the Surviving Corporation may, in the name of the Surviving Corporation, execute and deliver all such proper deeds, assignments and other instruments and take or cause to be taken all such further or other actions as the Surviving Corporation, or its successors or assigns, may deem necessary or desirable in order to vest in, perfect or confirm to the Surviving Corporation and its successors and assigns, title to and possession of all of the property, rights, privileges, powers and franchises of the Merger Corporation and otherwise to carry out the intent and purposes of this Plan of Merger.

EXHIBIT 1.05

AGREEMENT AND PLAN OF BANK MERGER

Between

GERMAN AMERICAN BANCORP

And

RIVER VALLEY FINANCIAL BANK

        THIS AGREEMENT AND PLAN OF BANK MERGER (this "Agreement"), made between GERMAN AMERICAN BANCORP (hereinafter referred to as "German American"), a bank organized under the laws of the State of Indiana, being located at 711 Main Street, Jasper, County of Dubois, in the State of Indiana, and RIVER VALLEY FINANCIAL BANK (hereinafter referred to as "River Valley Financial"), a bank organized under the laws of the State of Indiana, being located at 430 Clifty Drive, Madison, County of Jefferson, in the State of Indiana, each acting pursuant to a resolution of its board of directors adopted by the vote of at least a majority of its directors, witnesses as follows:

  SECTION 1.

        River Valley Financial shall be merged with and into German American under the charter of the latter (the "Merger"), subject to and effective in accordance with the terms and conditions of this Agreement. The Articles of Incorporation and Bylaws of German American, as in effect immediately prior to the effective time of the Merger, shall continue, unchanged, as the Articles of Incorporation and Bylaws of the surviving bank from and after the effective time of the Merger.

  SECTION 2.

        The name of the surviving bank shall be "German American Bancorp."

  SECTION 3.

        The business of the surviving bank shall be that business that is authorized to be conducted by a bank organized under the laws of the State of Indiana. The business of banking of the surviving bank shall be conducted by the surviving bank at its main office, which shall be located at 711 Main Street, Jasper, Indiana, and at its legally established branches.

  SECTION 4.

        The Merger shall have all of the effects provided by the Indiana Financial Institutions Act, as amended. All assets of River Valley Financial as they exist at the effective time of the Merger shall pass to and vest in the surviving bank without any conveyance or other transfer. The surviving bank shall be responsible for all of the liabilities of every kind and description of River Valley Financial existing as of the effective time of the Merger.

  SECTION 5.

        At the effective time of the Merger, the shares of capital stock of German American that were issued and outstanding immediately prior to the Merger shall continue to be issued and outstanding, and the shares of capital stock of River Valley Financial that were issued and outstanding immediately prior to the Merger shall be canceled.

  SECTION 6.

        The members of the board of directors of German American immediately prior to the effective time of the Merger shall continue to serve as members of the Board of Directors of the surviving bank at and after the effective time of the Merger until the next annual meeting or until such time as their successors have been elected and have qualified. The officers of German American immediately prior to the effective time of the Merger shall continue to serve as officers of the surviving bank at and after the effective time of the Merger until they are removed or resign their offices.

  SECTION 7.

        This Agreement may be terminated by the mutual consent of the boards of directors of German American and River Valley Financial at any time prior to the effective time of the Merger. Notwithstanding the foregoing, in the event that that certain Agreement and Plan of Reorganization dated October 26, 2015, by and among German American Bancorp, Inc., River Valley Bancorp, German American and River Valley Financial ("Master Agreement") is terminated without the transactions contemplated thereby being consummated as provided therein, then this Agreement shall also be terminated and shall be of no further force and effect.

  SECTION 8.

        This Agreement shall be approved by the sole shareholder of each of the merging banks as required by law. Subject to Section 9 of this Agreement, the Merger shall become effective at the time specified in the Articles of Merger filed with the Department of Financial Institutions of the State of Indiana and the Secretary of State of the State of Indiana (the "Effective Time").

  SECTION 9.

        Anything herein to the contrary notwithstanding, the obligations of the merging banks under this Agreement are subject to and expressly conditioned upon the consummation of the merger of German American Bancorp, Inc., and River Valley Bancorp, as described in the Master Agreement.

  SECTION 10.

        From time to time on and after the Effective Time, the last acting officers of River Valley Financial or the corresponding officers, shareholder, or agents of German American may, in the name of the surviving bank, execute and deliver all such proper deeds, assignments and other instruments and take or cause to be taken all such further or other actions as the surviving bank, or its successors or assigns, may deem necessary or desirable in order to vest in, perfect or confirm to the surviving bank and its successors and assigns, title to and possession of all of the property, rights, privileges, powers and franchises of River Valley Financial and otherwise to carry out the intent and purposes of this Agreement.

  SECTION 11.

        Pursuant to the requirements of the regulations of the Office of the Comptroller of the Currency, as successor to the Office of Thrift Supervision (the "Regulations"), River Valley Financial established and has maintained a liquidation account for the benefit of its savings account holders as of December 31, 1994 and September 30, 1996 ("eligible savers"). In the event of a complete liquidation of the surviving bank, the surviving bank shall comply with such Regulations with respect to the amount and the priorities on liquidation of each of the surviving bank's eligible savers' inchoate interest in the liquidation account, to the extent it is still in existence; provided, that an eligible saver's inchoate interest in the liquidation account shall not entitle such eligible saver to any voting rights at meetings of the surviving bank's shareholders.

        WITNESS, the signatures of said merging banks this            day of                , 201    , each set by its Chairman or President and attested to by its Cashier or Secretary, pursuant to a resolution of its board of directors, acting by a majority of its members.

GERMAN AMERICAN BANCORP
Attest:
Secretary	By:	Mark A. Schroeder Chairman and Chief Executive Officer
RIVER VALLEY FINANCIAL BANK
Attest:
Secretary	By:	Matthew P. Forrester President and Chief Executive Officer

EXHIBIT 1.09(a)(iii)

ARTICLES OF AMENDMENT

ARTICLES OF AMENDMENT
OF THE
ARTICLES OF INCORPORATION OF
RIVER VALLEY BANCORP

        River Valley Bancorp (hereinafter referred to as the "Corporation"), existing pursuant to the Indiana Business Corporation Law, as amended (the "Act"), desiring to give notice of corporate action effectuating amendment of certain provisions of its Articles of Incorporation, certifies the following facts:

ARTICLE I

Amendment

        Section 1.    The name of the Corporation is River Valley Bancorp.

        Section 2.    The date of incorporation of the Corporation is May 22, 1996.

        Section 3.    The name of the Corporation following this amendment to the Articles of Incorporation is River Valley Bancorp.

        Section 4.    The text of the Articles of Incorporation of the Corporation is amended as follows:

        Article 11 of the Articles of Incorporation of the Corporation shall be deleted in its entirety.

EFFECTIVE DATE

        The amendment set forth in these Articles of Amendment to the Articles of Incorporation of the Corporation shall be effective as of the time and date of filing of these Articles of Amendment with the Indiana Secretary of State.

ARTICLE II

Manner of Adoption and Vote

        Section 1.    Action by Directors.    The Board of Directors of the Corporation duly and unanimously adopted a resolution proposing to amend the terms and provisions of the Articles of Incorporation of the Corporation at a meeting duly called and held on October     , 2016, at which a quorum of such Board was present throughout. The Board of Directors also called a meeting of the Shareholders of the Corporation to be held on                    , 2016, to vote on the proposed amendment.

        Section 2.    Action by Shareholders.    The Shareholders of the Corporation entitled to vote in respect of the Articles of Amendment duly adopted the proposed amendment. The amendment was adopted by vote of such Shareholders during the Shareholder meeting duly called by the Board of Directors. The result of such vote is as follows:

Common Stock, without par value
Shares Entitled to Vote
Shares Represented at the Meeting
Shares Voted in Favor
Shares Voted Against
Shares Abstaining
Broker Non-votes

        Section 3.    Compliance with Legal Requirements:    The manner of the adoption by the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the By-Laws of the Corporation.

        I hereby verify subject to penalties for perjury that the statements contained herein are true this        day of                    , 2016.

Matthew P. Forrester, President and CEO

EXHIBIT 1.09(a)(xi)

FORRESTER EMPLOYMENT AGREEMENT

TRANSITION EMPLOYMENT AGREEMENT

        This Transition Employment Agreement ("Agreement") is made and entered into this        day of                    , 2016, by and between MATTHEW FORRESTER ("Employee") and GERMAN AMERICAN BANCORP ("German American").

        German American Bancorp, Inc. ("GABC") is a holding company for a group of several related and/or affiliated companies, including, but not limited to, German American Bancorp (GABC's banking subsidiary), German American Investment Services, Inc. (GABC's financial advisory and investment subsidiary) and German American Insurance, Inc. (GABC's insurance subsidiary) (collectively, "Affiliates"). During Employee's employment relationship with German American, Employee may perform services for and/or have access to Confidential Information of one or more of the Affiliates. Therefore, this Agreement is intended to protect the legitimate business interests of GABC and any Affiliate(s) for which Employee performs services and/or about which Employee has access to Confidential Information regarding. Accordingly, the term "German American," as used in this Agreement, shall be deemed to include, in addition to German American Bancorp, GABC and any Affiliate(s) for which Employee performs any services and/or about which Employee is exposed to Confidential Information regarding. GABC and any such Affiliate(s) shall be entitled to enforce this Agreement against Employee as if GABC and/or such Affiliate(s) were a party to this Agreement.

        1.    Employment.

        German American hereby employs Employee and Employee hereby accepts employment upon the terms and conditions set forth in this Agreement.

        2.    Term of Agreement.

        Subject to the provisions for termination hereinafter provided, the term of this Agreement shall commence at 11:59 P.M. EST the day of the effective date of the merger of River Valley Financial Bank into German American Bancorp pursuant to that certain Agreement and Plan of Reorganization dated October 26, 2015 (the "Commencement Date"), and continue for a term of three (3) years (the "Term"). Upon the expiration of the Term this Agreement shall expire and shall not be subject to any renewal, upon which time Employee's employment shall terminate. If for any reason the agreement between River Valley Financial Bank and German American Bancorp providing for the merger is terminated without the merger having been completed, then this Agreement shall be deemed null and void and of no force or effect, and no party to this Agreement shall have any rights or obligation hereunder.

        3.    Duties.

        During the Term of this Agreement, Employee shall be the Regional Chairperson and shall perform all duties related and necessary to that position. Employee agrees to abide by all by-laws, policies, practices, procedures, and rules of German American.

        Employee shall devote all of his professional time, efforts, skill and ability to the business of German American, and shall not, during the Term of this Agreement, be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, unless Employee has obtained the prior written approval of German American which approval shall not be unreasonably withheld; but this shall not be construed as preventing Employee from investing his assets in such form or manner as will not require any services on the part of Employee in the operation of the affairs of the companies in which such investments are made. Further, this Paragraph 3 shall not prevent Employee from participating in charitable or other not-for-profit activities as long as such activities do not materially interfere with Employee's work for German American. It is specifically agreed that the Employee's position on the board of directors of the Federal Home Loan Bank of Indianapolis is an approved activity under the terms of this section of this Agreement.

        4.    Business Opportunities.

        Employee will take no action that deprives German American of any business opportunities within the scope of Employee's existing duties and, should Employee be offered or become aware of any such opportunities, Employee shall advise German American in writing, and German American shall have the right of first refusal before Employee pursues such opportunity.

        5.    Compensation and Benefits.

        German American shall compensate Employee for services performed during the Term of this Agreement as follows:

  A.
  Annual Salary.    German American shall pay Employee a total Annual Salary of One Hundred Seventy-Five Thousand and 00/100 Dollars ($175,000.00) (minus all applicable deductions and withholdings, including federal, state, and local taxes, and FICA), payable in accordance with German American's normal payroll policies. At least annually, German American shall review and may increase Employee's Annual Salary as German American determines to be reasonable and appropriate.

  B.
  Incentive Programs.    Employee shall be entitled to participate in German American's Short Term Management Incentive program and Long Term Management Incentive program in accordance with German American's applicable incentive programs. The terms and conditions on which German American shall provide such incentives are the same as it provides such incentives to its other management employees holding positions similar to that of Employee. Employee understands and agrees that all such incentives are subject to change from time to time at the sole discretion of German American.

    Notwithstanding the above, during the calendar year(s) of 2016, 2017, and 2018 of Employee's employment with German American, German American shall guarantee Employee annual German American W-2 reported compensation (including W-2 reportable compensation for elections and deferrals) in the amount of Two Hundred Seventy-Five Thousand and 00/100 Dollars ($275,000.00) (minus all applicable deductions and withholdings, including federal, state, and local taxes, and FICA). In the event Employee's employment initiates after the first day of 2016 or terminates prior to the conclusion of any calendar year in the guarantee period, such guaranteed annual compensation shall be prorated for the portion of the calendar year during which Employee was employed by German American during such calendar year.

  C.
  Benefits.    Employee shall be entitled to all benefits otherwise provided to full-time employees of German American and in accordance with German American's policies. The terms and conditions on which German American shall provide benefits to Employee are the same as it provides such benefits to its other management employees holding positions similar to that of Employee. Employee understands and agrees that all benefits are subject to change from time to time at the sole discretion of German American.

        6.    Expense Reimbursement.

        German American shall reimburse Employee for all reasonable out-of-pocket expenses that are incurred by Employee in providing services to German American hereunder, so long as Employee provides German American with reasonable documentation necessary to support such expenses. All expense reimbursement shall be paid to Employee consistent with German American's expense reimbursement policy, in effect from time to time.

        7.    Confidential Information and Return of Property.

        In connection with Employee's employment with German American, Employee will receive oral and written information in confidence relating to German American, which information is or is deemed to be Confidential Information (as defined herein) and the sole and exclusive property of German American. For purposes of this Agreement, "Confidential Information" means information that German American owns or possesses, that it uses or is potentially useful in its business, that it treats as proprietary, private or confidential, and that is not generally known to the public, including, but not limited to, trade secrets (as defined by the Indiana Trade Secrets Act, Ind. Code sec. 24-2-3-1, et. seq.), information relating to German American's business plans, financial condition, products and services, operating and other costs, sales, pricing, clients, potential clients, vendors, referral sources, consultants, client usage requirements and investment information, client specifications and preferences, account information, marketing ideas, plans for products and services, plans for improvements and development of products and services, billing and collection information, any procedure, discovery, formula, data, results, idea or technique, any trade dress, copyright, patent or other intellectual property right or registration or application therefor or materials relating thereto, and any information relating to the foregoing or to any development, marketing, servicing, sales, financing, legal or other business activities or to any present or future products or services, prices, plans, forecasts, employees, or consultants, whether in oral, written, graphic or electronic form and any other information which derives independent economic value, either actual or potential. Information supplied to Employee from outside sources and/or third parties will also be considered Confidential Information unless and until German American designates it otherwise.

        Employee agrees to use Confidential Information solely in the course of Employee's duties with German American and in furtherance of German American's business. Employee hereby further agrees that the above-referenced information will be kept confidential at all times during Employee's employment with German American and thereafter, that Employee will not disclose or communicate to any third party any of the Confidential Information and will not make use of the Confidential Information on Employee's own behalf or on the behalf of a third party without, in each instance, the prior written consent of German American, except as otherwise required by law.

        Nothing contained in this Agreement shall be construed as giving Employee any proprietary interest in the tangible or intangible assets of German American. Upon the termination of Employee's employment with German American, Employee shall promptly deliver to German American (without keeping copies thereof) all German American property, including, without limitation, all written records, software, hardware, credit cards, keys, computer access codes or disks, financial information, charts, files, business plans, correspondence, manuals, notes, reports, programs, proposals, and any documents containing Confidential Information, concerning German American.

        This Paragraph 7 shall survive the termination of this Agreement, by expiration or otherwise.

        8.    Restrictive Covenant.    Employee acknowledges that during Employee's employment with German American, Employee will have extensive access to Confidential Information and may develop business relationships and goodwill in German American's Business and with German American's clients and prospective clients. As a result of the extensive access to Confidential Information and the development of business relationships and goodwill, Employee agrees that Employee shall not, without the prior written consent of German American, directly or indirectly, for Employee or on behalf of any Competitor:

  a.
  During Employee's employment with German American, and during the Restricted Period, employ, solicit, contact, or communicate with, for the purpose of hiring, employing or engaging, any individual who is an employee, agent, or independent contractor of German American, or who has been, within the twelve (12) month period immediately preceding the termination of Employee's employment with German American.

  b.
  During Employee's employment with German American, and during the Restricted Period, compete with German American by engaging in any bank or bank-related business which competes with the Business of German American as conducted during Employee's employment with German American for any financial institution, including, but not limited to, banks, savings and loan associations, and credit unions, within a forty mile radius of Madison, Indiana.

  c.
  During Employee's employment with German American, and during the Restricted Period, canvas, solicit, or accept any Business from any Client or Potential Client of German American.

  d.
  During Employee's employment with German American, and during the Restricted Period, induce, cause, advise, or otherwise influence any vendors, referral sources, consultants, Clients, or Potential Clients of German American to cease doing Business with German American.

  e.
  During Employee's employment with German American, and during the Restricted Period, make any negative or disparaging remarks about German American, to any Competitor, Client, Prospective Client, employee, independent contractor, vendor, referral source, and/or consultant of German American, or to any other individual or entity.

        The term "Restricted Period" as used herein shall refer to a period of thirty-six (36) months from the termination of Employee's employment with German American, for whatever reason, if such termination occurs during the Term or upon the expiration of the Term.

        The term "Business" as used herein shall refer to German American's financial services and/or products (including personal banking, business banking, commercial lending, personal lending, mortgage loan origination, financial advising, investment and/or insurance services and/or products) which are the same or substantially similar to, or the functional equivalent or alternative for, those financial services Employee performed and/or those financial products marketed and/or offered by Employee for or on behalf of German American at any time during the twelve (12) month period immediately preceding the termination of Employee's employment with German American.

        The term "Competitor" as used herein shall refer to any individual or entity that engages in the business of providing financial services and/or products, including personal and business banking, commercial and personal lending, mortgage loan origination, financial advising, investment and/or insurance services and/or products.

        The term "Client" as used herein shall refer to any individual or entity: (i) who German American does Business with at the time of Employee's termination of employment or at any time during the twelve (12) month period immediately preceding Employee's termination of employment; and (ii) which Employee did Business with on behalf of German American at the time of Employee's termination of employment or at any time during the twelve (12) month period immediately preceding Employee's termination of employment, or which Employee had access to any Confidential Information regarding.

        The term "Potential Client" as used herein shall refer to any individual or entity: (i) who German American has solicited, approached, or contracted concerning the possibility of doing Business with at the time of Employee's termination of employment or at any time during the twelve (12) month period immediately preceding Employee's termination of employment; and (ii) which Employee was involved in any such solicitation, approach or contact, or which Employee had access to any Confidential Information regarding.

        Employee acknowledges and agrees that the restricted period of time, the geographic scope, and the definitions used in this Paragraph 8 are reasonable. Employee further acknowledges that because of the nature of the Business, the nature of Employee's employment with German American, and the nature of the Confidential Information, which Employee has and will have access to, any breach of this Paragraph 8 would result in the inevitable disclosure of German American's Confidential Information and/or trade secrets. Employee acknowledges that German American has a legitimate business interest justifying the restrictions contained in this Agreement and that such restrictions are reasonably necessary to protect such legitimate business interests and the protection of German American's Confidential Information and/or trade secrets. Accordingly, this Paragraph 8 shall be enforced to the maximum extent allowed by law.

        This Paragraph 8 shall survive the termination of this Agreement, by expiration or otherwise.

        9.    Breach of Agreement.

  A.
  Employee acknowledges that any breach of Paragraphs 7 or 8 of this Agreement by Employee may cause irreparable damage to German American and that the legal remedies available to German American will be inadequate. Therefore, in the event of any threatened or actual breach of Paragraphs 7 or 8 of this Agreement by Employee, Employee agrees that German American shall be entitled to specific enforcement of this Agreement through injunctive or other equitable relief in addition to legal remedies. If Employee is found, by a court of competent jurisdiction, to have breached any of the terms of Paragraphs 7 or 8 of this Agreement, Employee agrees to pay German American its reasonable attorney's fees and costs incurred in seeking relief from Employee's breach, in addition to any other relief allowed by law. Further, the restricted periods of time in Paragraph 8 of this Agreement shall be extended by one additional day for each day a court of competent jurisdiction finds Employee to have been in breach of Paragraph 8 of this Agreement.

    Employee and German American hereby submit to the jurisdiction and venue of the Dubois County, Indiana Courts and the United States District Court for the Southern District of Indiana, as applicable, in any cause of action to enforce the terms and conditions of Paragraphs 7 or 8 of this Agreement.

  B.
  Employee and German American hereby agree that any claim, controversy, or dispute arising out of or relating to this Agreement or the breach thereof, except those identified in Paragraph 9(A) of this Agreement, shall be settled by binding arbitration in Dubois County, Indiana. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association, then in effect. Each party shall bear their own attorney's fees and costs in such proceeding. Arbitration shall be the sole and exclusive method of resolving such claims, controversies, or disputes under this Agreement, except those identified in Paragraph 9(A).

        This Paragraph 9 shall survive the termination of this Agreement, by expiration or otherwise.

        10.    Termination.    At any time during Employee's employment and after October 27, 2016, German American may terminate this Agreement and Employee's employment for any reason by providing Employee thirty (30) day advance written notice of its intent to terminate pursuant to this Paragraph 10. At any time on or before October 27, 2016, German American may terminate Employee's employment only for "Just Cause." For this purpose, Just Cause shall mean termination because of, in the good faith determination of German American, Employee's: (i) personal dishonesty, incompetence, or willful misconduct; (ii) breach of fiduciary duty involving personal profit; (iii) intentional failure to perform stated duties; (iv) willful violation of any law, rule, regulation (other than traffic violations or similar offenses), or final cease-and-desist order; or (iv) material breach of any provision of this Agreement. In the event of termination for Just Cause, German American shall deliver a notice to Employee specifying the particulars of the reasons underlying the Just Cause termination.

        At any time during Employee's employment, Employee may terminate this Agreement and Employee's employment for any reason by providing German American thirty (30) day advance written notice of his intent to terminate pursuant to this Paragraph 10. If Employee terminates pursuant to the Paragraph 10, German American may choose to terminate Employee's employment immediately in lieu of any notice.

        Except as otherwise set forth herein, following the effective date of termination established pursuant to this Paragraph 10, German American and Employee shall have no further obligations to each other under this Agreement, except those obligations surviving herein.

        11.    Indemnification.

        German American shall indemnify Employee to the fullest extent permitted by German American's articles of incorporation, by-laws and applicable federal or state banking or other laws for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and attorneys' fees) incurred or paid by Employee in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by Employee or services for, or the acting by Employee as a director, officer or employee of, German American, any subsidiary of German American or any other person or enterprise at German American's request. Expenses, including but not limited to attorneys' fees and disbursements, incurred in defending any action, suit, investigation or proceeding, for which Employee may be entitled to indemnification under this Paragraph 11 upon final disposition of such action, shall be paid by German American in advance of the final disposition, to the maximum extent permitted by applicable laws and regulations; provided, however, that prior to making any such payments German American shall receive an undertaking by or on behalf of Employee to repay such amounts if it shall ultimately be determined that he is not entitled to indemnification.

        12.    Suspension.

        If Employee is suspended and/or temporarily prohibited from participating in the conduct of German American's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(3) and (g)(1)), German American's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, German American shall (i) pay Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended. If the charges in the notice are not dismissed within thirty (30) days following the date of suspension, German American shall be entitled to terminate this Agreement by written notice to Employee and this Agreement and Employee's employment shall terminate at the close of business on the date German American provides such notice. Such termination shall be considered a termination of Employee by German American pursuant to Paragraph 10 of this Agreement.

        13.    Removal or Prohibition.

        If Employee is removed and/or permanently prohibited from participating in the conduct of German American's affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(4) or (g)(1)), all obligations of German American under this Agreement shall terminate as of the effective date of the order and shall be considered a termination of Employee by German American pursuant to Paragraph 10 of this Agreement.

        14.    Default of German American.

        If German American is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, and shall be considered a termination of Employee by German American pursuant to Paragraph 10 of this Agreement.

        15.    Termination by Regulatory Action.

        All obligations under this Agreement may be terminated except to the extent determined that the continuation of the Agreement is necessary for the continued operation of German American: (i) by the Federal Deposit Insurance Corporation (the "Corporation"), at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of German American under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Corporation at the time the Corporation approves a supervisory merger to resolve problems related to operation of German American or when German American is determined to be in an unsafe and unsound condition. Such termination shall be considered a termination of Employee by German American pursuant to Paragraph 10 of this Agreement.

        16.    Conflict with Regulations.

        If any of the provisions in this Agreement shall conflict with 12 C.F.R. § 30, Appendix A, or the Corporation policies adopted thereunder (as the same may be amended from time to time) the requirements of such regulation shall supersede any contrary provisions herein and shall prevail.

        17.    Successors and Assigns.

        This Agreement shall be binding upon and inure to the benefit of the successors and assigns of German American, and unless clearly inapplicable, all references herein to German American shall be deemed to include any such successor. In addition, this Agreement shall be binding upon and inure to the benefit of Employee and his heirs, executors, legal representatives and assigns; provided, however, that the obligations of Employee hereunder are personal in nature and may not be delegated without the prior written approval of German American.

        18.    Choice of Law.

        This Agreement shall be interpreted, construed, and governed by the laws of the State of Indiana, regardless of the place of execution or performance. This Paragraph 18 shall survive the termination of this Agreement, by expiration or otherwise.

        19.    Survival of Salary Continuation Agreement and Entire Agreement.

        This Agreement contains the entire agreement of the parties and replaces and supersedes all employment agreements and other agreements between Employee and River Valley Financial Bank (including all related entities thereto). Provided that, the certain Salary Continuation Agreement between River Valley Financial Bank and Employee dated January 25, 2007 shall continue in its amended form as of the Commencement Date.

        This Agreement is intended to supersede and replace all prior agreements, understandings and arrangements between or among German American, or any agent thereof, and the Employee, or any agent thereof, relating to the employment of Employee.

        This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

        This Agreement may be executed in multiple counterparts, each of which (or a facsimile thereof) shall be deemed an original, but all of which shall be considered a single instrument.

        20.    Severability.

        If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law or public policy, the remaining provisions shall remain in full force and effect.

        21.    Waiver.    No act or omission by German American shall be deemed a waiver by German American of any of German American's rights under this Agreement. Employee acknowledges that every situation is unique and German American may need to respond to the actions of one employee differently than to the actions of another employee. Therefore, the failure of German American to enforce the same, similar, or different restrictions against another employee, or to seek a different remedy shall not be construed as a waiver or estoppel to the enforcement of any restrictions against Employee.

        22.    Notice.

        Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if (i) delivered by hand to the other party; (ii) sent by facsimile communication with appropriate confirmation of delivery; (iii) sent by registered or certified United States Mail, return receipt requested, with all postage prepaid; or (iv) sent by recognized commercial express courier services, with all delivery charges prepaid; and addressed as follows:

    If to German American:
    German American Bancorp
    Attn: Mark A. Schroeder, Chairman & Chief Executive Officer
    711 Main Street, P.O. Box 810
    Jasper, Indiana 47547-0810

    If to Employee:
    Matthew Forrester
    At the address on file with the German American

        23.    Acknowledgement.

        Employee represents and acknowledges that Employee has had adequate time to review this Agreement, Employee has had the opportunity to ask questions and receive answers from German American regarding this Agreement, and Employee has had the opportunity to consult with legal advisors of his choice concerning the terms and conditions of this Agreement.

        24.    Code Section 409A.

        It is intended that any amounts payable under this Agreement and the German American's and Employee's exercise of authority or discretion hereunder shall be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject Employee to the payment of any interest or additional tax imposed under Section 409A of the Code. In furtherance of this intent, (a) for any amount payable in two or more installments, each installment shall be treated as a separate payment, (b) if, due to the circumstances giving rise to any lump sum payment or payments under this Agreement, the date of payment or the commencement of such payments thereof must be delayed for six months following Employee's separation from service in order to meet the requirements of Section 409A(a)(2)(B) of the Code applicable to "specified employees," then such payment or payments shall be so delayed and paid upon expiration of such six month period and (b) each payment which is to be paid during a designated period that begins in a first taxable year and ends in a second taxable year shall be paid in the second taxable year. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits: (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing shall not be violated with regard to expenses covered by Code Section 105(h) that are subject to a limit related to the period in which the arrangement is in effect. Any expense or other reimbursement payment made pursuant to this Agreement or any plan, program, agreement or arrangement of the German American referred to herein, shall be made on or before the last day of the taxable year following the taxable year in which such expense or other payment to be reimbursed is incurred. To the extent that any Treasury regulations, guidance or changes to Section 409A would result in the Employee becoming subject to interest and additional tax under Section 409A of the Code, the German American and Employee agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A.

++THE REMAINDER OF THIS PAGE IS BLANK++
++THE SIGNATURE PAGE FOLLOWS++

        IN WITNESS WHEREOF, the parties hereto have voluntarily executed this Agreement as of the day and year first above written.

"GERMAN AMERICAN" GERMAN AMERICAN BANCORP		"EMPLOYEE"
By:	Mark A. Schroeder, Chairman and Chief Executive Officer	Matthew Forrester

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

EXHIBIT 1.09(a)(xii)

BRANDON EMPLOYMENT AGREEMENT

TRANSITION EMPLOYMENT AGREEMENT

        This Transition Employment Agreement ("Agreement") is made and entered into this        day of                , 2016, by and between ANTHONY BRANDON ("Employee") and GERMAN AMERICAN BANCORP ("German American").

        German American Bancorp, Inc. ("GABC") is a holding company for a group of several related and/or affiliated companies, including, but not limited to, German American Bancorp (GABC's banking subsidiary), German American Investment Services, Inc. (GABC's financial advisory and investment subsidiary) and German American Insurance, Inc. (GABC's insurance subsidiary) (collectively, "Affiliates"). During Employee's employment relationship with German American, Employee may perform services for and/or have access to Confidential Information of one or more of the Affiliates. Therefore, this Agreement is intended to protect the legitimate business interests of GABC and any Affiliate(s) for which Employee performs services and/or about which Employee has access to Confidential Information regarding. Accordingly, the term "German American," as used in this Agreement, shall be deemed to include, in addition to German American Bancorp, GABC and any Affiliate(s) for which Employee performs any services and/or about which Employee is exposed to Confidential Information regarding. GABC and any such Affiliate(s) shall be entitled to enforce this Agreement against Employee as if GABC and/or such Affiliate(s) were a party to this Agreement.

        1.    Employment.

        German American hereby employs Employee and Employee hereby accepts employment upon the terms and conditions set forth in this Agreement.

        2.    Term of Agreement.

        Subject to the provisions for termination hereinafter provided, the term of this Agreement shall commence at 11:59 P.M. EST the day of the effective date of the merger of River Valley Financial Bank into German American Bancorp pursuant to that certain Agreement and Plan of Reorganization dated October 26, 2015 (the "Commencement Date"), and continue for a term of one (1) year (the "Term"). Upon the expiration of the Term this Agreement shall expire and Employee's employment with German American shall continue on an at-will basis, subject to termination by either party, at any time, and for any reason. If for any reason the agreement between River Valley Financial Bank and German American Bancorp providing for the merger is terminated without the merger having been completed, then this Agreement shall be deemed null and void and of no force or effect, and no party to this Agreement shall have any rights or obligation hereunder.

        3.    Duties.

        During the Term of this Agreement, Employee shall be the Regional President and shall perform all duties related and necessary to that position. Employee agrees to abide by all by-laws, policies, practices, procedures, and rules of German American.

        Employee shall devote all of his professional time, efforts, skill and ability to the business of German American, and shall not, during the Term of this Agreement, be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, unless Employee has obtained the prior written approval of German American which approval shall not be unreasonably withheld; but this shall not be construed as preventing Employee from investing his assets in such form or manner as will not require any services on the part of Employee in the operation of the affairs of the companies in which such investments are made. Further, this Paragraph 3 shall not prevent Employee from participating in charitable or other not-for-profit activities as long as such activities do not materially interfere with Employee's work for German American.

        4.    Business Opportunities.

        Employee will take no action that deprives German American of any business opportunities within the scope of Employee's existing duties and, should Employee be offered or become aware of any such opportunities, Employee shall advise German American in writing, and German American shall have the right of first refusal before Employee pursues such opportunity.

        5.    Compensation and Benefits.

        German American shall compensate Employee for services performed during the Term of this Agreement as follows:

  A.
  Annual Salary.    German American shall pay Employee a total Annual Salary of One Hundred Twenty-Five Thousand and 00/100 Dollars ($125,000.00) (minus all applicable deductions and withholdings, including federal, state, and local taxes, and FICA), payable in accordance with German American's normal payroll policies. At least annually, German American shall review and may increase Employee's Annual Salary as German American determines to be reasonable and appropriate.

  B.
  Incentive Programs.    Employee shall be entitled to participate in German American's Short Term Management Incentive program and Long Term Management Incentive program in accordance with German American's applicable incentive programs. The terms and conditions on which German American shall provide such incentives are the same as it provides such incentives to its other management employees holding positions similar to that of Employee. Employee understands and agrees that all such incentives are subject to change from time to time at the sole discretion of German American.

    Notwithstanding the above, during the calendar year of 2016 of Employee's employment with German American, German American shall guarantee Employee annual German American W-2 reported compensation (including W-2 reportable compensation for elections and deferrals) in the amount of One Hundred Seventy-Five Thousand and 00/100 Dollars ($175,000.00) (minus all applicable deductions and withholdings, including federal, state, and local taxes, and FICA). In the event Employee's employment initiates after the first day of 2016 or terminates prior to the conclusion of any calendar year in the guarantee period, such guaranteed annual compensation shall be prorated for the portion of the calendar year during which Employee was employed by German American during such calendar year.

  C.
  Benefits.    Employee shall be entitled to all benefits otherwise provided to full-time employees of German American and in accordance with German American's policies. The terms and conditions on which German American shall provide benefits to Employee are the same as it provides such benefits to its other management employees holding positions similar to that of Employee. Employee understands and agrees that all benefits are subject to change from time to time at the sole discretion of German American.

        6.    Expense Reimbursement.

        German American shall reimburse Employee for all reasonable out-of-pocket expenses that are incurred by Employee in providing services to German American hereunder, so long as Employee provides German American with reasonable documentation necessary to support such expenses. All expense reimbursement shall be paid to Employee consistent with German American's expense reimbursement policy, in effect from time to time.

        7.    Confidential Information and Return of Property.

        In connection with Employee's employment with German American, Employee will receive oral and written information in confidence relating to German American, which information is or is deemed to be Confidential Information (as defined herein) and the sole and exclusive property of German American. For purposes of this Agreement, "Confidential Information" means information that German American owns or possesses, that it uses or is potentially useful in its business, that it treats as proprietary, private or confidential, and that is not generally known to the public, including, but not limited to, trade secrets (as defined by the Indiana Trade Secrets Act, Ind. Code sec. 24-2-3-1, et. seq.), information relating to German American's business plans, financial condition, products and services, operating and other costs, sales, pricing, clients, potential clients, vendors, referral sources, consultants, client usage requirements and investment information, client specifications and preferences, account information, marketing ideas, plans for products and services, plans for improvements and development of products and services, billing and collection information, any procedure, discovery, formula, data, results, idea or technique, any trade dress, copyright, patent or other intellectual property right or registration or application therefor or materials relating thereto, and any information relating to the foregoing or to any development, marketing, servicing, sales, financing, legal or other business activities or to any present or future products or services, prices, plans, forecasts, employees, or consultants, whether in oral, written, graphic or electronic form and any other information which derives independent economic value, either actual or potential. Information supplied to Employee from outside sources and/or third parties will also be considered Confidential Information unless and until German American designates it otherwise.

        Employee agrees to use Confidential Information solely in the course of Employee's duties with German American and in furtherance of German American's business. Employee hereby further agrees that the above-referenced information will be kept confidential at all times during Employee's employment with German American and thereafter, that Employee will not disclose or communicate to any third party any of the Confidential Information and will not make use of the Confidential Information on Employee's own behalf or on the behalf of a third party without, in each instance, the prior written consent of German American, except as otherwise required by law.

        Nothing contained in this Agreement shall be construed as giving Employee any proprietary interest in the tangible or intangible assets of German American. Upon the termination of Employee's employment with German American, Employee shall promptly deliver to German American (without keeping copies thereof) all German American property, including, without limitation, all written records, software, hardware, credit cards, keys, computer access codes or disks, financial information, charts, files, business plans, correspondence, manuals, notes, reports, programs, proposals, and any documents containing Confidential Information, concerning German American.

        This Paragraph 7 shall survive the termination of this Agreement, by expiration or otherwise.

        8.    Restrictive Covenant.    Employee acknowledges that during Employee's employment with German American, Employee will have extensive access to Confidential Information and may develop business relationships and goodwill in German American's Business and with German American's clients and prospective clients. As a result of the extensive access to Confidential Information and the development of business relationships and goodwill, Employee agrees that Employee shall not, without the prior written consent of German American, directly or indirectly, for Employee or on behalf of any Competitor:

  a.
  During Employee's employment with German American, and during the Restricted Non-Solicitation Period, employ, solicit, contact, or communicate with, for the purpose of hiring, employing or engaging, any individual who is an employee, agent, or independent contractor of German American, or who has been, within the twelve (12) month period immediately preceding the termination of Employee's employment with German American.

  b.
  During Employee's employment with German American, and during the Restricted Non-Competition Period, compete with German American by engaging in any bank or bank-related business which competes with the Business of German American as conducted during Employee's employment with German American for any financial institution, including, but not limited to, banks, savings and loan associations, and credit unions, within the Restricted Area.

  c.
  During Employee's employment with German American, and during the Restricted Non-Solicitation Period, canvas, solicit, or accept any Business from any Client or Potential Client of German American.

  d.
  During Employee's employment with German American, and during the Restricted Non-Solicitation Period, induce, cause, advise, or otherwise influence any vendors, referral sources, consultants, Clients, or Potential Clients of German American to cease doing Business with German American.

  e.
  During Employee's employment with German American, and during the Restricted Non-Solicitation Period, make any negative or disparaging remarks about German American, to any Competitor, Client, Prospective Client, employee, independent contractor, vendor, referral source, and/or consultant of German American, or to any other individual or entity.

        Subject to the provisions below, the term "Restricted Non-Competition Period" as used herein shall refer to a period of twelve (12) months from the termination of Employee's employment with German American if such termination occurs during the Term or upon the expiration of the Term.

        Subject to the provisions below, the term "Restricted Non-Solicitation Period" as used herein shall refer to a period of twenty-four (24) months from the termination of Employee's employment with German American if such termination occurs during the Term or upon the expiration of the Term.

        Subject to the provisions below, the term "Restricted Area" as used herein shall refer to a forty mile radius of Madison, Indiana.

        The term "Business" as used herein shall refer to German American's financial services and/or products (including personal banking, business banking, commercial lending, personal lending, mortgage loan origination, financial advising, investment and/or insurance services and/or products) which are the same or substantially similar to, or the functional equivalent or alternative for, those financial services Employee performed and/or those financial products marketed and/or offered by Employee for or on behalf of German American at any time during the twelve (12) month period immediately preceding the termination of Employee's employment with German American.

        The term "Competitor" as used herein shall refer to any individual or entity that engages in the business of providing financial services and/or products, including personal and business banking, commercial and personal lending, mortgage loan origination, financial advising, investment and/or insurance services and/or products.

        The term "Client" as used herein shall refer to any individual or entity: (i) who German American does Business with at the time of Employee's termination of employment or at any time during the twelve (12) month period immediately preceding Employee's termination of employment; and (ii) which Employee did Business with on behalf of German American at the time of Employee's termination of employment or at any time during the twelve (12) month period immediately preceding Employee's termination of employment, or which Employee had access to any Confidential Information regarding.

        The term "Potential Client" as used herein shall refer to any individual or entity: (i) who German American has solicited, approached, or contracted concerning the possibility of doing Business with at the time of Employee's termination of employment or at any time during the twelve (12) month period immediately preceding Employee's termination of employment; and (ii) which Employee was involved in any such solicitation, approach or contact, or which Employee had access to any Confidential Information regarding.

        Employee acknowledges and agrees that the restricted period of time, the geographic scope, and the definitions used in this Paragraph 8 are reasonable. Employee further acknowledges that because of the nature of the Business, the nature of Employee's employment with German American, and the nature of the Confidential Information, which Employee has and will have access to, any breach of this Paragraph 8 would result in the inevitable disclosure of German American's Confidential Information and/or trade secrets. Employee acknowledges that German American has a legitimate business interest justifying the restrictions contained in this Agreement and that such restrictions are reasonably necessary to protect such legitimate business interests and the protection of German American's Confidential Information and/or trade secrets. Accordingly, this Paragraph 8 shall be enforced to the maximum extent allowed by law.

        This Paragraph 8 shall survive the termination of this Agreement, by expiration or otherwise.

        9.    Breach of Agreement.

  A.
  Employee acknowledges that any breach of Paragraphs 7 or 8 of this Agreement by Employee may cause irreparable damage to German American and that the legal remedies available to German American will be inadequate. Therefore, in the event of any threatened or actual breach of Paragraphs 7 or 8 of this Agreement by Employee, Employee agrees that German American shall be entitled to specific enforcement of this Agreement through injunctive or other equitable relief in addition to legal remedies. If Employee is found, by a court of competent jurisdiction, to have breached any of the terms of Paragraphs 7 or 8 of this Agreement, Employee agrees to pay German American its reasonable attorney's fees and costs incurred in seeking relief from Employee's breach, in addition to any other relief allowed by law. Further, the restricted periods of time in Paragraph 8 of this Agreement shall be extended by one additional day for each day a court of competent jurisdiction finds Employee to have been in breach of Paragraph 8 of this Agreement.

    Employee and German American hereby submit to the jurisdiction and venue of the Dubois County, Indiana Courts and the United States District Court for the Southern District of Indiana, as applicable, in any cause of action to enforce the terms and conditions of Paragraphs 7 or 8 of this Agreement.

  B.
  Employee and German American hereby agree that any claim, controversy, or dispute arising out of or relating to this Agreement or the breach thereof, except those identified in Paragraph 9(A) of this Agreement, shall be settled by binding arbitration in Dubois County, Indiana. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association, then in effect. Each party shall bear their own attorney's fees and costs in such proceeding. Arbitration shall be the sole and exclusive method of resolving such claims, controversies, or disputes under this Agreement, except those identified in Paragraph 9(A).

        This Paragraph 9 shall survive the termination of this Agreement, by expiration or otherwise.

        10.    Termination.    At any time during Employee's employment, German American may terminate this Agreement and Employee's employment for any reason by providing Employee thirty (30) day advance written notice of its intent to terminate pursuant to this Paragraph 10.

        At any time during Employee's employment, Employee may terminate this Agreement and Employee's employment for any reason by providing German American thirty (30) day advance written notice of his intent to terminate pursuant to this Paragraph 10. If Employee terminates pursuant to the Paragraph 10, German American may choose to terminate Employee's employment immediately in lieu of any notice.

        Except as otherwise set forth herein, following the effective date of termination established pursuant to this Paragraph 10, German American and Employee shall have no further obligations to each other under this Agreement, except those obligations surviving herein.

        11.    Indemnification.

        German American shall indemnify Employee to the fullest extent permitted by German American's articles of incorporation, by-laws and applicable federal or state banking or other laws for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and attorneys' fees) incurred or paid by Employee in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by Employee or services for, or the acting by Employee as a director, officer or employee of, German American, any subsidiary of German American or any other person or enterprise at German American's request. Expenses, including but not limited to attorneys' fees and disbursements, incurred in defending any action, suit, investigation or proceeding, for which Employee may be entitled to indemnification under this Paragraph 11 upon final disposition of such action, shall be paid by German American in advance of the final disposition, to the maximum extent permitted by applicable laws and regulations; provided, however, that prior to making any such payments German American shall receive an undertaking by or on behalf of Employee to repay such amounts if it shall ultimately be determined that he is not entitled to indemnification.

        12.    Suspension.

        If Employee is suspended and/or temporarily prohibited from participating in the conduct of German American's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(3) and (g)(1)), German American's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, German American shall (i) pay Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended. If the charges in the notice are not dismissed within thirty (30) days following the date of suspension, German American shall be entitled to terminate this Agreement by written notice to Employee and this Agreement and Employee's employment shall terminate at the close of business on the date German American provides such notice. Such termination shall be considered a termination of Employee by German American pursuant to Paragraph 10 of this Agreement.

        13.    Removal or Prohibition.

        If Employee is removed and/or permanently prohibited from participating in the conduct of German American's affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(4) or (g)(1)), all obligations of German American under this Agreement shall terminate as of the effective date of the order and shall be considered a termination of Employee by German American pursuant to Paragraph 10 of this Agreement.

        14.    Default of German American.

        If German American is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, and shall be considered a termination of Employee by German American pursuant to Paragraph 10 of this Agreement.

        15.    Termination by Regulatory Action.

        All obligations under this Agreement may be terminated except to the extent determined that the continuation of the Agreement is necessary for the continued operation of German American: (i) by the Federal Deposit Insurance Corporation (the "Corporation"), at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of German

American under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Corporation at the time the Corporation approves a supervisory merger to resolve problems related to operation of German American or when German American is determined to be in an unsafe and unsound condition. Such termination shall be considered a termination of Employee by German American pursuant to Paragraph 10 of this Agreement.

        16.    Conflict with Regulations.

        If any of the provisions in this Agreement shall conflict with 12 C.F.R. § 30, Appendix A, or the Corporation policies adopted thereunder (as the same may be amended from time to time) the requirements of such regulation shall supersede any contrary provisions herein and shall prevail.

        17.    Successors and Assigns.

        This Agreement shall be binding upon and inure to the benefit of the successors and assigns of German American, and unless clearly inapplicable, all references herein to German American shall be deemed to include any such successor. In addition, this Agreement shall be binding upon and inure to the benefit of Employee and his heirs, executors, legal representatives and assigns; provided, however, that the obligations of Employee hereunder are personal in nature and may not be delegated without the prior written approval of German American.

        18.    Choice of Law.

        This Agreement shall be interpreted, construed, and governed by the laws of the State of Indiana, regardless of the place of execution or performance. This Paragraph 18 shall survive the termination of this Agreement, by expiration or otherwise.

        19.    Entire Agreement.

        This Agreement contains the entire agreement of the parties and replaces and supersedes all employment agreements and other agreements between Employee and River Valley Financial Bank (including all related entities thereto). This Agreement is intended to also supersede and replace all prior agreements, understandings and arrangements between or among German American, or any agent thereof, and the Employee, or any agent thereof, relating to the employment of Employee.

        This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

        This Agreement may be executed in multiple counterparts, each of which (or a facsimile thereof) shall be deemed an original, but all of which shall be considered a single instrument.

        20.    Severability.

        If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law or public policy, the remaining provisions shall remain in full force and effect.

        21.    Waiver.    No act or omission by German American shall be deemed a waiver by German American of any of German American's rights under this Agreement. Employee acknowledges that every situation is unique and German American may need to respond to the actions of one employee differently than to the actions of another employee. Therefore, the failure of German American to enforce the same, similar, or different restrictions against another employee, or to seek a different remedy shall not be construed as a waiver or estoppel to the enforcement of any restrictions against Employee.

        22.    Notice.

        Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if (i) delivered by hand to the other party; (ii) sent by facsimile communication with appropriate confirmation of delivery; (iii) sent by registered or certified United States Mail, return receipt requested, with all postage prepaid; or (iv) sent by recognized commercial express courier services, with all delivery charges prepaid; and addressed as follows:

    If to German American:
    German American Bancorp
    Attn: Mark A. Schroeder, Chairman & Chief Executive Officer
    711 Main Street, P.O. Box 810
    Jasper, Indiana 47547-0810

    If to Employee:
    Anthony Brandon
    At the address on file with the German American

        23.    Acknowledgement.

        Employee represents and acknowledges that Employee has had adequate time to review this Agreement, Employee has had the opportunity to ask questions and receive answers from German American regarding this Agreement, and Employee has had the opportunity to consult with legal advisors of his choice concerning the terms and conditions of this Agreement.

        24.    Code Section 409A.

        It is intended that any amounts payable under this Agreement and the German American's and Employee's exercise of authority or discretion hereunder shall be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject Employee to the payment of any interest or additional tax imposed under Section 409A of the Code. In furtherance of this intent, (a) for any amount payable in two or more installments, each installment shall be treated as a separate payment, (b) if, due to the circumstances giving rise to any lump sum payment or payments under this Agreement, the date of payment or the commencement of such payments thereof must be delayed for six months following Employee's separation from service in order to meet the requirements of Section 409A(a)(2)(B) of the Code applicable to "specified employees," then such payment or payments shall be so delayed and paid upon expiration of such six month period and (b) each payment which is to be paid during a designated period that begins in a first taxable year and ends in a second taxable year shall be paid in the second taxable year. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits: (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing shall not be violated with regard to expenses covered by Code Section 105(h) that are subject to a limit related to the period in which the arrangement is in effect. Any expense or other reimbursement payment made pursuant to this Agreement or any plan, program, agreement or arrangement of the German American referred to herein, shall be made on or before the last day of the taxable year following the taxable year in which such expense or other payment to be reimbursed is incurred. To the extent that any Treasury regulations, guidance or changes to Section 409A would result in the Employee becoming subject to interest and additional tax under Section 409A of the Code, the German American and Employee agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A.

++THE REMAINDER OF THIS PAGE IS BLANK++
++THE SIGNATURE PAGE FOLLOWS++

        IN WITNESS WHEREOF, the parties hereto have voluntarily executed this Agreement as of the day and year first above written.

"GERMAN AMERICAN" GERMAN AMERICAN BANCORP		"EMPLOYEE"
By:	Mark A. Schroeder, Chairman and Chief Executive Officer	Anthony Brandon

        [SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

EXHIBIT 1.09(a)(xiii)

MUESSEL EMPLOYMENT AGREEMENT

TRANSITION EMPLOYMENT AGREEMENT

        This Transition Employment Agreement ("Agreement") is made and entered into this      day of                , 2016, by and between JOHN MUESSEL ("Employee") and GERMAN AMERICAN BANCORP ("German American").

        German American Bancorp, Inc. ("GABC") is a holding company for a group of several related and/or affiliated companies, including, but not limited to, German American Bancorp (GABC's banking subsidiary), German American Investment Services, Inc. (GABC's financial advisory and investment subsidiary) and German American Insurance, Inc. (GABC's insurance subsidiary) (collectively, "Affiliates"). During Employee's employment relationship with German American, Employee may perform services for and/or have access to Confidential Information of one or more of the Affiliates. Therefore, this Agreement is intended to protect the legitimate business interests of GABC and any Affiliate(s) for which Employee performs services and/or about which Employee has access to Confidential Information regarding. Accordingly, the term "German American," as used in this Agreement, shall be deemed to include, in addition to German American Bancorp, GABC and any Affiliate(s) for which Employee performs any services and/or about which Employee is exposed to Confidential Information regarding. GABC and any such Affiliate(s) shall be entitled to enforce this Agreement against Employee as if GABC and/or such Affiliate(s) were a party to this Agreement.

        1.    Employment.

        German American hereby employs Employee and Employee hereby accepts employment upon the terms and conditions set forth in this Agreement.

        2.    Term of Agreement.

        Subject to the provisions for termination hereinafter provided, the term of this Agreement shall commence at 11:59 P.M. EST the day of the effective date of the merger of River Valley Financial Bank into German American Bancorp pursuant to that certain Agreement and Plan of Reorganization dated October 26, 2015 (the "Commencement Date"), and continue for a term of three (3) years (the "Term"). Upon the expiration of the Term this Agreement shall expire and shall not be subject to any renewal, upon which time Employee's employment shall terminate. If for any reason the agreement between River Valley Financial Bank and German American Bancorp providing for the merger is terminated without the merger having been completed, then this Agreement shall be deemed null and void and of no force or effect, and no party to this Agreement shall have any rights or obligation hereunder.

        3.    Duties.

        During the Term of this Agreement, Employee shall be the Vice President & Trust Officer and shall perform all duties related and necessary to that position. Employee agrees to abide by all by-laws, policies, practices, procedures, and rules of German American.

        Employee shall devote all of his professional time, efforts, skill and ability to the business of German American, and shall not, during the Term of this Agreement, be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, unless Employee has obtained the prior written approval of German American which approval shall not be unreasonably withheld; but this shall not be construed as preventing Employee from investing his assets in such form or manner as will not require any services on the part of Employee in the operation of the affairs of the companies in which such investments are made. Further, this Paragraph 3 shall not prevent Employee from participating in charitable or other not-for-profit activities as long as such activities do not materially interfere with Employee's work for German American.

        4.    Business Opportunities.

        Employee will take no action that deprives German American of any business opportunities within the scope of Employee's existing duties and, should Employee be offered or become aware of any such opportunities, Employee shall advise German American in writing, and German American shall have the right of first refusal before Employee pursues such opportunity.

        5.    Compensation and Benefits.

        German American shall compensate Employee for services performed during the Term of this Agreement as follows:

  A.
  Annual Salary.    German American shall pay Employee a total Annual Salary of One Hundred Thousand and 00/100 Dollars ($100,000.00) (minus all applicable deductions and withholdings, including federal, state, and local taxes, and FICA), payable in accordance with German American's normal payroll policies. At least annually, German American shall review and may increase Employee's Annual Salary as German American determines to be reasonable and appropriate.

  B.
  Incentive Programs.    Employee shall be entitled to participate in German American's Trust Group Incentive program in accordance with German American's applicable incentive programs. The terms and conditions on which German American shall provide such incentives are the same as it provides such incentives to its other employees holding positions similar to that of Employee. Employee understands and agrees that all such incentives are subject to change from time to time at the sole discretion of German American.

    Notwithstanding the above, during the calendar year(s) of 2016, 2017, and 2018 of Employee's employment with German American, German American shall guarantee Employee annual German American W-2 reported compensation (including W-2 reportable compensation for elections and deferrals) in the amount of One Hundred Ten Thousand and 00/100 Dollars ($110,000.00) (minus all applicable deductions and withholdings, including federal, state, and local taxes, and FICA). In the event Employee's employment initiates after the first day of 2016 or terminates prior to the conclusion of any calendar year in the guarantee period, such guaranteed annual compensation shall be prorated for the portion of the calendar year during which Employee was employed by German American during such calendar year.

  C.
  Benefits.    Employee shall be entitled to all benefits otherwise provided to full-time employees of German American and in accordance with German American's policies. The terms and conditions on which German American shall provide benefits to Employee are the same as it provides such benefits to its other management employees holding positions similar to that of Employee. Employee understands and agrees that all benefits are subject to change from time to time at the sole discretion of German American.

        6.    Expense Reimbursement.

        German American shall reimburse Employee for all reasonable out-of-pocket expenses that are incurred by Employee in providing services to German American hereunder, so long as Employee provides German American with reasonable documentation necessary to support such expenses. All expense reimbursement shall be paid to Employee consistent with German American's expense reimbursement policy, in effect from time to time.

        7.    Confidential Information and Return of Property.

        In connection with Employee's employment with German American, Employee will receive oral and written information in confidence relating to German American, which information is or is deemed to be Confidential Information (as defined herein) and the sole and exclusive property of German

American. For purposes of this Agreement, "Confidential Information" means information that German American owns or possesses, that it uses or is potentially useful in its business, that it treats as proprietary, private or confidential, and that is not generally known to the public, including, but not limited to, trade secrets (as defined by the Indiana Trade Secrets Act, Ind. Code sec. 24-2-3-1, et. seq.), information relating to German American's business plans, financial condition, products and services, operating and other costs, sales, pricing, clients, potential clients, vendors, referral sources, consultants, client usage requirements and investment information, client specifications and preferences, account information, marketing ideas, plans for products and services, plans for improvements and development of products and services, billing and collection information, any procedure, discovery, formula, data, results, idea or technique, any trade dress, copyright, patent or other intellectual property right or registration or application therefor or materials relating thereto, and any information relating to the foregoing or to any development, marketing, servicing, sales, financing, legal or other business activities or to any present or future products or services, prices, plans, forecasts, employees, or consultants, whether in oral, written, graphic or electronic form and any other information which derives independent economic value, either actual or potential. Information supplied to Employee from outside sources and/or third parties will also be considered Confidential Information unless and until German American designates it otherwise.

        Employee agrees to use Confidential Information solely in the course of Employee's duties with German American and in furtherance of German American's business. Employee hereby further agrees that the above-referenced information will be kept confidential at all times during Employee's employment with German American and thereafter, that Employee will not disclose or communicate to any third party any of the Confidential Information and will not make use of the Confidential Information on Employee's own behalf or on the behalf of a third party without, in each instance, the prior written consent of German American, except as otherwise required by law.

        Nothing contained in this Agreement shall be construed as giving Employee any proprietary interest in the tangible or intangible assets of German American. Upon the termination of Employee's employment with German American, Employee shall promptly deliver to German American (without keeping copies thereof) all German American property, including, without limitation, all written records, software, hardware, credit cards, keys, computer access codes or disks, financial information, charts, files, business plans, correspondence, manuals, notes, reports, programs, proposals, and any documents containing Confidential Information, concerning German American.

        This Paragraph 7 shall survive the termination of this Agreement, by expiration or otherwise.

        8.    Restrictive Covenant.    Employee acknowledges that during Employee's employment with German American, Employee will have extensive access to Confidential Information and may develop business relationships and goodwill in German American's Business and with German American's clients and prospective clients. As a result of the extensive access to Confidential Information and the development of business relationships and goodwill, Employee agrees that Employee shall not, without the prior written consent of German American, directly or indirectly, for Employee or on behalf of any Competitor:

  a.
  During Employee's employment with German American, and during the Restricted Non-Solicitation Period, employ, solicit, contact, or communicate with, for the purpose of hiring, employing or engaging, any individual who is an employee, agent, or independent contractor of German American, or who has been, within the twelve (12) month period immediately preceding the termination of Employee's employment with German American.

  b.
  During Employee's employment with German American, and during the Restricted Non-Competition Period, compete with German American by engaging in any bank or bank-related business which competes with the Business of German American as conducted during Employee's employment with German American for any financial institution, including, but not limited to, banks, savings and loan associations, and credit unions, within the Restricted Area.

  c.
  During Employee's employment with German American, and during the Restricted Non-Solicitation Period, canvas, solicit, or accept any Business from any Client or Potential Client of German American.

  d.
  During Employee's employment with German American, and during the Restricted Non-Solicitation Period, induce, cause, advise, or otherwise influence any vendors, referral sources, consultants, Clients, or Potential Clients of German American to cease doing Business with German American.

  e.
  During Employee's employment with German American, and during the Restricted Non-Solicitation Period, make any negative or disparaging remarks about German American, to any Competitor, Client, Prospective Client, employee, independent contractor, vendor, referral source, and/or consultant of German American, or to any other individual or entity.

        Subject to the provisions below, the term "Restricted Non-Competition Period" and "Restricted Non-Solicitation Period" as used herein shall refer to a period of thirty-six (36) months from the termination of Employee's employment with German American if such termination occurs during the Term or upon the expiration of the Term.

        Subject to the provisions below, the term "Restricted Area" as used herein shall refer to a forty mile radius of Madison, Indiana.

        The term "Business" as used herein shall refer to German American's financial services and/or products (including personal banking, business banking, commercial lending, personal lending, mortgage loan origination, financial advising, investment and/or insurance services and/or products) which are the same or substantially similar to, or the functional equivalent or alternative for, those financial services Employee performed and/or those financial products marketed and/or offered by Employee for or on behalf of German American at any time during the twelve (12) month period immediately preceding the termination of Employee's employment with German American.

        The term "Competitor" as used herein shall refer to any individual or entity that engages in the business of providing financial services and/or products, including personal and business banking, commercial and personal lending, mortgage loan origination, financial advising, investment and/or insurance services and/or products.

        The term "Client" as used herein shall refer to any individual or entity: (i) who German American does Business with at the time of Employee's termination of employment or at any time during the twelve (12) month period immediately preceding Employee's termination of employment; and (ii) which Employee did Business with on behalf of German American at the time of Employee's termination of employment or at any time during the twelve (12) month period immediately preceding Employee's termination of employment, or which Employee had access to any Confidential Information regarding.

        The term "Potential Client" as used herein shall refer to any individual or entity: (i) who German American has solicited, approached, or contracted concerning the possibility of doing Business with at the time of Employee's termination of employment or at any time during the twelve (12) month period immediately preceding Employee's termination of employment; and (ii) which Employee was involved in any such solicitation, approach or contact, or which Employee had access to any Confidential Information regarding.

        Employee acknowledges and agrees that the restricted period of time, the geographic scope, and the definitions used in this Paragraph 8 are reasonable. Employee further acknowledges that because of the nature of the Business, the nature of Employee's employment with German American, and the nature of the Confidential Information, which Employee has and will have access to, any breach of this

Paragraph 8 would result in the inevitable disclosure of German American's Confidential Information and/or trade secrets. Employee acknowledges that German American has a legitimate business interest justifying the restrictions contained in this Agreement and that such restrictions are reasonably necessary to protect such legitimate business interests and the protection of German American's Confidential Information and/or trade secrets. Accordingly, this Paragraph 8 shall be enforced to the maximum extent allowed by law.

        Notwithstanding the above, in the event German American terminates Employee's employment for a reason other than for Just Cause, or Employee terminates within ninety (90) days following any event constituting a Constructive Discharge, then the following definitions shall apply:

  a.
  The term "Restricted Non-Competition Period" shall refer to a period of twelve (12) months from the termination of Employee's employment with German American;

  b.
  The term "Restricted Non-Solicitation Period" shall refer to a period of twenty-four (24) months from the termination of Employee's employment with German American;

  c.
  The term ""Restricted Area" as used herein shall refer to Jefferson County, Indiana.

  d.
  The term "Just Cause" as used herein shall mean termination because of, in the good faith determination of German American, Employee's: (i) personal dishonesty, incompetence, or willful misconduct; (ii) breach of fiduciary duty involving personal profit; (iii) intentional failure to perform stated duties; (iv) willful violation of any law, rule, regulation (other than traffic violations or similar offenses), or final cease-and-desist order; or (iv) material breach of any provision of this Agreement. In the event of termination for Just Cause, German American shall deliver a notice to Employee specifying the particulars of the reasons underlying the Just Cause termination.

  e.
  The term "Constructive Discharge" as used herein shall mean the occurrence of any of the following events, which has not been consented to in advance by Employee in writing: (i) the requirement that Employee move his personal residence, or perform his principal executive functions, more than thirty (30) miles from his primary office; (ii) a material reduction in Employee's compensation, unless part of an institution-wide reduction; (iii) the failure by German American to continue to provide Employee with compensation and benefits provided for under this Agreement, with benefits substantially similar to those provided to him under any of the employee benefit plans in which the Employee now or hereafter becomes a participant, or the taking of any action by the German American which would directly or indirectly reduce any of such benefits or deprive Employee of any material fringe benefit enjoyed by him, unless part of an institution-wide reduction; (iv) the assignment to Employee of duties and responsibilities materially different from those normally associated with his position as referenced in Paragraph 3 of this Agreement; or (v) a material diminution or reduction in Employee's responsibilities or authority (including reporting responsibilities) in connection with his employment with German American. In the event of a Constructive Discharge, Employee shall deliver a notice to German American specifying the particulars of the reasons underlying the Constructive Discharge.

        This Paragraph 8 shall survive the termination of this Agreement, by expiration or otherwise.

        9.    Breach of Agreement.

  A.
  Employee acknowledges that any breach of Paragraphs 7 or 8 of this Agreement by Employee may cause irreparable damage to German American and that the legal remedies available to German American will be inadequate. Therefore, in the event of any threatened or actual breach of Paragraphs 7 or 8 of this Agreement by Employee, Employee agrees that German American shall be entitled to specific enforcement of this Agreement through injunctive or other equitable relief in addition to legal remedies. If Employee is found, by a court of competent jurisdiction, to have breached any of the terms of Paragraphs 7 or 8 of this Agreement, Employee agrees to pay German American its reasonable attorney's fees and costs incurred in seeking relief from Employee's breach, in addition to any other relief allowed by law. Further, the restricted periods of time in Paragraph 8 of this Agreement shall be extended by one additional day for each day a court of competent jurisdiction finds Employee to have been in breach of Paragraph 8 of this Agreement.

    Employee and German American hereby submit to the jurisdiction and venue of the Dubois County, Indiana Courts and the United States District Court for the Southern District of Indiana, as applicable, in any cause of action to enforce the terms and conditions of Paragraphs 7 or 8 of this Agreement.

  B.
  Employee and German American hereby agree that any claim, controversy, or dispute arising out of or relating to this Agreement or the breach thereof, except those identified in Paragraph 9(A) of this Agreement, shall be settled by binding arbitration in Dubois County, Indiana. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association, then in effect. Each party shall bear their own attorney's fees and costs in such proceeding. Arbitration shall be the sole and exclusive method of resolving such claims, controversies, or disputes under this Agreement, except those identified in Paragraph 9(A).

        This Paragraph 9 shall survive the termination of this Agreement, by expiration or otherwise.

        10.    Termination.    At any time during Employee's employment, German American may terminate this Agreement and Employee's employment for any reason by providing Employee thirty (30) day advance written notice of its intent to terminate pursuant to this Paragraph 10.

        At any time during Employee's employment, Employee may terminate this Agreement and Employee's employment for any reason by providing German American thirty (30) day advance written notice of his intent to terminate pursuant to this Paragraph 10. If Employee terminates pursuant to the Paragraph 10, German American may choose to terminate Employee's employment immediately in lieu of any notice.

        Except as otherwise set forth herein, following the effective date of termination established pursuant to this Paragraph 10, German American and Employee shall have no further obligations to each other under this Agreement, except those obligations surviving herein.

        11.    Indemnification.

        German American shall indemnify Employee to the fullest extent permitted by German American's articles of incorporation, by-laws and applicable federal or state banking or other laws for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and attorneys' fees) incurred or paid by Employee in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by Employee or services for, or the acting by Employee as a director, officer or employee of, German American, any subsidiary of German American or any other person or enterprise at German American's request. Expenses, including but not limited to attorneys' fees and disbursements, incurred in defending any action, suit, investigation or proceeding, for which Employee may be entitled to indemnification under this Paragraph 11 upon final disposition of such action, shall be paid by German American in advance of the final disposition, to the maximum extent permitted by applicable laws and regulations; provided, however, that prior to making any such payments German American shall receive an undertaking by or on behalf of Employee to repay such amounts if it shall ultimately be determined that he is not entitled to indemnification.

        12.    Suspension.

        If Employee is suspended and/or temporarily prohibited from participating in the conduct of German American's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(3) and (g)(1)), German American's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, German American shall (i) pay Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended. If the charges in the notice are not dismissed within thirty (30) days following the date of suspension, German American shall be entitled to terminate this Agreement by written notice to Employee and this Agreement and Employee's employment shall terminate at the close of business on the date German American provides such notice. Such termination shall be considered a termination of Employee by German American pursuant to Paragraph 10 of this Agreement.

        13.    Removal or Prohibition.

        If Employee is removed and/or permanently prohibited from participating in the conduct of German American's affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(4) or (g)(1)), all obligations of German American under this Agreement shall terminate as of the effective date of the order and shall be considered a termination of Employee by German American pursuant to Paragraph 10 of this Agreement.

        14.    Default of German American.

        If German American is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, and shall be considered a termination of Employee by German American pursuant to Paragraph 10 of this Agreement.

        15.    Termination by Regulatory Action.

        All obligations under this Agreement may be terminated except to the extent determined that the continuation of the Agreement is necessary for the continued operation of German American: (i) by the Federal Deposit Insurance Corporation (the "Corporation"), at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of German American under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Corporation at the time the Corporation approves a supervisory merger to resolve problems related to operation of German American or when German American is determined to be in an unsafe and unsound condition. Such termination shall be considered a termination of Employee by German American pursuant to Paragraph 10 of this Agreement.

        16.    Conflict with Regulations.

        If any of the provisions in this Agreement shall conflict with 12 C.F.R. § 30, Appendix A, or the Corporation policies adopted thereunder (as the same may be amended from time to time) the requirements of such regulation shall supersede any contrary provisions herein and shall prevail.

        17.    Successors and Assigns.

        This Agreement shall be binding upon and inure to the benefit of the successors and assigns of German American, and unless clearly inapplicable, all references herein to German American shall be deemed to include any such successor. In addition, this Agreement shall be binding upon and inure to the benefit of Employee and his heirs, executors, legal representatives and assigns; provided, however, that the obligations of Employee hereunder are personal in nature and may not be delegated without the prior written approval of German American.

        18.    Choice of Law.

        This Agreement shall be interpreted, construed, and governed by the laws of the State of Indiana, regardless of the place of execution or performance. This Paragraph 18 shall survive the termination of this Agreement, by expiration or otherwise.

        19.    Survival of Salary Continuation Agreement and Entire Agreement.

        This Agreement contains the entire agreement of the parties and replaces and supersedes all employment agreements and other agreements between Employee and River Valley Financial Bank (including all related entities thereto). This Agreement is intended to supersede and replace all prior agreements, understandings and arrangements between or among German American, or any agent thereof, and the Employee, or any agent thereof, relating to the employment of Employee.

        This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

        This Agreement may be executed in multiple counterparts, each of which (or a facsimile thereof) shall be deemed an original, but all of which shall be considered a single instrument.

        20.    Severability.

        If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law or public policy, the remaining provisions shall remain in full force and effect.

        21.    Waiver.    No act or omission by German American shall be deemed a waiver by German American of any of German American's rights under this Agreement. Employee acknowledges that every situation is unique and German American may need to respond to the actions of one employee differently than to the actions of another employee. Therefore, the failure of German American to enforce the same, similar, or different restrictions against another employee, or to seek a different remedy shall not be construed as a waiver or estoppel to the enforcement of any restrictions against Employee.

        22.    Notice.

        Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if (i) delivered by hand to the other party; (ii) sent by facsimile communication with appropriate confirmation of delivery; (iii) sent by registered or certified United States Mail, return receipt requested, with all postage prepaid; or (iv) sent by recognized commercial express courier services, with all delivery charges prepaid; and addressed as follows:

  If to German American:
  German American Bancorp
  Attn: Mark A. Schroeder, Chairman & Chief Executive Officer
  711 Main Street, P.O. Box 810
  Jasper, Indiana 47547-0810

  If to Employee:
  John Muessel
  At the address on file with the German American

        23.    Acknowledgement.

        Employee represents and acknowledges that Employee has had adequate time to review this Agreement, Employee has had the opportunity to ask questions and receive answers from German American regarding this Agreement, and Employee has had the opportunity to consult with legal advisors of his choice concerning the terms and conditions of this Agreement.

        24.    Code Section 409A.

        It is intended that any amounts payable under this Agreement and the German American's and Employee's exercise of authority or discretion hereunder shall be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject Employee to the payment of any interest or additional tax imposed under Section 409A of the Code. In furtherance of this intent, (a) for any amount payable in two or more installments, each installment shall be treated as a separate payment, (b) if, due to the circumstances giving rise to any lump sum payment or payments under this Agreement, the date of payment or the commencement of such payments thereof must be delayed for six months following Employee's separation from service in order to meet the requirements of Section 409A(a)(2)(B) of the Code applicable to "specified employees," then such payment or payments shall be so delayed and paid upon expiration of such six month period and (b) each payment which is to be paid during a designated period that begins in a first taxable year and ends in a second taxable year shall be paid in the second taxable year. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits: (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing shall not be violated with regard to expenses covered by Code Section 105(h) that are subject to a limit related to the period in which the arrangement is in effect. Any expense or other reimbursement payment made pursuant to this Agreement or any plan, program, agreement or arrangement of the German American referred to herein, shall be made on or before the last day of the taxable year following the taxable year in which such expense or other payment to be reimbursed is incurred. To the extent that any Treasury regulations, guidance or changes to Section 409A would result in the Employee becoming subject to interest and additional tax under Section 409A of the Code, the German American and Employee agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A.

++THE REMAINDER OF THIS PAGE IS BLANK++

++THE SIGNATURE PAGE FOLLOWS++

        IN WITNESS WHEREOF, the parties hereto have voluntarily executed this Agreement as of the day and year first above written.

"GERMAN AMERICAN" GERMAN AMERICAN BANCORP		"EMPLOYEE"
By:	Mark A. Schroeder, Chairman and Chief Executive Officer	John Muessel

        [SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

EXHIBIT 5.06(e)

TERMINATION AND RELEASE AGREEMENT

 TERMINATION AND RELEASE AGREEMENT

        THIS TERMINATION AND RELEASE AGREEMENT ("Agreement") is voluntarily entered into as of the date(s) set forth below by and between                 ("Employee") and German American Bancorp ("German American").

        WHEREAS, German American has either elected not to employ Employee or has terminated Employee's employment within twelve (12) months of the effective date of the merger of River Valley Financial Bank ("River Valley") into German American Bancorp; with such election or termination being effective as of                , 201     (the "Separation Date");

        NOW THEREFORE, German American and Employee desire to fully and completely settle and dispose of any and all claims of any kind or nature which Employee may now or hereafter have against German American. German American and Employee also desire that Employee keeps this Agreement confidential. In consideration of the foregoing, and the mutual promises and covenants to be performed as herein set forth, the parties hereto agree as follows:

        1.    Definition.    The term "German American," as used in this Agreement, shall be deemed to include, in addition to German American Bancorp, its affiliates and German American Bancorp, Inc. German American and any such affiliate(s) shall be entitled to enforce this Agreement as if a party to this Agreement.

        2.    Separation of Employment.    Effective as of the Separation Date, Employee's employment with German American shall be terminated. Employee acknowledges that German American does not have any obligation, contractual or otherwise, to rehire, reemploy, recall, or hire Employee in the future.

        3.    Severance Payment.    In exchange for the promises and covenants contained herein, German American shall pay Employee a "Severance Payment" equal to $        , consisting of one (1) week of pay, at Employee's base rate of pay in effect as of the Separation Date, for each full year of Employee's continuous service with River Valley, or any of its subsidiaries or affiliates, and/or German American (as applicable), with a minimum of twelve (12) weeks. The Severance Payment shall be paid in lump sum (less all applicable taxes, including Federal, State and local taxes, and FICA) within ten (10) days following Employee's execution of this Agreement, and reported on a form W-2. In addition, Employee shall be entitled to his or her accrued paid-time-off and to continuation coverage under any applicable River Valley or German American group health plans as required by COBRA, subject to timely election and payment of the applicable COBRA premium by Employee. Apart from the Severance Payment, German American has paid Employee any and all other compensation owed to Employee by German American.

        4.    Employee's Release.    In exchange for the promises and covenants herein, including the payment of the Severance Payment, Employee, Employee's heirs, next of kin, personal representatives, assigns and successors in interest, hereby irrevocably, unconditionally and generally releases, acquits and forever discharges to the fullest extent permitted by law German American, its owners, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, insurance carriers, benefit plans and all other persons acting by, through, under or in concert with any of them ("Released Parties"), from any and all grievances, charges, complaints, liabilities, damages, lawsuits, actions, causes of action, rights, demands, costs, losses, debts, reinstatement, instatement, engagement, employment, bonuses, commissions, fees, back pay, front pay, lost wages, liquidated, compensatory and/or punitive damages, benefits, obligations, promises, agreements, controversies, attorney's fees, costs, and rights of any kind or nature whatsoever, in law or in equity, whether known or unknown, which arise out of Employee's employment and/or the separation of Employee's employment.

        By way of specification and not by way of limitation, Employee specifically waives, releases, and agrees to forego any rights or claims that Employee may now have, may have heretofore had, or may at any time hereafter have against the Released Parties on matters arising prior to and up to the date of this Agreement under tort, contract, statute, or other law of the United States or any of its individual states, including, but not limited to, claims arising out of allegations of wrongful, retaliatory or constructive discharge, breach of contract, breach of implied covenant of good faith and fair dealing, tortious interference with contract, misrepresentation, fraud, promissory estoppel, slander, libel, defamation, emotional pain and suffering and intentional infliction of emotional distress or any claim under Title VII, the Civil Rights Act of 1991, the ADA, the ADEA, the FMLA, or under any other laws, ordinances, executive orders, rules, regulations or administrative or judicial case law arising under the statutory or common laws of the United States or any of its individual states, or any political subdivision thereof.

        5.    Exclusions from Release.    Employee understands that he does not waive future claims. Also, Employee further understands that nothing in this Agreement shall in any way adversely affect whatever vested rights Employee may have to benefits under any retirement or other employee benefit plan. In addition, Employee acknowledges that this Agreement is not intended to (a) prevent Employee from filing a charge or complaint including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission ("EEOC"); (b) prevent Employee from participating in any investigation or proceeding conducted by the EEOC; or (c) establish a condition precedent or other barrier to exercising these rights. While Employee has the right to participate in an investigation, Employee understands that he is waiving his right to any monetary recovery arising from any investigation or pursuit of claim. Employee acknowledges that he has the right to file a charge alleging a violation of the ADEA with any administrative agency and/or to challenge the validity of the waiver and release of any claim Employee might have under the ADEA without either: (a) repaying to German American the amounts paid by it to him or on my behalf under this Agreement; or (b) paying to German American any other monetary amounts (such as attorney's fees and/or damages).

        6.    Waiver of Rights and Claims under the Age Discrimination in Employment Act.    In the event Employee is at least forty (40) years of age, Employee is covered by the provisions of the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act. In conformance with these acts, Employee acknowledges that on                , 201    , German American delivered this Agreement to Employee and advised Employee of Employee's right to consult with an attorney prior to executing this Agreement. Employee is also advised that as of the date this Agreement was delivered to Employee, Employee has a period of twenty-one (21) days in which to review and execute this Agreement ("Review Period"). Employee is also advised that, after executing this Agreement, Employee has an additional seven (7) days in which to revoke this Agreement ("Revocation Period"). Employee's signature shall constitute and be considered a waiver of any prospective days remaining in the Review Period. The terms of this Agreement will become effective upon the expiration of the Revocation Period. Employee understands that if Employee revokes this Agreement, all consideration agreed to by German American, including but not limited to the Severance Payment, will be forfeited and this Agreement will become null and void and unenforceable by any party.

        7.    Confidentiality.    Employee acknowledges and agrees that he will keep the terms and amounts paid pursuant to this Agreement completely confidential, except as to his attorney, tax advisor, and/or spouse and as required by law or in order to effectuate the terms of this Agreement.

        8.    Miscellaneous Representations and Warranties.    In consideration of German American's willingness to enter into this Agreement, Employee hereby makes the following representations and warranties to German American: Employee is aware, by signing this Agreement, that Employee is giving up the right to initiate a lawsuit or pursue other legal proceedings; Employee agrees to abide by the agreements and covenants contained herein; there are no other promises or representations which have been made to Employee related to the matters covered herein, except those contained in this Agreement; and this Agreement should be construed in accordance with and governed by the laws of the State of Indiana, regardless of the place of execution or performance.

        Employee acknowledges that Employee has carefully read and reviewed the foregoing Agreement, acknowledges its contents, and agrees to be bound by its terms. Employee further acknowledges that Employee has had the opportunity to consult with an attorney and has been provided reasonable time to consider this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement, by their duly authorized representatives.

EMPLOYEE

Date:

Printed Name:

Signature:

GERMAN AMERICAN BANCORP

By:

Date:

EXHIBIT 5.06(n)

FORM OF RELEASE WITH RESPECT TO EMPLOYMENT AGREEMENT

RELEASE WITH RESPECT TO EMPLOYMENT AGREEMENT

        This Release With Respect to Employment Agreement ("Agreement") is entered into on this         day of                    , 20    , but effective as of the Effective Time (as defined herein), by and among River Valley Bancorp ("RVB"), River Valley Financial Bank ("River Valley Financial"), and                                    , the current                                     of River Valley Financial (the "Executive") (hereinafter collectively referred to as the "Parties"). German American Bancorp, Inc. ("GABC"), a bank holding company under the Bank Holding Company Act of 1956, as amended, and German American Bancorp, a wholly-owned Indiana bank subsidiary of GABC ("German American"), are Parties for the limited purposes described herein.

RECITALS

        WHEREAS, RVB, River Valley Financial and the Executive entered into a certain Employment Agreement, dated as of November 20, 2007, as it may have been thereafter amended (the "Employment Agreement"); and

        WHEREAS, pursuant to that certain Agreement and Plan of Reorganization dated October 26, 2015, by and between RVB, GABC, River Valley Financial and German American (the "Merger Agreement"), RVB shall be merged with and into GABC (the "Merger") effective as of the date and time as provided in the Merger Agreement (the "Effective Time"); and

        WHEREAS, pursuant to the Merger Agreement, as a condition precedent to the Merger, GABC has consented to the expiration of the Employment Agreement, pursuant to its terms, and payment of certain amounts to Executive as a consequence of the change in control represented by the Merger; and

        WHEREAS, in light of the Merger, the Parties desire to address certain issues relating to the Employment Agreement and such payment; and

        WHEREAS, GABC has agreed to employ the Executive, and Executive has agreed to be employed by GABC as of the Effective Time pursuant to an employment agreement to be entered into by the Executive and German American as of the Effective Time;

        NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

TERMS AND CONDITIONS

        1.    Termination of Employment Agreement.    The Parties hereby agree that the Employment Agreement shall expire as of the Effective Time. Moreover, Executive shall enter into a new employment agreement with German American as of the Effective Time as contemplated by the Merger Agreement.

        2.    Consideration.

  (a)
  Subject to Section 4, as consideration for the Executive to enter into this Agreement and the attached Release of All Claims, and to terminate and permit the expiration of the Employment Agreement, RVB or River Valley Financial shall pay to the Executive an amount equal to $                     (the "Amount"), less any withholdings for applicable taxes required by law.

  (b)
  The Executive hereby acknowledges and agrees that: (i) the Amount is a sum which is equivalent to the sum to which the Executive would otherwise be entitled under Paragraph 11 of the Employment Agreement in the event of a qualifying termination of the Executive's employment after a Change of Control; and, (ii) except as provided in this Agreement, the Executive is not entitled to receive any further compensation, payments and/or employee benefits under the Employment Agreement.

        3.    Governing Law and Waiver of Jury Trial.    To the extent subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), this Agreement will be administered to comply with the provisions thereof and the regulations thereunder. To the extent not inconsistent with the previous sentence, this Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to the choice of law principles or rules thereof. EACH OF THE PARTIES WAIVES ANY RIGHTS THAT IT MAY HAVE TO BRING A CAUSE OF ACTION IN ANY COURT OR IN ANY PROCEEDING INVOLVING A JURY TO THE MAXIMUM EXTENT PERMITTED BY LAW.

        4.    Limitation of Benefit.    Notwithstanding anything to the contrary in this Agreement, if there are payments to the Executive which constitute "parachute payments," as defined in Section 280G of the Code, then the payments made to the Executive shall be limited to One Dollar ($1.00) less than the amount which would cause the payments to the Executive (including payments to the Executive which are not included in this Agreement) to be subject to the excise tax imposed by Section 4999 of the Code. The calculations shall be done by an outside party in accordance with the Merger Agreement.

        5.    Binding Effect; Assignment.    This Agreement shall be binding upon and inure to the benefit of RVB and River Valley Financial and their respective successors and assigns. This Agreement may be assigned, without the prior consent of the Executive to a successor of RVB or River Valley Financial (and the Executive hereby consents to the assignment of the covenants under this Agreement to a purchaser of all or substantially all of the stock of RVB or River Valley Financial, by merger or otherwise) and, upon the Executive's death, this Agreement shall terminate except to the extent any payments remain due Executive in which case the payments shall inure to the benefit of and be enforceable by the Executive's executors, administrators, representatives, heirs, distributees, devisees, and legatees and all amounts payable hereunder shall be paid to such persons or the estate of the Executive.

        6.    Entire Agreement.    This Agreement, including all attachments, appendices and exhibits hereto, comprises the entire agreement between the Parties with respect to the subject matter hereof and supersedes all earlier agreements (whether oral or written) relating to the subject matter hereof.

        7.    Waiver; Amendment.    No provision or obligation of this Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing and signed by the parties to be bound. The waiver by any Party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder. Except as expressly provided otherwise herein, this Agreement may be amended, modified or supplemented only by a written agreement executed by parties to be bound thereto.

        8.    Severability.    All provisions of this Agreement are severable from one another, and the unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement; provided, however, that should any judicial body interpreting this Agreement deem any provision to be unreasonably broad in time, territory, scope or otherwise, the parties intend for the judicial body, to the greatest extent possible, to reduce the breadth of the provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.

        9.    Further Assurances.    Each of the Parties hereto shall do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged and delivered at any time and from time to time upon the request of any other Parties hereto, all such further acts, documents and instruments as may be reasonably required to effect any of the transactions contemplated by this Agreement.

        10.    Notice.    Any notice, request, instruction, or other document to be given hereunder to any party shall be in writing and delivered by hand, registered or certified United States mail, return receipt requested, or other form of receipted delivery, with all expenses of delivery prepaid, as follows:

If to the Executive:	If to RVB or River Valley Financial: 430 Clifty Drive Madison, IN 47250 Attn: President and CEO

or to such other address as either party hereto may have furnished to the other in writing in accordance with the preceding.

        11.    Headings.    The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation, construction, or enforcement of this Agreement.

        12.    Release.    For and in consideration of the foregoing covenants and promises made by RVB and River Valley Financial, and the performance of such covenants and promises, the sufficiency of which is hereby acknowledged, the Executive agrees to release RVB and River Valley Financial and all other persons named in the Release from any and all causes of action that the Executive has or may have against them before the effective date of the Release, other than a breach of this Agreement. The Executive shall execute a separate Release of All Claims substantially in the form attached hereto as Appendix A. THE EXECUTIVE'S RIGHT TO BENEFITS HEREUNDER SHALL BE CONTINGENT ON THE SIGNING, FILING AND NOT REVOKING THE RELEASE OF ALL CLAIMS WITHIN THE PERIODS REQUIRED BY LAW AND AS PROVIDED IN THE RELEASE OF ALL CLAIMS.

        13.    Review and Consultation.    The Parties hereby acknowledge and agree that each (a) has read this Agreement in its entirety prior to executing it, (b) understands the provisions and effects of this Agreement, (c) has consulted with such attorneys, accountants, and financial and other advisors as it or she has deemed appropriate in connection with their respective execution of this Agreement, and (d) has executed this Agreement voluntarily. THE EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT THIS AGREEMENT HAS BEEN PREPARED BY COUNSEL FOR RVB AND RIVER VALLEY FINANCIAL, AND THAT THE EXECUTIVE HAS NOT RECEIVED ANY ADVICE, COUNSEL, OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM RVB OR RIVER VALLEY FINANCIAL OR THEIR COUNSEL.

        [Signature Page Follows]

        IN WITNESS WHEREOF, the undersigned have executed this Release With Respect to Employment Agreement as of the day and year first above written.

EXECUTIVE

River Valley Bancorp	River Valley Financial Bank
By:	By:
Its:	Its:

        For the limited purpose of acknowledging its consent, pursuant to the Merger Agreement, to RVB and River Valley Financial entering into this Agreement:

German American Bancorp, Inc.	German American Bancorp
By:	By:
Its:	Its:

        [Signature Page for Release With Respect to Employment Agreement]

APPENDIX A
RELEASE OF ALL CLAIMS

        FOR VALUABLE CONSIDERATION, including the payment to the Executive of certain severance benefits, the Executive hereby makes this Release of All Claims ("Release") in favor of River Valley Bancorp, River Valley Financial Bank, and their successors and assigns (including all subsidiaries and affiliates) (collectively the "Released Parties") and its agents as set forth herein.

        1.     The Executive releases, waives and discharges the Released Parties and their agents (as defined below) from all claims, whether known or unknown, arising out of the Executive's employment relationship with the Released Parties, the termination of that relationship, and all other events, incidents, or actions occurring before the date on which this Release is signed; provided, however, this Release shall not apply to any claim based on the Released Parties' breach of the Release With Respect to Employment Agreement. Claims released herein include, but are not limited to, discrimination claims based on age, race, sex, religion, national origin, disability, veteran status, or any other employment claim, including claims arising under The Civil Rights Act of 1866, 42 U.S.C. § 1981; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Age Discrimination in Employment Act of 1967; the Federal Rehabilitation Act of 1973; the Older Workers' Benefits Protection Act; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; the Family and Medical Leave Act (to the extent that FMLA claims may be released under governing law), the Indiana Civil Rights Act, the Indiana Wage Payment and Wage Claims Acts, any Federal or State wage and hour laws and all other similar Federal or State statutes; and any and all tort or contract claims, including, but not limited to, breach of contract, breach of good faith and fair dealing, infliction of emotional distress, defamation, or wrongful termination or discharge.

        2.     The Executive further acknowledges that the Released Parties have advised the Executive to consult with an attorney of the Executive's own choosing and that the Executive has had ample time and adequate opportunity to thoroughly discuss all aspects of this Release with legal counsel prior to executing this Release.

        3.     The Executive agrees that the Executive is signing this Release of Executives own free will and is not signing under duress.

        4.     In the event the Executive is 40 years of age or older, the Executive acknowledges that the Executive has been given a period of 21 days to review and consider a draft of this Release in substantially the form of the copy now being executed and has carefully considered the terms of this Release. The Executive understands that the Executive may use as much or all of the 21-day period as the Executive wishes prior to signing, and the Executive has done so.

        5.     In the event the Executive is 40 years of age or older, the Executive has been advised and understands that the Executive may revoke this Release within seven days after acceptance. ANY REVOCATION MUST BE IN WRITING AND HAND-DELIVERED TO:

Attn: President and CEO

NO LATER THAN BY CLOSE OF BUSINESS ON THE SEVENTH DAY FOLLOWING THE DATE OF EXECUTION OF THIS RELEASE.

        6.     The "Released Parties and their agents," as used in this Release, means each of the Released Parties, their subsidiaries, affiliated or related corporations or associations, their predecessors, successors, and assigns, and the directors, officers, managers, supervisors, employees, representatives, servants, agents, and attorneys of the entities above described, and all persons acting through, under or in concert with any of them.

        7.     The Executive agrees to refrain from making any disparaging remarks concerning the Released Parties or their agents. The Released Parties agree to refrain from providing any information to third parties other than confirming dates of employment and job title, unless the Executive gives the Released Parties written authorization to release other information or as otherwise required by law. With respect to the Released Parties, this restriction pertains only to official communications made by the Released Parties' directors and/or officers and not to unauthorized communications by the Released Parties' employees or agents. This restriction will not bar the Released Parties from disclosing the Release as a defense or bar to any claim made by the Executive in derogation of this Release.

PLEASE READ CAREFULLY BEFORE SIGNING. EXCEPT AS EXPRESSLY PROVIDED IN PARAGRAPH 1 ABOVE, THIS RELEASE CONTAINS A RELEASE AND DISCHARGE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE RELEASED PARTIES AND THEIR AGENTS EXCEPT THOSE RELATING TO THE ENFORCEMENT OF THIS RELEASE OR THOSE ARISING AFTER THE EFFECTIVE DATE OF THIS RELEASE.

Name	Date

ANNEX B

OPINION OF KEEFE, BRUYETTE & WOODS, INC.

October 26, 2015

The Board of Directors
River Valley Bancorp
430 Clifty Drive
Madison, IN 47250

Members of the Board:

        You have requested the opinion of Keefe, Bruyette & Woods, Inc. ("KBW" or "we") as investment bankers as to the fairness, from a financial point of view, to the common shareholders of River Valley Bancorp ("RIVR") of the Merger Consideration (as defined below) to be received by such shareholders in the proposed merger of RIVR with and into German American Bancorp, Inc. ("GABC") (the "Merger"), pursuant to the Agreement and Plan of Reorganization (the "Agreement") to be entered into by and among RIVR, River Valley Financial Bank, a wholly-owned subsidiary of RIVR ("River Valley Bank"), GABC and German American Bancorp, a wholly-owned subsidiary of GABC ("German American Bank"). Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), automatically by virtue of the Merger and without any action of the part of the holders of common stock, no par value per share, of RIVR ("RIVR Common Stock"), each share of RIVR Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive: (i) an amount in cash equal to $9.90 (the "Cash Consideration"), subject to downward adjustment (as to which we express no opinion), in the event RIVR's Effective Time Book Value (as defined in the Agreement) is below a threshold amount set forth in the Agreement, by a per share amount equal to the quotient of (A) the aggregate dollar amount of such shortfall divided by (B) 2,552,762, and (ii) 0.770 of a share of common stock (the "Stock Consideration"), no par value per share, of GABC (the "GABC Common Stock"). The Cash Consideration and the Stock Consideration, taken together, are referred to herein as the "Merger Consideration." The terms and conditions of the Merger are more fully set forth in the Agreement.

        The Agreement also provides that RIVR and River Valley Bank shall take all actions necessary and appropriate to cause River Valley Bank to merge with and into German American Bank, effective immediately following the Effective Time, pursuant to a separate agreement and plan of merger (such transaction, the "Bank Merger").

        KBW has acted as financial advisor to RIVR and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of their broker-dealer activities and further to certain existing sales and trading relationships, KBW and its affiliates may from time to time purchase securities from, and sell securities to, RIVR and GABC. As a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of RIVR and GABC for their own accounts and for the accounts of their customers. We have acted exclusively for the board of directors of RIVR (the "Board") in rendering this opinion and will receive a fee from RIVR for our services. A portion of our fee was payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, RIVR has agreed to indemnify us for certain liabilities arising out of our engagement.

        In addition to this present engagement, in the past two years, KBW has provided investment banking and financial advisory services to RIVR and received compensation for such services. KBW acted as an underwriter in connection with the registered follow-on offering of RIVR in July 2014. In the past two years, KBW has not provided investment banking and financial advisory services to GABC for which compensation was received. We may in the future provide investment banking and financial advisory services to RIVR or GABC and receive compensation for such services.

        In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the Merger and bearing upon the financial and operating condition of RIVR and GABC, including among other things, the following: (i) a draft of the Agreement dated October 23, 2015 (the most recent draft made available to us); (ii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2014 of RIVR; (iii) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015 and June 30, 2015 of RIVR; (iv) certain unaudited monthly financial results for RIVR as of September 30, 2015, provided to us by representatives of RIVR; (v) the audited financial statements and Annual Reports of Form 10-K for the three fiscal years ended December 31, 2014 of GABC; (vi) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015 and June 30, 2015 of GABC; (vii) certain regulatory filings of RIVR, River Valley Bank, GABC and German American Bank, including (as applicable) the quarterly Call Reports and reports on Form FR Y-9SP and FR Y9-C filed with respect to each quarter during the three year period ended December 31, 2014 and the quarters ended March 31, 2015 and June 30, 2015; (viii) certain other interim reports and other communications of RIVR and GABC to their respective shareholders and investors; and (ix) other financial information concerning the businesses and operations of RIVR and GABC that was furnished to us by RIVR and GABC or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of RIVR and GABC; (ii) the assets and liabilities of RIVR and GABC; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for RIVR and GABC with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of RIVR that were prepared by, and provided to us and discussed with us by, RIVR management and that were used and relied upon by us at the direction of such management with the consent of the Board; (vi) financial and operating forecasts and projections of GABC and estimates regarding certain pro forma financial effects of the Merger on GABC (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), that were prepared by, and provided to us and discussed with us by, GABC management and that were used and relied upon by us based on such discussions and at the direction of RIVR management with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also held discussions with senior management of RIVR and GABC regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken by RIVR, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with RIVR.

        In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness.

2

We have relied upon the respective managements of RIVR and GABC as to the reasonableness and achievability of the financial and operating forecasts and projections of RIVR and GABC, respectively, referred to above (and the assumptions and bases therefor) and we have assumed, with the consent of RIVR, that such forecasts and projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We have further relied upon GABC management as to the reasonableness and achievability of the estimates regarding certain pro forma financial effects of the Merger on GABC (and the assumptions and bases therefor, including without limitation, the cost savings and related expenses expected to result or be derived from the Merger) referred to above and we have assumed, with the consent of RIVR, that all such estimates were reasonably prepared on a basis reflecting the best currently available estimates and judgments of GABC management and that such estimates will be realized in the amounts and in the time periods currently estimated by such management.

        It is understood that the forecasts, projections and estimates of RIVR and GABC that were provided to us were not prepared with the expectation of public disclosure, that all such forecasts, projections and estimates are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of RIVR and GABC and with the consent of RIVR, that such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

        We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either RIVR or GABC since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for RIVR and GABC are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of RIVR or GABC, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of RIVR or GABC under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

        We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transaction (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed) with no adjustments to the Merger Consideration and with no other payments in respect of the RIVR Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transaction and that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement; and (v) that in the course of obtaining

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the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of RIVR, GABC, the combined entity, or the contemplated benefits of the Merger, including the cost savings and related expenses expected to result or be derived from the Merger. We have assumed, in all respects material to our analyses, that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of RIVR that RIVR has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to RIVR, GABC, the Merger and any related transaction (including the Bank Merger), and the Agreement. KBW has not provided advice with respect to any such matters.

        This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of RIVR Common Stock of the Merger Consideration to be received by such holders in the Merger. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger (including the form of Merger Consideration or the allocation thereof between stock and cash) or any related transaction, any consequences of the Merger or any related transaction to RIVR, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of RIVR to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by RIVR or the Board, (iii) the fairness of the amount or nature of any compensation to any of RIVR's officers, directors or employees, or any class of such persons, relative to any compensation to the holders of RIVR Common Stock, (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of RIVR (other than the holders of RIVR Common Stock (solely with respect to the Merger Consideration, as described herein and not relative to the consideration to be received by holders of any other class of securities)) or holders of any class of securities of GABC or any other party to any transaction contemplated by the Agreement, (v) whether GABC has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate Cash Consideration to the holders of RIVR Common Stock at the closing of the Merger, (vi) the actual value of GABC Common Stock to be issued in the Merger, (vii) any adjustment (as provided in the Agreement) to the amount of Merger Consideration assumed to be paid in the Merger for purposes of our opinion, (viii) the prices, trading range or volume at which RIVR Common Stock or GABC Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which GABC Common Stock will trade following the consummation of the Merger, (ix) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (x) any legal, regulatory, accounting, tax or similar matters relating to RIVR, GABC, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Bank Merger), including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

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        This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of RIVR Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders', or affiliates' agreement with respect to the Merger or exercise any dissenters' or appraisal rights that may be available to such holder.

        This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of RIVR Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF OFFICERS AND DIRECTORS.

        The Indiana Business Corporation Law ("IBCL"), the provisions of which govern German American, empowers an Indiana corporation to indemnify present and former directors, officers, employees or agents or any person who may have served at the request of the corporation as a director, officer, employee or agent of another corporation ("Eligible Persons") against liability incurred in any proceeding, civil or criminal, in which the Eligible Person is made a party by reason of being or having been in any such capacity or arising out of his status as such, if the individual acted in good faith and reasonably believed that (a) the individual was acting in the best interests of the corporation, (b) if the challenged action was taken other than in the individual's official capacity as an officer, director, employee or agent, the individual's conduct was at least not opposed to the corporation's best interests, or (c) if a criminal proceeding, either the individual had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful.

        The IBCL further empowers a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim including counsel fees, and, unless limited by its Articles of Incorporation, the corporation is required to indemnify an Eligible Person against reasonable expenses if he or she is wholly successful in any such proceeding, on the merits or otherwise. Under certain circumstances, a corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter. Unless a corporation's Articles of Incorporation otherwise provide, an Eligible Person may apply for indemnification to a court which may order indemnification upon a determination that the Eligible Person is entitled to indemnification in view of all the relevant circumstances without regard to whether his or her actions satisfied the appropriate standard of conduct.

        Before a corporation may indemnify any Eligible Person against liability or reasonable expenses under the IBCL, a quorum consisting of directors who are not parties to the proceeding must (1) determine that indemnification is permissible in the specific circumstances because an Eligible Person met the requisite standard of conduct, (2) authorize the corporation to indemnify the Eligible Person and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought. If it is not possible to obtain a quorum of uninvolved directors, the foregoing action may be taken by a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the board of directors or such a committee, or by the shareholders of the corporation.

        In addition to the foregoing, the IBCL states that the indemnification it provides shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of the Articles of Incorporation, bylaws, resolution or other authorization adopted, after notice by a majority vote of all the voting shares then issued and outstanding. The IBCL also empowers an Indiana corporation to purchase and maintain insurance on behalf of any Eligible Person against any liability asserted against or incurred by him or her in any capacity as such, or arising out of his or her status as such, whether or not the corporation would have had the power to indemnify him or her against such liability.

        The Restated Bylaws of German American contain provisions pursuant to which the officers and directors of German American are entitled to indemnification as a matter of right against expenses and liabilities incurred by them by reason of their having acted in such capacities if such person has been wholly successful in the defense of such claims or acted in good faith in what he or she reasonably believed to be in or not opposed to the best interests of German American. Such rights are not exclusive of any other rights of indemnification to which such persons may be entitled by contract or a matter of law.

        German American maintains directors' and officers' liability insurance, the effect of which is to indemnify the directors and officers of German American and its subsidiaries against certain losses caused by errors, misleading statements, wrongful acts, omissions, neglect or breach of duty by them of any matter claimed against them in their capacities as directors or officers.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling German American pursuant to the foregoing provisions, German American has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

        The merger agreement filed as Exhibit 2.1 to this Registration Statement provides for indemnification of the past and present officers and directors of River Valley and its subsidiaries, for acts or omissions occurring at or prior to the completion of the merger, to the same extent as these individuals had rights of indemnification prior to the completion of the merger.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a)
  Exhibits:

        A list of the exhibits included as part of this registration statement is set forth on the index of exhibits immediately preceding such exhibits and is incorporated herein by reference.

  (b)
  Financial Statement Schedules:

        All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere or incorporated by reference in the registration statement.

ITEM 22.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (6)   That every prospectus (i) that is filed pursuant to paragraph (5), or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Ac, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (8)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (9)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jasper, State of Indiana, on November 23, 2015.

GERMAN AMERICAN BANCORP, INC.
By:	/s/ MARK A. SCHROEDER Mark A. Schroeder Chairman and Chief Executive Officer

 POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints Mark A. Schroeder, Clay W. Ewing, and Bradley M. Rust, with full power of each of them to act alone, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including pre- and post-effective amendments or any abbreviated registration statement and any amendments filed pursuant to Rule 462(b) increasing the number or amount of securities for which registration is sought), and to sign any and all additional registration statements relating to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

[Signatures to this Registration Statement, including this Power of Attorney, on next page]

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below in the City of Jasper, State of Indiana, on November 23, 2015.

Name	Capacity	Signature

Mark A. Schroeder	Principal Executive Officer; Director	/s/ MARK A. SCHROEDER
Bradley M. Rust	Principal Financial and Accounting Officer	/s/ BRADLEY M. RUST
Douglas A. Bawel	Director	/s/ DOUGLAS A. BAWEL
Christina M. Ernst	Director	/s/ CHRISTINA M. ERNST
Marc D. Fine	Director	/s/ MARC D. FINE
U. Butch Klem	Director	/s/ U. BUTCH KLEM
J. David Lett	Director	/s/ J. DAVID LETT
Chris A. Ramsey	Director	/s/ CHRIS A. RAMSEY
M. Darren Root	Director	/s/ M. DARREN ROOT
Thomas W. Seger	Director	/s/ THOMAS W. SEGER
Raymond W. Snowden	Director	/s/ RAYMOND W. SNOWDEN
Michael J. Voyles	Director	/s/ MICHAEL J. VOYLES

Index to Exhibits

Number	Description
2.1	Agreement and Plan of Reorganization by and among the Registrant, River Valley Bancorp, River Valley Financial Bank, and German American Bancorp, dated October 26, 2015, is included as Annex A to the proxy statement/prospectus included in this registration statement.
3.1	Restatement of the Articles of Incorporation of the Registrant is incorporated by reference from Exhibit 3.1 to the Registrant's Current Report on 8-K filed July 1, 2011.
3.2
Restated Bylaws of German American Bancorp, Inc., as amended and restated July 27, 2009. The copy of this exhibit filed as Exhibit 3 to the current report on Form 8-K of the Registrant filed July 31, 2009 is incorporated herein by reference.
4.1	Specimen Certificate of the Registrant's Common Shares is incorporated by reference from Exhibit 99.1 to the Registrant's Current Report on Form 8-K dated October 20, 2010 and filed October 21, 2010.
4.2
Terms of Common Shares and Preferred Shares of the Registrant (included in Restatement of Articles of Incorporation) are incorporated by reference from Exhibit 3 to the Registrant's Current Report on 8-K filed July 1, 2011.
4.3
No long-term debt instrument issued by the Registrant exceeds 10% of consolidated total assets or is registered. In accordance with paragraph 4 (iii) of Item 601(b) of Regulation S-K, the Registrant will furnish the Securities and Exchange Commission copies of long-term debt instruments and related agreements upon request.
5.1	Opinion of Bingham Greenebaum Doll LLP regarding the validity of the securities registered hereunder.†
8.1	Opinion of Bingham Greenebaum Doll LLP regarding certain tax matters.†
10.1	Voting Agreement (incorporated by reference to Exhibit 10.1 of German American's Form 8-K filed on October 26, 2015
21.1	Subsidiaries of the Registrant is incorporated by reference from Exhibit 21 to the Registrant's annual report on Form 10-K for its year ended December 31, 2014.
23.1	Consent of Crowe Horwath LLP (with respect to German American)
23.2	Consent of BKD, LLP (with respect to River Valley)
23.3	Consent of Bingham Greenebaum Doll LLP (validity) (included in Exhibit 5.1)
23.4	Consent of Bingham Greenebaum Doll LLP (tax matters) (included in Exhibit 8.1)
24.1	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).
99.1	Form of River Valley Bancorp proxy card
99.2	Consent of Keefe, Bruyette & Woods, Inc.

†
To be filed by amendment.